UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             -----------------------

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                                (AMENDMENT NO. 7)
                             -----------------------

                               INTEGON CORPORATION
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                         (Title of Class of Securities)

                                   45810F 10 1
                                 (CUSIP Number)
                             -----------------------

                            RICHARD S. BORISOFF, ESQ.
                    PAUL, WEISS, RIFKIND, WHARTON & GARRISON
                           1285 AVENUE OF THE AMERICAS
                            NEW YORK, N.Y. 10019-6064
                            TEL. NO.: (212) 373-3153
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)
                             -----------------------

                     DECEMBER 9, 1996 AND DECEMBER 17, 1996
                      (Dates of Events which Require Filing
                               of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this statement because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ]. (A Fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                Page 1 of 40 Pages

CUSIP NO. 45810F 10 1     13D            Page 2 of 40 Pages






                                 SCHEDULE 13D

CUSIP NO.  45810F 10 1                           PAGE   2   OF   40   PAGES
         ----------------------
-------------------------------                  -------------------------------

1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            John C Head III

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (A) [X]
                                                                         (B) [ ]


3     SEC USE ONLY


4     SOURCE OF FUNDS

            Not Applicable

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                         [ ]


6     CITIZENSHIP OR PLACE OF ORGANIZATION

            United States

                   7     SOLE VOTING POWER

    NUMBER OF                  31,497
      SHARES
BENEFICIALLY OWNED
BY EACH REPORTING
      PERSON
       WITH

      8            SHARED VOTING POWER

                         566,637

      9            SOLE DISPOSITIVE POWER

                         31,497

      10           SHARED DISPOSITIVE POWER

                         566,637

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            598,134

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            3.8%

14    TYPE OF REPORTING PERSON

            IN
----- ------------

CUSIP NO. 45810F 10 1     13D            Page 3 of 40 Pages






                                 SCHEDULE 13D


CUSIP NO.  45810F 10 1                           PAGE   3   OF   40   PAGES
         ----------------------
-------------------------------                  -------------------------------


1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Madie Ivy

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (A) [X]
                                                                         (B) [ ]



3     SEC USE ONLY


4     SOURCE OF FUNDS

            Not Applicable

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                         [ ]


6     CITIZENSHIP OR PLACE OF ORGANIZATION

            United States

                   7     SOLE VOTING POWER

    NUMBER OF                  27,133
      SHARES
BENEFICIALLY OWNED
BY EACH REPORTING
      PERSON
       WITH

      8            SHARED VOTING POWER

                         571,001

      9            SOLE DISPOSITIVE POWER

                         27,133

      10           SHARED DISPOSITIVE POWER

                         571,001

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            598,134

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            3.8%

14    TYPE OF REPORTING PERSON

            IN
----- ------------
                                 SCHEDULE 13D


CUSIP NO.  45810F 10 1                           PAGE   4   OF   40   PAGES
         ----------------------
-------------------------------                  -------------------------------


1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Jupiter Industries, Inc.

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (A) [X]
                                                                         (B) [ ]


3     SEC USE ONLY


4     SOURCE OF FUNDS

            Not Applicable

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                         [ ]


6     CITIZENSHIP OR PLACE OF ORGANIZATION

            Tennessee

                   7     SOLE VOTING POWER

    NUMBER OF                  2,482,546
      SHARES
BENEFICIALLY OWNED
BY EACH REPORTING
      PERSON
       WITH

      8            SHARED VOTING POWER

                         --

      9            SOLE DISPOSITIVE POWER

                          2,482,546

      10           SHARED DISPOSITIVE POWER

                         --

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,482,546

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            15.8%

14    TYPE OF REPORTING PERSON

            CO
----- ------------

CUSIP NO. 45810F 10 1     13D            Page 4 of 40 Pages






                                 SCHEDULE 13D


CUSIP NO.  45810F 10 1                           PAGE   5   OF   40   PAGES
         ----------------------
-------------------------------                  -------------------------------


1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Jupiter Integon Limited Partnership

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (A) [X]
                                                                         (B) [ ]


3     SEC USE ONLY


4     SOURCE OF FUNDS

            Not Applicable

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                         [ ]


6     CITIZENSHIP OR PLACE OF ORGANIZATION

            Illinois

                   7     SOLE VOTING POWER

    NUMBER OF                  2,469,077
      SHARES
BENEFICIALLY OWNED
BY EACH REPORTING
      PERSON
       WITH

      8            SHARED VOTING POWER

                         --

      9            SOLE DISPOSITIVE POWER

                         2,469,077

      10           SHARED DISPOSITIVE POWER

                         --

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,469,077

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            15.7%

14    TYPE OF REPORTING PERSON

            PN
----- ------------

CUSIP NO. 45810F 10 1     13D            Page 6 of 40 Pages



                         Amendment No. 7 to Schedule 13D
                         -------------------------------

           This statement on 13D filed on April 9, 1992, as amended by Amendment No. 1 filed on December 2, 1992, Amendment No. 2 filed on December 24, 1992, Amendment No. 3 filed on January 8, 1993, Amendment No. 4 filed on January 10, 1994, Amendment No. 5 filed on October 13, 1994 and Amendment No. 6 filed on February 28, 1996 (the "Statement"), relating to the Common Stock, par value $.01 per share (the "Common Stock"), issued by Integon Corporation (the "Issuer"), is hereby further amended by this Amendment No. 7 as indicated below. Unless otherwise indicated, all capitalized terms shall have the same meaning as provided in the statement.

CUSIP NO. 45810F 10 1     13D            Page 7 of 40 Pages





ITEM 1.    SECURITY AND ISSUER

           Item 1 is hereby amended and restated in its entirety as follows:
           -----------------------------------------------------------------
                "The securities to which this statement relates are the Common Stock issued by the Issuer. The principal executive offices of the Issuer are located at 500 West Fifth Street, Winston-Salem, North Carolina 27152."

ITEM 2.    IDENTITY AND BACKGROUND.

           Item 2 is hereby amended and restated to read in its entirety, as
           -----------------------------------------------------------------
follows:
--------
                "(a) Pursuant to Rule 13d-1(f)(1) of the Rules and Regulations of the Securities Exchange Act of 1934, as amended (the "Act"), the undersigned hereby file this Schedule 13D Statement on behalf of John C Head III, Madie Ivy, Jupiter Industries, Inc., a Tennessee corporation ("Jupiter"), and Jupiter Integon Limited Partnership, an Illinois limited partnership ("Jupiter Partnership") (collectively, the "Reporting Persons").
                The Reporting Persons may be deemed to constitute a "group" for the purpose of this statement. A copy of the Joint Filing Agreement among the Reporting Persons is filed herewith as Exhibit XVIII.

                (b)-(c)

           John C Head III and Madie Ivy
           -----------------------------
                The principal occupation of Mr. Head and Ms. Ivy is serving as Managing Members of Head & Company L.L.C., an investment banking firm specializing in providing advice to insurance companies and related concerns, and of Head Asset Management L.L.C., an investment advisor specializing in managing the investment portfolios of insurance companies and related concerns. Mr. Head became the Chief Executive Officer of the Issuer on

CUSIP NO. 45810F 10 1     13D            Page 8 of 40 Pages





           November 25, 1996. He continues to be the Chairman of the Board of Directors of the Issuer. The business address of Mr. Head and Ms. Ivy is 1330 Avenue of the Americas, 12th Floor, New York, NY 10019-5402. Mr. Head and Ms. Ivy are married.

           Jupiter
           -------
                Jupiter is a privately held Tennessee corporation and has its principal interests in real estate, insurance, mechanical construction and gas gathering. The principal business address and principal office of Jupiter is 919 Michigan Avenue, Suite 550, Chicago, Illinois, 60611-1689.
                Additional information relating to the directors and executive officers of Jupiter as of January 1, 1997 is set forth on Schedule A hereto, which is incorporated herein by reference.

           Jupiter Partnership
           -------------------
                Jupiter Partnership is an Illinois limited partnership. The principal business of Jupiter Partnership is making investments in the Issuer. The principal business address and principal office of Jupiter Partnership is 919 North Michigan Avenue, Suite 550, Chicago, Illinois 60611-1689. Jupiter is the sole general partner of Jupiter Partnership.
                (d) None of the entities or persons identified in this Item 2 has, in the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
                (e) None of the entities or persons identified in this Item 2, has, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining

CUSIP NO. 45810F 10 1     13D            Page 9 of 40 Pages





           future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
                (f) All of the natural persons identified in this Item 2 are citizens of the United States."

ITEM 4.    PURPOSE OF TRANSACTION.

           Item 4 is hereby amended by the addition of the following:
           ----------------------------------------------------------
                "John C Head III became Chief Executive Officer of the Issuer on November 25, 1996 and he continues to be Chairman of the Board of Directors of the Issuer. While Mr. Head has no current plans or proposals to influence the Issuer in connection with any extraordinary transaction in his capacity as a stockholder, Mr. Head will review all potential corporate transactions which may arise in his capacity as Chairman of the Board and Chief Executive Officer of the Company and accordingly, he will have influence over any such transaction in such capacity. In addition, the Reporting Persons may have influence over any such transaction as a result of their beneficial stock ownership."

ITEM 5.    INTEREST IN SECURITIES OF THE ISSUER.

           Item 5 is hereby amended and restated in its entirety as follows:
           -----------------------------------------------------------------
                "(a) The aggregate percentage of shares of Common Stock reported owned by each person herein is based upon the Issuer's notification to the Reporting Persons that 15,736,121 shares of Common Stock were outstanding at the close of business on December 31, 1996.

CUSIP NO. 45810F 10 1     13D            Page 10 of 40 Pages





                As of the close of business on December 31, 1996:
                   (i) The Reporting Persons own in the aggregate 3,080,680 shares, which represent approximately 19.5% of the shares of Common Stock, including 24,569 shares of Common Stock which certain Reporting Persons have a right to acquire through the conversion of Convertible Preferred Stock into Common Stock.
                  (ii) Madie Ivy is the direct beneficial owner of 18,073 shares of Common Stock. Ms. Ivy is also the direct beneficial owner of 3,452 shares of Convertible Preferred Stock (which are convertible into an additional 9,060 shares of Common Stock). Ms. Ivy is a general partner of Heracles Partners, L.P., a Delaware limited partnership ("Heracles"), and Heracles is the general partner of Head Insurance Investors, L.P., a Delaware limited partnership ("Head Investors"), which directly owns 502,533 shares of Common Stock. Ms. Ivy may be deemed, pursuant to Rule 13d-3, to own beneficially such 502,533 shares of Common Stock. Ms. Ivy may also be deemed to own beneficially 220 shares of Common Stock and 200 shares of Convertible Preferred Stock (which are convertible into 525 additional shares of Common Stock) for which she is custodian for her children (the "Custodial Shares"), 3,950 shares of Common Stock and 1,086 shares of Convertible Preferred Stock (which are convertible into 2,850 additional shares of Common Stock) owned by trusts for the benefit of her children, for which she is Trustee (the "Trust Shares"), 12,888 shares of Common Stock and 1,072 shares of Convertible Preferred Stock (which are convertible into 2,814 additional shares of Common Stock) through corporations in which she has an interest, and 13,724 shares of Common Stock through a profit sharing plan in

CUSIP NO. 45810F 10 1     13D            Page 11 of 40 Pages





           which she has an interest. Further, as she is married to Mr. Head, Ms. Ivy may be deemed to own beneficially 22,177 shares of Common Stock and 3,551 shares of Convertible Preferred Stock (which are convertible into 9,320 additional shares of Common Stock) that are directly owned by Mr. Head. When all of such shares of Common Stock are aggregated, Ms. Ivy may be deemed, pursuant to Rule 13d-3, to own beneficially 598,134 shares, which represent approximately 3.8% of the shares of Common Stock.
                 (iii) John C Head III is the direct beneficial owner of 22,177 shares of Common Stock. Mr. Head is also the direct beneficial owner of 3,551 shares of Convertible Preferred Stock (which are convertible into an additional 9,320 shares of Common Stock). Mr. Head is a general partner of Heracles and Heracles is a general partner of Head Investors, which directly owns 502,533 shares of Common Stock. Mr. Head may be deemed, pursuant to Rule 13d-3, to own beneficially such 502,533 shares of Common Stock. In addition, Mr. Head may be deemed to own beneficially 12,888 shares of Common Stock and 1,072 shares of Convertible Preferred Stock (which are convertible into 2,814 additional shares of Common Stock) through corporations in which he has an interest, and 13,724 shares of Common Stock held by a profit sharing plan in which he has an interest. Further, as he is married to Madie Ivy, for the reasons described above with respect to Ms. Ivy's beneficial ownership, Mr. Head may be deemed to own beneficially the Custodial Shares, the Trust Shares, the shares of Common Stock directly owned by Ms. Ivy and the shares of Common Stock into which the shares of Convertible Preferred Stock owned by Ms. Ivy may be converted. When all of such shares are aggregated, Mr. Head may be deemed, pursuant to

CUSIP NO. 45810F 10 1     13D            Page 12 of 40 Pages





           Rule 13d-3, to own beneficially 598,134 shares, which represent approximately 3.8% of the shares of Common Stock.
                 (iv) Jupiter Partnership is the direct beneficial owner of 2,469,077 shares of Common Stock, which represent 15.7% of the shares of Common Stock.
                  (v) Jupiter is the direct beneficial owner of 13,469 shares of Common Stock. Because of Jupiter's position as a general partner of Jupiter Partnership, Jupiter may be deemed, pursuant to Rule 13d-3, to own beneficially 2,469,077 shares of Common Stock. When all of such shares are aggregated, Jupiter may be deemed, pursuant to Rule 13d-3, to own beneficially 2,482,546 shares of Common Stock, which represent approximately 15.8% of the shares of Common Stock.
                (b) Mr. Head and Ms. Ivy exercise shared power to vote or to direct the vote, and shared power to dispose or direct the disposition, of the 539,504 shares of Common Stock and the 2,358 shares of Convertible Preferred Stock (which are convertible into 6,189 additional shares of Common Stock) beneficially owned by them that are not owned directly by Ms. Ivy or Mr. Head.
                Except as set forth above, each of the Reporting Persons has sole power to vote or direct the vote and sole power to dispose or direct the disposition of the shares of Common Stock of which it has beneficial ownership.
                (c) Jupiter Partnership pledged 260,000 shares of the Common Stock to Bank of America Illinois pursuant to a Pledge Agreement dated

CUSIP NO. 45810F 10 1     13D            Page 13 of 40 Pages





           December 9, 1996, among Jupiter Partnership, Jupiter and Bank of America Illinois (the "Pledge Agreement").
                Jupiter Partnership effected the following sales of Common Stock through the New York Stock Exchange on the dates specified:


                                         NUMBER OF         PRICE
           DATE OF SALE                 SHARES SOLD      OF STOCK
           ------------------------------------------------------
           December 13, 1996               15,000         $17.187
           December 16, 1996               35,000         $16.66
           December 17, 1996              107,329         $16.75

                (d) In addition to the Reporting Persons, the limited partners of Jupiter Partnership may have the right to receive dividends from, or the proceeds from the sale of, shares of Common Stock. Each of GME Holdings, Inc., a Delaware corporation, and WJG, Inc., a Delaware corporation, which are limited partners of Jupiter Partnership and subsidiaries of Jupiter, have such interests relating to approximately 7.8% each of the issued and outstanding shares of Common Stock.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

           Item 6 is hereby amended by the addition of the following:
           ----------------------------------------------------------
                "On December 9, 1996 Jupiter Partnership pledged 260,000 of its shares of Common Stock to Bank of America Illinois pursuant to a Pledge Agreement dated December 9, 1996, among Jupiter Partnership, Jupiter and Bank of America Illinois."

CUSIP NO. 45810F 10 1     13D            Page 14 of 40 Pages





ITEM 7.    MATERIAL TO BE FILED AS EXHIBITS

           Item 8 is hereby amended by the addition of the following:
           ----------------------------------------------------------

Exhibit XVII Pledge Agreement dated as of December 9, 1996 among Jupiter Partnership, Jupiter and Bank of America Illinois.

Exhibit XVIII Joint Filing Agreement dated as of January 2, 1997, among John C Head III, Madie Ivy, Jupiter Industries, Inc. and Jupiter Integon Limited Partnership.

CUSIP NO. 45810F 10 1     13D            Page 15 of 40 Pages





                          SCHEDULE A
              Directors and Executive Officers of
                   Jupiter Industries, Inc.


DIRECTORS

1.    Roy M. Adams
      150 East 52nd Street, Suite 2900
      New York, NY  10022

      Present Principal Occupation or Employment: Attorney at the law firm of Schiff, Hardin & Waite

2.    James E. Dahl
      Suite 1125
      225 West Washington Boulevard
      Chicago, Illinois 60606

      Present Principal Occupation or Employment: Attorney at the law firm of James E. Dahl and Associates

EXECUTIVE OFFICERS

1.    George E. Murphy
      Jupiter Industries, Inc.
      919 North Michigan Avenue, Suite 550
      Chicago, IL  60611

      Present Principal Occupation or Employment: President of Jupiter Industries, Inc.

2.    Linda Koh
      Jupiter Industries, Inc.
      919 North Michigan Avenue, Suite 550
      Chicago, IL  60611

      Present Principal Occupation or Employment: Treasurer and Secretary of Jupiter Industries, Inc.

CUSIP NO. 45810F 10 1     13D            Page 16 of 40 Pages







                           Signature


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January 2, 1997



                                        /s/  John C Head III
                                        -------------------------
                                               John C Head III

CUSIP NO. 45810F 10 1     13D            Page 17 of 40 Pages






                           Signature



           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January 2, 1997




                                            /s/  Madie Ivy
                                        -------------------------
                                               Madie Ivy

CUSIP NO. 45810F 10 1     13D            Page 18 of 40 Pages





                           Signature



           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January 2, 1997

                                    JUPITER INDUSTRIES, INC.




                                    By:  /s/ George E. Murphy
                                        -------------------------
                                        Name:  George E. Murphy
                                        Title: President

CUSIP NO. 45810F 10 1     13D            Page 19 of 40 Pages





                           Signature



           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January 2, 1997


                                          JUPITER INTEGON LIMITED
                                          PARTNERSHIP

                                          By:  Jupiter Industries, Inc.
                                               General Partner


                                          By:  /s/ George E. Murphy
                                               -------------------------
                                               Name:  George E. Murphy
                                               Title:  President

CUSIP NO. 45810F 10 1     13D            Page 20 of 40 Pages





                       Index to Exhibits


Exhibit XVII Pledge Agreement dated as of December 9, 1996, among Jupiter Partnership, Jupiter and Bank of America Illinois.

Exhibit XVIII Joint Filing Agreement dated as of December 2, 1997, among John C
              Head III, Madie Ivy, Jupiter Industries, Inc. and Jupiter Integon Limited Partnership.

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. ______)*

                               Integon Corporation
--------------------------------------------------------------------------------

                                (Name of Issuer)

                     Common Stock, par value $.01 per share
--------------------------------------------------------------------------------

                         (Title of Class of Securities)

                                   45810F 10 1
--------------------------------------------------------------------------------

                                 (CUSIP Number)

                              Albert P. Hand, Esq.
                    Paul, Weiss, Rifkind, Wharton & Garrison
                           1285 Avenue of the Americas
                         New York, New York. 10019-6064
                            Tel. No.: (212) 373-3032
--------------------------------------------------------------------------------

(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                Communications)

                      February 13, 1992 and March 23, 1992
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this statement because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [X]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securitites, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                               Page 1 of 85 Pages.

                          Exhibit Index is on Page 54.

                                  SCHEDULE 13D


CUSIP No.  45810F 10 1                               Page    2   of   85   Pages
         -------------------------------------------



1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   INTEGON LIFE INSURANCE CORPORATION

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (A) [X]
                                                                         (B) [ ]

3         SEC USE ONLY


4         SOURCE OF FUNDS*

                   00 (SEE ITEM 3)

5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(D) OR 2(E)                                     [ ]


6         CITIZENSHIP OR PLACE OF ORGANIZATION

                   NORTH CAROLINA

                                7         SOLE VOTING POWER

          NUMBER OF                                573,934
            SHARES
         BENEFICIALLY
           OWNED BY
             EACH
          REPORTING
            PERSON
             WITH

          8                     SHARED VOTING POWER


          9                     SOLE DISPOSITIVE POWER

                                         573,934

          10                    SHARED DISPOSITIVE POWER


11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   573,934

12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   3.7%

14        TYPE OF REPORTING PERSON

                   CO, IC
--------  --------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
             INCLUDE BOTH OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No.  45810F 10 1                               Page    3   of   85   Pages
         -------------------------------------------


1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Integon Financial Life Insurance Corporation

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [X]
                                                                         (b) [ ]

3         SEC USE ONLY


4         SOURCE OF FUNDS*

                   Not Applicable

5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                     [ ]


6         CITIZENSHIP OR PLACE OF ORGANIZATION

                   North Carolina

                                7         SOLE VOTING POWER

          NUMBER OF                                573,934
            SHARES
         BENEFICIALLY
           OWNED BY
             EACH
          REPORTING
            PERSON
             WITH

          8                     SHARED VOTING POWER


          9                     SOLE DISPOSITIVE POWER

                                         573,934

          10                    SHARED DISPOSITIVE POWER

                                         --

11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   573,934

12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   3.7%

14        TYPE OF REPORTING PERSON

                   CO, IC
--------  --------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
             INCLUDE BOTH OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No.  45810F 10 1                               Page    4   of   85   Pages
         -------------------------------------------


1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Integon Life Corporation

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [X]
                                                                         (b) [ ]

3         SEC USE ONLY


4         SOURCE OF FUNDS*

                   Not Applicable

5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                     [ ]


6         CITIZENSHIP OR PLACE OF ORGANIZATION

                   Delaware

                                7         SOLE VOTING POWER

          NUMBER OF                                573,934
            SHARES
         BENEFICIALLY
           OWNED BY
             EACH
          REPORTING
            PERSON
             WITH

          8                     SHARED VOTING POWER


          9                     SOLE DISPOSITIVE POWER

                                         573,934

          10                    SHARED DISPOSITIVE POWER

                                         --

11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   573,934

12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   3.7%

14        TYPE OF REPORTING PERSON

                   CO, HC
--------  --------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
             INCLUDE BOTH OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No.  45810F 10 1                               Page    5   of   85   Pages
         -------------------------------------------


1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Head Asset Management L.P.

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [X]
                                                                         (b) [ ]

3         SEC USE ONLY


4         SOURCE OF FUNDS*

                   Not Applicable

5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                     [ ]


6         CITIZENSHIP OR PLACE OF ORGANIZATION

                   Delaware

                                7         SOLE VOTING POWER

          NUMBER OF                                573,934
            SHARES
         BENEFICIALLY
           OWNED BY
             EACH
          REPORTING
            PERSON
             WITH

          8                     SHARED VOTING POWER


          9                     SOLE DISPOSITIVE POWER

                                         573,934 (See Item 5)

          10                    SHARED DISPOSITIVE POWER

                                         --

11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   573,934 (See Item 5)

12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   3.7%

14        TYPE OF REPORTING PERSON

                   PN, IA
--------  --------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
             INCLUDE BOTH OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No.  45810F 10 1                               Page    6   of   85   Pages
         -------------------------------------------


1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Integon Partners II L.P.

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [X]
                                                                         (b) [ ]

3         SEC USE ONLY


4         SOURCE OF FUNDS*

                   Not Applicable

5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                     [ ]


6         CITIZENSHIP OR PLACE OF ORGANIZATION

                   Delaware

                                7         SOLE VOTING POWER

          NUMBER OF                                573,934
            SHARES
         BENEFICIALLY
           OWNED BY
             EACH
          REPORTING
            PERSON
             WITH

          8                     SHARED VOTING POWER


          9                     SOLE DISPOSITIVE POWER

                                         573,934

          10                    SHARED DISPOSITIVE POWER

                                         --
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   573,934

12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   3.7%

14        TYPE OF REPORTING PERSON

                   PN
--------  --------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
             INCLUDE BOTH OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No.  45810F 10 1                                Page    7   of   85  Pages
         -------------------------------------------


1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Integon Life Partners L.P.

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [X]
                                                                         (b) [ ]

3         SEC USE ONLY


4         SOURCE OF FUNDS*

                   Not Applicable

5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                     [ ]


6         CITIZENSHIP OR PLACE OF ORGANIZATION

                   Delaware

                                7         SOLE VOTING POWER

          NUMBER OF                                573,934
            SHARES
         BENEFICIALLY
           OWNED BY
             EACH
          REPORTING
            PERSON
             WITH

          8                     SHARED VOTING POWER


          9                     SOLE DISPOSITIVE POWER

                                         573,934

          10                    SHARED DISPOSITIVE POWER

                                         --

11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   573,934

12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   3.7%

14        TYPE OF REPORTING PERSON

                   PN
--------  --------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
             INCLUDE BOTH OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No.  45810F 10 1                               Page    8   of   85   Pages
         -------------------------------------------


1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Integon Partners L.P.

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [X]
                                                                         (b) [ ]

3         SEC USE ONLY


4         SOURCE OF FUNDS*

                   00 (See Item 3)

5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                     [ ]


6         CITIZENSHIP OR PLACE OF ORGANIZATION

                   Delaware

                                7         SOLE VOTING POWER

          NUMBER OF                                7,625,000
            SHARES
         BENEFICIALLY
           OWNED BY
             EACH
          REPORTING
            PERSON
             WITH

          8                     SHARED VOTING POWER


          9                     SOLE DISPOSITIVE POWER

                                         7,625,000

          10                    SHARED DISPOSITIVE POWER


11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   7,625,000

12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   48.8%

14        TYPE OF REPORTING PERSON

                   PN
--------  --------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
             INCLUDE BOTH OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No.  45810F 10 1                               Page    9   of   85   Pages
         -------------------------------------------



1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Head Insurance Investors L.P.

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [X]
                                                                         (b) [ ]


3         SEC USE ONLY


4         SOURCE OF FUNDS*

                   Not Applicable

5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                     [ ]


6         CITIZENSHIP OR PLACE OF ORGANIZATION

                   Delaware

                                7         SOLE VOTING POWER

          NUMBER OF
            SHARES
         BENEFICIALLY
           OWNED BY
             EACH
          REPORTING
            PERSON
             WITH

          8                     SHARED VOTING POWER

                                         8,198, 934 (See Item 5)

          9                     SOLE DISPOSITIVE POWER


          10                    SHARED DISPOSITIVE POWER

                                         8,198,934 (See Item 5)

11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   8,198,934 (See Item 5)

12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]


13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   52.4%

14        TYPE OF REPORTING PERSON

                   PN
--------  --------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
             INCLUDE BOTH OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No.  45810F 10 1                               Page   10   of   85   Pages
         -------------------------------------------



1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Heracles Partners L.P.

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [X]
                                                                         (b)


3         SEC USE ONLY


4         SOURCE OF FUNDS*

                   Not Applicable

5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                     [ ]


6         CITIZENSHIP OR PLACE OF ORGANIZATION

                   Delaware

                                7         SOLE VOTING POWER

          NUMBER OF
            SHARES
         BENEFICIALLY
           OWNED BY
             EACH
          REPORTING
            PERSON
             WITH

          8                     SHARED VOTING POWER

                                         8,198,934 (See Item 5)

          9                     SOLE DISPOSITIVE POWER


          10                    SHARED DISPOSITIVE POWER

                                         8,198,934 (See Item 5)

11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   8,198,934 (See Item 5)

12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   52.4%

14        TYPE OF REPORTING PERSON

                   PN
--------  --------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
             INCLUDE BOTH OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No.  45810F 10 1                               Page   11   of   85   Pages
         -------------------------------------------



1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   John C Head III

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [X]
                                                                         (b) [ ]

3         SEC USE ONLY


4         SOURCE OF FUNDS*

          PF, with respect to the shares listed in rows 7 and 9; not applicable with respect to the shares listed in rows 8 and 10.

5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                     [ ]


6         CITIZENSHIP OR PLACE OF ORGANIZATION

                   U.S.

                                7         SOLE VOTING POWER

          NUMBER OF                                2,500
            SHARES
         BENEFICIALLY
           OWNED BY
             EACH
          REPORTING
            PERSON
             WITH

          8                     SHARED VOTING POWER

                                         8,198,934 (See Item 5)

          9                     SOLE DISPOSITIVE POWER

                                         576,434 (See Item 5)

          10                    SHARED DISPOSITIVE POWER

                                         8,198,934 (See Item 5)

11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   8,201,434 (See Item 5)

12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   52.5%

14        TYPE OF REPORTING PERSON

                   IN
--------  --------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
             INCLUDE BOTH OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No.  45810F 10 1                               Page   12   of   85   Pages
         -------------------------------------------



1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Madie Ivy

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [X]
                                                                         (b) [ ]

3         SEC USE ONLY


4         SOURCE OF FUNDS*

          PF, with respect to the shares listed in rows 7 and 9; not applicable with respect to the shares listed in rows 8 and 10.

5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                     [ ]


6         CITIZENSHIP OR PLACE OF ORGANIZATION

                   U.S.

                                7         SOLE VOTING POWER

          NUMBER OF                                2,500
            SHARES
         BENEFICIALLY
           OWNED BY
             EACH
          REPORTING
            PERSON
             WITH

          8                     SHARED VOTING POWER

                                         8,198,934 (See Item 5)

          9                     SOLE DISPOSITIVE POWER

                                         576,434 (See Item 5)

          10                    SHARED DISPOSITIVE POWER

                                         8,198,934 (See Item 5)

11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   8,201,434 (See Item 5)

12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   52.5%

14        TYPE OF REPORTING PERSON

                   IN
--------  --------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
             INCLUDE BOTH OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No.  45810F 10 1                               Page   13   of   85   Pages
         -------------------------------------------



1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Jupiter Industries, Inc.

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [X]
                                                                         (b) [ ]


3         SEC USE ONLY


4         SOURCE OF FUNDS*

                   Not Applicable

5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                     [ ]


6         CITIZENSHIP OR PLACE OF ORGANIZATION

                   Tennessee

                                7         SOLE VOTING POWER

          NUMBER OF
            SHARES
         BENEFICIALLY
           OWNED BY
             EACH
          REPORTING
            PERSON
             WITH

          8                     SHARED VOTING POWER

                                         8,198,934 (See Item 5)

          9                     SOLE DISPOSITIVE POWER


          10                    SHARED DISPOSITIVE POWER

                                         8,198,934 (See Item 5)

11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   8,198,934 (See Item 5)

12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   52.4%

14        TYPE OF REPORTING PERSON

                   CO
--------  --------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
             INCLUDE BOTH OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No.  45810F 10 1                               Page   14   of   85   Pages
         -------------------------------------------


1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Jerrold Wexler

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [X]
                                                                         (b) [ ]


3         SEC USE ONLY


4         SOURCE OF FUNDS*

                   Not Applicable

5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                     [ ]


6         CITIZENSHIP OR PLACE OF ORGANIZATION

                   U.S.

                                7         SOLE VOTING POWER

          NUMBER OF
            SHARES
         BENEFICIALLY
           OWNED BY
             EACH
          REPORTING
            PERSON
             WITH

          8                     SHARED VOTING POWER

                                         8,198,934 (See Item 5)

          9                     SOLE DISPOSITIVE POWER


          10                    SHARED DISPOSITIVE POWER

                                         8,198,934 (See Item 5)

11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   8,198,934 (See Item 5)

12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   52.4%

14        TYPE OF REPORTING PERSON

                   IN
--------  --------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
             INCLUDE BOTH OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No.  45810F 10 1                               Page   15   of   85   Pages
         -------------------------------------------


1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Edward W. Ross

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [X]
                                                                         (b) [ ]

3         SEC USE ONLY


4         SOURCE OF FUNDS*

                   Not Applicable

5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                     [ ]


6         CITIZENSHIP OR PLACE OF ORGANIZATION

                   U.S.

                                7         SOLE VOTING POWER

          NUMBER OF
            SHARES
         BENEFICIALLY
           OWNED BY
             EACH
          REPORTING
            PERSON
             WITH

          8                     SHARED VOTING POWER

                                         8,198,934 (See Item 5)

          9                     SOLE DISPOSITIVE POWER


          10                    SHARED DISPOSITIVE POWER

                                         8,198,934 (See Item 5)

11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   8,198,934 (See Item 5)

12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   52.4%

14        TYPE OF REPORTING PERSON

                   IN
--------  --------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
             INCLUDE BOTH OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP NO. 45810F 10 1                 13D                    Page 16 of 85 Pages



Item 1.           Security and Issuer.
                  -------------------

                  This statement relates to the Common Stock, par value $.01 per share (the "Common Stock"), issued by Integon Corporation (the "Issuer"). The shares of Common Stock reported in this statement include 573,934 shares of Common Stock which have been issued upon the exercise of certain warrants (the "Warrants"). The principal executive offices of the Issuer are located at 500 West Fifth Street, Winston-Salem, North Carolina 27152.

Item 2.           Identity and Background.
                  -----------------------

                  (a) Pursuant to Rule 13d-1(f)(1) of the Rules and Regulations of the Securities Exchange Act of 1934, as amended (the "Act"), the undersigned hereby file this Schedule 13D Statement on behalf of Integon Life Insurance Corporation, a North Carolina corporation ("ILIC"), Integon Financial Life Insurance Corporation, a North Carolina corporation ("IFLIC"), Integon Life Corporation, a Delaware corporation ("ILC"), Head Asset Management L.P., a Delaware limited partnership ("Head Management"), Integon Partners II L.P., a Delaware limited partnership ("Integon Partners II"), Integon Life Partners L.P., a Delaware limited partnership ("Life Partners"), Integon Partners L.P., a Delaware limited partnership ("Integon Partners"), Head Insurance Investors L.P., a Delaware limited partnership ("Head Investors"), Heracles Partners L.P., a Delaware

CUSIP NO. 45810F 10 1                 13D                    Page 17 of 85 Pages


limited partnership ("Heracles"), John C Head III, Madie Ivy, Jupiter Industries, Inc., a Tennessee corporation ("Jupiter"), Jerrold Wexler and Edward
W. Ross (collectively, the "Reporting Persons").
                  The Reporting Persons may be deemed to constitute a "group" for the purpose of this statement. A copy of the Joint Filing Agreement among the Reporting Persons is filed herewith as Exhibit I.
                  (a) - (b)

                  ILIC, IFLIC and ILC
                  -------------------

                  ILIC and IFLIC are North Carolina corporations, and ILC is a Delaware corporation. ILIC's and IFLIC's principal business is the underwriting and marketing of life insurance. ILC is a holding company whose principal direct subsidiary is IFLIC. The principal business address of ILIC, IFLIC and ILC, which also is the location of their principal offices, is 500 West Fifth Street, Winston-Salem, North Carolina 27152. Information relating to the directors and executive officers of ILIC, IFLIC and ILC as of March 31, 1992 is set forth on Schedules A, B and C hereto, which are incorporated herein by reference.

                  Head Management
                  ---------------

                  Head Management, a Delaware limited partnership, is an investment advisor specializing in managing the investment portfolios of insurance companies and related

CUSIP NO. 45810F 10 1                 13D                    Page 18 of 85 Pages


concerns. The principal business address and office of Head Management is 545 Madison Avenue, 6th Floor, New York, New York 10022. Mr. Head and Ms. Ivy are the general partners of Head Management.

                  Integon Partners II, Life Partners
                  and Integon Partners
                  ----------------------------------

                  Integon Partners II, Life Partners and Integon Partners are Delaware limited partnerships. The principal business of Integon Partners II is holding the stock of ILC and certain other companies. The principal business of Life Partners is acting as the general partner of Integon Partners II. The principal business of Integon Partners is holding shares of Common Stock of the Issuer.
                  The principal business address and office of Integon Partners II, Life Partners and Integon Partners is 545 Madison Avenue, 6th Floor, New York, New York 10022.
                  Life Partners is the sole general partner of Integon Partners
II. Head Investors and Jupiter are the general partners of Life Partners and Integon Partners.

                  Head Investors and Heracles
                  ---------------------------

                  Head Investors and Heracles are Delaware limited partnerships. The principal business of Head Investors is to make specific and designated investments in companies in the insurance industry and in businesses related thereto. The principal business of Heracles is acting as the general

CUSIP NO. 45810F 10 1                 13D                    Page 19 of 85 Pages


partner of Head Investors and certain affiliates of Head Investors. The principal business address and principal office of Head Investors and Heracles is 545 Madison Avenue, 6th Floor, New York, New York 10022. Heracles is the sole general partner of Head Investors. The general partners of Heracles are John C Head III and Madie Ivy.

                  John C Head III and Madie Ivy
                  -----------------------------

                  The principal occupation of Mr. Head and Ms. Ivy is serving as general partners of Heracles, Head Management, and of John Head & Partners L.P., an investment banking firm specializing in providing advice to insurance companies and related concerns.
                  The business address of Mr. Head and Ms. Ivy is 545 Madison Avenue, 6th Floor, New York, New York 10022.
Mr. Head is married to Ms. Ivy.

                  Jupiter, Jerrold Wexler and Edward W. Ross
                  ------------------------------------------

                  Jupiter is a Tennessee corporation with operating divisions or investments in diverse industries such as transportation, construction, engineering, oil and gas and real estate. Mr. Wexler is the Chairman of Jupiter and Mr. Ross is the Vice Chairman and President. The principal business address and principal office of Jupiter, as well as the business address for Messrs. Ross and Wexler, is

CUSIP NO. 45810F 10 1                 13D                    Page 20 of 85 Pages


919 North Michigan Avenue, Suite 1500, Chicago, Illinois
60611.
                  Information relating to the directors and executive officers of Jupiter as of March 31, 1992 is set forth on Schedule D hereto, which is incorporated herein by reference.
                  (d) None of the entities or persons identified in this Item 2 has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
                  (e) None of the entities or persons identified in this Item 2 has, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
                  (f)      All of the natural persons identified in this
Item 2 are citizens of the United States of America.

Item 3.           Source and Amount of Funds or other
                  Consideration.
                  -----------------------------------

                  ILIC acquired the Warrants on February 13, 1992 for an aggregate purchase price of $8,190,038.18, and paid $0.76 to the Issuer upon its exercise of the Warrants on

CUSIP NO. 45810F 10 1                 13D                    Page 21 of 85 Pages


March 17, 1992. ILIC's available operating cash flow was its source of funds for such transactions.
                  Integon Partners, which has owned its shares of common stock of the Issuer since 1990, purchased such interest with its partnership funds.
                  The shares of Common Stock purchased by the natural persons and trusts listed on Schedule E, which is incorporated herein by reference, were purchased with personal funds.

Item 4.           Purpose of Transaction.
                  ----------------------

                  Before the Issuer's initial public offering of shares of its Common Stock (the "Public Offering"), the closing of which was held on February 13, 1992, Integon Partners was the sole holder of outstanding shares of the Issuer's common stock, and certain banks (the "Banks") held the Warrants.
                  The Issuer and ILC entered into agreements with the Banks whereby ILC or one of its affiliates would purchase the Warrants upon the closing of the Public Offering. ILIC purchased the Warrants pursuant to such agreements. ILIC purchased the Warrants for investment and with the knowledge that its affiliates (who are Reporting Persons herein) already controlled the Issuer. ILIC exercised the Warrants so that the shares of Common Stock underlying the Warrants would be considered an "admitted

CUSIP NO. 45810F 10 1                 13D                    Page 22 of 85 Pages


asset" on ILIC's financial statements in accordance with North Carolina insurance law.
                  The shares of Common Stock purchased by the natural persons and trusts listed on Schedule E, which is incorporated herein by reference, were purchased for investment purposes. The Reporting Persons may, and reserve the right to, buy additional shares or to sell some or all of their holdings in the open market or in one or more privately negotiated transactions under appropriate circumstances.

Item 5.           Interest in Securities of the Issuer.
                  ------------------------------------

                  (a) The aggregate percentage of shares of Common Stock reported owned by each person herein is based upon 15,634,785 shares of outstanding Common Stock of the Issuer.
                  As of the close of business on March 31, 1992:
                           (i)  The Reporting Persons own in the
aggregate 8,201,434 shares, which represent approximately 52.5% of the shares of Common Stock.
                           (ii)  ILIC is the direct beneficial owner,
for the purposes of Rule 13d-3, of 573,934 shares of the Common Stock, which represent approximately 3.7% of the shares of Common Stock.
                           (iii)  As the sole stockholder of ILIC, IFLIC
may, pursuant to Rule 13d-3, be deemed to own beneficially
573,934 shares of Common Stock, which represent

CUSIP NO. 45810F 10 1                 13D                    Page 23 of 85 Pages


approximately 3.7% of the shares of Common Stock. As the sole stockholder of IFLIC, ILC may be deemed to own beneficially such shares. In addition, Integon Partners II, as the sole stockholder of ILC, may be deemed to own beneficially such shares, and Life Partners, because of its position as the sole general partner of Integon Partners II, may be deemed to own beneficially such shares.
                           (iv)     ILC and Head Management are parties to
an Investment Advisory Agreement dated as of February 13, 1992, pursuant to which Head Management serves as the investment manager with respect to (among other assets) the securities in the investment portfolios of ILC and its subsidiaries. Under such agreement, Head Management has investment power over the shares of Common Stock held by ILIC, and therefore may, pursuant to Rule 13d-3, be deemed to own beneficially 573,934 shares of Common Stock, which represent approximately 3.7% of the shares of Common Stock. Head Management disclaims beneficial ownership of such shares. (See Item 6 of this statement for a more complete description of such agreement.)
                           (v)      James T. Lambie, a Director of ILC and
of the Issuer, and the President of the Issuer, is the direct beneficial owner of 35,851 shares of the Common Stock, which represent approximately 0.2% of the shares of Common Stock.

CUSIP NO. 45810F 10 1                 13D                    Page 24 of 85 Pages


                           (vi)  Integon Partners is the direct
beneficial owner of 7,625,000 shares of the Common Stock, which represent approximately 48.8% of the shares of Common Stock.
                           (vii)  Because of their positions as the
general partners of Integon Partners, Head Investors and Jupiter may, pursuant to Rule 13d-3, be deemed to own beneficially the 7,625,000 shares of the Common Stock held by Integon Partners. In addition, because of their positions as the general partners of Life Partners, Head Investors and Jupiter may be deemed to own beneficially the 573,934 shares of Common Stock held by ILIC. Therefore, Head Investors and Jupiter may each be deemed to own beneficially 8,198,934 shares, which represent approximately 52.4% of the shares of Common Stock. Except to the extent of their proportionate interests in Integon Partners and Life Partners, Head Investors and Jupiter disclaim beneficial ownership of such shares.
                           (viii)  Because of its position as the
general partner of Head Investors, Heracles may, pursuant to Rule 13d-3, be deemed to own beneficially 8,198,934 shares, which represent approximately 52.4% of the shares of Common Stock. Except to the extent of its interest in Head Investors, Heracles disclaims beneficial ownership of such shares.

CUSIP NO. 45810F 10 1                 13D                    Page 25 of 85 Pages


                           (ix)  As controlling persons of Jupiter, each
of Jerrold Wexler and Edward W. Ross may, pursuant to Rule 13d-3, be deemed to own beneficially 8,198,934 shares, which represent approximately 52.4% of the shares of Common Stock. Except to the extent of their interests in Jupiter, Messrs. Wexler and Ross disclaim beneficial ownership of such shares.
                           (x)  Ms. Ivy is the direct beneficial owner
of 1,000 shares of Common Stock. Because of her position as a general partner of Heracles, Ms. Ivy may, pursuant to Rule 13d-3, be deemed to own beneficially 8,198,934 shares of Common Stock. In addition, Ms. Ivy may be deemed to own beneficially 200 shares for which she is custodian for her children (the "Custodial Shares") and 200 shares owned by trusts for the benefit of her children, for which she is Trustee (the "Trust Shares"). Further, as she is married to Mr. Head, Ms. Ivy may be deemed to own beneficially the 1,100 shares directly owned by Mr. Head. When all of such shares are aggregated pursuant to Rule 13d-3, Ms. Ivy may be deemed to own beneficially 8,201,434 shares, which represent approximately 52.5% of the shares of Common Stock. Except to the extent of her interests in Heracles and Head Management, Ms. Ivy disclaims beneficial ownership of the shares held by Integon Partners and ILIC.

CUSIP NO. 45810F 10 1                 13D                    Page 26 of 85 Pages


                           (xi)  John C Head III is the direct
beneficial owner of 1,100 shares of Common Stock. Because of his position as a general partner of Heracles, Mr. Head may be deemed to own beneficially 8,198,934 shares of Common Stock. Further, as he is married to Madie Ivy, and for the reasons described above with respect to Ms. Ivy's beneficial ownership, Mr. Head may be deemed to own beneficially the shares directly owned by Ms. Ivy, the Custodial Shares and the Trust Shares. When all such shares are aggregated pursuant to Rule 13d-3, Mr. Head may be deemed to own 8,201,434 shares, which represent approximately 52.5% of the shares of Common Stock. Except to the extent of his interests in Heracles and Head Management, Mr. Head disclaims beneficial ownership of the shares held by Integon Partners and ILIC.
                  (b) Head Investors, Heracles, Mr. Head and Ms. Ivy, on the one hand, and Jupiter and its controlling persons Jerrold Wexler and Edward W. Ross, on the other hand, exercise shared power to vote or to direct the vote, and shared power to dispose or direct the disposition, of the 8,198,934 shares of Common Stock beneficially owned by them through their respective general partner interests in Integon Partners and Life Partners. In addition, as between themselves, Mr. Head and Ms. Ivy exercise shared power to vote or to direct the vote, and shared power to dispose or

CUSIP NO. 45810F 10 1                 13D                    Page 27 of 85 Pages


direct the disposition, of shares of Common Stock beneficially owned by them through their respective general partner interests in Heracles and Head Management. Moreover, Mr. Wexler and Mr. Ross exercise shared power to vote or to direct the vote, and shared power to dispose or direct the disposition, of shares of Common Stock beneficially owned by them through their respective controlling interests in Jupiter, and through their positions as members of Jupiter's Board of Directors.
                  Except as set forth above, each of the Reporting Persons has sole power to vote or direct the vote and sole power to dispose or direct the disposition of the shares of Common Stock of which it has beneficial ownership.
                  (c) Transactions in the shares of Common Stock during the past 60 days by the persons named in response to paragraph (a) above are described in Schedule E hereto, which is incorporated herein by reference.
                  (d) In addition to the Reporting Persons, the limited partners of each of Integon Partners, Integon Partners II, Life Partners, Head Investors and Heracles may have the right to receive dividends from, or the proceeds from the sale of, the shares of the Common Stock. Jupiter Integon Limited Partnership, an Illinois limited partnership ("Jupiter Partnership"), which is a limited partner of Integon Partners, has such an interest relating to

CUSIP NO. 45810F 10 1                 13D                    Page 28 of 85 Pages


approximately 24.3% of the issued and outstanding shares of the Common Stock, and two limited partners of Jupiter Partnership that are subsidiaries of Jupiter each have such interests relating to approximately 12.1% of the issued and outstanding shares of Common Stock. Additionally, a limited partner of Head Investors has such an interest relating to approximately 5.3% of the issued and outstanding shares of Common Stock.
                  (e)  Not applicable.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer
                  --------------------------------------------------------

                  Pursuant to Amendment No. 2 to Amended and Restated Agreement of Limited Partnership of Integon Partners L.P., dated March 2, 1991, which is filed herewith as Exhibit II and is incorporated herein by reference, the general partners of Integon Partners have entered into an agreement concerning the nomination and election of directors of the Issuer.
                  ILC and Head Management are parties to an Investment Advisory Agreement dated as of February 13, 1992, a copy of which is filed herewith as
Exhibit III and is incorporated herein by reference, pursuant to which Head Management serves as the investment manager with respect to (among other assets) the securities in the investment portfolios of ILC and its subsidiaries. Under the

CUSIP NO. 45810F 10 1                 13D                    Page 29 of 85 Pages


agreement, Head Management acts as agent and attorney-in-fact with respect to the assets covered by the agreement, having the power, without prior consultation with ILC and at the risk of ILC, to buy, sell, exchange, convert, tender and otherwise trade in bonds, securities and any other investments, subject to certain investment guidelines. The Warrants held by ILIC are among the assets managed by Head Management under such agreement. Head Management receives the investment advisory fees set forth in such agreement in return for its services.
                  Pursuant to an Option Agreement dated as of March 31, 1992, among Jupiter Partnership, Jupiter and Mr. Ross, which is filed herewith as
Exhibit IV and is incorporated herein by reference, Jupiter Partnership has granted to Mr. Ross an option to purchase 571,875 shares of Common Stock, which shares are presently held by Integon Partners (the "Option Shares"). Mr. Ross may exercise his option at any time during the period commencing on August 5, 1992 and expiring on August 5, 1995. Mr. Ross must give Jupiter and Jupiter Partnership notice of exercise of his option, and the closing date for the purchase is to be not more than thirty days or less than ten days from the date of such notice. Jupiter Partnership has agreed to use its best efforts either to amend the Integon Partners partnership agreement to provide for a distribution of the Option Shares

CUSIP NO. 45810F 10 1                 13D                    Page 30 of 85 Pages


to Jupiter Partnership at the closing for Mr. Ross's purchase in order to enable Jupiter Partnership to deliver the Option Shares to Mr. Ross, or to obtain from Integon Partners an agreement to transfer the Option Shares to Mr. Ross at the closing. In addition, pursuant to such agreement, in the event Mr. Ross exercises his option and Jupiter Partnership is unable to deliver or cause the delivery of the Option Shares to Mr. Ross, Jupiter Partners shall cause Integon Partners to be dissolved as a partnership in order to cause the necessary distribution of the Option Shares to Jupiter Partnership. In addition, such agreement provides that if Jupiter Partners becomes obligated to cause Integon Partners to be dissolved or to effect a partial distribution, Jupiter shall take such action as shall be necessary to effect such dissolution or distribution.

Item 7.           Material to be Filed as Exhibits.
                  --------------------------------

                  Exhibit I -- Joint Filing Agreement dated as of March 31, 1992, among ILIC, IFLIC, ILC, Integon Partners II, Life Partners, Integon Partners, Head Investors, Heracles, John C Head III, Madie Ivy, Jerrold Wexler, Edward W. Ross and Head Management.
                  Exhibit II -- Amendment No. 2 to Amended and Restated Agreement of Limited Partnership of Integon Partners L.P., dated March 2, 1991, among Head Investors and

CUSIP NO. 45810F 10 1                 13D                    Page 31 of 85 Pages


Jupiter, as general partners, and Head Investors, Jupiter
Partnership, Heracles Partners III L.P. and John Head &
Partners Profit Sharing Plan, as limited partners.
                  Exhibit III -- Investment Advisory Agreement dated as of February 13, 1992, between ILC and Head Management.
                  Exhibit IV -- Option Agreement dated as of
March 31, 1992 among Jupiter Partnership, Jupiter and
Edward W. Ross.

CUSIP NO. 45810F 10 1                 13D                    Page 32 of 85 Pages



                                    Signature
                                    ---------

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  March 31, 1992

                                            INTEGON LIFE INSURANCE CORPORATION

                                            By:/s/ Mark W. Shartle
                                               ---------------------------------
                                               Name:   Mark W. Shartle
                                               Title:  Executive Vice President
                                                       and Chief Financial
                                                       Officer

CUSIP NO. 45810F 10 1                 13D                    Page 33 of 85 Pages



                                    Signature
                                    ---------


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  March 31, 1992




                                            INTEGON FINANCIAL LIFE INSURANCE
                                              CORPORATION


                                            By:/s/ Mark W. Shartle
                                               ---------------------------------
                                               Name:    Mark W. Shartle
                                               Title:   Senior Vice President
                                                        and Chief Financial
                                                        Officer

CUSIP NO. 45810F 10 1                 13D                    Page 34 of 85 Pages



                                    Signature
                                    ---------


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  March 31, 1992





                                            INTEGON LIFE CORPORATION



                                            By:/s/ Mark W. Shartle
                                               ---------------------------------
                                               Name:   Mark W. Shartle
                                               Title:  Senior Vice President and
                                                       Chief Financial Officer

CUSIP NO. 45810F 10 1                 13D                    Page 35 of 85 Pages



                                    Signature
                                    ---------


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  March 31 , 1992




                                            HEAD ASSET MANAGEMENT L.P.

                                            By:   /s/ Madie Ivy
                                               ---------------------------------
                                                        Madie Ivy
                                                        General Partner

CUSIP NO. 45810F 10 1                 13D                    Page 36 of 85 Pages



                                    Signature
                                    ---------


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  March 31, 1992





                                    INTEGON PARTNERS II L.P.

                                    By:  Integon Life Partners L.P.

                                         By:  Head Insurance Investors L.P.
                                              General Partner

                                                  By:  Heracles Partners L.P.
                                                       General Partner

                                                       By: /s/ John C Head III
                                                           ---------------------
                                                           John C Head III
                                                           General Partner

                                          By:  Jupiter Industries, Inc.
                                               General Partner


                                                       By:  /s/ Edward W. Ross
                                                           ---------------------
                                                           Edward W. Ross
                                                           President

CUSIP NO. 45810F 10 1                 13D                    Page 37 of 85 Pages



                                    Signature
                                    ---------


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  March 31, 1992





                                            INTEGON LIFE PARTNERS L.P.

                                            By:  Head Insurance Investors L.P.
                                                 General Partner

                                                 By: Heracles Partners L.P.
                                                     General Partner

                                                        By: /s/ John C Head III
                                                            --------------------
                                                            John C Head III
                                                            General Partner

                                            By:  Jupiter Industries, Inc.
                                                 General Partner

                                                        By:  /s/ Edward W. Ross
                                                             -------------------
                                                             Edward W. Ross
                                                             President

CUSIP NO. 45810F 10 1                 13D                    Page 38 of 85 Pages



                                    Signature
                                    ---------


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  March 31, 1992





                                            INTEGON PARTNERS L.P.

                                            By: Head Insurance Investors L.P.
                                                General Partner

                                                By: Heracles Partners L.P.
                                                    General Partner


                                                    By:  /s/ John C Head III
                                                         -----------------------
                                                         John C Head III
                                                         General Partner


                                             By: Jupiter Industries, Inc.
                                                 General Partner


                                                    By:  /s/ Edward W. Ross
                                                         -----------------------
                                                         Edward W. Ross
                                                         President

CUSIP NO. 45810F 10 1                 13D                    Page 39 of 85 Pages



                                    Signature
                                    ---------


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  March 31, 1992




                                        HEAD INSURANCE INVESTORS L.P.

                                        By:  Heracles Partners L.P.
                                             General Partner


                                             By:  /s/ John C Head III
                                                  ------------------------------
                                                  John C Head III
                                                  General Partner

CUSIP NO. 45810F 10 1                 13D                    Page 40 of 85 Pages



                                    Signature
                                    ---------


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  March 31, 1992





                                                     HERACLES PARTNERS L.P.



                                                     By:/s/ John C Head III
                                                        -----------------------
                                                            John C Head III
                                                            General Partner

CUSIP NO. 45810F 10 1                 13D                    Page 41 of 85 Pages



                                    Signature
                                    ---------

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  March 31, 1992





                                                     /s/ John C Head III
                                                         -----------------------
                                                         John C Head III

CUSIP NO. 45810F 10 1                 13D                    Page 42 of 85 Pages



                                    Signature
                                    ---------


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  March 31, 1992





                                                     /s/ Madie Ivy
                                                     -----------------------
                                                         Madie Ivy

CUSIP NO. 45810F 10 1                 13D                    Page 43 of 85 Pages



                                    Signature
                                    ---------


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  March 31, 1992





                                                     JUPITER INDUSTRIES, INC.


                                                     By: /s/ Edward W. Ross
                                                        ------------------------
                                                             Edward W. Ross
                                                             President

CUSIP NO. 45810F 10 1                 13D                    Page 44 of 85 Pages



                                    Signature
                                    ---------


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  March 31, 1992





                                                     /s/ Jerrold Wexler
                                                     --------------------------
                                                         Jerrold Wexler

CUSIP NO. 45810F 10 1                 13D                    Page 45 of 85 Pages



                                    Signature
                                    ---------


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  March 31, 1992





                                                     /s/ Edward W. Ross
                                                     --------------------------
                                                          Edward W. Ross

CUSIP NO. 45810F 10 1                 13D                    Page 46 of 85 Pages


                                                                      SCHEDULE A


                   Directors and Executive Officers of Integon
                      Life Insurance Corporation ("ILIC")/1/



                                                                                       PRESENT PRINCIPAL
                                                                                         OCCUPATION OR
NAME                                    BUSINESS ADDRESS                                   EMPLOYMENT
----                                    ----------------                                   ----------
         DIRECTORS
         ---------
Walter B. Colvin                    500 West Fifth St.                                 Acting President of
                                    Winston-Salem, N.C. 27152                          ILIC.  See also
                                                                                              --------
                                                                                       Schedules B and C.

Sam H. Dorsett,                     500 West Fifth St.                                 Vice President,
Jr.                                 Winston-Salem, N.C. 27152                          General Counsel and
                                                                                       Secretary of ILIC.
                                                                                       See also Schedule
                                                                                       B.

Mark W. Shartle                     500 West Fifth St.                                 Executive Vice
                                    Winston-Salem, N.C. 27152                          President and Chief
                                                                                       Financial Officer
                                                                                       of ILIC. See also
                                                                                       Schedules B and C.

         ADDITIONAL
         EXECUTIVE
         OFFICERS
         --------

Barry Bradshaw                      500 West Fifth St.                                 Senior Vice
                                    Winston-Salem, N.C. 27152                          President and Chief
                                                                                       Marketing Officer
                                                                                       of ILIC.

Robert H. Hudson                    500 West Fifth St.                                 Executive Vice
                                    Winston-Salem, N.C. 27152                          President Credit
                                                                                       Operations of ILIC
                                                                                       and President of
                                                                                       Georgia
                                                                                       International Life
                                                                                       Insurance Company.

--------
/1/      Joe D. Heusi served as Director, President and Chief
         Executive Officer of ILIC until his resignation on February 28, 1992.

CUSIP NO. 45810F 10 1                 13D                    Page 47 of 85 Pages


                                                                      SCHEDULE B


                   Directors and Executive Officers of Integon
                Financial Life Insurance Corporation ("IFLIC")/2/


                                                                                        PRESENT PRINCIPAL
                                                                                         OCCUPATION OR
NAME                                         ADDRESS                                       EMPLOYMENT
----                                         -------                                    -------------
Walter B. Colvin                    500 West Fifth St.                                 Acting President of
                                    Winston-Salem, N.C. 27152                          IFLIC.  See also
                                                                                       Schedules A and C.

Sam H. Dorsett,                     500 West Fifth St.                                 Vice President,
Jr.                                 Winston-Salem, N.C. 27152                          General Counsel and
                                                                                       Secretary of IFLIC.
                                                                                       See also Schedule
                                                                                       A.

Mark W. Shartle                     500 West Fifth St.                                 Senior Vice
                                    Winston-Salem, N.C. 27152                          President and Chief
                                                                                       Financial Officer
                                                                                       of IFLIC. See also
                                                                                       Schedules A and C.



--------
/2/      Joe D. Heusi served as Director, President and Chief
         Executive Officer of IFLIC until his resignation on February 28, 1992.

CUSIP NO. 45810F 10 1                 13D                    Page 48 of 85 Pages


                                                                      SCHEDULE C


                   Directors and Executive Officers of Integon
                            Life Corporation ("ILC")


                                                                                    PRESENT PRINCIPAL
                                                                                      OCCUPATION OR
NAME                                        BUSINESS ADDRESS                           EMPLOYMENT
----                                        ----------------                           ----------
Walter B. Colvin                          500 West Fifth St.                       Acting President of
                                          Winston-Salem, N.C.                      ILC.  See also
                                          27152                                    Schedules A and B.

John C Head III                           545 Madison Avenue                       Partner of John Head
                                          New York, N.Y. 10022                     & Partners L.P., Head
                                                                                   Asset Management L.P.,
                                                                                   and Heracles Partners
                                                                                   L.P., Vice Chairman
                                                                                   of ILC and Chairman
                                                                                   of Integon Corporation.

Madie Ivy                                 545 Madison Avenue                       Partner of John Head
                                          New York, N.Y. 10022                     & Partners L.P., Head
                                                                                   Asset Management
                                                                                   L.P., and Heracles
                                                                                   Partners L.P.

Charles H. Jamison                        919 North Michigan                       Executive Vice
                                          Avenue                                   President of Jupiter
                                          Suite 1500                               Industries, Inc. and
                                          Chicago, Illinois                        Vice President of
                                          60611                                    ILC.

James T. Lambie                           500 West Fifth St.                       President of Integon
                                          Winston-Salem, N.C.                      Corporation.
                                          27152

Edward W. Ross                            919 North Michigan                       Vice Chairman of
                                          Avenue                                   Jupiter Industries,
                                          Suite 1500                               Inc., Chairman of ILC
                                          Chicago, Illinois                        and Vice Chairman of
                                          60611                                    Integon Corporation.

Mark W. Shartle                           500 West Fifth St.                       Senior Vice President
                                          Winston-Salem, N.C.                      and Chief Financial
                                          27152                                    Officer of ILC.  See
                                                                                   also Schedules A and
                                                                                   B.

CUSIP NO. 45810F 10 1                 13D                    Page 49 of 85 Pages

                                                                                    PRESENT PRINCIPAL
                                                                                      OCCUPATION OR
NAME                                        BUSINESS ADDRESS                           EMPLOYMENT
----                                        ----------------                           ----------
Candace L. Straight                       545 Madison Avenue                       Investment banker at
                                          6th Floor                                the firm of John Head
                                          New York, N.Y. 10022                     & Partners L.P.

Dennis M. Troha                           4316 39th Avenue                         President of Jupiter
                                          Kenosha, Wisconsin                       Corp. Transportation
                                          53144                                    System.


CUSIP NO. 45810F 10 1                 13D                    Page 50 of 85 Pages


                                                                      SCHEDULE D


                       Directors and Executive Officers of
                            Jupiter Industries, Inc.
                                   ("Jupiter")


                                                                                               PRESENT
                                                                                              PRINCIPAL
                                                                                            OCCUPATION OR
NAME                                          BUSINESS ADDRESS                                EMPLOYMENT
----                                          ----------------                                ----------
         DIRECTORS
         ---------
Leonard W. Golan                          Suite 2315                                        Attorney at the
                                          Three First National Plaza                        law firm of
                                          Chicago, Illinois 60602                           Leonard W.
                                                                                            Golan, Ltd.

Charles H. Jamison                        919 North Michigan Avenue                         Executive Vice
                                          Suite 1500                                        President of
                                          Chicago, Illinois 60611                           Jupiter.

Howard Koven                              One IBM Plaza                                     Attorney at the
                                          Chicago, Illinois 60611                           law firm of
                                                                                            Jenner & Block.

Philip Rootberg                           250 South Wacker Drive                            Certified Public
                                          Suite 800                                         Accountant at
                                          Chicago, Illinois 60606                           the firm of
                                                                                            Philip Rootberg
                                                                                            & Company--
                                                                                            Certified Public
                                                                                            Accountants, and
                                                                                            Vice President
                                                                                            of Jupiter.

Edward W. Ross                            919 North Michigan Avenue                         Vice Chairman
                                          Suite 1500                                        and President of
                                          Chicago, Illinois 60611                           Jupiter.

Donald A. Smith                           919 North Michigan Avenue                         President of
                                          Suite 1500                                        Jupiter Realty
                                          Chicago, Illinois 60611                           Corporation.

Jerrold Wexler                            919 North Michigan Avenue                         Chairman of
                                          Suite 1500                                        Jupiter.
                                          Chicago, Illinois 60611


CUSIP NO. 45810F 10 1                 13D                    Page 51 of 85 Pages

                                                                                               PRESENT
                                                                                              PRINCIPAL
                                                                                            OCCUPATION OR
NAME                                          BUSINESS ADDRESS                                EMPLOYMENT
----                                          ----------------                                ----------
         ADDITIONAL
         EXECUTIVE
         OFFICERS
         --------
Robert W. Berliner,                       919 North Michigan Avenue                         Secretary and
Jr.                                       Suite 1500                                        General Counsel
                                          Chicago, Illinois 60611                           of Jupiter and
                                                                                            of Jupiter
                                                                                            Realty
                                                                                            Corporation.

George E. Murphy                          919 North Michigan Avenue                         Vice President
                                          Suite 1500                                        and Chief
                                          Chicago, Illinois 60611                           Financial
                                                                                            Officer of
                                                                                            Jupiter.

John Starcevich                           919 North Michigan Avenue                         Treasurer of
                                          Suite 1500                                        Jupiter.
                                          Chicago, Illinois 60611


CUSIP NO. 45810F 10 1                 13D                    Page 52 of 85 Pages


                                                                      SCHEDULE E


                     Transactions in Shares of Common Stock
                     --------------------------------------


                  The following chart sets forth the transactions in shares of Common Stock by the persons named in Item 5(a). Except as otherwise indicated, all shares were purchased from the underwriters of the Public Offering.

                                                 TYPE OF        NO. OF         PRICE
                                                 SECURITY       SHARES          PER
IDENTITY OF PURCHASER                 DATE       PURCHASED     PURCHASED       SHARE/1/
---------------------                 ----       ---------     ---------       -----


Madie Ivy                            2/6/92      Common          1,000              15.25
                                                 Stock

John C Head III                      2/6/92      Common          1,000              15.25
                                                 Stock
John C Head III Trust
dated 10/2/84 FBO
Charles Robert Ivy Head              2/6/92      Common            100              15.25
                                                 Stock
John C Head III Trust
dated 4/1/83 FBO John C
Head IV                              2/6/92      Common            100              15.25
                                                 Stock
Madie Ivy, as custodian
for Charles Robert Ivy
Head                                 2/6/92      Common            100              15.25
                                                 Stock
Madie Ivy, as custodian
for John C Head IV                   2/6/92      Common            100              15.25
                                                 Stock

--------
/1/ Includes brokerage commissions except as otherwise indicated.

CUSIP NO. 45810F 10 1                 13D                    Page 53 of 85 Pages

                                            TYPE OF           NO. OF            PRICE
                                            SECURITY          SHARES             PER
IDENTITY OF PURCHASER            DATE       PURCHASED        PURCHASED          SHARE
---------------------            ----       ---------        ---------          -----
John C Head III                 2/7/92      Common                 100        15.50 /2/
                                            Stock

ILIC                           2/13/92      Warrants           573,934        14.27 /3/

ILIC                           3/23/92      Common             573,934          N/A /4/
                                            Stock
                                            (issued
                                            upon
                                            exercise
                                            of the
                                            Warrants)

Mark W. Shartle                3/27/92      Common                 300        16.87 /2/
                                            Stock

--------
/2/      Purchased on New York Stock Exchange.
/3/      Purchased directly from the Banks, as described in
         Item 4. No commissions were payable with respect to such purchases.
/4/ ILIC paid an aggregate of $0.76 to the Issuer in connection with its exercise of the Warrants.

CUSIP NO. 45810F 10 1                 13D                    Page 54 of 85 Pages


                                Index to Exhibits
                                -----------------



                                                                Page No. in
                                                                Sequential
                                                                 Numbering
Exhibit                                                           System
-------                                                           ------
   I              Joint Filing Agreement dated                      55
                  as of March 31, 1992, among
                  ILIC, IFLIC, ILC, Head
                  Management, Integon
                  Partners II, Life Partners,
                  Integon Partners, Head
                  Investors, Heracles, John C
                  Head III, Madie Ivy, Jerrold
                  Wexler and Edward W. Ross.

  II              Amendment No. 2 to Amended and                    61
                  Restated Agreement of Limited
                  Partnership of Integon
                  Partners L.P., dated March 2,
                  1991, among Head Investors and
                  Jupiter, as general partners, and
                  Head Investors, Jupiter
                  Partnership, Heracles Partners III
                  L.P. and John Head & Partners
                  Profit Sharing Plan, as limited
                  partners.

  III             Investment Advisory Agreement                     66
                  dated as of February 13, 1992,
                  between ILC and Head
                  Management.

  IV              Option Agreement dated as of                      76
                  March 31, 1992 among Jupiter
                  Partnership, Jupiter and
                  Edward W. Ross.

CUSIP NO. 45810F 10 1                 13D                    Page 55 of 85 Pages


                                                                       EXHIBIT I



                             JOINT FILING AGREEMENT
                             ----------------------


                  In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Common Stock, par value $.01 per share, of Integon Corporation, a Delaware corporation.
                  This Agreement may be executed in counterparts, each of which taken together shall constitute one and the same instrument.

Dated:  March 31, 1992


                                    INTEGON LIFE INSURANCE CORPORATION


                                    By: /s/ Mark W. Shartle
                                        -----------------------------------
                                        Name:   Mark W. Shartle
                                        Title:  Executive Vice President
                                                and Chief Financial Officer


                                    INTEGON FINANCIAL LIFE INSURANCE
                                            CORPORATION


                                    By:  /s/ Mark W. Shartle
                                        -----------------------------------
                                         Name:   Mark W. Shartle
                                         Title:  Senior Vice President and
                                                 Chief Financial Officer

CUSIP NO. 45810F 10 1                 13D                    Page 56 of 85 Pages






                                    INTEGON LIFE CORPORATION


                                    By:  /s/ Mark W. Shartle
                                       -------------------------------------
                                         Name:   Mark W. Shartle
                                         Title:  Senior Vice President and
                                                 Chief Financial Officer








                                    INTEGON PARTNERS II L.P.

                                    By:  Integon Life Partners L.P.

                                         By: Head Insurance Investors L.P.
                                             General Partner

                                             By:  Heracles Partners L.P.
                                                  General Partner

                                                  By:
                                                     ---------------------------
                                                        John C Head III
                                                        General Partner


                                          By: Jupiter Industries, Inc.
                                              General Partner


                                                  By:
                                                      --------------------------
                                                          Edward W. Ross
                                                          President

CUSIP NO. 45810F 10 1                 13D                    Page 57 of 85 Pages






                                    INTEGON LIFE CORPORATION



                                    By:
                                        Name:   Mark W. Shartle
                                        Title:  Senior Vice President and
                                                Chief Financial Officer






                                    INTEGON PARTNERS II L.P.

                                    By:     Integon Life Partners L.P.

                                            By:  Head Insurance Investors L.P.
                                                 General Partner

                                                     By:  Heracles Partners L.P.
                                                          General Partner


                                                         By: /s/ John C Head III
                                                            --------------------
                                                             John C Head III
                                                             General Partner


                                            By:   Jupiter Industries, Inc.
                                                  General Partner


                                                         By: /s Edward W. Ross
                                                            --------------------
                                                             Edward W. Ross
                                                             President

CUSIP NO. 45810F 10 1                 13D                    Page 58 of 85 Pages





                                    INTEGON LIFE PARTNERS L.P.

                                    By:  Head Insurance Investors L.P.
                                         General Partner

                                         By:  Heracles Partners L.P.
                                              General Partner

                                              By: /s/ John C Head III
                                                 -------------------------------
                                                    John C Head III
                                                      General Partner


                                         By:  Jupiter Industries, Inc.
                                              General Partner

                                              By: /s/ Edward W. Ross
                                                  ------------------------------
                                                    Edward W. Ross
                                                    President


                                    INTEGON PARTNERS L.P.

                                    By:   Head Insurance Investors L.P.
                                          General Partner

                                          By:   Heracles Partners L.P.
                                                General Partner

                                                By: /s/ John C Head III
                                                      John C Head III
                                                      General Partner

                                    By:   Jupiter Industries, Inc.
                                          General Partner

                                          By: /s/Edward W. Ross
                                              ----------------------------------
                                                 Edward W. Ross
                                                 President

CUSIP NO. 45810F 10 1                 13D                    Page 59 of 85 Pages






                                    HEAD INSURANCE INVESTORS L.P.

                                    By:     Heracles Partners L.P.
                                            General Partner

                                            By: /s/ John C Head III
                                                --------------------------------
                                                   John C Head III
                                                   General Partner


                                    HERACLES PARTNERS L.P.


                                    By: /s/ John C Head III
                                        ----------------------------------------
                                        John C Head III
                                        General Partner


                                    /s/ John C Head III
                                    --------------------------------------------
                                            John C Head III


                                    /s/ Madie Ivy
                                    --------------------------------------------
                                                  Madie Ivy


                                    JUPITER INDUSTRIES, INC.


                                    By: /s/ Edward W. Ross
                                       -----------------------------------------
                                        Edward W. Ross
                                        President


                                    /s/ Jerrold Wexler
                                    --------------------------------------------
                                                  Jerrold Wexler


                                    /s/ Edward W. Ross
                                    --------------------------------------------
                                                  Edward W. Ross

CUSIP NO. 45810F 10 1                 13D                    Page 60 of 85 Pages


                                    HEAD ASSET MANAGEMENT L.P.


                                    By:     /s/ Madie Ivy
                                       -----------------------------------------
                                            Madie Ivy
                                            General Partner

                                                             Page 61 of 85 Pages


                                                                      EXHIBIT II


                              INTEGON PARTNERS L.P.

                     AMENDMENT NO. 2 TO AMENDED AND RESTATED
                        AGREEMENT OF LIMITED PARTNERSHIP
                     ---------------------------------------


                  AMENDMENT NO. 2 TO AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF INTEGON PARTNERS L.P., a Delaware limited partnership (the "Partnership"), dated March 2, 1992, by and among HEAD INSURANCE INVESTORS L.P., a Delaware limited partnership ("HII"), and JUPITER INDUSTRIES, INC., a Tennessee corporation, as general partners (the "General Partners"), and HII, JUPITER INTEGON LIMITED PARTNERSHIP, an Illinois limited partnership, HERACLES PARTNERS III L.P., a Delaware limited partnership, and JOHN HEAD & PARTNERS PROFIT SHARING PLAN, as limited partners (the "Limited Partners"); the General Partners and the Limited Partners are hereinafter sometimes referred to collectively as the "Partners" and individually as a "Partner").
                  WHEREAS, the Partners desire to amend the Amended and Restated Agreement of Limited Partnership of the Partnership dated as of July 30, 1990 as heretofore amended (the "Agreement").
                  NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Partners agree as follows:

                                                             Page 62 of 85 Pages


                  1.       All capitalized terms used in this Amendment
No. 2 to the Amended and Restated Partnership Agreement of
Integon Partners L.P. ("Amendment No. 2") shall, unless otherwise defined, have the same meaning as in the Agreement.
                  2. The Agreement is hereby amended by inserting therein a new Section 8.12 to read in its entirety as follows:
                           "18.12 Board of Directors. Each of the General
                  Partners shall be entitled to nominate three directors (the "Nominated Directors") to a slate of directors to be submitted to the stockholders for election to the Board of Directors of Integon. Candidates for any additional directors to be submitted by the Partnership shall be nominated by agreement of the Nominated Directors. Each General Partner shall have the right to cause the Partnership to vote its shares to remove any of the directors nominated by such General Partner at its sole discretion and to fill the vacancy caused by the removal of such director or directors or caused by the death, disability, incompetence, retirement or resignation of any of the directors nominated by it. Each General Partner agrees to vote, and to cause the Partnership to vote, in all capacities in favor of the election of the Nominated Directors and any other candidate nominated pursuant to the foregoing as directors of Integon and to otherwise effectuate the provisions of this Section 8.12."

                  3. This Amendment No. 2 shall be governed and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed therein, without giving effect to the principles thereof relating to the conflict of laws.

                                                             Page 63 of 85 Pages


                  4. This Amendment No. 2 and the Agreement contain the entire agreement among the Partners with respect to the subject matter hereof and thereof, except where expressly otherwise stated.
                  5. Except as expressly set forth in this instrument, all of the terms. and conditions of the Agreement shall remain in full force and effect and are hereby confirmed in all respects by the Partners.

                                                             Page 64 of 85 Pages


                  6. This Amendment No. 2 may be executed in any number of counterparts, each of which shall be an original instrument and all of which, when taken together, shall constitute one and the same agreement.
                  IN WITNESS WHEREOF, the parties hereto have executed this Amendment No..2 to be effective as of the day and year first above written.

                                         GENERAL PARTNERS:

                                         HEAD INSURANCE INVESTORS L.P.

                                         By:      HERACLES PARTNERS L.P.,
                                                  General Partner

                                         By: /s/ Madie Ivy
                                             --------------------------------
                                             Name:  Madie  Ivy
                                             Title: General Partner

                                         JUPITER INDUSTRIES, INC.


                                         By: /s/ Edward W. Ross
                                             --------------------------------
                                             Name:  Edward W. Ross
                                             Title:  President



                                         LIMITED PARTNERS:

                                         HEAD INSURANCE INVESTORS L.P.

                                         By:      HERACLES PARTNERS L.P.,
                                                  General  Partner


                                         By: /s/ Madie Ivy
                                             --------------------------------
                                             Name:  Madie  Ivy
                                             Title: General Partner

                                                             Page 65 of 85 Pages


                                     JUPITER INTEGON LIMITED
                                     PARTNERSHIP

                                     By:      JUPITER INDUSTRIES, INC.,
                                              General Partner

                                     By: /s/ Edward W. Ross
                                         --------------------------
                                         Name:  Edward W. Ross
                                         Title:  President


                                     HERACLES PARTNERS III L.P.


                                     By:      HERACLES PARTNERS L.P.,
                                              General Partner

                                     By: /s/ Madie Ivy
                                         --------------------------
                                         Name: Madie Ivy
                                         Title: General Partner


                                     JOHN HEAD & PARTNERS PROFIT-
                                     SHARING PLAN


                                     By: /s/ Madie Ivy
                                         --------------------------
                                         Name:  Madie Ivy
                                         Title: Trustee

                                                             Page 66 of 85 Pages


                                                                     EXHIBIT III

                          INVESTMENT ADVISORY AGREEMENT
                          -----------------------------


         INVESTMENT ADVISORY AGREEMENT dated as of February 13, 1992, by and between INTEGON LIFE CORPORATION, a Delaware corporation (the "Client"), and HEAD ASSET MANAGEMENT L.P., a Delaware limited partnership (the "Adviser").

                  The Client and the Adviser, in consideration of their mutual covenants contained herein hereby mutually covenant and agree as follows:

                  1. Engagement. Commencing on the date hereof, the Client engages and retains the Adviser to provide the investment advisory and related services described below. The Adviser hereby accepts such engagement and shall provide or make satisfactory arrangements for the provision of such services and assumes the obligations herein set forth for the compensation provided herein.

                  2. Services and Authority of the Adviser. The Adviser will perform the services and have the authority set forth in this Agreement with respect to the Account which shall consist of all assets which the Client has specified in Appendix A, the Initial Schedule of Assets and which the Client has delivered or shall deliver to a party designated in writing as the custodian for the Account (the "Custodian"), plus any proceeds therefrom or additions thereto, and less withdrawals therefrom. The Adviser will supervise and direct the investment of the Account in accordance with, and subject to, the investment objectives, guidelines, procedures and restrictions specified in written statements and notices given by the Client as provided in Section 15 hereof.

         The Adviser, as agent and attorney-in-fact with respect to the Account, may, when it deems appropriate, without prior consultation with the Client and at the risk of the Client (i) buy, sell, exchange, convert, tender and otherwise trade in, retain, or reinvest in bonds, securities and any other investments, including money market instruments, and (ii) place orders for the execution of such investment transactions with or through such brokers, dealers, issuers or other persons as the Adviser may select or tender or exchange such securities in a tender or exchange offer or similar transaction initiated by the issuer or any other person or entity. The Adviser shall comply with all legal requirements and rules of securities exchanges applicable to its duties in connection with the execution of transactions.

         Notwithstanding anything to the contrary above, investment in and disposals of assets must be within the written guidelines.

                  3. Transaction Procedures. At the commencement of the term of this Agreement, the Client will provide the Adviser with portfolio statements showing the assets in the Account which are held by the Client's life insurance company subsidiaries and Integon International, Ltd. In connection with each investment transaction in the Account, the Adviser will provide the Client

                                                             Page 67 of 85 Pages


with a written advice containing such information about the assets as the Client requires in order to allocate such assets and the expenses and other incidents of the transaction among the appropriate subsidiaries of the Client. If and when requested by the Client, the Adviser will consult with the Client regarding such allocations, but such consultations will not relieve the Client of full responsibility for the making and propriety of such allocations. It is agreed that the sole standard of care imposed upon the Adviser is to act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of like character and with like aims.

         Instructions of the Adviser to the Custodian shall be made, at the option of the Adviser, either (i) in writing sent by first class mail or by facsimile transmission or (ii) orally and confirmed in writing by first class mail or facsimile transmission as soon as practical thereafter. The Adviser shall instruct all brokers and dealers executing orders on behalf of the Account to forward to the Client copies of all confirmations promptly after execution of transactions. The Adviser shall not be responsible for any loss incurred by reason of any act or omission of any broker or dealer; provided, however, that the Adviser will make reasonable efforts to require that brokers and dealers selected by the Adviser perform their obligations with respect to the Account.

                  4. Reports and Records of the Adviser. The Adviser will provide or cause to be provided to the Client such periodic reports concerning the status of the Account as the Client ray reasonably request. If requested by the Client, the Adviser shall provide to the Client, not less frequently than quarterly, a report of Account transactions effected by the Adviser since the date of the most recent such report.

         The Adviser shall preserve its records relating to the Account for no less than five years and shall make such records available for inspection at reasonable times during normal business hours, upon the request of the Client, by the Client, its auditors or any regulatory authority. Prior to discarding or destroying any such records, the Adviser shall give the Client reasonable opportunity, at the Client's expense, to review them and to take all or such portion of them as the Client wishes to retain. The Adviser, in the maintenance of its records, does not assume responsibility for the accuracy of information furnished by or on behalf of the Client or any third party not a partner or employee of the Adviser.

                  5. Confidential Relationship. All information and advice furnished by either party to the other hereunder, including their respective agents and employees, shall be treated as confidential and shall not be disclosed to third parties except as provided in Section 4 or as required by law.

                  6. Service to Other Clients. The Adviser nay perform investment, supervisory and other services for various clients,

                                                             Page 68 of 85 Pages


including insurance companies, investment companies and accounts held by the Adviser in a fiduciary capacity. The Adviser may give advice and take action with respect to any of its other clients which may differ from advice given or the timing or nature of action taken with respect to the Account, so long as it is the Adviser's policy, to the extent practical, to allocate investment opportunities to the Account over a period of time on a fair and equitable basis relative to other clients. The Adviser shall not have any obligation to purchase or sell, or to recommend for purchase or sale, for the Account any security or other investment which the Adviser, its principals, affiliates or employees may purchase or sell for its or their own accounts or for the account of any other client, if in the opinion of the Adviser such transaction or investment appears unsuitable, impractical or undesirable for the Account.

                  7. Allocation of Brokerage. Whereas the Adviser places orders for the execution of portfolio transactions for the Account, the Adviser may allocate such transactions to such brokers and dealers for execution on such markets, at such prices and at such commission rates (including commission rates that may exceed those that another broker or dealer would have charged for effecting such transactions) as the Adviser determines to be appropriate; provided, that if such commission rate exceeds that which another broker or dealer night have charged for the same transaction, the Adviser has determined in good faith that the amount of such commission is reasonable in relation to the value of brokerage and research services provided by such broker or dealer, viewed in terms of the particular transaction or the Adviser's overall responsibilities with respect to some or all of the accounts over which the Adviser exercises investment discretion.

         The Adviser may take into consideration in the selection of such brokers and dealers not only the available prices and rate of brokerage commissions, but all other relevant factors (including, without limitation, execution and processing capabilities, and general brokerage services, such as economic, fixed income, and equity research, account evaluation, analysis and/or performance and data-base and/or market information services, all of which are provided by such brokers and dealers and which are expected to enhance the overall investment management capabilities of the Adviser) without the Adviser's having to demonstrate that such factors are a direct benefit to the Account.

                  8. Inside Information. The Adviser shall have no obligation to seek to obtain any material non-public information about any issuer of securities, or to purchase or sell, or to recommend for purchase or sale, for the Account the securities of any issuer on the basis of any such information as may come into its possession.

                  9. Proxies. The Adviser will not be required to take any action with respect to the voting of proxies solicited by, or with respect to, the issuers of securities in which assets of the Account nay be invested from time to time, but the Adviser shall,

                                                             Page 69 of 85 Pages


whenever the Client so requests, provide advice to the Client with respect to the voting of such proxies.

                  10. Independent Contractor. The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Client in any way or otherwise be deemed an agent of the Client.

                  11.       Allocation of Costs and Expenses.

                           (a)      Allocated Expenses.  The Client shall pay or
reimburse the Adviser for its payment of all direct out-of-pocket expenses associated with matters directly attributable to the affairs of the Client or at the Client's request. Provided, however, the parties hereto agree that those expenses which are usually and customarily incurred in the rendering of investment ,advisory services, such as credit analysis, economic analysis, etc., are included in the Basic Investment Advisory Fee and shall be paid by the Adviser.

                           (b)       Payment of Costs.  The Client shall pay or
reimburse the Adviser for amounts owing to the Adviser under paragraph (a) of this Section 11 promptly upon invoice.

                  12.       Investment Advisory Fees.

                           (a)     Description of Fees.  In consideration of the
services provided by the Adviser to the Client under this Agreement, the Client shall pay the Adviser the following fees:

         (i) a basic annual fee at the rate of $.80 per $1,000 (8 basis points) on the market value of all assets in the Account, to be calculated and paid quarterly as set forth in paragraph (b) of this Section 12 (the "Basic Investment Advisory Fee");

         (ii) a deferred annual fee at the rate of $.70 per $1,000 (7 basis points) on the average of the eight quarter-end market values of all assets in the Account for the preceding eight calendar quarters during the term hereof, to be calculated and paid, subject to a performance-based fee addition or offset, as set forth in paragraph (d) of this Section 12 (the "Deferred Investment Advisory Fee"); and

         (iii) an annual performance-based fee to be calculated as described in paragraph (c) and payable as set forth in paragraph (d) of this Section 12 (the "Investment Advisory Performance Fee").

                           (b)     Payment of the Basic Investment Advisory Fee.
The Basic Investment Advisory Fee shall be payable in quarterly installments in advance, the first of which shall be paid in April 1992 based upon the market value of the assets in the Account at March 31, 1992. Fees shall be based upon quarter-end market valuations and shall be paid by the Client promptly upon the receipt of a statement from the Adviser showing the amount of the

                                                             Page 70 of 85 Pages


fee and the manner in which the fee was calculated.

                           (c)      The Investment Advisory Performance Fee. The
Investment Advisory Performance Fee shall be calculated on the basis of the total return on the Account as compared with a Benchmark for the preceding eight calendar quarters during the term hereof. The Benchmark shall be the percentage determined by adding 100 basis points to the percentage return for such eight quarters of an index of fixed income securities to be selected by the Client and the Adviser no later than March 31, 1992. The difference, positive or negative, between the total return on the Account and the Benchmark for the period of eight quarters is hereinafter called the "Return Differential."

                  If the Return Differential is less than or equal to zero, i.e., the total return performance did not exceed the Benchmark, there shall be a performance fee offset against the Deferred Investment Advisory Fee based on the market value of all assets in the Account equal to 7% of the Return Differential but not more than negative $.70 per $1,000 (7 basis points).

                  If the return Differential is greater than zero, the Adviser shall receive a performance fee in addition to the Deferred Investment Advisory Fee based on the market value of all assets in the Account equal to 7% of the Return Differential but not more than $.70 per $1,000 (7 basis points).

                           (d)      Calculation and Payment of the Investment
Advisory Performance Fee and Deferred Investment Advisory Fee. Notwithstanding anything to the contrary set forth herein, the Client and the Adviser acknowledge that the Adviser has managed the Client's assets from December 1, 1990 through the date hereof in accordance with an Investment Advisory Agreement dated as of December 1, 1990, a copy of which is attached hereto as Appendix B and agree that the first Deferred Investment Advisory Fee and the first Investment Advisory Performance Fee shall be calculated in January 1993 based on the Client's assets and return for the eight quarters from January 1, 1991 through December 31, 1992. Thereafter, such fees shall be calculated in January of each year based on assets and return for the preceding eight quarters.

         Any Investment Advisory Performance Fee, negative or positive, resulting from such calculation shall be offset against or added to the Deferred Investment Advisory Fee calculated on the basis of quarter-end asset values for the same eight quarters.

         Notwithstanding the aforegoing, if the total return performance of the Account over the preceding eight quarters is negative, the annual Investment Advisory Performance Fee and the annual Deferred Investment Advisory Fee shall be zero.

         The amount of any resulting fee shall be paid by the Client promptly upon the receipt of a statement from the Adviser showing the amounts of the Deferred Investment Advisory Fee and the Investment Advisory Performance Fee so calculated and the manner in

                                                             Page 71 of 85 Pages


 which such fees were calculated.

                           (e)    Effect of Termination.  If before December 31,
1992, this Agreement is terminated as of any date not the last day of the calendar quarter, no additional payments shall be due over and above the Basic Investment Advisory Fee of 8 basis points which shall be calculated as of the most recently ended quarter before the effective date of termination. If the quarterly Basic Investment Advisory Fee has not been paid as of the effective date of termination, the Adviser shall earn a pro rata share of the quarterly fee. If the quarterly Basic Investment Advisory Fee has been paid as of the effective date of termination, the adviser shall return to the Client the unearned pro rata share of the .quarterly fee. Payments shall be made as soon as possible after such date of termination.

         If after December 31, 1992, this Agreement is terminated as of any date not the last day of the calendar quarter, the Basic Investment Advisory Fee, Deferred Investment Advisory Fee and any Investment Advisory Performance Fee which is earned yet unpaid shall be calculated as of the most recently ended quarter before the effective date of termination. Fees shall be paid as soon as possible after such date of termination.

                  13. Limitation of Liability and Indemnification. Neither the Adviser nor any partner or employee of the Adviser performing services for the Client at the direction or request of the Adviser in connection with the discharge of the Adviser's obligations hereunder shall be liable for any error of judgment or mistake of law or for any loss which the Client or any subsidiary of the Client may incur in connection with the investment of assets in the Account.

         To the fullest extent permitted by law, the Client shall indemnify, hold harmless, protect and defend the Adviser, its partners, controlling persons and employees and their respective partners, stockholders, directors, officers and employees (the "Indemnitees") against any losses, claims, damages or liabilities, including without limitation, legal or other expenses incurred in investigating or defending against any such loss, claim, damages or liability, and any amounts expended in settlement of any claim (collectively "Liabilities"), to which any Indemnitee may become subject by reason of any act or omission (even if negligent) performed or omitted to be performed by or on behalf of the Client. The provisions of this Section 13 shall continue to afford protection to each Indemnitee regardless of whether such Indemnitee remains in the position or capacity pursuant to which such Indemnitee became entitled to indemnification under this Section 13.

         However, nothing contained in this Section 13 shall be construed to protect any Indemnitee against Liability to the Client or any subsidiary of the Client to which such Indemnitee would otehrwise be subject by reason of acts or omissions constituting willful misfeasance, bad faith or gross negligence in the

                                                             Page 72 of 85 Pages


performance of the Adviser's duties or reckless disregard of the Adviser's obligations and duties under this Agreement.

                  14. Valuation. The market value of the investments in the Account shall be determined from reports published by any nationally recognized pricing service, or, if such reports are not readily available with respect to a particular security, the Adviser shall determine the value of any such security either by securing a quotation from a broker or dealer it selects or in some other manner which the Adviser determines in good faith reflects the fair market value of such security.

                  15. Investment Objectives, Guidelines, Procedures and Restrictions. It will be the Client's responsibility to provide the Adviser with written statements of the investment objectives, guidelines and procedures for the Account and of any changes or modifications therein as well as any specific investment restrictions applicable thereto and to give the Adviser prompt written notice if the Client deems any investments recommended or made for the Account to be in violation of such objectives, guidelines or restrictions. Unless the Client notifies the Adviser in writing of specific restrictions, the investments recommended for, or made on behalf of, the Account shall be deemed not to be restricted under the current or future laws of any state or of the United States or by virtue of the terms of any other contract or instrument purporting to bind the Client or the Adviser.

                  16. Termination. This Agreement may be terminated at any time by either party giving the other 90 days' written notice of such termination; provided, however, that the parties may terminate on shorter notice upon mutual agreement in writing; provided further, however, that the Client may terminate this Agreement without penalty at any time within the initial five business days immediately following entering into this Agreement.

                  17. The Client's Termination of Authority. The Client shall compensate the Adviser for any fees due in accordance with this Agreement and for any loss the Adviser may suffer as a result of any action taken by the Adviser within the terms of the Agreement, either before or after the Client's bankruptcy, dissolution, or other termination of authority under this Agreement, but before receipt by the Adviser of notice thereof. The Client further agrees that, to the extent permitted by law, any such action taken by the Adviser shall be binding upon the Client and any successor of the Client, who shall hold the Adviser harmless from all Liability arising from any such action.

                  18. Notices. Unless otherwise specified herein, all notices, instructions, directions, advice and other communication with respect to security transactions or any other matter
contemplated by this Agreement from the Adviser to the Client and from the Client to the Adviser shall be given either (i) in writing sent  by  first class  mail  or  by  facsimile  transmission or (ii)
orally and confirmed in writing by first class mail or facsimile
transmission   as   soon   as   practical   thereafter.   Any such

                                                             Page 73 of 85 Pages


communication shall be deemed to have been made upon its receipts. Communications by mail shall be effective if to the Adviser, only if addressed to it at 545 Madison Avenue, New York, New York 10022, or if to the Client, only if addressed to it at 500 West Fifth Street, Winston-Salem, North Carolina 27152, provided that either party may specify another address or addresses for itself for this purpose in a notice similarly given.

         The Adviser may rely upon any communication (written or oral) from any person if the Adviser reasonably believes it to be genuine and from an authorized person. A person shall be deemed to be an authorized person for purposes hereof if his name, specimen signature and authority have been certified to the Adviser by the Secretary or Assistant Secretary of the Client over its corporate seal, and such person shall continue to be deemed an authorized person until the Adviser receives written notice to the contrary from the Secretary or Assistant Secretary of the Client over its corporate seal.

                  19. Representation by the Client. The Client represents and confirms that the employment of the Adviser is authorized by the governing documents relating to the Account and that the terms hereof do not violate any obligation by which the Client or any subsidiary of the Client is bound, or by which the Adviser, as investment manager of the Account, is intended to be bound, whether arising by contract, operation of law, or otherwise. The Client further represents that (i) this Agreement has been duly authorized by appropriate action of the Client and each subsidiary of the Client whose authorization is required, and when executed and delivered will be binding upon the Client in accordance with its terms and (ii) the Client will deliver to the Adviser such evidence of such authority as the Adviser may reasonably require, whether by way of certified resolution or otherwise.

                  20. Amendment. This Agreement may be amended only by an instrument in writing executed by both parties; provided, that if during the term hereof, the Adviser becomes registered as an investment adviser under the federal Investment Advisers Act of 1940 (the "Act"), then effective upon the Adviser's registration as such, this Agreement shall be deemed to be amended to incorporate any provisions required by the Act, including but not limited to a provision to the effect that no assignment (as defined in and under the Act) of this Agreement shall be made by the Adviser without the consent of the Client.

                  21.      Governing Law.   This Agreement shall be construed
and enforced in accordance with, and governed by, the internal laws of the State of New York applicable to agreements made and to be performed in that State.

                                                             Page 74 of 85 Pages


                  IN WITNESS HEREOF, the parties hereto have executed this Agreement as of the date and year first above written.


                                 INTEGON LIFE CORPORATION


                                 By:      /s/ Mark W. Shartle
                                          ------------------------------
                                          Mark W. Shartle
                                          Sr. Vice President and CFO


                                 HEAD ASSET MANAGEMENT L.P.


                                 By:      /s/ Madie Ivy
                                          ------------------------------
                                          Madie Ivy
                                          General Partner

                                                             Page 75 of 85 Pages


                                                                      Appendix A


                           Initial Schedule of Assets
                           --------------------------



                  All cash, securities and other investment assets (except direct real estate investments and mortgages) of Integon Life Corporation, its insurance subsidiaries, and Integon International, Ltd.

                                                             Page 76 of 85 Pages


                                                                      EXHIBIT IV

                                OPTION AGREEMENT
                                ----------------

                  This Option Agreement dated as of March 31, 1992 by and among Jupiter Integon Limited Partnership, an Illinois limited partnership (the "Partnership"), Jupiter Industries, Inc., a Tennessee corporation ("Industries") and Edward W.
Ross of Chicago, Illinois ("Ross").

                                  Introduction
                                  ------------

                  The Partnership is a limited partner, and Industries is a general partner, of Integon Partners L.P., a Delaware limited partnership ("Integon Partners"). The Partnership and Industries in the aggregate have a 50% interest in Integon Partners, with the Partnership's interest being in excess of 49%. The assets of Integon Partners consist of 7,625,000 shares of Common Stock (the "IC Common Stock"), par value $.0l per share of Integon Corporation, a Delaware corporation ("Integon Corp."). The Partnership and Industries collectively as a 50% interest holder of Integon Partners have an indirect interest in 3,812,500 shares of IC Common Stock. The Partnership desires to grant to Ross an option to acquire certain of the shares of IC Common Stock presently held by Integon Partners and Industries hereby approves of the grant of the option on the terms hereinafter set forth.
                  NOW, THEREFORE, in consideration of the provisions set forth herein and for other good and valuable consideration, the receipt and adequacy of which hereby are acknowledged, the parties hereto agree as follows:

                                                             Page 77 of 85 Pages


                  1. Grant of Option. Upon the terms and subject to conditions herein set forth, the Partnership hereby grants to Ross an option (the "Option") to purchase from the Partnership Five Hundred Seventy-One Thousand Eight Hundred Seventy-Five (571,875) shares of IC Common Stock (the "Shares"), free and clear of liens, claims, pledges, restrictions and encumbrances, except restrictions that may be imposed by any applicable federal or state securities laws.
                  2. Purchase Price. Subject to the provisions of Section 6, the option purchase price per Share is Fifteen Dollars and Twenty-Five Cents ($15.25) (the "Per Share Option Price"). The purchase price for Shares purchased upon exercise of the Option shall be the product of the number of Shares purchased multiplied by the Per Share Option Price (the "Aggregate Exercise Price").
                  3.       Option Term.  The Option may be exercised by
Ross at any time during the period (the "Option Term") commencing on August 5, 1992 and expiring at 5:00 p.m., Chicago, Illinois time on August 5, 1995.
                  4. Exercise of Option. The Option may be exercised at any time during the Option Term by Ross delivering to the Partnership written notice of exercise ("Notice of Exercise"). The Notice of Exercise shall specify the number of Shares to be purchased at the Per Share Option Price and the closing date for the purchase, which date shall

                                                             Page 78 of 85 Pages


be not more than thirty days or less than ten days from the date of the Notice of Exercise.
                  5. Closing. The closing (the "Closing") of the purchase and sale pursuant to the exercise of the Option shall take place at 919 North Michigan Avenue, 15th Floor, Chicago, Illinois on the closing date and place so specified in the Notice of Exercise, or such other date as may be agreed between Ross and the Partnership. At the Closing, (i) the Partnership shall deliver to Ross a stock certificate for the Shares purchased by him, (ii) Ross shall deliver to the Partnership by certified or cashier's check or other form acceptable to the Partnership the Aggregate Exercise Price.
                  6. Option Adiustments. In the event of a stock split, stock dividend, combination of shares, reclassification, merger, consolidation, reorganization or other relevant change in the capitalization of Integon Corporation, the number and kind of shares covered by the Option and the Option Price shall be appropriately adjusted.
                  7. Shares Not Registered; Legend on Stock Certificates. Ross acknowledges that the Shares which may be acquired pursuant to the Option will not have been registered under the Securities Act of 1933, as amended (the "Securities Act"), or under any state securities law and may not be transferred except in compliance with the Securities Act and applicable state securities law. Further, Ross acknowledges that certificates representing the securities

                                                             Page 79 of 85 Pages


shall bear the following legend and such additional or other legends as Integon Corp. reasonably determines:
                           The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, assigned or transferred unless the Corporation has received an opinion of legal counsel satisfactory to the Corporation to the effect that registration under the Securities Act is not required and the securities may be sold, assigned or transferred without registration pursuant to an applicable exemption under the Securities Act from registration.

                  8. Subsequent Action. The parties recognize that the Shares are presently registered in the name of Integon Partners. The Partnership shall promptly use its best efforts (i) to amend the Integon Partnership Agreement to provide for a distribution of the Shares to the Partnership at the Closing in order to enable the Partnership to deliver the Shares to Ross or to obtain from Integon Partners an agreement to transfer the Shares to Ross at the Closing, and
(ii) to obtain for the benefit of Ross an agreement, in form and substance reasonably satisfactory to Ross, from Integon Corp. granting to Ross "piggyback" rights to register the Shares under the Securities Act of 1933, as amended, and under applicable state securities laws ("Piggyback Rights"). In the event Ross exercises the Option and the Partnership is unable to deliver to Ross at the Closing certificates for the Shares registered in the name of Ross in exchange for the Aggregate Exercise Price, at the Closing the Partnership shall cause Integon Partners to be dissolved as a partnership or to otherwise effect a partial distribution and shall

                                                             Page 80 of 85 Pages


direct that on distribution from Integon Partners to the Partnership of IC Common Stock that number of shares of IC Common Stock which equals the number of Shares shall be delivered to Ross in exchange for payment by Ross to the Partnership of the Aggregate Exercise Price. In the event Ross exercises the Option and acquires the Shares but the Partnership as of the Closing is unable to obtain for Ross an agreement from Integon Corp. granting Ross Piggyback Rights, the Partnership shall continue its efforts to obtain Piggyback Rights for Ross with respect to the Shares. In the event the Partnership obtains for itself Piggyback Rights or other registration rights with respect to IC Common Stock, the Partnership shall include the Shares in the shares of IC Common Stock covered by such rights unless separate registration arrangements satisfactory to Ross have previously been arranged. If under this Section 8 the Partnership is obligated to cause Integon Partners to be dissolved or to effect a partial distribution, Industries on behalf of the Partnership and as a general partner of Integon Partners shall take such action as shall be necessary to effect such dissolution or distribution.
                  9.       Sale of All of Integon Shares by Industries.
In the event during the Option Term and prior to exercise of Option Industries notifies Ross that Industries either directly, through Integon Partners or through a subsidiary, partnership or other entity controlled by Industries (collectively, the "Industries Affiliates") is selling to a

                                                             Page 81 of 85 Pages


purchaser who is not an Industries Affiliates all of the interests of Industries and the Industries Affiliates in IC Common Stock ("Outside Total Sale"), at the written request of Industries Ross shall at the closing of the Outside Total Sale sell the Option to Industries or any purchaser designated by Industries for a price equal to the difference between (i) the per share sale price to be paid pursuant to the Outside Total Offer multiplied by the number of Shares and (ii) the Aggregate Exercise Price.
                  10. Sale of Less Than All Integon Shares by Industries. In the event during the Option Term and prior to exercise of the Option Industries either directly, through Integon Partners or through an Industries Affiliate proposes to sell some but not all of the interest of Industries and the Industries Affiliates in IC Common Stock to a purchaser who is not an Industries Affiliate (the "Outside Partial Sale"), Industries shall give written notice to Ross of the proposed Outside Partial Sale, including the name of the purchaser, the per share purchase price and the other terms of sale. Ross, at his election, exercised by written notice to Industries prior to the closing of the Outside Partial Sale may sell a prorata number of the shares to be acquired by the purchaser in the Outside Partial Sale at the same price per share and on the other terms of sale as provided in the Outside Partial Sale. If Ross elects to sell a prorata number of shares in the Outside Partial Sale, (a) upon consummation of the closing of the Outside Partial Sale,

                                                             Page 82 of 85 Pages


 Jupiter shall cause to be paid to Ross, in accordance with the payment terms of the Outside Partial Sale, for each Share deemed sold by Ross in the Outside Partial Sale an amount equal to the difference between the per share sale price received in the Outside Partial Sale and the Per Share Option Price, and (b) the number of Shares subject to the Option shall be reduced by the number of shares deemed sold on behalf of Ross in the Outside Partial Sale. For purposes of this
Section 10, "pro rata" shall mean fifteen percent (15%).
                  11. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given when delivered in person or by cable, telegram, telex or facsimile transmission (receipt confirmed), or one business day after the date when sent by express courier service (charges prepaid) and two business days after the date when mailed by registered or certified mail (postage and charges prepaid, return receipt requested) to Ross at the address set forth below Ross' name on the signature page hereof, and to the Partnership or Industries at 919 North Michigan Avenue, 15th Floor, Chicago, Illinois 60611 Attention: Robert W. Berliner, Jr., General Counsel, or to such other address as either party may have furnished to the other in writing in accordance herewith.
                  12. Option Personal. The Option granted hereunder is personal to Ross, may only be exercised by Ross, a personal representative of his estate or a Permitted Assignee (as defined in this Section 12) and may not be transferred by

                                                             Page 83 of 85 Pages


Ross except to his spouse, children, grandchildren or trusts for their benefit ("Permitted Assigns").
                  13. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto, the successors of the Partnership, Industries, the personal representatives of the estate of Ross and Permitted Assigns but may not be assigned by either party hereto except as permitted under Section 12.
                  14. Governing Law. This Agreement shall be by, and construed in accordance with, the laws of the State of Illinois.
                  15. Amendment; Waiver. No amendment or waiver of any provision of this Agreement or consent to departure therefrom shall be effective unless in writing and signed by the Partnership, Industries and Ross in the case of an amendment, or by the party which is the beneficiary of any such provision in the case of a waiver or a consent to depart therefrom.

                                                             Page 84 of 85 Pages


                  IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto all as of the day and year first above written.

                  Partnership:

                                    JUPITER INTEGON LIMITED PARTNERSHIP

                                    By:  Jupiter Industries, Inc.
                                         as General Partner

                                         By:  /s/ Jerrold Wexler
                                              ----------------------------------
                                              Its: Chairman
                                                  ------------------------------

                  Ross:

                                    Name:  /s/ Edward W. Ross
                                           -------------------------------------
                                               Edward W. Ross

                                    Address:   1240 Lake Shore Dr.
                                               ---------------------------------
                                               Chicago, IL  60610
                                               ---------------------------------


                  Industries:

                                    JUPITER INDUSTRIES, INC.

                                          By: /s/ George E. Murphy
                                              ----------------------------------
                                              Its:  Vice-President
                                                   -----------------------------

                                                             Page 85 of 85 Pages

                  Each of the undersigned entities, being a limited partner of Jupiter Integon Limited Partnership, an Illinois limited partnership (the Partnership), does hereby approve the foregoing Option Agreement among the Partnership, Jupiter Industries, Inc. and Edward W. Ross.

Dated as of March 31, 1992


                                    ELGIN NATIONAL INDUSTRIES, INC.

                                            By:  /s/     C. H. Jamison
                                                 -------------------------------
                                                 Its: Vice President

                                    JUPITER CORP. TRANSPORTATION SYSTEM

                                            By:  /s/  C. H. Jamison
                                                 -------------------------------
                                                 Its: Chairman

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1 )*

                               Integon Corporation
      -------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $.01 per share
      -------------------------------------------------------------------

                         (Title of Class of Securities)


                                   45810F 10 1
      -------------------------------------------------------------------
                                 (CUSIP Number)


                              Albert P. Hand, Esq.     Tel. (212) 373-3032
                    Paul, Weiss, Rifkind, Wharton & Garrison
                           1285 Avenue of the Americas
                          New York, New York 10019-6064
                            Tel. No.: (212) 373-3032
      -------------------------------------------------------------------
  (Name, Address and Telephone Number of Person Authorized to Receive Notices
                              and Communications)


                                November 7, 1992
                 -----------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 77 Pages.

                          Exhibit Index is on Page 51.

                                 SCHEDULE 13D


CUSIP NO.  45810F 10 1                           PAGE    2   OF   77   PAGES
         ----------------------
-------------------------------                  -------------------------------


1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Integon Life Insurance Corporation

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (A) [X]
                                                                         (B) [ ]


3     SEC USE ONLY


4     SOURCE OF FUNDS*

            00 (See Item 3)

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                         [ ]


6     CITIZENSHIP OR PLACE OF ORGANIZATION

            North Carolina

                   7     SOLE VOTING POWER

    NUMBER OF                  631,327
      SHARES
   BENEFICIALLY
     OWNED BY
       EACH
    REPORTING
      PERSON
       WITH

      8            SHARED VOTING POWER


      9            SOLE DISPOSITIVE POWER

                         631,327

      10           SHARED DISPOSITIVE POWER


11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            631,327

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            3.7%

14    TYPE OF REPORTING PERSON*

            CO, IC
----- ------------
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D


CUSIP NO.  45810F 10 1                           PAGE    3   OF   77   PAGES
         ----------------------
-------------------------------                  -------------------------------


1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Integon Financial Life Insurance Corporation

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (A) [X]
                                                                         (B) [ ]

3     SEC USE ONLY


4     SOURCE OF FUNDS*

            Not Applicable

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                         [ ]


6     CITIZENSHIP OR PLACE OF ORGANIZATION

            North Carolina

                   7     SOLE VOTING POWER

    NUMBER OF                  631,327
      SHARES
   BENEFICIALLY
     OWNED BY
       EACH
    REPORTING
      PERSON
       WITH

      8            SHARED VOTING POWER


      9            SOLE DISPOSITIVE POWER

                         631,327

      10           SHARED DISPOSITIVE POWER


11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            631,327

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            3.7%

14    TYPE OF REPORTING PERSON*

            CO, IC
----- ------------
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D


CUSIP NO.  45810F 10 1                           PAGE    4   OF   77   PAGES
         ----------------------
-------------------------------                  -------------------------------


1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Integon Life Corporation

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (A) [X]
                                                                         (B) [ ]

3     SEC USE ONLY


4     SOURCE OF FUNDS*

            Not Applicable

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                         [ ]


6     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

                   7     SOLE VOTING POWER

    NUMBER OF                  631,327
      SHARES
   BENEFICIALLY
     OWNED BY
       EACH
    REPORTING
      PERSON
       WITH

      8            SHARED VOTING POWER


      9            SOLE DISPOSITIVE POWER

                         631,327

      10           SHARED DISPOSITIVE POWER


11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            631,327

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            3.7%

14    TYPE OF REPORTING PERSON*

            CO, HC
----- ------------
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D


CUSIP NO.  45810F 10 1                           PAGE    5   OF   77   PAGES
         ----------------------
-------------------------------                  -------------------------------


1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Head Asset Management L.P.

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (A) [X]
                                                                         (B) [ ]

3     SEC USE ONLY


4     SOURCE OF FUNDS*

            Not Applicable

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                         [ ]


6     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

                   7     SOLE VOTING POWER

    NUMBER OF
      SHARES
   BENEFICIALLY
     OWNED BY
       EACH
    REPORTING
      PERSON
       WITH

      8            SHARED VOTING POWER


      9            SOLE DISPOSITIVE POWER

                         631,327

      10           SHARED DISPOSITIVE POWER


11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            631,327

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            3.7%

14    TYPE OF REPORTING PERSON*

            PN, IA
----- ------------
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D


CUSIP NO.  45810F 10 1                           PAGE    6   OF   77   PAGES
         ----------------------
-------------------------------                  -------------------------------


1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Integon Partners II L.P.

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (A) [X]
                                                                         (B) [ ]

3     SEC USE ONLY


4     SOURCE OF FUNDS*

            Not Applicable

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                         [ ]


6     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

                   7     SOLE VOTING POWER

    NUMBER OF                  631,327
      SHARES
   BENEFICIALLY
     OWNED BY
       EACH
    REPORTING
      PERSON
       WITH

      8            SHARED VOTING POWER


      9            SOLE DISPOSITIVE POWER

                         631,327

      10           SHARED DISPOSITIVE POWER


11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            631,327

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            3.7%

14    TYPE OF REPORTING PERSON*

            PN
----- ------------
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D


CUSIP NO.  45810F 10 1                           PAGE    7   OF   77   PAGES
         ----------------------
-------------------------------                  -------------------------------


1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Integon Life Partners L.P.

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (A) [X]
                                                                         (B) [ ]

3     SEC USE ONLY


4     SOURCE OF FUNDS*

            Not Applicable

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                         [ ]


6     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

                   7     SOLE VOTING POWER

    NUMBER OF                  631,327
      SHARES
   BENEFICIALLY
     OWNED BY
       EACH
    REPORTING
      PERSON
       WITH

      8            SHARED VOTING POWER



      9            SOLE DISPOSITIVE POWER

                         631,327

      10           SHARED DISPOSITIVE POWER


11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            631,327

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            3.7%

14    TYPE OF REPORTING PERSON*

            PN
----- ------------
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D


CUSIP NO.  45810F 10 1                           PAGE    8   OF   77   PAGES
         ----------------------
-------------------------------                  -------------------------------


1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Integon Partners L.P.

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (A) [X]
                                                                         (B) [ ]

3     SEC USE ONLY


4     SOURCE OF FUNDS*

            00 (See Item 3)

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                         [ ]


6     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

                   7     SOLE VOTING POWER

    NUMBER OF                  8,387,500
      SHARES
   BENEFICIALLY
     OWNED BY
       EACH
    REPORTING
      PERSON
       WITH

      8            SHARED VOTING POWER


      9            SOLE DISPOSITIVE POWER

                         8,387,500

      10           SHARED DISPOSITIVE POWER

                         --

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            8,387,500

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            48.8%

14    TYPE OF REPORTING PERSON*

            PN
----- ------------
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D


CUSIP NO.  45810F 10 1                           PAGE    9   OF   77   PAGES
         ----------------------
-------------------------------                  -------------------------------


1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Head Insurance Investors L.P.

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (A) [X]
                                                                         (B) [ ]

3     SEC USE ONLY


4     SOURCE OF FUNDS*

            Not Applicable

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                         [ ]


6     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

                   7     SOLE VOTING POWER

    NUMBER OF
      SHARES
   BENEFICIALLY
     OWNED BY
       EACH
    REPORTING
      PERSON
       WITH

      8            SHARED VOTING POWER

                         9,018,827 (See Item 5)

      9            SOLE DISPOSITIVE POWER


      10           SHARED DISPOSITIVE POWER

                         9,018,827 (See Item 5)

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            9,018,827 (See Item 5)

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            52.4%

14    TYPE OF REPORTING PERSON*

            PN
----- ------------
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D


CUSIP NO.  45810F 10 1                           PAGE    10   OF   77   PAGES
         ----------------------
-------------------------------                  -------------------------------


1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Heracles Partners L.P.

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (A) [X]
                                                                         (B) [ ]

3     SEC USE ONLY


4     SOURCE OF FUNDS*

            Not Applicable

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                         [ ]


6     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

                   7     SOLE VOTING POWER

    NUMBER OF
      SHARES
   BENEFICIALLY
     OWNED BY
       EACH
    REPORTING
      PERSON
       WITH

      8            SHARED VOTING POWER

                         9,018,827 (See Item 5)

      9            SOLE DISPOSITIVE POWER


      10           SHARED DISPOSITIVE POWER

                         9,018,827 (See Item 5)

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            9,018,827 (See Item 5)

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            52.4%

14    TYPE OF REPORTING PERSON*

            PN
----- ------------
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D


CUSIP NO.  45810F 10 1                           PAGE    11   OF   77   PAGES
         ----------------------
-------------------------------                  -------------------------------


1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            John C Head III

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (A) [X]
                                                                         (B) [ ]

3     SEC USE ONLY


4     SOURCE OF FUNDS*

            PF, with respect to 2,500 shares; not applicable with respect to the other shares listed.

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                         [ ]


6     CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.

                   7     SOLE VOTING POWER

    NUMBER OF                  7490
      SHARES
   BENEFICIALLY
     OWNED BY
       EACH
    REPORTING
      PERSON
       WITH

      8            SHARED VOTING POWER

                         9,018,827 (See Item 5)

      9            SOLE DISPOSITIVE POWER

                         7490

      10           SHARED DISPOSITIVE POWER

                         9,018,827 (See Item 5)

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            9,018,827 (See Item 5)

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            52.4%

14    TYPE OF REPORTING PERSON*

            IN
----- ------------
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D


CUSIP NO.  45810F 10 1                           PAGE    12   OF   77   PAGES
         ----------------------
-------------------------------                  -------------------------------


1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Madie Ivy

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (A) [X]
                                                                         (B) [ ]

3     SEC USE ONLY


4     SOURCE OF FUNDS*
            PF, with respect to 2,500 shares; not applicable with respect to the other shares listed.

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                         [ ]


6     CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.

                   7     SOLE VOTING POWER

    NUMBER OF                  7490
      SHARES
   BENEFICIALLY
     OWNED BY
       EACH
    REPORTING
      PERSON
       WITH

      8            SHARED VOTING POWER

                         9,018,827 (See Item 5)

      9            SOLE DISPOSITIVE POWER

                         7490

      10           SHARED DISPOSITIVE POWER

                         9,018,827 (See Item 5)

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            9,018,827 (See Item 5)

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            52.4%

14    TYPE OF REPORTING PERSON*

            IN
----- ------------
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D


CUSIP NO.  45810F 10 1                           PAGE    13   OF   77   PAGES
         ----------------------
-------------------------------                  -------------------------------


1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Jupiter Industries, Inc.

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (A) [X]
                                                                         (B) [ ]

3     SEC USE ONLY


4     SOURCE OF FUNDS*

            Not Applicable

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                         [ ]


6     CITIZENSHIP OR PLACE OF ORGANIZATION

            Tennessee

                   7     SOLE VOTING POWER

    NUMBER OF
      SHARES
   BENEFICIALLY
     OWNED BY
       EACH
    REPORTING
      PERSON
       WITH

      8            SHARED VOTING POWER

                         9,018,827 (See Item 5)

      9            SOLE DISPOSITIVE POWER


      10           SHARED DISPOSITIVE POWER

                         9,018,827 (See Item 5)

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            9,018,827 (See Item 5)

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            52.4%

14    TYPE OF REPORTING PERSON*

            CO
----- ------------
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D


CUSIP NO.  45810F 10 1                           PAGE    14   OF   77   PAGES
         ----------------------
-------------------------------                  -------------------------------


1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Edward W. Ross

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (A) [X]
                                                                         (B) [ ]

3     SEC USE ONLY


4     SOURCE OF FUNDS*

            Not Applicable

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                         [ ]


6     CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.

                   7     SOLE VOTING POWER

    NUMBER OF                  631,432
      SHARES
   BENEFICIALLY
     OWNED BY
       EACH
    REPORTING
      PERSON
       WITH

      8            SHARED VOTING POWER

                         9,018,827 (See Item 5)

      9            SOLE DISPOSITIVE POWER

                         631,432

      10           SHARED DISPOSITIVE POWER

                         9,018,827

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            9,018,827

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            52.4%

14    TYPE OF REPORTING PERSON*


----- ------------
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D


CUSIP NO.  45810F 10 1                           PAGE    15   OF   77   PAGES
         ----------------------
-------------------------------                  -------------------------------


1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Howard R. Koven

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (A) [X]
                                                                         (B) [ ]

3     SEC USE ONLY


4     SOURCE OF FUNDS*

            Not Applicable

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                         [ ]


6     CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.

                   7     SOLE VOTING POWER

    NUMBER OF
      SHARES
   BENEFICIALLY
     OWNED BY
       EACH
    REPORTING
      PERSON
       WITH

      8            SHARED VOTING POWER

                         9,018,827 (See Item 5)

      9            SOLE DISPOSITIVE POWER


      10           SHARED DISPOSITIVE POWER

                         9,018,827 (See Item 5)

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            9,018,827 (See Item 5)

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            52.4%

14    TYPE OF REPORTING PERSON*

            IN

----- ------------
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D


CUSIP NO.  45810F 10 1                           PAGE    16   OF   77   PAGES
         ----------------------
-------------------------------                  -------------------------------


1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Philip Rootberg

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (A) [X]
                                                                         (B) [ ]

3     SEC USE ONLY


4     SOURCE OF FUNDS*

            Not Applicable

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                         [ ]


6     CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.

                   7     SOLE VOTING POWER

    NUMBER OF
      SHARES
   BENEFICIALLY
     OWNED BY
       EACH
    REPORTING
      PERSON
       WITH

      8            SHARED VOTING POWER

                         9,018,827 (See Item 5)

      9            SOLE DISPOSITIVE POWER


      10           SHARED DISPOSITIVE POWER

                         9,018,827 (See Item 5)

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            9,018,827 (See Item 5)

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            52.4%

14    TYPE OF REPORTING PERSON*

            IN
----- ------------
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP NO. 45810F 10 1          13D       Page 17 of 77 Pages





                         Amendment No. 1 to Schedule 13D
                         -------------------------------


           The statement on Schedule 13D filed on April 9, 1992 (the "Statement"), relating to the Common Stock, par value $.01 per share (the "Common Stock") issued by Integon Corporation (the "Issuer") is hereby amended by this Amendment No. 1 as indicated below. Unless otherwise indicated, all capitalized terms shall have the same meaning as provided in the Statement. The Statement, as amended by this Amendment No. 1, shall be hereinafter referred to as the "Amended Statement."

CUSIP NO. 45810F 10 1          13D       Page 18 of 77 Pages




ITEM 2.    IDENTITY AND BACKGROUND.

           Item 2 is hereby amended by deleting the title "Acting President"
           -----------------------------------------------------------------
corresponding to the name Walter B. Colvin, in each of Schedules A, B and C
---------------------------------------------------------------------------
(with respect to ILIC, IFLIC and ILC, respectively), and inserting in lieu
--------------------------------------------------------------------------
thereof the title, "President."
-------------------------------
           Item 2(a) is hereby amended and restated to read, in its entirety, as
           ---------------------------------------------------------------------
follows:
--------
           (a) Pursuant to Rule 13d-1(f)(1) of the Rules and Regulations of the Securities Exchange Act of 1934, as amended (the "Act"), the undersigned hereby file this Schedule 13D Statement on behalf of Integon Life Insurance Corporation, a North Carolina corporation ("ILIC"), Integon Financial Life Insurance Corporation, a North Carolina corporation ("IFLIC"), Integon Life Corporation, a Delaware corporation ("ILC"), Head Asset Management L.P., a Delaware limited partnership ("Head Management"), Integon Partners II L.P., a Delaware limited partnership ("Integon Partners II"), Integon Life Partners L.P., a Delaware limited partnership ("Life Partners"), Integon Partners L.P., a Delaware limited partnership ("Integon Partners"), Head Insurance Investors L.P., a Delaware limited partnership ("Head Investors"), Heracles Partners L.P., a Delaware limited partnership ("Heracles"), John C Head III, Madie Ivy, Jupiter Industries, Inc., a Tennessee corporation

CUSIP NO. 45810F 10 1          13D       Page 19 of 77 Pages




("Jupiter"), Philip Rootberg, Howard R. Koven, and Edward W.
Ross (collectively, the "Reporting Persons").
           The Reporting Persons may be deemed to constitute a "group" for the purpose of this statement. A copy of the Joint Filing Agreement among the Reporting Persons is filed herewith as Exhibit V.

           Item 2 (b) - (c) is hereby amended by deleting the heading "Jupiter,
           --------------------------------------------------------------------
Jerrold Wexler and Edward W. Ross" and the text thereunder, and replacing it
----------------------------------------------------------------------------
with the following:
-------------------
           JUPITER, HOWARD R. KOVEN, PHILIP ROOTBERG AND EDWARD W. ROSS
           Jupiter is a Tennessee corporation engaged either directly or indirectly through subsidiaries or affiliates in the transportation, construction, real estate, graphic arts, gas gathering, oil and gas, heavy engineering, industrial products manufacturing and distribution, coal and mineral equipment manufacturing and boat manufacturing industries, hand tool, electrical and electronic assembly and distribution and in retail trade. Jerrold Wexler was the Chairman of Jupiter until his death on November 7, 1992. Mr. Ross remains the Vice Chairman and President, and has assumed Mr. Wexler's duties. The vacancy left by Mr. Wexler's death has not yet been filled. The principal business address and principal office of Jupiter, as well as the business address for Mr. Ross, is 919 North Michigan Avenue, Suite 1500, Chicago, Illinois 60611.

CUSIP NO. 45810F 10 1          13D       Page 20 of 77 Pages




           As a result of Mr. Wexler's death, Howard R. Koven, as trustee of Tanya Trust No. 1, J.W. Family Trust Nos. 1-20, Wexler Family Voting Trust
(1992), and Wexler Family Voting Trust No. 4, all of which own voting stock of Jupiter, became a controlling person of Jupiter. Also as a result of Mr. Wexler's death, Philip Rootberg, individually, and as trustee of Jerrold Wexler Revocable Trust, which owns voting stock of Jupiter, became a controlling person of Jupiter. Mr. Koven is an attorney with the law firm of Jenner & Block. The principal address of Jenner & Block, as well as the business address for Mr. Koven, is One IBM Plaza, Chicago, Illinois 60611. Mr. Rootberg is an accountant with the firm Philip Rootberg & Company. The principal address of Philip Rootberg & Company, as well as the business address for Mr. Rootberg, is 250 South Wacker Drive, Suite 800, Chicago, Illinois 60606.
           Information relating to the directors and executive officers of Jupiter as of November 18, 1992 is set forth on Schedule D hereto, which is incorporated herein by reference.

           Item 2 is hereby further amended by deleting the
           ------------------------------------------------
name "Jerrold Wexler" and the corresponding Business Address and title relating
-------------------------------------------------------------------------------
to such name.
-------------

ITEM 3.    SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

           Item 3 is hereby amended by adding the following to the end thereof:
           --------------------------------------------------------------------

CUSIP NO. 45810F 10 1          13D       Page 21 of 77 Pages




           Edward W. Ross acquired his option to purchase the Option Shares (as defined in Item 5, as amended) in consideration for services.

ITEM 4.    PURPOSE OF TRANSACTION.

           Item 4 is hereby amended by adding the following to the end thereof:
           --------------------------------------------------------------------
           Jupiter Integon Limited Partnership ("Jupiter Partnership") granted Mr. Ross his option to acquire the Option Shares in order to increase Mr. Ross's investment in the Common Stock in relation to the other owners of Jupiter and Jupiter Partnership.
           On November 5, 1992, the Board of Directors of the Issuer declared a dividend on the Common Stock payable on December 15, 1992 in shares of Common Stock in the amount of one share for every ten shares of Common Stock held by stockholders of record on November 17, 1992 (the "Stock Dividend"). Unless otherwise specified, all further references in this Amended Statement to amounts of shares of Common Stock have been adjusted to reflect the payment of the Stock Dividend.
           ILIC and Integon Partners plan to sell an aggregate of 3,500,000 shares of Common Stock through an underwritten secondary public offering (the "Secondary Offering"). Integon Partners plans to sell 3,000,000 shares and ILIC plans to sell 500,000 shares. After the completion of the Secondary Offering, Integon Partners will own

CUSIP NO. 45810F 10 1          13D       Page 22 of 77 Pages




5,387,500 shares, or approximately 31.3% of the outstanding shares of Common Stock, and ILIC will own 131,327 shares, which is less than 1% of the outstanding shares of Common Stock. Integon Partners has informed the Issuer and the other Reporting Persons that its intention to sell shares of Common Stock is due to requirements of its partners, includ ing estate settlement purposes. The Reporting Persons may, and reserve the right to, buy additional shares or to sell some or all of their holdings in the open market or in one or more privately negotiated transactions under appropriate circumstances.

ITEM 5.    INTEREST IN SECURITIES OF THE ISSUER.

           Item 5 is hereby amended and restated to read, in its entirety, as
           ------------------------------------------------------------------
follows:
--------
           (a) The aggregate percentage of shares of Common Stock reported owned by each person herein is based upon 17,217,227 shares of outstanding Common Stock of the Issuer (the approximate number of shares after payment of the Stock Dividend).
           As of the close of business on November 18, 1992, and as adjusted to reflect the Stock Dividend:
                (i) The Reporting Persons own in the aggregate 9,028,687 shares, which represent approximately 52.4% of the shares of Common Stock.
               (ii) ILIC is the direct beneficial owner, for the purposes of Rule 13d-3, of 631,327 shares of the Common

CUSIP NO. 45810F 10 1          13D       Page 23 of 77 Pages




Stock, which represent approximately 3.7% of the shares of Common Stock.
              (iii) As the sole stockholder of ILIC, IFLIC may, pursuant to Rule 13d-3, be deemed to own beneficially 631,327 shares of Common Stock, which represent approximately 3.7% of the shares of Common Stock. As the sole stockholder of IFLIC, ILC may be deemed to own beneficially such shares. In addition, Integon Partners II, as the sole stockholder of ILC, may be deemed to own beneficially such shares, and Life Partners, because of its position as the sole general partner of Integon Partners II, may be deemed to own beneficially such shares.
              (iv) ILC and Head Management are parties to an Investment Advisory Agreement dated as of February 13, 1992, pursuant to which Head Management serves as the investment manager with respect to (among other assets) the securities in the investment portfolios of ILC and its subsidiaries. Under such agreement, Head Management has investment power over the shares of Common Stock held by ILIC, and therefore may, pursuant to Rule 13d-3, be deemed to own beneficially 631,327 shares of Common Stock, which represent approximately 3.7% of the shares of Common Stock. Head Management disclaims beneficial ownership of such shares. (See Item 6 of this statement for a more complete description of such agreement.)

CUSIP NO. 45810F 10 1          13D       Page 24 of 77 Pages




                (v) James T. Lambie, a Director of ILC and of the Issuer, and the President of the Issuer, is the direct beneficial owner of 39,436 shares of the Common Stock, which represent approximately 0.2% of the shares of Common Stock.
               (vi) Integon Partners is the direct beneficial owner of 8,387,500 shares of the Common Stock, which represent approximately 48.7% of the shares of Common Stock.
              (vii) Because of their positions as the general partners of Integon Partners, Head Investors and Jupiter may, pursuant to Rule 13d-3, be deemed to own beneficially the 8,387,500 shares of the Common Stock held by Integon Partners. In addition, because of their positions as the general partners of Life Partners, Head Investors and Jupiter may be deemed to own beneficially the 631,327 shares of Common Stock held by ILIC. Therefore, Head Investors and Jupiter may each be deemed to own beneficially 9,018,827 shares, which represent approximately 52.4% of the shares of Common Stock. Except to the extent of their proportionate interests in Integon Partners and Life Partners, Head Investors and Jupiter disclaim beneficial ownership of such shares.
             (viii) Because of its position as the general partner of Head Investors, Heracles may, pursuant to Rule 13d-3, be deemed to own beneficially 9,018,827 shares,

CUSIP NO. 45810F 10 1          13D       Page 25 of 77 Pages




which represent approximately 52.4% of the shares of Common Stock. Except to the extent of its interest in Head Investors, Heracles disclaims beneficial ownership of such shares.
               (ix) As controlling persons of Jupiter, each of Howard R. Koven and Philip Rootberg may, pursuant to Rule 13d-3, be deemed to own beneficially 9,018,827 shares, which represent approximately 52.4% of the shares of Common Stock. Mr. Koven disclaims beneficial ownership of such shares, and except to the extent of his interests in Jupiter, Mr. Rootberg disclaims beneficial ownership of such shares.
               (x) Edward W. Ross is the direct beneficial owner of 2,370 shares of Common Stock. As a controlling person of Jupiter, Mr. Ross may, pursuant to Rule 13d-3, be deemed to own beneficially 9,018,827 shares, which represent approximately 52.4% of the shares of Common Stock. When such shares are aggregated pursuant to Rule 13d-3, Mr. Ross may be deemed to own beneficially 9,021,197 shares, which represent approximately 52.4% of the shares of Common Stock. Jupiter Partnership has granted to Mr. Ross an option to purchase, from time to time, in whole or in part, 629,062 of the shares presently held by Integon Partners (the "Option Shares"), which option is exercisable during the period commencing on August 5, 1992 and expiring August 5, 1995 (the "Ross Option"). (See Item 6 of this Statement for a description of the Ross Option.) Mr. Ross and Jupiter Partnership have agreed that after the Secondary

CUSIP NO. 45810F 10 1          13D       Page 26 of 77 Pages




Offering Jupiter will deliver to Mr. Ross an amount in cash equal to the portion of the net proceeds of the Secondary Offering relating to 225,000 shares of Common Stock underlying the Ross Option, less the option price to be paid by Mr. Ross with respect to such amount of shares. After such payment, the Ross Option will be exercisable with respect to 404,062 shares of Common Stock. Except for the Option Shares and except to the extent of his interest in Jupiter, Mr. Ross disclaims beneficial ownership of the shares held by Integon Partners and ILIC.
               (xi) Ms. Ivy is the direct beneficial owner of 3,470 shares of Common Stock. Because of her position as a general partner of Heracles, Ms. Ivy may, pursuant to Rule 13d-3, be deemed to own beneficially 9,018,827 shares of Common Stock. In addition, Ms. Ivy may be deemed to own beneficially 220 shares for which she is custodian for her children (the "Custodial Shares") and 220 shares owned by trusts for the benefit of her children, for which she is Trustee (the "Trust Shares"). Further, as she is married to Mr. Head, Ms. Ivy may be deemed to own beneficially the 3,580 shares directly owned by Mr. Head. When all of such shares are aggregated pursuant to Rule 13d-3, Ms. Ivy may be deemed to own beneficially 9,026,317 shares, which represent approximately 52.4% of the shares of Common Stock. Except to the extent of her interests in Heracles and Head Management, Ms. Ivy disclaims

CUSIP NO. 45810F 10 1          13D       Page 27 of 77 Pages




beneficial ownership of the shares held by Integon Partners and ILIC.
              (xii) John C Head III is the direct beneficial owner of 3,580 shares of Common Stock. Because of his position as a general partner of Heracles, Mr. Head may be deemed to own beneficially 9,018,827 shares of Common Stock. Further, as he is married to Madie Ivy, and for the reasons described above with respect to Ms. Ivy's beneficial ownership, Mr. Head may be deemed to own beneficially the shares directly owned by Ms. Ivy, the Custodial Shares and the Trust Shares. When all such shares are aggregated pursuant to Rule 13d-3, Mr. Head may be deemed to own beneficially 9,026,317 shares, which represent approximately 52.4% of the shares of Common Stock. Except to the extent of his interests in Heracles and Head Management, Mr. Head disclaims beneficial ownership of the shares held by Integon Partners and ILIC.
             (xiii) Charles H. Jamison, the Vice President and a director of ILC, is the direct beneficial owner of 2,370 shares of Common Stock, which represents less than 0.1% of the shares of Common Stock.
              (xiv) Mark Shartle, the Senior Vice President, Chief Financial Officer and a director of ILC, the Senior Vice President, Chief Financial Officer and a director of IFLIC, and the Executive Vice President, Chief Financial Officer and a director of ILIC, is the direct beneficial owner of 1,100 shares of Common Stock, which represents less than 0.1% of the shares of Common Stock.

CUSIP NO. 45810F 10 1          13D       Page 28 of 77 Pages




               (xv) Candace L. Straight, a director of ILC, is the direct beneficial owner of 3,580 shares of Common Stock, which represents less than 0.1% of the shares of Common Stock.
              (xvi) Dennis M. Troha, a director of ILC, is the direct beneficial owner of 2,370 shares of Common Stock, which represents less than 0.1% of the shares of Common Stock.
           (b) Head Investors, Heracles, Mr. Head and Ms. Ivy, on the one hand, and Jupiter and its controlling persons Howard R. Koven, Philip Rootberg, and Edward W. Ross, on the other hand, exercise shared power to vote or to direct the vote, and shared power to dispose or direct the disposition, of the 9,018,827 shares of Common Stock beneficially owned by them through their respective general partner interests in Integon Partners and Life Partners. In addition, as between themselves, Mr. Head and Ms. Ivy exercise shared power to vote or to direct the vote, and shared power to dispose or direct the disposition, of shares of Common Stock beneficially owned by them through their respective general partner interests in Heracles and Head Management. Moreover, Messrs. Koven, Rootberg, and Ross exercise shared power to vote or to direct the vote, and shared power to dispose or direct the disposition, of shares of Common Stock beneficially owned by them through their respective controlling interests in Jupiter, and through their positions as members of Jupiter's Board of Directors.

CUSIP NO. 45810F 10 1          13D       Page 29 of 77 Pages




           Except as set forth above, each of the Reporting Persons has sole power to vote or direct the vote and sole power to dispose or direct the disposition of the shares of Common Stock of which it has beneficial ownership.
           (c)  Not applicable.
           (d) In addition to the Reporting Persons, the limited partners of each of Integon Partners, Integon Partners II, Life Partners, Head Investors and Heracles may have the right to receive dividends from, or the proceeds from the sale of, the shares of the Common Stock. Jupiter Partnership, which is a limited partner of Integon Partners, has such an interest relating to approximately 24.2% of the issued and outstanding shares of the Common Stock, and two limited partners of Jupiter Partnership that are subsidiaries of Jupiter each have such interests relating to approximately 12.1% of the issued and outstanding shares of Common Stock. Additionally, a limited partner of Head Investors has such an interest relating to approximately 5.3% of the issued and outstanding shares of Common Stock.
           (e) Jerrold Wexler died on November 7, 1992, thereby ceasing to be a beneficial owner of Common Stock and a reporting person herein.

CUSIP NO. 45810F 10 1          13D       Page 30 of 77 Pages




ITEM 6.    CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR
RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

           Item 6 is hereby amended by deleting the third paragraph thereof and
           --------------------------------------------------------------------
replacing it with the following:
--------------------------------
           Pursuant to an Option Agreement dated as of March 31, 1992, among Jupiter Partnership, Jupiter and Mr. Ross, as supplemented and amended (the "Ross Option Agreement"), Jupiter Partnership has granted to Mr. Ross an option to purchase 629,062 shares of Common Stock, which shares are presently held by Integon Partners. Mr. Ross may exercise his option, from time to time, in whole or in part, during the period commencing on August 5, 1992 and expiring on August 5, 1995. Mr. Ross must give Jupiter and Jupiter Partnership notice of exercise of his option, and the closing date for the purchase is to be not more than thirty days or less than ten days from the date of such notice. Jupiter Partnership has agreed to use its best efforts either to amend the Integon Partners partnership agreement to provide for a distribution of the Option Shares to Jupiter Partnership at the closing of Mr. Ross's purchase in order to enable Jupiter Partnership to deliver the Option Shares to Mr. Ross, or to obtain from Integon Partners an agreement to transfer the Option Shares to Mr. Ross at the closing. In addition, pursuant to such agreement, in the event Mr. Ross exercises his option and Jupiter Partnership is unable to deliver or cause the delivery of the Option Shares to Mr. Ross, Jupiter Partnership shall cause Integon Partners to be dissolved as a partnership in order to cause the necessary distribution of the Option Shares to Jupiter Partnership. In addition, such agreement provides that if Jupiter Partners becomes obligated to cause Integon Partners to be dissolved or to effect a

CUSIP NO. 45810F 10 1          13D       Page 31 of 77 Pages




partial distribution, Jupiter shall take such action as shall be necessary to effect such dissolution or distribution.
           Pursuant to an alternative procedure contained in the Ross Option Agreement which Mr. Ross has elected to exercise, Mr. Ross will receive an amount in cash equal to the portion of the net proceeds of the Secondary Offering relating to 225,000 shares of Common Stock underlying the Ross Option, less Mr. Ross's option price with respect to such shares. After such payment, the Ross Option will be exercisable with respect to 404,062 shares of Common Stock.

ITEM 7.    MATERIAL TO BE FILED AS EXHIBITS.

           Item 7 is hereby amended by adding the following to the end thereof:
           -------------------------------------------------------------------
      Exhibit IV     --   Option Agreement dated as of
                          March 31, 1992 among Jupiter
                          Partnership, Jupiter and Edward W.
                          Ross

      Exhibit V      --   Joint Filing Agreement

      Exhibit VI     --   Power of Attorney, executed by each
                          of the Reporting Persons

      Exhibit VII    --   Supplemental Amendment to Option
                          Agreement, dated as of November 2,
                          1992, among Jupiter Partnership,
                          Jupiter and Edward W. Ross

CUSIP NO. 45810F 10 1          13D       Page 32 of 77 Pages





                                    Signature
                                    ---------


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  November 30, 1992





                     INTEGON LIFE INSURANCE CORPORATION


                     By:/s/ Mark W. Shartle
                        ------------------------------------
                        Name:  Mark W. Shartle
                        Title: Executive Vice President
                               and Chief Financial Officer

CUSIP NO. 45810F 10 1          13D       Page 33 of 77 Pages





                                    Signature
                                    ---------


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  November 30, 1992





                     INTEGON FINANCIAL LIFE INSURANCE
                       CORPORATION


                     By:/s/ Mark W. Shartle
                        ------------------------------------
                        Name:  Mark W. Shartle
                        Title: Senior Vice President and
                               Chief Financial Officer

CUSIP NO. 45810F 10 1          13D       Page 34 of 77 Pages





                                    Signature
                                    ---------


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  November 30, 1992





                     INTEGON LIFE CORPORATION



                     By:/s/ Mark W. Shartle
                        ------------------------------------
                        Name:  Mark W. Shartle
                        Title: Senior Vice President and
                               Chief Financial Officer

CUSIP NO. 45810F 10 1          13D       Page 35 of 77 Pages





                                    Signature
                                    ---------


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  November 30, 1992



                     HEAD ASSET MANAGEMENT L.P.



                     By:/s/ Madie Ivy
                        ------------------------------------
                               General Partner

CUSIP NO. 45810F 10 1          13D       Page 36 of 77 Pages





                                    Signature
                                    ---------


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  November 30, 1992





                     INTEGON PARTNERS II L.P.

                     By: Integon Life Partners L.P.

                         By: Head Insurance Investors L.P.
                             General Partner

                             By: Heracles Partners L.P.
                                 General Partner


                          By: /s/ Madie Ivy
                             --------------------------------
                                        General Partner


                         By: Jupiter Industries, Inc.
                             General Partner


                                  By:
                                     ------------------------
                                        Edward W. Ross
                                        President

CUSIP NO. 45810F 10 1          13D       Page 37 of 77 Pages





                                    Signature
                                    ---------


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  November 30, 1992





                     INTEGON PARTNERS II L.P.

                     By: Integon Life Partners L.P.

                         By: Head Insurance Investors L.P.
                             General Partner

                             By: Heracles Partners L.P.
                                 General Partner


                          By:
                             -------------------------------
                                        General Partner


                         By: Jupiter Industries, Inc.
                             General Partner


                                  By:/s/ Edward W. Ross
                                     -----------------------
                                        Edward W. Ross
                                        President

CUSIP NO. 45810F 10 1          13D       Page 38 of 77 Pages





                                    Signature
                                    ---------


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  November 30, 1992





                     INTEGON LIFE PARTNERS L.P.

                     By: Head Insurance Investors L.P.
                         General Partner

                         By: Heracles Partners L.P.
                             General Partner


                             By:/s/ Madie Ivy
                                ----------------------------
                                   General Partner


                     By: Jupiter Industries, Inc.
                         General Partner


                             By:
                                ----------------------------
                                    Edward W. Ross
                                    President

CUSIP NO. 45810F 10 1          13D       Page 39 of 77 Pages





                                    Signature
                                    ---------


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  November 30, 1992





                     INTEGON LIFE PARTNERS L.P.

                     By: Head Insurance Investors L.P.
                         General Partner

                         By: Heracles Partners L.P.
                             General Partner


                             By:
                                ----------------------------
                                   General Partner


                     By: Jupiter Industries, Inc.
                         General Partner


                             By:/s/ Edward W. Ross
                                ----------------------------
                                    Edward W. Ross
                                    President

CUSIP NO. 45810F 10 1          13D       Page 40 of 77 Pages





                                    Signature
                                    ---------


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  November 30, 1992





                     INTEGON PARTNERS L.P.

                     By: Head Insurance Investors L.P.
                         General Partner

                         By: Heracles Partners L.P.
                             General Partner


                             By:/s/ Madie Ivy
                                ----------------------------
                                    General Partner


                     By: Jupiter Industries, Inc.
                         General Partner


                             By:
                                ----------------------------
                                    Edward W. Ross
                                    President

CUSIP NO. 45810F 10 1          13D       Page 41 of 77 Pages






                                    Signature
                                    ---------


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  November 30, 1992





                     INTEGON PARTNERS L.P.

                     By: Head Insurance Investors L.P.
                         General Partner

                         By: Heracles Partners L.P.
                             General Partner


                             By:
                                ----------------------------
                                    General Partner


                     By: Jupiter Industries, Inc.
                         General Partner


                             By:/s/ Edward S. Ross
                                ----------------------------
                                    Edward W. Ross
                                    President

CUSIP NO. 45810F 10 1          13D       Page 42 of 77 Pages





                                    Signature
                                    ---------


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  November 30, 1992





                          HEAD INSURANCE INVESTORS L.P.

                          By: Heracles Partners L.P.
                              General Partner


                               By:/s/ Madie Ivy
                                  --------------------------
                                     General Partner

CUSIP NO. 45810F 10 1          13D       Page 43 of 77 Pages





                                    Signature
                                    ---------


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  November 30, 1992





                          HERACLES PARTNERS L.P.



                          By:/s/ Madie Ivy
                             -------------------------------
                                 General Partner

CUSIP NO. 45810F 10 1          13D       Page 44 of 77 Pages





                                    Signature
                                    ---------


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  November 30, 1992





                                 /s/ John C Head III
                                 ---------------------------
                                     John C Head III

CUSIP NO. 45810F 10 1          13D       Page 45 of 77 Pages





                                    Signature
                                    ---------


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  November 30, 1992





                                     /s/ Madie Ivy
                                     -----------------------
                                          Madie Ivy

CUSIP NO. 45810F 10 1          13D       Page 46 of 77 Pages





                                    Signature
                                    ---------


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  November 30, 1992





                               JUPITER INDUSTRIES, INC.



                               By:/s/ Edward W. Ross
                                  --------------------------
                                      Edward W. Ross
                                      President

CUSIP NO. 45810F 10 1          13D       Page 47 of 77 Pages





                                    Signature
                                    ---------


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  November 30, 1992





                               /s/ Philip Rootberg
                               -----------------------------
                               Philip Rootberg, individually
                               and as Trustee of the
                               Jerrold Wexler Revocable
                               Trust

CUSIP NO. 45810F 10 1          13D       Page 48 of 77 Pages





                                    Signature
                                    ---------


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  November 30, 1992





                               /s/ Howard R. Koven
                               -------------------------------
                               Howard R. Koven, as Trustee of
                               Tanya Trust No. 1, J.W. Family
                               Trust Nos. 1-20, Wexler Family
                               Voting Trust (1992), and Wexler
                               Family Voting Trust No. 4

CUSIP NO. 45810F 10 1          13D       Page 49 of 77 Pages





                                    Signature
                                    ---------


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  November 30, 1992





                               /s/ Edward W. Ross
                               -----------------------------
                                      Edward W. Ross

CUSIP NO. 45810F 10 1          13D       Page 50 of 77 Pages




                           Index to Exhibits
                           -----------------



                                                    Page No. in
                                                     Sequential
                                                      Numbering
    Exhibit                                             System
    -------                                             ------
      IV        Option Agreement dated as of
                March 31, 1992 among Jupiter
                Partnership, Jupiter and
                Edward W. Ross

       V        Joint Filing Agreement

      VI        Power of Attorney, executed by
                each of the Reporting Persons

      VII       Supplemental Amendment to Option
                Agreement, dated as of
                November 2, 1992, among Jupiter
                Partnership, Jupiter and
                Edward W. Ross

CUSIP NO. 45810F 10 1          13D          Page 51 of 77 Pages

                                                                      EXHIBIT IV



                                OPTION AGREEMENT
                                ----------------


           This Option Agreement dated as of March 31, 1992 by and among Jupiter Integon Limited Partnership, an Illinois limited partnership (the
"Partnership"), Jupiter Industries, Inc., a Tennessee corporation ("Industries") and Edward W. Ross of Chicago, Illinois ("Ross").

                                  Introduction
                                  ------------
           The Partnership is a limited partner, and Industries is a general partner, of Integon Partners L.P., a Delaware limited partnership ("Integon Partners"). The Partnership and Industries in the aggregate have a 50% interest in excess of 49%. The assets of Integon Partners consist of 7,625,000 shares of Common Stock (the "IC Common Stock"), par value $.01 per share of Integon Corporation, a Delaware corporation ("Integon Corp."). The Partnership and Industries collectively as a 50% interest holder of Integon Partners have an indirect interest in 3,812,500 shares of IC Common Stock. The Partnership desires to grant to Ross an option to acquire certain of the shares of IC Common Stock presently held by Integon Partners and Industries hereby approves of the grant of the option on the terms hereinafter set forth.
           NOW, THEREFORE, in consideration of the provisions set forth herein and for other good and valuable consideration, the receipt and adequacy of which hereby are acknowledged, the parties hereto agree as follows:

CUSIP NO. 45810F 10 1          13D       Page 52 of 77 Pages




           1. Grant of Option. Upon the terms and subject to conditions herein set forth, the Partnership hereby grants to Ross an option (the "Option") to purchase from the Partnership Five Hundred Seventy-One Thousand Eight Hundred Seventy-Five (571,875) shares of IC Common Stock (the "Shares"), free and clear of liens, claims, pledges, restrictions and encumbrances, except restrictions that may be imposed by any applicable federal or state securities laws.
           2. Purchase Price. Subject to the provisions of Section 6, the option purchase price per Share is Fifteen Dollars and Twenty-Five Cents ($15.25) (the "Per Share Option Price"). The purchase price for Shares purchased upon exercise of the Option shall be the product of the number of Shares purchased multiplied by the Per Share Option Price (the "Aggregate Exercise Price").
           3. Option Term. The Option may be exercised by Ross at any time during the period (the "Option Term") commencing on August 5, 1992 and expiring at 5:00 p.m., Chicago, Illinois time on August 5, 1995.
           4. Exercise of Option. The Option may be exercised at any time during the Option Term by Ross delivering to the Partnership written notice of exercise ("Notice of Exercise"). The Notice of Exercise shall specify the number of Shares to be purchased at the per Share Option Price and the closing date for the purchase, which date shall be not more than thirty days or less than ten days from the date of the Notice of Exercise.

CUSIP NO. 45810F 10 1          13D       Page 53 of 77 Pages




           5. Closing. The closing (the "Closing") of the purchase and sale pursuant to the exercise of the Option shall take place at 919 North Michigan Avenue, 15th floor, Chicago, Illinois on the closing date and place so specified in the Notice of Exercise, or such other date as may be agreed between Ross and the Partnership. At the Closing, (i) the Partnership shall deliver to Ross a stock certificate for the Shares purchased by him, (ii) Ross shall deliver to the Partnership by certified or cashier's check or other form acceptable to the Partnership the Aggregate Exercise Price.
           6. Option Adjustments. In the event of a stock split, stock dividend, combination of shares, reclassifica tion, merger, consolidation, reorganization or other relevant change in the capitalization of Integon Corporation, the number and kind of shares covered by the Option and the Option Price shall be appropriately adjusted.
           7. Shares Not Registered; Legend on Stock Certificates. Ross acknowledges that the Shares which may be acquired pursuant to the Option will not have been registered under the Securities Act of 1933, as amended, (the "Securities Act") or under any state securities law and may not be transferred except in compliance with the Securities Act and applicable state securities law. Further, Ross acknowledges that certificates representing the securities shall bear the following legend and such additional or other legends as Integon Corp. reasonably determines:
                The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold,

CUSIP NO. 45810F 10 1          13D       Page 54 of 77 Pages




                assigned or transferred unless the Corporation has received an opinion of legal counsel satisfactory to the Corporation to the effect that registration under the Securities Act is not required and the securities may be sold assigned or transferred without registration pursuant to an applicable exemption under the Securities Act from registration.

           8. Subsequent Action. The parties recognize that the Shares are presently registered in the name of Integon Partners. The Partnership shall promptly use its best efforts (i) to amend the Integon Partnership Agreement to provide for a distribution of the Shares to the Partnership at the Closing in order to enable the Partnership to deliver the Shares to Ross or to obtain from Integon Partners an agreement to transfer the Shares to Ross at the Closing, and
(ii) to obtain for the benefit of Ross an agreement, in form and substance reasonably satisfactory to Ross, from Integon Corp. granting to Ross "piggy-back" rights to register the shares under the Securities Act of 1933, as amended, and under applicable state securities law ("Piggyback Rights"). In the event Ross exercises the Option and the Partnership is unable to deliver or cause to be delivered to Ross at the Closing certificates for the Shares registered in the name of Ross in exchange for the Aggregate Exercise Price, at the Closing the Partnership shall cause Integon Partners to be dissolved as a partnership or to otherwise effect a partial distribution and shall direct that on distribution from Integon Partners to the Partnership of IC Common Stock that number of shares of IC Common Stock which equals the number of Shares shall be delivered to Ross in exchange for payment

CUSIP NO. 45810F 10 1          13D       Page 55 of 77 Pages




by Ross to the Partnership of the Aggregate Exercise Price. In the event Ross exercises the Option and acquires the Shares but the Partnership as of the Closing is unable to obtain for Ross an agreement from Integon Corp. granting Ross Piggyback Rights, the Partnership shall continue its efforts to obtain Piggyback Rights for Ross with respect to the Shares. In the event the Partnership obtains for itself Piggyback Rights or other registration rights with respect to IC Common Stock, the Partnership shall include the Shares in the shares of IC Common Stock covered by such rights unless separate registration arrangements satisfactory to Ross have previously been arranged. If under this
Section 8 the Partnership becomes obligated to cause Integon Partners to be dissolved or to effect a partial distribution, Industries on behalf of the Partnership and as a general partner of Integon Partners shall take such action as shall be necessary to effect such dissolution or distribution.
           9. Sale of All of Integon Shares by Industries. In the event during the Option Term and prior to exercise of the Option Industries notifies Ross that Industries either directly, through Integon Partners or through a subsidiary, partnership or other entity controlled by Industries (collectively, the "Industries Affiliates") is selling to a purchaser who is not an Industries Affiliates all of the interests of Industries and the Industries Affiliates in IC Common Stock ("Outside Total Sale"), at the written request of Industries Ross shall at the closing of the Outside Total Sale sell the Option to Industries or any purchaser

CUSIP NO. 45810F 10 1          13D       Page 56 of 77 Pages




designated by Industries for a price equal to the difference between (i) the per share sale price to be paid pursuant to the Outside Total Offer multiplied by the number of Shares and (ii) the Aggregate Exercise Price.
           10. Sale of Less Than All Integon Shares by Industries. In the event during the Option Term and prior to exercise of the Option Industries either directly, through Integon Partners or through an Industries Affiliates proposes to sell some but not all of the interest of Industries and the Industries Affiliates in IC Common Stock to a purchaser who is not an Industries Affiliate (the "Outside Partial Sale"), Industries shall give written notice to Ross of the proposed Outside Partial Sale, including the name of the purchaser, the per share purchase price and the other terms of sale. Ross, at his election, exercised by written notice to Industries prior to the closing of the Outside Partial Sale may sell a prorata number of the shares to be acquired by the purchaser in the Outside Partial Sale at the same price per share and on the other terms of sale as provided in the Outside Partial Sale. If Ross elects to sell a prorata number of shares in the Outside Partial Sale, (a) upon consummation of the closing of the Outside Partial Sale, Jupiter shall cause to be paid to Ross, in accordance with the payment terms of the Outside Partial Sale, for each Share deemed sold by Ross in the Outside Partial Sale an amount equal to the difference between the per share sale price received in the Outside Partial Sale and the Per Share Option Price, and (b) the number of Shares subject to the Option

CUSIP NO. 45810F 10 1          13D       Page 57 of 77 Pages




shall be reduced by the number of shares deemed sold on behalf of Ross in the Outside Partial Sale. For purposes of this Section 10, "prorata" shall mean fifteen percent (15%).
           11. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given when delivered in person or by cable, telegram, telex or facsimile transmission (receipt confirmed), or one business day after the date when sent by express courier service 9charges prepaid) and two business days after the date when mailed by registered or certified mail (postage and charges prepaid, return receipt requested) to Ross at the address set forth below Ross' name on the signature page hereof, and to the partnership or Industries at 919 North Michigan Avenue, 15h Floor, Chicago, Illinois 60611 Attention: Robert W. Berliner, Jr., General Counsel, or to such other address as either party may have furnished to the other in writing in accordance herewith.
           12. Option Personal. The Option granted hereunder is personal to Ross, may only be exercised by Ross, a personal representative of his estate or a Permitted Assignee (as defined in this Section 12) and may not be transferred by Ross except to his spouse, children, grandchildren or trusts for their benefit ("Permitted Assigns").
           13. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto, the successors of the Partnership and Industries, the personal representatives of the estate of Ross and Permitted Assigns

CUSIP NO. 45810F 10 1          13D       Page 58 of 77 Pages




but may not be assigned by either party hereto except as permitted under
Section 12.
           14. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois.
           15. Amendment; Waiver. No amendment or waiver of any provision of this Agreement or consent to departure therefrom shall be effective unless in writing and signed by the Partnership, Industries and Ross in the case of an amendment, or by the party which is the beneficiary of any such provision in the case of a waiver or a consent to depart therefrom.

CUSIP NO. 45810F 10 1          13D       Page 59 of 77 Pages




           IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto all as of the day and year first above written.
           Partnership:

                          JUPITER INTEGON LIMITED PARTNERSHIP
                          By:  Jupiter Industries, Inc.
                                 as General Partner

                               By:/s/ Jerrold Wexler
                                  --------------------------
                                  Its:  Chairman
                                      ----------------------

           Ross:

                          Name:/s/ Edward W. Ross
                               -----------------------------
                                   Edward W. Ross

                          Address:  1240 Lake Shore Dr.
                                  --------------------------
                                    Chicago, IL 60610
                                  --------------------------

           Industries:

                          JUPITER INDUSTRIES, INC.

                               By:/s/ George E. Murphy
                                  --------------------------
                                  Its:  Vice-President
                                      ----------------------

CUSIP NO. 45810F 10 1          13D       Page 60 of 77 Pages




           Each of the undersigned entities, being a limited partner of Jupiter Integon Limited Partnership, an Illinois limited partnership (the
"Partnership"), does hereby approve the foregoing Option Agreement among the Partnership, Jupiter
Industries, Inc. and Edward W. Ross.

Dated as of March 31, 1992

                          ELGIN NATIONAL INDUSTRIES, INC.


                               By: /s/ C. H. Jamison
                                  --------------------------
                                  Its: Vice President
                                      ----------------------


                          JUPITER CORP. TRANSPORTATION SYSTEM


                               By: /s/ C. H. Jamison
                                  --------------------------
                                  Its: Chairman
                                      ----------------------

CUSIP NO. 45810F 10 1          13D       Page 61 of 77 Pages




                                                                       EXHIBIT V


                             JOINT FILING AGREEMENT
                             ----------------------

           In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of the amended statement on Schedule 13D (including all further amendments thereto) with respect to the Common Stock, par value $.01 per share, of Integon Corporation, a Delaware corporation.
           This Agreement may be executed in counterparts, each
of which taken together shall constitute one and the same
instrument.
Dated:     November 30, 1992


                          INTEGON LIFE INSURANCE CORPORATION


                          By:/s/ Mark W. Shartle
                             ----------------------------------------
                             Name:  Mark W. Shartle
                             Title: Executive Vice President
                                    and Chief Financial Officer


                          INTEGON FINANCIAL LIFE INSURANCE
                            CORPORATION


                          By:/s/ Mark W. Shartle
                             ----------------------------------------
                             Name:  Mark W. Shartle
                             Title: Senior Vice President
                                    and Chief Financial Officer


                          INTEGON LIFE CORPORATION


                          By:/s/ Mark W. Shartle
                             ----------------------------------------
                             Name:  Mark W. Shartle
                             Title: Senior Vice President
                                    and Chief Financial Officer

CUSIP NO. 45810F 10 1          13D       Page 62 of 77 Pages





                          INTEGON PARTNERS II L.P.

                          By:  Integon Life Partners L.P.

                               By:  Head Insurance Investors L.P.
                                    General Partner

                                    By:  Heracles Partners L.P.
                                          General Partner

                                          By:/s/ Madie Ivy
                                             ------------------------
                                             General Partner


                               By:  Jupiter Industries, Inc.
                                    General Partner

                                    By:
                                       ------------------------------
                                       Edward W. Ross
                                       President


                          INTEGON LIFE PARTNERS L.P.

                          By:  Head Insurance Investors L.P.
                               General Partner

                               By:  Heracles Partners L.P.
                                    General Partner


                                    By:/s/ Madie Ivy

                                       General Partner


                          By:  Jupiter Industries, Inc.
                               General Partner

                               By:
                                  -----------------------------------
                                  Edward W. Ross
                                  President

CUSIP NO. 45810F 10 1          13D       Page 63 of 77 Pages






                          INTEGON PARTNERS II L.P.

                          By:  Integon Life Partners L.P.

                               By:  Head Insurance Investors L.P.
                                    General Partner

                                    By:  Heracles Partners L.P.
                                          General Partner

                                          By:
                                             ------------------------
                                             General Partner


                               By:  Jupiter Industries, Inc.
                                    General Partner

                                    By:/s/ Edward W. Ross
                                       ------------------------------
                                       Edward W. Ross
                                       President


                          INTEGON LIFE PARTNERS L.P.

                          By:  Head Insurance Investors L.P.
                               General Partner

                               By:  Heracles Partners L.P.
                                    General Partner


                                    By:
                                       ------------------------------
                                       General Partner


                          By:  Jupiter Industries, Inc.
                               General Partner

                               By:/s/ Edward W. Ross
                                  -----------------------------------
                                  Edward W. Ross
                                  President

CUSIP NO. 45810F 10 1          13D       Page 64 of 77 Pages





                          INTEGON PARTNERS L.P.

                          By:  Head Insurance Investors L.P.
                               General Partner

                               By:  Heracles Partners L.P.
                                    General Partner


                                    By:/s/ Madie Ivy
                                       ------------------------------
                                       General Partner


                          By:  Jupiter Industries, Inc.
                               General Partner

                               By:
                                  -----------------------------------
                                  Edward W. Ross
                                  President


                          HEAD INSURANCE INVESTORS L.P.

                          By:  Heracles Partners L.P.
                               General Partner


                               By:/s/ Madie Ivy
                                  -----------------------------------
                                  General Partner


                          HERACLES PARTNERS L.P.


                          By:/s/ Madie Ivy
                             ----------------------------------------
                             General Partner


                             /s/  John C Head III
                             ----------------------------------------
                                  John C Head III


                              /s/ Madie Ivy
                             ----------------------------------------
                                  Madie Ivy

CUSIP NO. 45810F 10 1          13D       Page 65 of 77 Pages





                          INTEGON PARTNERS L.P.

                          By:  Head Insurance Investors L.P.
                               General Partner

                               By:  Heracles Partners L.P.
                                    General Partner


                                    By:
                                       ------------------------------
                                       General Partner


                          By:  Jupiter Industries, Inc.
                               General Partner

                               By:/s/ Edward W. Ross
                                  -----------------------------------
                                  Edward W. Ross
                                  President


                          HEAD INSURANCE INVESTORS L.P.

                          By:  Heracles Partners L.P.
                               General Partner


                               By:
                                  -----------------------------------
                                  General Partner


                          HERACLES PARTNERS L.P.


                          By:
                             ----------------------------------------
                             General Partner


                             ----------------------------------------
                                  John C Head III


                             ----------------------------------------
                                  Madie Ivy

CUSIP NO. 45810F 10 1          13D       Page 66 of 77 Pages





                          JUPITER INDUSTRIES, INC.


                          By:/s/ Edward W. Ross
                             ----------------------------------------
                             Edward W. Ross
                             President


                          /s/ Philip Rootberg
                          -------------------------------------------
                          Philip Rootberg, individually
                          and as Trustee of the Jerrold
                          Wexler Revocable Trust


                          /s/ Howard R. Koven
                          -------------------------------------------
                          Howard R. Koven, as Trustee
                          of Tanya Trust No. 1, J.W.
                          Family Trust Nos. 1-20, Wexler
                          Family Voting Trust (1992),
                          and Wexler Family Voting Trust
                          No. 4


                          /s/ Edward W. Ross
                          -------------------------------------------
                                 Edward W. Ross


                          HEAD ASSET MANAGEMENT L.P.


                          By:
                             ----------------------------------------
                             General Partner

CUSIP NO. 45810F 10 1          13D       Page 67 of 77 Pages




                          JUPITER INDUSTRIES, INC.


                          By:
                             ---------------------------
                             Edward W. Ross
                             President


                          ------------------------------
                          Philip Rootberg, individually
                          and as Trustee of the Jerrold
                          Wexler Revocable Trust


                          ------------------------------
                          Howard R. Koven, as Trustee
                          of Tanya Trust No. 1, J.W.
                          Family Trust Nos. 1-20, Wexler
                          Family Voting Trust (1992),
                          and Wexler Family Voting Trust
                          No. 4


                          ------------------------------
                                 Edward W. Ross


                          HEAD ASSET MANAGEMENT L.P.


                          By:/s/ Madie Ivy
                             ---------------------------
                             General Partner

CUSIP NO. 45810F 10 1          13D       Page 68 of 77 Pages




                                                                      EXHIBIT VI

                                POWER OF ATTORNEY
                                -----------------


           Each of the undersigned hereby constitutes and appoints John C Head III, his, her or its true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him, her or it and in his, her or its name, place and stead, in any and all capacities, to sign any and all amendments to the statement on Schedule 13D with respect to the ownership of shares of Common Stock of Integon Corporation, and other documents in connection therewith, to be filed with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent all power and authority to do and perform each and every act requisite and necessary to be done, as fully to all intents and purposes as he, she or it might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Dated:  November 30, 1992


                          INTEGON LIFE INSURANCE CORPORATION


                          By: /s/ Mark W. Shartle
                             -----------------------------------
                             Name:  Mark W. Shartle
                             Title: Executive Vice President
                                    and Chief Financial Officer

CUSIP NO. 45810F 10 1          13D       Page 69 of 77 Pages




                          INTEGON FINANCIAL LIFE INSURANCE
                            CORPORATION


                          By: /s/ Mark W. Shartle
                             ----------------------------------------
                             Name:  Mark W. Shartle
                             Title: Senior Vice President
                                    and Chief Financial Officer


                          INTEGON LIFE CORPORATION


                          By: /s/ Mark W. Shartle
                             ----------------------------------------
                             Name:  Mark W. Shartle
                             Title: Senior Vice President
                                    and Chief Financial Officer


                          INTEGON PARTNERS II L.P.

                          By:  Integon Life Partners L.P.

                               By:  Head Insurance Investors L.P.
                                    General Partner

                                    By:  Heracles Partners L.P.
                                          General Partner

                                          By:
                                             -------------------------
                                             General Partner


                               By:  Jupiter Industries, Inc.
                                    General Partner

                                    By:
                                       -------------------------------
                                       Edward W. Ross
                                       President

CUSIP NO. 45810F 10 1          13D       Page 70 of 77 Pages





                          INTEGON FINANCIAL LIFE INSURANCE
                            CORPORATION


                          By:
                             ----------------------------------------
                             Name:  Mark W. Shartle
                             Title: Senior Vice President
                                    and Chief Financial Officer


                          INTEGON LIFE CORPORATION


                          By:
                             ----------------------------------------
                             Name:  Mark W. Shartle
                             Title: Senior Vice President
                                    and Chief Financial Officer


                          INTEGON PARTNERS II L.P.

                          By:  Integon Life Partners L.P.

                               By:  Head Insurance Investors L.P.
                                    General Partner

                                    By:  Heracles Partners L.P.
                                          General Partner

                                          By:/s/ Madie Ivy
                                             -------------------------
                                             General Partner


                               By:  Jupiter Industries, Inc.
                                    General Partner

                                    By:
                                       -------------------------------
                                       Edward W. Ross
                                       President

CUSIP NO. 45810F 10 1          13D       Page 71 of 77 Pages





                          INTEGON FINANCIAL LIFE INSURANCE
                            CORPORATION


                          By:
                             ----------------------------------------
                             Name:  Mark W. Shartle
                             Title: Senior Vice President
                                    and Chief Financial Officer


                          INTEGON LIFE CORPORATION


                          By:
                             ----------------------------------------
                             Name:  Mark W. Shartle
                             Title: Senior Vice President
                                    and Chief Financial Officer


                          INTEGON PARTNERS II L.P.

                          By:  Integon Life Partners L.P.

                               By:  Head Insurance Investors L.P.
                                    General Partner

                                    By:  Heracles Partners L.P.
                                          General Partner

                                          By:
                                             -------------------------
                                             General Partner


                               By:  Jupiter Industries, Inc.
                                    General Partner

                                    By:/s/ Edward W. Ross
                                       -------------------------------
                                       Edward W. Ross
                                       President

CUSIP NO. 45810F 10 1          13D       Page 72 of 77 Pages




                          INTEGON LIFE PARTNERS L.P.

                          By:  Head Insurance Investors L.P.
                               General Partner

                               By:  Heracles Partners L.P.
                                    General Partner


                                    By:/s/ Madie Ivy
                                       -------------------------------
                                       General Partner

                               By:  Jupiter Industries, Inc.
                                    General Partner

                                    By:
                                       -------------------------------
                                       Edward W. Ross
                                       President

                          INTEGON PARTNERS L.P.

                          By:  Head Insurance Investors L.P.
                               General Partner

                               By:  Heracles Partners L.P.
                                    General Partner


                                    By:/s/ Madie Ivy
                                       -------------------------------
                                       General Partner

                          By:  Jupiter Industries, Inc.
                               General Partner

                               By:
                                  -----------------------------------
                                  Edward W. Ross
                                  President

                          HEAD INSURANCE INVESTORS L.P.

                          By:  Heracles Partners L.P.
                               General Partner


                               By:/s/ Madie Ivy
                                  -----------------------------------
                                  General Partner


                          HERACLES PARTNERS L.P.

CUSIP NO. 45810F 10 1          13D       Page 73 of 77 Pages




                          INTEGON LIFE PARTNERS L.P.

                          By:  Head Insurance Investors L.P.
                               General Partner

                               By:  Heracles Partners L.P.
                                    General Partner


                                    By:
                                       -------------------------------
                                       General Partner

                               By:  Jupiter Industries, Inc.
                                    General Partner

                                    By: /s/ Edward W. Ross
                                       -------------------------------
                                       Edward W. Ross
                                       President

                          INTEGON PARTNERS L.P.

                          By:  Head Insurance Investors L.P.
                               General Partner

                               By:  Heracles Partners L.P.
                                    General Partner


                                    By:
                                       -------------------------------
                                       General Partner

                          By:  Jupiter Industries, Inc.
                               General Partner

                               By: /s/ Edward W. Ross
                                  ------------------------------------
                                  Edward W. Ross
                                  President

                          HEAD INSURANCE INVESTORS L.P.

                          By:  Heracles Partners L.P.
                               General Partner


                               By:
                                  ------------------------------------
                                  General Partner


                          HERACLES PARTNERS L.P.

CUSIP NO. 45810F 10 1          13D       Page 74 of 77 Pages



                          By:/s/ Madie Ivy
                             -----------------------------------------
                             General Partner


                          /s/ John C Head III
                             -----------------------------------------
                                  John C Head III


                          /s/ Madie Ivy
                             -----------------------------------------
                                  Madie Ivy


                          JUPITER INDUSTRIES, INC.


                          By:
                             -----------------------------------------
                             Edward W. Ross
                             President



                          --------------------------------------------
                          Philip Rootberg, individually
                          and as Trustee of the Jerrold
                          Wexler Revocable Trust



                          --------------------------------------------
                          Howard R. Koven, as Trustee
                          of Tanya Trust No. 1, J.W.
                          Family Trust Nos. 1-20, Wexler
                          Family Voting Trust (1992),
                          and Wexler Family Voting Trust
                          No. 4



                          --------------------------------------------
                                 Edward W. Ross


                          HEAD ASSET MANAGEMENT L.P.


                          By:/s/ Madie Ivy
                             -----------------------------------------
                             General Partner

CUSIP NO. 45810F 10 1          13D       Page 75 of 77 Pages





                          By:
                             -----------------------------------------
                             General Partner


                          --------------------------------------------
                                  John C Head III


                          --------------------------------------------
                                  Madie Ivy


                          JUPITER INDUSTRIES, INC.


                          By: /s/ Edward W. Ross
                             -----------------------------------------
                             Edward W. Ross
                             President


                          /s/ Philip Rootberg
                          --------------------------------------------
                          Philip Rootberg, individually
                          and as Trustee of the Jerrold
                          Wexler Revocable Trust


                          /s/ Howard R. Koven
                          --------------------------------------------
                          Howard R. Koven, as Trustee
                          of Tanya Trust No. 1, J.W.
                          Family Trust Nos. 1-20, Wexler
                          Family Voting Trust (1992),
                          and Wexler Family Voting Trust
                          No. 4


                          /s/ Edward W. Ross
                          --------------------------------------------
                                 Edward W. Ross


                          HEAD ASSET MANAGEMENT L.P.


                          By:
                             -----------------------------------------
                             General Partner

CUSIP NO. 45810F 10 1          13D       Page 76 of 77 Pages




                                                                     EXHIBIT VII

                              SUPPLEMENT AMENDMENT
                                OPTION AGREEMENT

           This Agreement ("Supplemental Amendment") dated as of November 2, 1992 is by and among Jupiter Integon Limited Partnership, and Illinois limited partnership (the "Partnership"), Jupiter Industries, Inc., a Tennessee corporation ("Industries"), and Edward W. Ross of Chicago, Illinois ("Ross").

                                  INTRODUCTION

           This supplemental Amendment supplements and amends the Option Agreement (the "Option Agreement") dated as of March 31, 1992 by and among the Partnership, Industries and Ross, which Option Agreement granted to Ross an option (the "Option") to purchase from the Partnership an aggregate of Five Hundred Seventy-One Thousand Eight Hundred Seventy-Five (571,875) shares of Common Stock (the "IC Common Stock"), par value $.01 per share, of Integon Corporation, a Delaware corporation. The parties desire to provide expressly for the exercise of the Option in whole at one time or in parts at one or more times. Capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Option Agreement.

           NOW, THEREFORE, the parties hereto agree as follows:

           1. The Option may be exercised by Ross or his Permitted Assigns at any time in whole or in parts at various times during the Option Term provided that in no event shall the aggregate number of shares of IC Common Stock purchased pursuant to exercise exceed the maximum number of Shares subject to the Option.

           2. This Supplemental Amendment supplements and amends the Option Agreement to the extent provided in Section 1 hereof and the Option Agreement as hereby supplemented and amended continues in full force and effect.

CUSIP NO. 45810F 10 1          13D       Page 77 of 77 Pages



           IN WITNESS WHEREOF, this Supplemental Amendment has been duly executed by the parties hereto all as of the day and year first above written.

           Partnership:

                          JUPITER INTEGON LIMITED PARTNERSHIP

                          By: Jupiter Industries, Inc.
                               as General Partner

                               By:
                                  ---------------------------
                                  Its:
                                      -----------------------

           Ross:               Name:
                                    -------------------------
                                          Edward W. Ross

                               Address:
                                       ----------------------
                                       ----------------------
                                       ----------------------


           Industries:

                               JUPITER INDUSTRIES, INC.

                               By:
                                  ---------------------------
                                  Its:
                                      -----------------------


           Each of the undersigned entities, being a limited partner of Jupiter Integon Limited Partnership, an Illinois limited partnership (the
"Partnership"), does hereby approve the foregoing Supplemental Amendment among the Partnership, Jupiter Industries, Inc. and Edward W. Ross.
Dated as of November 2, 1992

                          ELIGIN NATIONAL INDUSTRIES, INC.

                          By:___________________________
                             Its:_______________________

                          JUPITER CORP. TRANSPORTATION SYSTEM

                          By:___________________________
                             Its:_______________________

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)*

                               Integon Corporation
      -------------------------------------------------------------------
                                (NAME OF ISSUER)


                     Common Stock, par value $0.01 per share
      -------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                   45810F 10 1
      -------------------------------------------------------------------
                                 (CUSIP NUMBER)


                              Albert P. Hand, Esq.
          Paul, Weiss, Rifkind, Wharton & Garrison, Tel. (212) 373-3032
           1285 Avenue of the Americas, New York, New York 10019-6064
      -------------------------------------------------------------------
  (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO RECEIVE NOTICES
                              AND COMMUNICATIONS)


                                December 22, 1992
      -------------------------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                               Page 1 of 94 Pages
                          Exhibit Index is on Page 47.

                                 SCHEDULE 13D



CUSIP NO.  45810F 10 1                           PAGE    2   OF  94  PAGES
         ----------------------
-------------------------------                  -------------------------------



1     NAME OF REPORTING PERSON*
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Integon Life Insurance Corporation

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [X]
                                                                         (b) [ ]

3     SEC USE ONLY


4     SOURCE OF FUNDS*

            Not applicable

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                         [ ]


6     CITIZENSHIP OR PLACE OF ORGANIZATION

            North Carolina

                   7     SOLE VOTING POWER

    NUMBER OF                  -0-
      SHARES
   BENEFICIALLY
  OWNED BY EACH
    REPORTING
      PERSON
       WITH

      8            SHARED VOTING POWER

                         -0-

      9            SOLE DISPOSITIVE POWER

                         -0-

      10           SHARED DISPOSITIVE POWER

                         -0-

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            -0-

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]


13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            -0-

14    TYPE OF REPORTING PERSON*

            CO, IC
----- ------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D



CUSIP NO.  45810F 10 1                           PAGE    3   OF  94  PAGES
         ----------------------
-------------------------------                  -------------------------------



1     NAME OF REPORTING PERSON*
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Integon Financial Life Insurance Corporation

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [X]
                                                                         (b) [ ]

3     SEC USE ONLY


4     SOURCE OF FUNDS*

            NOT APPLICABLE

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                         [ ]


6     CITIZENSHIP OR PLACE OF ORGANIZATION

            NORTH CAROLINA

                   7     SOLE VOTING POWER

    NUMBER OF                  -0-
      SHARES
   BENEFICIALLY
  OWNED BY EACH
    REPORTING
      PERSON
       WITH

      8            SHARED VOTING POWER

                         -0-

      9            SOLE DISPOSITIVE POWER

                         -0-

      10           SHARED DISPOSITIVE POWER

                         -0-

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            -0-

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]


13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            -0-

14    TYPE OF REPORTING PERSON*

            CO, IC
----- ------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D



CUSIP NO.  45810F 10 1                           PAGE    4   OF  94  PAGES
         ----------------------
-------------------------------                  -------------------------------



1     NAME OF REPORTING PERSON*
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Integon Life Corporation

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [X]
                                                                         (b) [ ]

3     SEC USE ONLY


4     SOURCE OF FUNDS*

            NOT APPLICABLE

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                         [ ]


6     CITIZENSHIP OR PLACE OF ORGANIZATION

            DELAWARE

                   7     SOLE VOTING POWER

    NUMBER OF                  -0-
      SHARES
   BENEFICIALLY
  OWNED BY EACH
    REPORTING
      PERSON
       WITH

      8            SHARED VOTING POWER

                         -0-

      9            SOLE DISPOSITIVE POWER

                         -0-

      10           SHARED DISPOSITIVE POWER

                         -0-

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            -0-

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]


13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            -0-

14    TYPE OF REPORTING PERSON*

            CO, HC
----- ------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D



CUSIP NO.  45810F 10 1                           PAGE    5   OF  94  PAGES
         ----------------------
-------------------------------                  -------------------------------



 1    NAME OF REPORTING PERSON*
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Head Asset Management L.P.

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [X]
                                                                         (b) [ ]

3     SEC USE ONLY


4     SOURCE OF FUNDS*

            NOT APPLICABLE

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                         [ ]


6     CITIZENSHIP OR PLACE OF ORGANIZATION

            DELAWARE

                   7     SOLE VOTING POWER

    NUMBER OF                  -0-
      SHARES
   BENEFICIALLY
  OWNED BY EACH
    REPORTING
      PERSON
       WITH

      8            SHARED VOTING POWER

                         -0-

      9            SOLE DISPOSITIVE POWER

                         -0-

      10           SHARED DISPOSITIVE POWER

                         -0-

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            -0-

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]


13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            -0-

14    TYPE OF REPORTING PERSON*

            PN, IA
----- ------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D



CUSIP NO.  45810F 10 1                           PAGE    6   OF  94  PAGES
         ----------------------
-------------------------------                  -------------------------------



1     NAME OF REPORTING PERSON*
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Integon Partners II L.P.

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [X]
                                                                         (b) [ ]

3     SEC USE ONLY


4     SOURCE OF FUNDS*

            NOT APPLICABLE

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                         [ ]


6     CITIZENSHIP OR PLACE OF ORGANIZATION

            DELAWARE

                   7     SOLE VOTING POWER

    NUMBER OF                  -0-
      SHARES
   BENEFICIALLY
  OWNED BY EACH
    REPORTING
      PERSON
       WITH

      8            SHARED VOTING POWER

                         -0-

      9            SOLE DISPOSITIVE POWER

                         -0-

      10           SHARED DISPOSITIVE POWER

                         -0-

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            -0-

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]


13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            -0-

14    TYPE OF REPORTING PERSON*

            PN
----- ------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D



CUSIP NO.  45810F 10 1                           PAGE    7   OF  94  PAGES
         ----------------------
-------------------------------                  -------------------------------



1     NAME OF REPORTING PERSON*
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Integon Life Partners L.P.

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [X]
                                                                         (b) [ ]

3     SEC USE ONLY


4     SOURCE OF FUNDS*

            NOT APPLICABLE

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                         [ ]


6     CITIZENSHIP OR PLACE OF ORGANIZATION

            DELAWARE

                   7     SOLE VOTING POWER

    NUMBER OF                  -0-
      SHARES
   BENEFICIALLY
  OWNED BY EACH
    REPORTING
      PERSON
       WITH

      8            SHARED VOTING POWER

                         -0-

      9            SOLE DISPOSITIVE POWER

                         -0-

      10           SHARED DISPOSITIVE POWER

                         -0-

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            -0-

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]


13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            -0-

14    TYPE OF REPORTING PERSON*

            PN
----- ------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D



CUSIP NO.  45810F 10 1                           PAGE    8   OF  94  PAGES
         ----------------------
-------------------------------                  -------------------------------



1     NAME OF REPORTING PERSON*
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Integon Partners L.P.

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [X]
                                                                         (b) [ ]

3     SEC USE ONLY


4     SOURCE OF FUNDS*

            00 (SEE ITEM 3)

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                         [ ]


6     CITIZENSHIP OR PLACE OF ORGANIZATION

            DELAWARE

                   7     SOLE VOTING POWER

    NUMBER OF                  5,387,500
      SHARES
   BENEFICIALLY
  OWNED BY EACH
    REPORTING
      PERSON
       WITH

      8            SHARED VOTING POWER


      9            SOLE DISPOSITIVE POWER

                         5,387,500

      10           SHARED DISPOSITIVE POWER


11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            5,387,500

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]


13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            31.3%

14    TYPE OF REPORTING PERSON*

            PN
----- ------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D



CUSIP NO.  45810F 10 1                           PAGE    9   OF  94  PAGES
         ----------------------
-------------------------------                  -------------------------------



1     NAME OF REPORTING PERSON*
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Head Insurance Investors L.P.

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [X]
                                                                         (b) [ ]

3     SEC USE ONLY


4     SOURCE OF FUNDS*

            NOT APPLICABLE

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                         [ ]


6     CITIZENSHIP OR PLACE OF ORGANIZATION

            DELAWARE

                   7     SOLE VOTING POWER

    NUMBER OF
      SHARES
   BENEFICIALLY
  OWNED BY EACH
    REPORTING
      PERSON
       WITH

      8            SHARED VOTING POWER

                         5,387,500 (SEE ITEM 5)

      9            SOLE DISPOSITIVE POWER


      10           SHARED DISPOSITIVE POWER

                         5,387,500 (SEE ITEM 5)

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            5,387,500 (SEE ITEM 5)

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]


13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            31.3%

14    TYPE OF REPORTING PERSON*

            PN
----- ------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D



CUSIP NO.  45810F 10 1                           PAGE    10   OF  94  PAGES
         ----------------------
-------------------------------                  -------------------------------



1     NAME OF REPORTING PERSON*
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Heracles Partners L.P.

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [X]
                                                                         (b) [ ]

3     SEC USE ONLY


4     SOURCE OF FUNDS*

            NOT APPLICABLE

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                         [ ]


6     CITIZENSHIP OR PLACE OF ORGANIZATION

            DELAWARE

                   7     SOLE VOTING POWER

    NUMBER OF
      SHARES
   BENEFICIALLY
  OWNED BY EACH
    REPORTING
      PERSON
       WITH

      8            SHARED VOTING POWER

                         5,387,500 (SEE ITEM 5)

      9            SOLE DISPOSITIVE POWER


      10           SHARED DISPOSITIVE POWER

                         5,387,500 (SEE ITEM 5)

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            5,387,500 (SEE ITEM 5)

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]


13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            31.3%

14    TYPE OF REPORTING PERSON*

            PN
----- ------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D



CUSIP NO.  45810F 10 1                           PAGE    11   OF  94  PAGES
         ----------------------
-------------------------------                  -------------------------------



1     NAME OF REPORTING PERSON*
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            John C Head III

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [X]
                                                                         (b) [ ]

3     SEC USE ONLY

      PF, WITH RESPECT TO 2,500 SHARES; NOT APPLICABLE WITH RESPECT TO THE OTHER SHARES LISTED.

4     SOURCE OF FUNDS*


5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                         [ ]


6     CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.

                   7     SOLE VOTING POWER

    NUMBER OF                  7,490
      SHARES
   BENEFICIALLY
  OWNED BY EACH
    REPORTING
      PERSON
       WITH

      8            SHARED VOTING POWER

                         5,387,500 (SEE ITEM 5)

      9            SOLE DISPOSITIVE POWER

                         7,490

      10           SHARED DISPOSITIVE POWER

                         5,387,500 (SEE ITEM 5)

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            5,387,500 (SEE ITEM 5)

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]


13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            31.3%

14    TYPE OF REPORTING PERSON*

            IN
----- ------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D



CUSIP NO.  45810F 10 1                           PAGE    12   OF  94  PAGES
         ----------------------
-------------------------------                  -------------------------------



1     NAME OF REPORTING PERSON*
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Madie Ivy

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [X]
                                                                         (b) [ ]

3     SEC USE ONLY


4     SOURCE OF FUNDS*

            PF, WITH RESPECT TO 2,500 SHARES; NOT APPLICABLE WITH
            RESPECT TO THE OTHER SHARES LISTED.

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                         [ ]



6     CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.

                   7     SOLE VOTING POWER

    NUMBER OF                  7,490
      SHARES
   BENEFICIALLY
  OWNED BY EACH
    REPORTING
      PERSON
       WITH

      8            SHARED VOTING POWER

                         5,387,500 (SEE ITEM 5)

      9            SOLE DISPOSITIVE POWER

                         7,490

      10           SHARED DISPOSITIVE POWER

                         5,387,500 (SEE ITEM 5)

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            5,387,500 (SEE ITEM 5)

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]


13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            31.3%

14    TYPE OF REPORTING PERSON*

            IN
----- ------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D



CUSIP NO.  45810F 10 1                           PAGE    13   OF  94  PAGES
         ----------------------
-------------------------------                  -------------------------------



1     NAME OF REPORTING PERSON*
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Jupiter Industries, Inc.

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [X]
                                                                         (b) [ ]

3     SEC USE ONLY


4     SOURCE OF FUNDS*

            NOT APPLICABLE

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                         [ ]


6     CITIZENSHIP OR PLACE OF ORGANIZATION

            TENNESSEE

                   7     SOLE VOTING POWER

    NUMBER OF
      SHARES
   BENEFICIALLY
  OWNED BY EACH
    REPORTING
      PERSON
       WITH

      8            SHARED VOTING POWER

                         5,387,500 (SEE ITEM 5)

      9            SOLE DISPOSITIVE POWER


      10           SHARED DISPOSITIVE POWER

                         5,387,500 (SEE ITEM 5)

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            5,387,500 (SEE ITEM 5)

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]


13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            31.3%

14    TYPE OF REPORTING PERSON*

            CO
----- ------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D



CUSIP NO.  45810F 10 1                           PAGE    14   OF  94  PAGES
         ----------------------
-------------------------------                  -------------------------------



1     NAME OF REPORTING PERSON*
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Edward W. Ross

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [X]
                                                                         (b) [ ]

3     SEC USE ONLY


4     SOURCE OF FUNDS*

            NOT APPLICABLE

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                         [ ]


6     CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.

                   7     SOLE VOTING POWER

    NUMBER OF                  406,432
      SHARES
   BENEFICIALLY
  OWNED BY EACH
    REPORTING
      PERSON
       WITH

      8            SHARED VOTING POWER

                         5,387,500 (SEE ITEM 5)

      9            SOLE DISPOSITIVE POWER

                         406,432

      10           SHARED DISPOSITIVE POWER

                         5,387,500 (SEE ITEM 5)

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            5,387,500 (SEE ITEM 5)

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]


13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            31.3%

14    TYPE OF REPORTING PERSON*

            IN
----- ------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D



CUSIP NO.  45810F 10 1                           PAGE    15   OF  94  PAGES
         ----------------------
-------------------------------                  -------------------------------



1     NAME OF REPORTING PERSON*
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Howard R. Koven

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [X]
                                                                         (b) [ ]

3     SEC USE ONLY


4     SOURCE OF FUNDS*

            NOT APPLICABLE

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                         [ ]


6     CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.

                   7     SOLE VOTING POWER

    NUMBER OF
      SHARES
   BENEFICIALLY
  OWNED BY EACH
    REPORTING
      PERSON
       WITH

      8            SHARED VOTING POWER

                         5,387,500 (SEE ITEM 5)

      9            SOLE DISPOSITIVE POWER


      10           SHARED DISPOSITIVE POWER

                         5,387,500 (SEE ITEM 5)

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            5,387,500 (SEE ITEM 5)

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]


13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            31.3%

14    TYPE OF REPORTING PERSON*

            IN
----- ------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D



CUSIP NO.  45810F 10 1                           PAGE    16   OF  94  PAGES
         ----------------------
-------------------------------                  -------------------------------



1     NAME OF REPORTING PERSON*
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Philip Rootberg

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [X]
                                                                         (b) [ ]

3     SEC USE ONLY


4     SOURCE OF FUNDS*

            NOT APPLICABLE

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                         [ ]


6     CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.

                   7     SOLE VOTING POWER

    NUMBER OF
      SHARES
   BENEFICIALLY
  OWNED BY EACH
    REPORTING
      PERSON
       WITH

      8            SHARED VOTING POWER

                         5,387,500 (SEE ITEM 5)

      9            SOLE DISPOSITIVE POWER


      10           SHARED DISPOSITIVE POWER

                         5,387,500 (SEE ITEM 5)

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            5,387,500 (SEE ITEM 5)

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]


13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            31.3%

14    TYPE OF REPORTING PERSON*

            IN
----- ------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!
INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP NO. 45810F 10 113D                 Page 17 of 94 Pages






                         Amendment No. 2 to Schedule 13D
                         -------------------------------


           The statement on Schedule 13D filed on April 9, 1992, as amended by Amendment No. 1 filed on December 2, 1992 (the "Statement"), relating to the Common Stock, par value $.01 per share (the "Common Stock") issued by Integon Corporation (the "Issuer") is hereby amended by this Amendment No. 2 as indicated below. Unless otherwise indicated, all capitalized terms shall have the same meaning as provided in the Statement. The Statement, as amended by this Amendment No. 2, shall be hereinafter referred to as the "Amended Statement."

ITEM 2.    IDENTITY AND BACKGROUND.

           Item 2 (b) - (c) is hereby amended by deleting the paragraph
           ------------------------------------------------------------
following the heading "Jupiter, Howard R. Koven, Philip Rootberg and Edward W.
------------------------------------------------------------------------------
Ross" and replacing it with the following:
------------------------------------------
           Jupiter is a privately held Tennessee corporation and has its principal interests in real estate, insurance, transportation, mechanical construction, gas gathering and retail and the manufacture and distribution of fasteners, industrial products and boats, and is a designer and manufacturer of coal preparation and mineral processing facilities for the mining industry. On December 3, 1992, Edward W. Ross became Chairman of the Board and Chief

CUSIP NO. 45810F 10 113D                 Page 18 of 94 Pages




Executive Officer of Jupiter, and Charles H. Jamison replaced Mr. as President of Jupiter on December 12, 1992. The principal business address and principal office of Jupiter, as well as the business address for Mr. Ross, is 919 North Michigan Avenue, Suite 1500, Chicago, Illinois 60611.
           Howard R. Koven, as trustee of Tanya Trust No. 1, J.W. Family Trust Nos. 1-20, Wexler Family Voting Trust (1991), and Wexler Family Voting Trust No. 4, all of which own voting stock of Jupiter, is a controlling person of Jupiter. Philip Rootberg, individually, and as a trustee of Jerrold Wexler Revocable Trust, which owns voting stock of Jupiter, is also a controlling person of Jupiter. Mr. Koven is an attorney with the law firm of Jenner & Block. The principal address of Jenner & Block, as well as the business address for Mr. Koven, is One IBM Plaza, Chicago, Illinois 60611. Mr. Rootberg is an accountant with the firm Philip Rootberg & Company and an Executive Vice President of Jupiter. The principal address of Philip Rootberg & Company, as well as the business address for Mr. Rootberg, is 250 South Wacker Drive, Suite 800, Chicago, Illinois 60606.
           Additional information relating to the directors and executive officers of Jupiter as of December 21, 1992 is set forth on Schedule D hereto, which is incorporated herein by reference.

CUSIP NO. 45810F 10 113D                 Page 19 of 94 Pages




ITEM 4.    PURPOSE OF TRANSACTION.

           Item 4 is hereby amended by deleting the final two paragraphs and
           -----------------------------------------------------------------
replacing them with the following:
----------------------------------
           On November 5, 1992, the Board of Directors of the Issuer declared a dividend on the Common Stock payable on December 15, 1992 in shares of Common Stock in the amount of one share for every ten shares of Common Stock held by stockholders of record on November 17, 1992 (the "Stock Dividend"). The Stock Dividend was paid on December 15, 1992.
      On December 22, 1992, Integon Partners sold 3,000,000 shares and ILIC sold 631,327 shares of Common Stock to underwriters led by Smith Barney, Harris Upham & Co. Incorporated and Donaldson, Lufkin & Jenrette Securities Corporation in an underwritten secondary public offering (the "Secondary Offering") at a price per share of $25.75, less underwriters' discounts and commissions of $1.00 per share. Integon Partners informed the Issuer and the other Reporting Persons that its intention to sell shares of Common Stock was due to requirements of its partners, including estate settlement purposes.
           The Reporting Persons may, and reserve the right to, buy additional shares or to sell some or all of their holdings in the open market or in one or more privately negotiated transactions under appropriate circumstances.

CUSIP NO. 45810F 10 113D                 Page 20 of 94 Pages




ITEM 5.    INTEREST IN SECURITIES OF THE ISSUER.

           Item 5(a) is hereby amended and restated to read, in its entirety, as
           ---------------------------------------------------------------------
follows:
--------
           (a) The aggregate percentage of shares of Common Stock reported owned by each person herein is based upon 17,217,203 shares of outstanding Common Stock of the Issuer.
           As of the close of business on December 22, 1992:
                (i)  The Reporting Persons own in the
aggregate 5,397,360 shares, which represent approximately 31.3% of the shares of Common Stock.
               (ii) ILIC, IFLIC, ILC, Head Management, Integon Partners II and Life Partners no longer beneficially own any shares of the Common Stock.
              (iii) James T. Lambie, a Director of ILC and of the Issuer, and the President of the Issuer, is the direct beneficial owner of 39,436 shares of the Common Stock, which represent approximately 0.2% of the shares of Common Stock.
               (iv) Integon Partners is the direct beneficial owner of 5,387,500 shares of the Common Stock, which represent approximately 31.3% of the shares of Common Stock.
                (v) Because of their positions as the general partners of Integon Partners, Head Investors and Jupiter may, pursuant to Rule 13d-3, be deemed to own beneficially the 5,387,500 shares of the Common Stock held

CUSIP NO. 45810F 10 113D                 Page 21 of 94 Pages




by Integon Partners, which represent approximately 31.3% of the shares of Common Stock. Except to the extent of their proportionate interests in Integon Partners, Head Investors and Jupiter disclaim beneficial ownership of such shares.
               (vi) Because of its position as the general partner of Head Investors, Heracles may, pursuant to Rule 13d-3, be deemed to own beneficially 5,387,500 shares, which represent approximately 31.3% of the shares of Common Stock. Except to the extent of its interest in Head Investors, Heracles disclaims beneficial ownership of such shares.
              (vii) As controlling persons of Jupiter, each of Howard R. Koven and Philip Rootberg may, pursuant to Rule 13d-3, be deemed to own beneficially 5,387,500 shares, which represent approximately 31.3% of the shares of Common Stock. Mr. Koven disclaims beneficial ownership of such shares and, except to the extent of his interest in Jupiter, Mr. Rootberg disclaims beneficial ownership of such shares.
             (viii) Edward W. Ross is the direct beneficial owner of 2,370 shares of Common Stock. As a controlling person of Jupiter, Mr. Ross may, pursuant to Rule 13d-3, be deemed to own beneficially 5,387,500 shares, which represent approximately 31.3% of the shares of Common Stock. When such shares are aggregated pursuant to Rule 13d-3, Mr. Ross may be deemed to own beneficially 5,389,870 shares, which represent approximately 31.3% of the shares of Common Stock.

CUSIP NO. 45810F 10 113D                 Page 22 of 94 Pages




Under an agreement with Jupiter Partnership, Mr. Ross has an option to purchase, from time to time, in whole or in part, 404,062 shares of Common Stock of the Issuer presently held by Integon Partners (the "Option Shares"), which option is exercisable during the period commencing on August 5, 1992 and expiring August 5, 1995 (the "Ross Option"). (See Item 6 of this Statement for a description of the Ross Option.) Except for the Option Shares and except to the extent of his interest in Jupiter, Mr. Ross disclaims beneficial ownership of the shares held by Integon Partners.
               (ix) Ms. Ivy is the direct beneficial owner of 3,470 shares of Common Stock. Because of her position as a general partner of Heracles, Ms. Ivy may, pursuant to Rule 13d-3, be deemed to own beneficially 5,387,500 shares of Common Stock. In addition, Ms. Ivy may be deemed to own beneficially 220 shares for which she is custodian for her children (the "Custodial Shares") and 220 shares owned by trusts for the benefit of her children, for which she is Trustee (the "Trust Shares"). Further, as she is married to Mr. Head, Ms. Ivy may be deemed to own beneficially the 3,580 shares directly owned by Mr. Head. When all of such shares are aggregated pursuant to Rule 13d-3, Ms. Ivy may be deemed to own beneficially 5,394,990 shares, which represent approximately 31.3% of the shares of Common Stock. Except to the extent of her interests in Heracles, Ms. Ivy

CUSIP NO. 45810F 10 113D                 Page 23 of 94 Pages




disclaims beneficial ownership of the shares held by Integon
Partners.
                (x) John C Head III is the direct beneficial owner of 3,580 shares of Common Stock. Because of his position as a general partner of Heracles, Mr. Head may be deemed to own beneficially 5,387,500 shares of Common Stock. Further, as he is married to Madie Ivy, and for the reasons described above with respect to Ms. Ivy's beneficial ownership, Mr. Head may be deemed to own beneficially the shares directly owned by Ms. Ivy, the Custodial Shares and the Trust Shares. When all such shares are aggregated pursuant to Rule 13d-3, Mr. Head may be deemed to own beneficially 5,394,990 shares, which represent approximately 31.3% of the shares of Common Stock. Except to the extent of his interests in Heracles, Mr. Head disclaims beneficial ownership of the shares held by Integon Partners.
               (xi) Charles H. Jamison, President, Chief Operating Officer and a director of Jupiter, and Vice President and a director of ILC, is the direct beneficial owner of 2,370 shares of Common Stock, which represents less than 0.1% of the shares of Common Stock.
              (xii) Mark Shartle, the Senior Vice President, Chief Financial Officer and a director of ILC, the Senior Vice President, Chief Financial Officer and a director of IFLIC, and the Executive Vice President, Chief Financial Officer and a director of ILIC, is the direct beneficial

CUSIP NO. 45810F 10 113D                 Page 24 of 94 Pages




owner of 1,100 shares of Common Stock, which represents less than 0.1% of the shares of Common Stock.
             (xiii) Candace L. Straight, a director of ILC, is the direct beneficial owner of 3,580 shares of Common Stock, which represents less than 0.1% of the shares of Common Stock.
              (xiv) Dennis M. Troha, a director of ILC, is the direct beneficial owner of 2,370 shares of Common Stock, which represents less than 0.1% of the shares of Common Stock.
           Item 5(b) is hereby amended and restated to read, in its entirety, as follows:
           (b) Head Investors, Heracles, Mr. Head and Ms. Ivy, on the one hand, and Jupiter and its controlling persons Howard R. Koven, Philip Rootberg and Edward W. Ross, on the other hand, exercise shared power to vote or to direct the vote, and shared power to dispose or direct the disposition, of the 5,387,500 shares of Common Stock beneficially owned by them through their respective general partner interests in Integon Partners. In addition, as between themselves, Mr. Head and Ms. Ivy exercise shared power to vote or to direct the vote, and shared power to dispose or direct the disposition, of shares of Common Stock beneficially owned by them through their respective general partner interests in Heracles. Moreover, Messrs. Koven, Rootberg and Ross exercise shared power to vote or to direct

CUSIP NO. 45810F 10 113D                 Page 25 of 94 Pages




the vote, and shared power to dispose or direct the disposition, of shares of Common Stock beneficially owned by them through their respective controlling interests in Jupiter and through their positions as members of Jupiter's Board of Directors.
           Except as set forth above, each of the Reporting Persons has sole power to vote or direct the vote and sole power to dispose or direct the disposition of the shares of Common Stock of which it has beneficial ownership.
           Item 5(c) is hereby amended and restated to read, in its entirety, as follows:
           (c) See Item 4 for information presented with respect to the sale of shares of Common Stock on December 22, 1992 pursuant to the Secondary Offering.
           Item 5(d) is hereby amended and restated to read, in its entirety, as follows:
           (d) In addition to the Reporting Persons, the limited partners of each of Integon Partners, Head Investors and Heracles may have the right to receive dividends from, or the proceeds from the sale of, the shares of the Common Stock. Jupiter Partnership, which is a limited partner of Integon Partners, has such an interest relating to approx imately 15.6% of the issued and outstanding shares of the Common Stock, and Jupiter Corp. Transportation System, an Illinois corporation, and Elgin National Industries, Inc., a Delaware corporation, which are limited partners of Jupiter

CUSIP NO. 45810F 10 113D                 Page 26 of 94 Pages




Partnership and subsidiaries of Jupiter, each have such interests relating to approximately 7.8% of the issued and outstanding shares of Common Stock.
      Item 5(e) is hereby amended by adding the following to the end thereof:
           (e) As a result of ILIC's sale in the Secondary Offering of all of the shares of Common Stock it owned, the following Reporting Persons ceased to be beneficial owners of Common Stock on December 22, 1992 and, after the filing of Amendment No. 2 to this Statement, will cease to be reporting persons or members of the "group" of reporting persons herein:
           Integon Life Insurance Corporation, Integon Financial Life Insurance Corporation, Integon Life Corporation, Head Asset Management L.P., Integon Partners II L.P. and Integon Life Partners L.P.

ITEM 6.    CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR
RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

           Item 6 is hereby amended by deleting the third paragraph thereof and
           --------------------------------------------------------------------
replacing it with the following:
--------------------------------
           The Issuer, Integon Partners, ILIC and Smith Barney, Harris Upham & Co. Incorporated and Donaldson, Lufkin & Jenrette Securities Corporation, as Representatives of the several underwriters of the Secondary Offering, are parties to an Underwriting Agreement, dated December 15, 1992, which is filed herewith as Exhibit VIII and is

CUSIP NO. 45810F 10 113D                 Page 27 of 94 Pages




incorporated herein by reference. Such Underwriting Agreement provides for the underwriting of the shares sold in the Secondary Offering. See Item 4 for additional information presented with respect to the sale of shares of Common Stock on December 22, 1992 pursuant to the Secondary Offering.
           Pursuant to an Option Agreement dated as of March 31, 1992, among Jupiter Partnership, Jupiter and Mr. Ross, as supplemented and amended (the "Ross Option Agreement"), Jupiter Partnership has granted to Mr. Ross an option to purchase certain shares of Common Stock held by Integon Partners. The Ross Option is presently exercisable with regard to 404,062 shares of Common Stock. Mr. Ross may exercise the Ross Option, from time to time, in whole or in part, during the period commencing on August 5, 1992 and expiring on August 5, 1995. Mr. Ross must give Jupiter and Jupiter Partnership notice of exercise of his option, and the closing date for the purchase is to be not more than thirty days or less than ten days from the date of such notice. Jupiter Partnership has agreed to use its best efforts either to amend the Integon Partners partnership agreement to provide for a distribution of the Option Shares to Jupiter Partnership at the closing of Mr. Ross's purchase in order to enable Jupiter Partnership to deliver the Option Shares to Mr. Ross, or to obtain from Integon Partners an agreement to transfer the Option Shares to Mr. Ross at the

CUSIP NO. 45810F 10 113D                 Page 28 of 94 Pages




closing. In addition, pursuant to such agreement, in the event Mr. Ross exercises his option and Jupiter Partnership is unable to deliver or cause the delivery of the Option Shares to Mr. Ross, Jupiter Partnership shall cause Integon Partners to be dissolved as a partnership in order to cause the necessary distribution of the Option Shares to Jupiter Partnership. In addition, such agreement provides that if Jupiter Partnership becomes obligated to cause Integon Partners to be dissolved or to effect a partial distribution, Jupiter shall take such action as shall be necessary to effect such dissolution or distribution.
           Prior to the closing of the Secondary Offering, the Ross Option was exercisable with respect to 629,062 shares of Common Stock. Pursuant to an alternative procedure contained in the Ross Option Agreement which Mr. Ross elected to exercise, Mr. Ross received an amount in cash equal to the portion of the net proceeds of the Secondary Offering relating to 225,000 shares of Common Stock underlying the Ross Option, less the option price with respect to such shares. As a result, the Ross Option has been exercisable with respect to 404,062 shares of Common Stock.

CUSIP NO. 45810F 10 113D                 Page 29 of 94 Pages





ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

           Item 7 is hereby amended by adding the following to the end thereof:
           --------------------------------------------------------------------
           Exhibit VIII --     Underwriting Agreement, dated
                               December 15, 1992, among the
                               Issuer, Integon Partners,
                               ILIC, Smith Barney, Harris
                               Upham & Co. Incorporated and
                               Donaldson, Lufkin & Jenrette
                               Securities Corporation, as
                               Representatives of the several
                               underwriters listed therein.

CUSIP NO. 45810F 10 113D                 Page 30 of 94 Pages




                                                                      SCHEDULE D

                       Directors and Executive Officers of
                            Jupiter Industries, Inc.
                                   ("Jupiter")


DIRECTORS:

1.    Leonard Golan
      Suite 2315
      Three First National Plaza
      Chicago, Illinois  60602

      Present Principal Occupation or Employment: Attorney at the law firm of Leonard W. Golan, Ltd.

2.    Charles H. Jamison
      919 North Michigan Avenue
      Suite 1500
      Chicago, Illinois  60611

      Present Principal Occupation or Employment:   President
      and Chief Operating Officer of Jupiter

3.    Howard R. Koven
      One IBM Plaza
      Chicago, Illinois 60611

      Present Principal Occupation or Employment:   Attorney
      at the law firm of Jenner & Block

4.    Philip Rootberg
      250 South Wacker Drive
      Suite 800
      Chicago, Illinois 60606

      Present Principal Occupation or Employment:   Certified
      Public Accountant at the firm of Philip Rootberg &
      Company -- Certified Public Accountants, and Executive
      Vice President of Jupiter

5.    Edward W. Ross
      919 North Michigan Avenue
      Suite 1500
      Chicago, Illinois  60611

      Present Principal Occupation or Employment:   Chairman
      of the Board and Chief Executive Officer of Jupiter

CUSIP NO. 45810F 10 113D                 Page 31 of 94 Pages




6.    Donald A. Smith
      919 North Michigan Avenue
      Suite 1500
      Chicago, Illinois  60611

      Present Principal Occupation or Employment:   President
      of Jupiter Realty Corporation and Vice President of
      Jupiter

ADDITIONAL EXECUTIVE OFFICERS:

7.    Robert W. Berliner, Jr.
      919 North Michigan Avenue
      Suite 1500
      Chicago, Illinois  60611

      Present Principal Occupation or Employment:   Secretary
      and General Counsel of Jupiter and Jupiter Realty
      Corporation

8.    George E. Murphy
      919 North Michigan Avenue
      Suite 1500
      Chicago, Illinois  60611

      Present Principal Occupation or Employment:   Executive
      Vice President of Finance of Jupiter

9.    John Starcevich
      919 North Michigan Avenue
      Suite 1500
      Chicago, Illinois  60611

      Present Principal Occupation or Employment:   Treasurer
      of Jupiter

CUSIP NO. 45810F 10 113D                 Page 32 of 94 Pages





                                    Signature
                                    ---------


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  December 23, 1992





                     INTEGON LIFE INSURANCE CORPORATION



                     By:              *
                        -----------------------------------
                          Name:   Mark W. Shartle
                          Title:  Executive Vice President
                                  and Chief Financial
                                  Officer







* By: /s/ John C Head III
     ------------------------
      John C Head III
     Attorney-in-Fact
     ----------------

CUSIP NO. 45810F 10 113D                 Page 33 of 94 Pages





                                    Signature
                                    ---------


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  December 23, 1992





                     INTEGON FINANCIAL LIFE INSURANCE
                  CORPORATION



                     By:              *
                        -----------------------------------
                          Name:   Mark W. Shartle
                          Title:  Senior Vice President and
                                  Chief Financial Officer







* By: /s/ John C Head III
     ----------------------
      John C Head III
     Attorney-in-Fact
     ----------------

CUSIP NO. 45810F 10 113D                 Page 34 of 94 Pages





                                    Signature
                                    ---------


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  December 23, 1992





                     INTEGON LIFE CORPORATION



                     By:              *
                        -----------------------------------
                          Name:   Mark W. Shartle
                          Title:  Senior Vice President and
                                  Chief Financial Officer







* By: /s/ John C Head III
     -------------------------
      John C Head III
     Attorney-in-Fact
     ----------------

CUSIP NO. 45810F 10 113D                 Page 35 of 94 Pages





                                    Signature
                                    ---------


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  December 23, 1992





                     HEAD ASSET MANAGEMENT L.P.



                     By:              *
                        -----------------------------------
                          Name:   Madie Ivy
                          Title:  General Partner







* By: /s/ John C Head III
     -------------------------
      John C Head III
     Attorney-in-Fact
     ----------------

CUSIP NO. 45810F 10 113D                 Page 36 of 94 Pages





                                    Signature
                                    ---------


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  December 23, 1992





                     INTEGON PARTNERS II L.P.

                     By:  Integon Life Partners L.P.

                          By: Head Insurance Investors L.P.
                              General Partner

                               By: Heracles Partners L.P.
                                   General Partner


                                    By:       *
                                       -------------------------
                                       Name:  Madie Ivy
                                       Title: General Partner


                     By: Jupiter Industries, Inc.
                         General Partner


                         By:          *
                            -----------------------------
                            Name:  Edward W. Ross
                            Title: President





* By: /s/ John C Head III
     ------------------------
      John C Head III
     Attorney-in-Fact
     ----------------

CUSIP NO. 45810F 10 113D                 Page 37 of 94 Pages





                                    Signature
                                    ---------


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  December 23, 1992





                     INTEGON LIFE PARTNERS L.P.

                     By: Head Insurance Investors L.P.
                         General Partner

                         By: Heracles Partners L.P.
                             General Partner


                             By:      *
                                ---------------------------
                                Name:  Madie Ivy
                                Title: General Partner


                     By: Jupiter Industries, Inc.
                         General Partner


                         By:          *
                            ------------------------------
                            Name:  Edward W. Ross
                            Title: President





* By: /s/ John C Head III
     ------------------------------
      John C Head III
     Attorney-in-Fact
     ----------------

CUSIP NO. 45810F 10 113D                 Page 38 of 94 Pages





                                    Signature
                                    ---------


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  December 23, 1992





                     INTEGON PARTNERS L.P.

                     By: Head Insurance Investors L.P.
                         General Partner

                         By: Heracles Partners L.P.
                             General Partner


                             By:      *
                                ------------------------
                                Name:  Madie Ivy
                                Title: General Partner


                     By: Jupiter Industries, Inc.
                         General Partner


                         By:          *
                            --------------------------
                            Name:  Edward W. Ross
                            Title: President





* By: /s/ John C Head III
     --------------------------
      John C Head III
     Attorney-in-Fact
     ----------------

CUSIP NO. 45810F 10 113D                 Page 39 of 94 Pages





                                    Signature
                                    ---------


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  December 23, 1992





                               HEAD INSURANCE INVESTORS L.P.

                               By: Heracles Partners L.P.
                                   General Partner


                                    By:        *
                                       ------------------------
                                       Name:  Madie Ivy
                                       Title: General Partner



* By: /s/ John C Head III
     ------------------------
      John C Head III
     Attorney-in-Fact
     ----------------

CUSIP NO. 45810F 10 113D                 Page 40 of 94 Pages





                                    Signature
                                    ---------


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  December 23, 1992





                                    HERACLES PARTNERS L.P.



                                    By:       *
                                       ---------------------------
                                       Name:  Madie Ivy
                                       Title: General Partner



* By: /s/ John C Head III
     ----------------------------
      John C Head III
     Attorney-in-Fact
     ----------------

CUSIP NO. 45810F 10 113D                 Page 41 of 94 Pages





                                    Signature
                                    ---------


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  December 23, 1992




                                    /s/ John C Head III
                              --------------------------------
                                     John C Head III

CUSIP NO. 45810F 10 113D                 Page 42 of 94 Pages








                                    Signature
                                    ---------


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  December 23, 1992





                                               *
                                   -------------------------
                                          Madie Ivy



* By: /s/ John C Head III
      ------------------------
      John C Head III
     Attorney-in-Fact
     ----------------

CUSIP NO. 45810F 10 113D                 Page 43 of 94 Pages





                                    Signature
                                    ---------


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  December 23, 1992





                                    JUPITER INDUSTRIES, INC.



                                    By:           *
                                       ------------------------------
                                       Name:  Edward W. Ross
                                       Title: President






* By: /s/ John C Head III
     --------------------------
      John C Head III
     Attorney-in-Fact
     ----------------

CUSIP NO. 45810F 10 113D                 Page 44 of 94 Pages





                                    Signature
                                    ---------


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  December 23, 1992





                                             *
                                ----------------------------
                                      Edward W. Ross





* By: /s/ John C Head III
     ------------------------
      John C Head III
     Attorney-in-Fact
     ----------------

CUSIP NO. 45810F 10 113D                 Page 45 of 94 Pages





                                    Signature
                                    ---------


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  December 23, 1992





                                              *
                               ------------------------------
                               Howard R. Koven, as Trustee of
                               Tanya Trust No. 1, J.W. Family
                               Trust Nos. 1-20, Wexler Family
                               Voting Trust (1992), and
                               Wexler Family Voting Trust
                               No. 4








* By: /s/ John C Head III
      -------------------------
      John C Head III
     Attorney-in-Fact
     ----------------

CUSIP NO. 45810F 10 113D                 Page 46 of 94 Pages





                           Signature


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  December 23, 1992





                                             *
                               -----------------------------
                               Philip Rootberg, individually
                               and as Trustee of the Jerrold
                               Wexler Revocable Trust








* By: /s/ John C Head III
     -------------------------
      John C Head III
     Attorney-in-Fact
     ----------------

CUSIP NO. 45810F 10 113D                 Page 47 of 94 Pages




                       Index to Exhibits


                                          Page No. in
                                          Sequential Numbering
Exhibit                                   System
-------                                   ------

========================================= =====================
  VI  Power of Attorney appointing        Incorporated by
      John C Head III as attorney-in-     Reference from
      fact for all Reporting Persons      Amendment No. 1
----------------------------------------- ---------------------
VIII  Underwriting Agreement, dated       48
      December 15, 1992, among the
      Issuer, Integon Partners, ILIC,
      Smith Barney, Harris Upham &
      Co. Incorporated and Donaldson,
      Lufkin & Jenrette Securities
      Corporation, as Representatives
      of the several underwriters
      listed therein
========================================= =====================

CUSIP NO. 45810F 10 1          13D            Page 48 of 94 Pages

                                                                    Exhibit VIII





                                3,631,327 Shares

                               INTEGON CORPORATION

                                  Common Stock

                             UNDERWRITING AGREEMENT


                                                December 15, 1992


SMITH BARNEY, HARRIS UPHAM & CO. INCORPORATED
DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION

      As Representatives of the Several Underwriters
      c/o SMITH BARNEY, HARRIS UPHAM & CO. INCORPORATED
      1345 Avenue of the Americas
      New York, New York  10105

Dear Sirs:

           Integon Partners L.P., a Delaware limited partnership ("Integon Partners") and Integon Life Insurance Corporation, a North Carolina corporation ("Integon Life"; together with Integon Partners, the "Selling Shareholders") each propose to sell to the several Underwriters named in Schedule I hereto (the "Underwriters") the number of shares (the "Shares") of common stock, $0.01 par value (the "Common Stock"), of Integon Corporation, a Delaware corporation ("the Company"), listed opposite its name in Schedule II hereto, constituting an aggregate of 3,631,327 shares of the Common Stock.

           The Company and the Selling Stockholders wish to confirm as follows their respective agreements with you (the "Representatives") and the other several Underwriters on whose behalf you are acting, in connection with the several purchases of the Shares by the Underwriters.

           1. Registration Statement and Prospectus. The Company has prepared and filed with the Securities and Exchange Commission (the "Commission") in accordance with the provisions of the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder (collectively, the "Act"), a registration statement on Form S-1 under the Act (the "registration statement"), including a prospectus subject to completion relating to the Shares. The term "Registration Statement" as used in this Agreement means the registration statement (including all financial schedules and exhibits), as





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CUSIP NO. 45810F 10 1          13D       Page 49 of 94 Pages





amended at the time it becomes effective, or, if the registration statement became effective prior to the execution of this Agreement, as supplemented or amended prior to the execution of this Agreement. If it is contemplated, at the time this Agreement is executed, that a post-effective amendment to the registration statement will be filed and must be declared effective before the offering of the Shares may commence, the term "Registration Statement" as used in this Agreement means the registration statement as amended by said post-effective amendment. The term "Prospectus" as used in this Agreement means the prospectus in the form included in the Registration Statement, or, if the prospectus included in the Registration Statement omits information in reliance on Rule 430A under the Act and such information is included in a prospectus filed with the Commission pursuant to Rule 424(b) under the Act, the term "Prospectus" as used in this Agreement means the prospectus in the form included in the Registration Statement as supplemented by the addition of the Rule 430A information contained in the prospectus filed with the Commission pursuant to Rule 424(b). The term "Prepricing Prospectus" as used in this Agreement means the prospectus subject to completion in the form included in the registration statement at the time of the initial filing of the registration statement with the Commission, and as such prospectus shall have been amended from time to time prior to the date of the Prospectus.

           2. Agreements to Sell and Purchase. Each Selling Stockholder hereby agrees, subject to all the terms and conditions set forth herein, severally and not jointly, to sell to the several Underwriters the number of the Shares set forth in Schedule II opposite such Selling Stockholder's name, and, upon the basis of the representations, warranties and agreements of the Company and the Selling Stockholders herein contained and subject to all the terms and conditions set forth herein, each Underwriter agrees, severally and not jointly, to purchase from the Selling Stockholders, at the purchase price of $24.75 per Share (the "purchase price per share") the number of Shares set forth opposite the name of such Underwriter in Schedule I hereto (or such number of Shares increased as set forth in Section 12 hereof).

           3. Terms of Public Offering. The Selling Stockholders have been advised by you that the Underwriters propose to make a public offering of the Shares as soon after the Registration Statement and this Agreement have become effective as in your judgment is advisable and initially to offer the Shares upon the terms set forth in the Prospectus.

           4. Delivery of the Shares and Payment Therefor. Delivery to you for the account of the Underwriters of and payment for the Shares shall be made at the office of Smith Barney, Harris Upham & Co. Incorporated, 1345 Avenue of the Americas, New York, NY 10105, at 10:00 A.M., New York City time,





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CUSIP NO. 45810F 10 1          13D       Page 50 of 94 Pages





on December 22, 1992 (the "Closing Date"). The place of closing for the Shares and the Closing Date may be varied by agreement between you and the Selling Stockholders.

           Certificates for the Shares shall be registered in such names and in such denominations as you shall request in writing prior to 1:00 P.M., New York City time, on the third business day preceding the Closing Date. Such certificates shall be made available to you in New York City for inspection and packaging not later than 9:30 A.M., New York City time, on the business day next preceding the Closing Date. The certificates evidencing the Shares shall be delivered to you on the Closing Date against payment of the purchase price therefor by certified or official bank check or checks payable in New York Clearing House (next day) funds to the order of Integon Partners or Integon Life, as appropriate.

           5. Agreements of the Company. The Company agrees with the several Underwriters as follows:

           (a) If, at the time this Agreement is executed and delivered, it is necessary for the Registration Statement or a post-effective amendment thereto to be declared effective before the offering of the Shares may commence, the Company will endeavor to cause the Registration Statement or such post-effective amendment to become effective as soon as possible and will advise you promptly and, if requested by you, will confirm such advice in writing, when the Registration Statement or such post-effective amendment has become effective.

           (b) The Company will advise you promptly and, if requested by you, will confirm such advice in writing: (i) of any request by the Commission for amendment of or a supplement to the Registration Statement, any Prepricing Prospectus or the Prospectus or for additional information; (ii) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or of the suspension of qualification of the Shares for offering or sale in any jurisdiction or the initiation of any proceeding for such purpose; and (iii) within the period of time referred to in paragraph (f) below, of any change in the condition (financial or other), business, prospects, properties, net worth or results of operations of the Company and its Subsidiaries (as hereinafter defined) taken as a whole, or of the happening of any event which makes any statement made in the Registration Statement or the Prospectus (as then amended or supplemented) untrue or which requires the making of any additions to or changes in the Registration Statement or the Prospectus (as then amended or supplemented) in order to state a material fact required by the Act to be stated therein or necessary in order to make the statements therein not misleading, or of the necessity to amend or supplement the Prospectus (as then amended or supplemented) to comply with the Act or any other law. If at any time the Commission shall issue any stop order





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CUSIP NO. 45810F 10 1          13D       Page 51 of 94 Pages





suspending the effectiveness of the Registration Statement, the Company will make every reasonable effort to obtain the withdrawal of such order at the earliest possible time.

           (c) The Company will furnish to each of you and to your counsel, without charge, one signed copy of the registration statement as originally filed with the Commission and of each amendment thereto, in each case including financial statements and all exhibits thereto, and will also furnish to each of you and your counsel, without charge, such number of conformed copies of the registration statement as originally filed and of each amendment thereto, as you or your counsel may reasonably request.

           (d) The Company will not (i) file any amendment to the Registration Statement or make any amendment or supplement to the Prospectus of which you shall not previously have been advised or to which you shall in good faith object after being so advised or (ii) during such period as, in the opinion of counsel for the Underwriters, a Prospectus is required to be delivered in connection with sales by any Underwriter or dealer, file any information, documents or reports pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder (collectively, the "Exchange Act") without delivering a copy of such information, documents or reports to you, as Representatives of the Underwriters, prior to or concurrently with such filing.

           (e) Prior to the execution and delivery of this Agreement, the Company has delivered to you, without charge, in such quantities as you have reasonably requested, copies of each form of the Prepricing Prospectus. The Company consents to the use, in accordance with the provisions of the Act and with the securities, insurance securities or Blue Sky laws of the jurisdictions in which the Shares are offered by the several Underwriters and by dealers, prior to the date of the Prospectus, of each Prepricing Prospectus so furnished by the Company.

           (f) As soon after the execution and delivery of this Agreement as is possible and thereafter from time to time for such period as in the opinion of counsel for the Underwriters a prospectus is required by law to be delivered in connection with sales of Shares by any Underwriter or dealer, the Company will expeditiously deliver to each Underwriter and each dealer, without charge, as many copies of the Prospectus (and of any amendment or supplement thereto) as you may reasonably request. The Company consents to the use of the Prospectus (and of any amendment or supplement thereto) in accordance with the provisions of the Act and with the securities, insurance securities and Blue Sky laws of the jurisdictions in which the Shares are offered by the several Underwriters and by all dealers to whom Shares may be sold, both in connection with the offering and sale of the Shares and for such period of time thereafter as the Prospectus is required by law to be delivered in connection

CUSIP NO. 45810F 10 1          13D       Page 52 of 94 Pages





with sales by any Underwriter or dealer. If during such period of time any event shall occur that in the judgment of the Company or in the opinion of counsel for the Underwriters is required to be set forth in the Prospectus (as then amended or supplemented) or should be set forth therein in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary to supplement or amend the Prospectus to comply with the Act or any other law, the Company will forthwith prepare and, subject to the provisions of paragraph (d) above, file with the Commission an appropriate supplement or amendment thereto, and will expeditiously furnish to the Underwriters and dealers, without charge, such number of copies thereof as you may reasonably request. In the event that the Company and you, as the Representatives of the several Underwriters, agree that the Prospectus should be amended or supplemented, the Company, if requested by you and, subject to compliance with applicable law, will promptly issue a press release announcing or disclosing the matters to be covered by the proposed amendment or supplement.

           (g) The Company will cooperate with you and with counsel for the Underwriters in connection with the registration or qualification of the Shares for offering and sale by the several Underwriters and by dealers under the securities, insurance securities or Blue Sky laws of such jurisdictions as you may designate and will file such consents to service of process or other documents necessary or appropriate in order to effect such registration or qualification; provided that in no event shall the Company be obligated to qualify to do business in any jurisdiction where it is not now so qualified or to take any action which would subject it to service of process in suits, other than those arising out of the offering or sale of the Shares, in any jurisdiction where it is not now so subject.

           (h) The Company will make generally available to its security holders a consolidated earnings statement, which need not be audited, covering a twelve-month period commencing after the effective date of the Registration Statement and ending not later than 15 months thereafter, as soon as practicable after the end of such period, which consolidated earnings statement shall satisfy the provisions of Section 11(a) of the Act.

           (i) During the period of five years after the date of this Agreement, the Company will furnish to you (i) as soon as available, a copy of each report of the Company mailed to stockholders or filed with the Commission or the New York Stock Exchange and available to the public, and (ii) from time to time such other information concerning the Company as you may reasonably request.

           (j) If this Agreement shall terminate or shall be terminated after execution pursuant to any provision hereof (otherwise than pursuant to the second paragraph of Section 12





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CUSIP NO. 45810F 10 1          13D       Page 53 of 94 Pages





hereof or by notice given by you terminating this Agreement pursuant to Section 12 or Section 13 hereof) or if this Agreement shall be terminated by the Representatives because of any failure or refusal on the part of the Company or the Selling Stockholders to comply with the terms or fulfill any of the conditions of this Agreement, the Company agrees to reimburse the Representatives for all out-of-pocket expenses (including fees and expenses of counsel for the Underwriters) incurred by you in connection herewith.

           (k) If Rule 430A of the Act is employed, the Company will timely file the Prospectus pursuant to Rule 424(b) under the Act and will advise you of the time and manner of such filing.

           (l) The Company will not, and will use its best efforts to cause its officers and directors not to, offer, issue, sell, contract to issue or sell or otherwise dispose of, directly or indirectly, any capital stock of the Company or any securities convertible into or exercisable or exchangeable for capital stock of the Company, or grant any options or warrants to purchase capital stock of the Company except for the grant of stock options pursuant to the Company's 1992 Stock Option Plan and for the issuance of stock pursuant to the Company's 1992 Non-Employee Director Stock Plan, prior to April 1, 1993, without your prior written consent.

           (m) The Company has furnished or will furnish to you "lock-up" letter agreements, in form and substance satisfactory to you and your counsel, signed by each of its current executive officers and directors (other than its two independent directors), pursuant to which each such executive officer or director will agree not to offer or sell or contract to offer or sell or otherwise dispose of any shares of capital stock of the Company prior to April 1, 1993.

           (n) The Company will not take, directly or indirectly, any action designed to or that might reasonably be expected to cause or result in stabilization or manipulation of the price of the Common Stock to facilitate the sale or resale of the Shares.

           (o) The Company will use its best efforts to have the Shares listed on the New York Stock Exchange concurrently with the effectiveness of the Registration Statement.

           (p) The Company has complied and will comply with all the provisions of Florida H.B. 1171, codified as section 517.075 of the Florida Statutes, and all regulations promulgated thereunder relating to issuers doing business with Cuba.

           6. Agreements of the Selling Stockholders. Each of the Selling Stockholders severally agrees with the several Underwriters and the other Selling Stockholder as follows:






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CUSIP NO. 45810F 10 1          13D       Page 54 of 94 Pages





           (a) If, at the time this Agreement is executed and delivered, it is necessary for the Registration Statement or a post-effective amendment thereto to be declared effective before the offering of the Shares may commence, such Selling Stockholder will cooperate to the extent necessary to cause the Registration Statement or any post-effective amendment thereto to become effective at the earliest possible time.

           (b) Such Selling Stockholder will pay all federal and other taxes, if any, on the transfer or sale of the Shares being sold by such Selling Stockholder to the Underwriters.

           (c) Such Selling Stockholder will do or perform all things required to be done or performed by such Selling Stockholder prior to the Closing Date to satisfy all conditions precedent to the delivery of the Shares pursuant to this Agreement.

           (d) Such Selling Stockholder will not offer, sell, contract to sell or otherwise dispose of any Common Stock, or grant any options or warrants to purchase Common Stock, except for the sale of the Shares to the Underwriters pursuant to this Agreement, prior to April 1, 1993, without your prior written consent.

           (e) Such Selling Stockholder will not take, directly or indirectly, any action designed to or that might reasonably be expected to cause or result in stabilization or manipulation of the price of the Common Stock to facilitate the sale or resale of the Shares.

           (f) Such Selling Stockholder will advise you promptly, and if requested by you, will confirm such advice in writing, within the period of time referred to in Section 5(f) hereof, of any change in the information under the captions "Selling and Other Principal Stockholders" and "Use of Proceeds" in the Prospectus (as then amended or supplemented) relating to such Selling Stockholder (and to the shares of Common Stock owned by it).

           7. Representations and Warranties of the Company. The Company represents and warrants to each Underwriter that:

           (a) Each Prepricing Prospectus included as part of the registration statement as originally filed or as part of any amendment or supplement thereto, or filed pursuant to Rule 424 under the Act, complied as to form when so filed in all material respects with the provisions of the Act. The Commission has not issued any order preventing or suspending the use of any Prepricing Prospectus.

           (b) The registration statement in the form in which it became or becomes effective and also in such form as it may be





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CUSIP NO. 45810F 10 1          13D       Page 55 of 94 Pages





when any post-effective amendment thereto shall become effective and the Prospectus and any supplement or amendment thereto when filed with the Commission under Rule 424(b) under the Act, or, if not so filed, when first used in connection with the offering of the Shares, complied or will comply in all material respects with the provisions of the Act and did not or will not at any such times contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, except that this representation and warranty does not apply to statements in or omissions from the Registration Statement or the Prospectus or any supplement or amendment thereto made in reliance upon and in conformity with information relating to any Underwriter furnished to the Company in writing by or on behalf of any Underwriter through you expressly for use therein.

           (c) The Company's authorized and outstanding capitalization as of September 30, 1992 is as set forth under the caption "Capitalization" in the Prospectus; all the outstanding shares of Common Stock of the Company (including the Shares to be sold by the Selling Stockholders) have been duly authorized and validly issued, are fully paid and nonassessable and are free of any preemptive or similar rights. The capital stock of the Company conforms to the description thereof contained in the Prospectus under the caption "Description of Capital Stock."

           (d) The Company is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Registration Statement and the Prospectus, and is duly registered or qualified as a foreign corporation to conduct its business and is in good standing in each jurisdiction where the ownership or leasing of its properties or the conduct of its business requires such registration or qualification, except where the failure so to register or qualify would not have a material adverse effect on the condition (financial or other), business, prospects, properties, net worth or results of operations of the Company and its Subsidiaries taken as a whole.

           (e) The only subsidiaries of the Company are Integon Indemnity Corporation, Integon General Insurance Corporation, New South Insurance Company and Integon Specialty Insurance Company (collectively, the "P&C Subsidiaries"), Integon Non-Life Holdings Corporation, Salem Underwriters, Inc. and Integon P&C Corporation (collectively, with the P&C Subsidiaries, the "Subsidiaries"). Each of the Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with full corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Registration Statement and the Prospectus, and is duly registered or qualified as a foreign corporation to conduct its business and is in good standing in each jurisdiction





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CUSIP NO. 45810F 10 1          13D       Page 56 of 94 Pages





where the ownership or leasing of its properties or the conduct of its business requires such registration or qualification, except where the failure so to register or qualify would not have a material adverse effect on the condition (financial or other), business, prospects, properties, net worth or results of operations of such Subsidiary. The certificates of authority issued by the states in which the P&C Subsidiaries are licensed to do business are in full force and effect, and no proceedings to revoke such certificates are pending or threatened. All the outstanding shares of capital stock of each of the Subsidiaries has been duly authorized a validly issued, are fully paid and nonassessable, and are owned by the Company directly, or indirectly through one or more of the other Subsidiaries, free and clear of any lien, adverse claim, security interest, equity or other encumbrance, other than limitations on the Company's ability to dispose of such shares of capital stock under certain circumstances, as set forth in the Indenture dated as of August 15, 1992 between the Company and The First National Bank of Chicago, as Trustee (the "Indenture").

           (f) Other than as described in the Prospectus, no outstanding warrants or options to purchase any shares of capital stock of the Company or any of the Subsidiaries have been granted by the Company.

           (g) There are no legal or governmental proceedings pending or, to the knowledge of the Company, threatened, against the Company or any of the Subsidiaries, or to which the Company or any of the Subsidiaries or any of their respective properties, is subject, that are required to be described in the Registration Statement or the Prospectus and are not described as required, and there are no agreements, contracts, indentures, leases or other instruments that are required to be described in the Registration Statement or the Prospectus or to be filed as an exhibit to the Registration Statement that are not described or filed as required by the Act. The descriptions of the terms of any such agreements, contracts, indentures or other instruments contained in the Registration Statement or the Prospectus are correct in all material respects.

           (h) Neither the Company nor any of the Subsidiaries is (A) in violation of its certificate or articles of incorporation or by-laws, or other organizational documents, as amended and in effect on the date hereof, or (B) in violation of any law, ordinance, administrative or governmental rule or regulation applicable to the Company or any of the Subsidiaries or any of their respective properties, or (C) in violation of any judgment, injunction, order or decree of any court, governmental agency or body (including, without limitation, any insurance regulatory agency or body) or arbitrator having jurisdiction over the Company or any of the Subsidiaries, or (D) in default in the performance of any obligation, agreement or condition contained in any bond, debenture, note, other evidence of indebtedness,





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CUSIP NO. 45810F 10 1          13D       Page 57 of 94 Pages





agreement, indenture, lease or other instrument to which the Company or any of the Subsidiaries is a party or by which any of them may be bound or to which any of their respective properties may be subject, except in the cases of (B), (C) or (D) where any such violation or default would not have a material adverse effect on the condition (financial or other), business, prospects, properties, net worth or results of operations of the Company and the Subsidiaries taken as a whole.

           (i) Neither the execution, delivery or performance of this Agreement by the Company nor the consummation of any of the transactions contemplated herein (A) requires any consent, approval, authorization or other order of, or registration or filing with, any court, regulatory body, arbitrator, administrative agency or other governmental body, agency or official (including, without limitation, any insurance regulatory agency or body), except such as have been obtained under the Act and the Exchange Act and except as may be required under the Blue Sky or securities laws or insurance securities laws of various jurisdictions, all of which have been or will be obtained on or prior to the Closing Date, and except where failure to obtain any such consent, approval, authorization or order, or to effect any such registration or filing would not have a material adverse effect on the condition (financial or other), business, prospects, properties, net worth or results of operations of the Company and the Subsidiaries taken as a whole, or (B) conflicts or will conflict with or constitutes or will constitute a breach of, or a default under, the certificate or articles of incorporation or by-laws, or other organizational documents, of the Company or any of the Subsidiaries, or (C) conflicts or will conflict with or constitutes or will constitute a breach of, or a default under, any bond, debenture, note, other evidence of indebtedness, agreement, indenture, lease or other instrument to which the Company or any of the Subsidiaries is a party or by which any of them may be bound or to which any of their respective properties may be subject, except where any such conflict, or breach or default would not have a material adverse effect on the condition (financial or other), business, prospects, properties, net worth or results of operations of the Company and the Subsidiaries taken as a whole, or (D) violates or will violate any law, ordinance, administrative or governmental rule or regulation in effect on the date hereof applicable to the Company or any of the Subsidiaries or any of their respective properties, or any judgment, injunction, order or decree of any court, governmental agency or body (including, without limitation, any insurance regulatory agency or body) or arbitrator having jurisdiction over the Company or any of the Subsidiaries or any of their respective properties, except where any such violation would not have a material adverse effect on the condition (financial or other), business, prospects, properties, net worth or results or operations of the Company and the Subsidiaries taken as a whole, or (E) will result in the creation or imposition of any lien, charge or encumbrance upon





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CUSIP NO. 45810F 10 1          13D       Page 58 of 94 Pages





any property or assets of the Company or any of the Subsidiaries pursuant to the terms of any agreement or instrument to which any of them is a party or by which any of them may be bound or to which any of their respective properties may be subject, except where any such lien, charge or encumbrance would not have a material adverse effect on the condition (financial or other), business, prospects, properties, net worth or results of operations of the Company and the Subsidiaries taken as a whole.

           (j) To the knowledge of the Company, the accountants, Deloitte & Touche, who have certified or shall certify the financial statements included in the Registration Statement and the Prospectus, are independent public accountants as required by the Act.

           (k) The financial statements, together with related schedules and notes, forming part of the Registration Statement and the Prospectus, present fairly the consolidated financial position, results of operations and cash flows of the Company and the Subsidiaries on the basis stated in the Registration Statement at the respective dates or for the respective periods to which they apply; such statements and related schedules and notes have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved, except as disclosed therein; and the other financial and statistical information and data included in the Registration Statement and the Prospectus pertaining to the Company or its Subsidiaries or former subsidiaries are accurately presented and prepared on a basis consistent with such financial statements and the books and records of the Company and the Subsidiaries. The pro forma financial statements of the Company and the Subsidiaries and the related notes thereto included in the Registration Statement and the Prospectus have been prepared in accordance with the applicable requirements of Rule 11-02 of Regulation S-X promulgated under the Exchange Act.

           The statutory financial statements of each of the P&C Subsidiaries required or permitted to be prepared in accordance with the Insurance Law of the General Statutes of North Carolina (the "Insurance Law") and the rules and regulations of the North Carolina Department of Insurance from which certain ratios and other statistical data contained in the Registration Statement and the Prospectus have been derived, have for each relevant period been prepared in conformity with the requirements of the Insurance Law and such rules and regulations and present fairly the information purported to be shown.

           (l) The Company has corporate power and authority to enter into this Agreement, and the execution and delivery of, and the performance by the Company of its obligations under, this Agreement have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement has been duly executed and delivered by the Company and constitutes the





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valid and legally binding agreement of the Company, enforceable against the
Company in accordance with its terms, except as rights to indemnity and contribution hereunder for liabilities arising under the Act may be limited by applicable law, and except to the extent that enforcement may be subject to (A) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or other similar laws now or hereafter in effect affecting creditors' rights generally and (B) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

           (m) Except as disclosed in the Registration Statement and the Prospectus subsequent to the respective dates as of which such information is given in the Registration Statement and the Prospectus, neither the Company nor any of the Subsidiaries has incurred any liability or obligation, direct or contingent, or entered into any transaction, not in the ordinary course of business, that is material to the Company and the Subsidiaries taken as a whole, and there has not been any change in the capital stock, or material increase in the short-term debt, long-term debt or loss and loss adjustment expense reserves, or any material decrease in statutory surplus, net premiums written, net investment income, total revenues, net income, investments or total assets of the Company and the Subsidiaries taken as a whole, or any material adverse change, or any development involving or which may reasonably be expected to involve, a prospective material adverse change, in the condition (financial or other), business, prospects, properties, net worth or results of operations of the Company and the Subsidiaries taken as a whole.

           (n) Each of the Company and each of its Subsidiaries has valid title to all property (real and personal) described in the Registration Statement or the Prospectus as being owned by it, free and clear of all liens, claims, security interests or other encumbrances (collectively, "Liens") except Liens that are described in the Registration Statement, the Prospectus or in a document filed as an exhibit to the Registration Statement, covenants limiting the Company's ability under certain circumstances to dispose of any of the capital stock of its subsidiaries, as set forth in the Indenture, and except for Liens that would not have a material adverse effect on the condition (financial or other), business, prospects, properties, net worth or results of operations of the Company and the Subsidiaries taken as a whole, and all the property described in the Prospectus as being held under lease by the Company or any Subsidiary is held by it under leases that are valid, subsisting and enforceable in all material respects.

           (o) The Company has not distributed and, prior to the later to occur of (i) the Closing Date and (ii) completion of the distribution of the Shares the Company will not distribute any offering material in connection with the offering and sale of the





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Shares other than the Registration Statement, the Prepricing Prospectus, the
Prospectus or other materials, if any, permitted by the Act.

           (p) Each of the Company and each of its Subsidiaries has such permits, licenses, certificates, franchises and authorizations of governmental or regulatory authorities (including, without limitation, all permits, licenses, certificates, franchises and authorizations of all applicable insurance regulatory agencies or bodies) ("permits") as are necessary to own its respective properties and to conduct its business in the manner described in the Prospectus (except where the failure to have such permits, licenses, certificates, franchises and authorizations would not have a material adverse effect on the condition (financial or other), business, prospects, properties, net worth or results of operations of the Company and the Subsidiaries taken as a whole), subject to such qualifications as may be set forth in the Prospectus; each of the Company and each of its Subsidiaries has fulfilled and performed all its material obligations with respect to such permits and no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other material impairment of the rights of the holder of any such permit, the revocation, termination or impairment of which would have a material adverse effect on the condition (financial or other), business, prospects, properties, net worth or results of operations of the Company and the Subsidiaries taken as a whole, subject in each case to such qualifications as may be set forth in the Prospectus; and, except as described in the Prospectus, none of such permits contains any restriction that is materially burdensome to the Company or any of the Subsidiaries.

           (q) Each of the Company and each of its Subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles or statutory accounting practices, as the case may be, and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

           (r) To the Company's knowledge, neither the Company nor any of the Subsidiaries nor any employee or agent of the Company or any Subsidiary has made any payment of funds of the Company or any Subsidiary or received or retained any funds in violation of any law, rule or regulation, which payment, receipt or retention of funds is of a character required to be disclosed in the Prospectus.





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           (s) Each of the Company and each of its Subsidiaries has filed all tax returns required to be filed by it, which returns are complete and correct in all material respects, and neither the Company nor any Subsidiary is in default in the payment of any taxes which were payable pursuant to said returns or any assessments with respect thereto.

           (t) Except as disclosed in the Prospectus, no holder of any security of the Company has the right, contractual or otherwise, to have any Common Stock or other securities of the Company included in the Registration Statement or the right, as a result of the filing of the Registration Statement or consummation of the transactions contemplated by this Agreement, or otherwise, to require registration under the Act of any shares of Common Stock or other securities of the Company.

           (u) Each of the Company and each of its Subsidiaries owns or has valid and adequate rights to use all patents, trademarks, trademark registrations, service marks, service mark registrations, trade names, copyrights, licenses, inventions, trade secrets and rights described in the Prospectus as being owned by it or by any of them or necessary for the conduct of its business free and clear of all liens, claims, security interests or other encumbrances that may materially interfere with the conduct of its business, and neither the Company nor any Subsidiary is aware of any claim to the contrary or any challenge by any other person to the rights of the Company or any Subsidiary with respect to the foregoing.

           (v) All reinsurance treaties, contracts, agreements and arrangements to which the Company or any of the Subsidiaries is a party are in full force and effect and neither the Company nor any of the Subsidiaries is in violation of, or in default in the performance, observance or fulfillment of, any obligation, agreement, covenant or condition contained therein, except where any such violation or default would not have a material adverse effect on the condition (financial or other), business, prospects, properties, net worth or results of operations of the Company and the Subsidiaries taken as a whole; neither the Company nor any of the Subsidiaries has received any notice from any of the other parties to such treaties, contracts, agreements or arrangements that such other party intends not to perform such treaty, contract, agreement or arrangement, and neither the Company nor any Subsidiary has any reason to believe that any of the other parties to such treaties, contracts, agreements or arrangements will be unable to perform such treaty, contract, agreement or arrangement, except where any such nonperformance would not have a material adverse effect on the condition (financial or other), business, prospects, properties, net worth or results of operations of the Company and the Subsidiaries taken as a whole.






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           (w) No relationship, direct or indirect, or agreement, arrangement or understanding (including, without limitation, any voting agreement), exists between or among the Company or any of the Subsidiaries and Integon Partners
L.P. or Integon Partners II L.P. or any of their respective subsidiaries or affiliates that is required by the Act to be described in the Registration Statement or the Prospectus or to be filed as an exhibit to the Registration Statement that is not described or filed as required.

           (x) Each of the Company and each of its Subsidiaries has fulfilled its obligations, if any, under the minimum funding standards of Section 302 of the United States Employee Retirement Income Security Act of 1974 ("ERISA") and the regulations and published interpretations thereunder with respect to each "plan" (as defined in ERISA and such regulations and published interpretations) in which employees of the Company and the Subsidiaries are eligible to participate and each such plan is in compliance in all material respects with the presently applicable provisions of ERISA and such regulations and published interpretations, and has not incurred any unpaid liability to the Pension Benefit Guaranty Corporation (other than for the payment of premiums in the ordinary course) or to any such plan under Title IV of ERISA.

           (y) Except as described in or contemplated by the Prospectus, there are no outstanding options, warrants or other rights calling for the issuance of, and there are no commitments, plans or arrangements to issue, any shares of capital stock of the Company or any of the Subsidiaries or any security convertible into or exchangeable for any shares of capital stock of the Company or any of the Subsidiaries.

           (z) The form of certificate for the Shares conforms to the requirements of the Delaware General Corporation Law and the New York Stock Exchange.

           (aa) The Company has not taken, directly or indirectly, any action designed to or that might reasonably be expected to cause or result in stabilization or manipulation of the price of the Common Stock to facilitate the sale or resale of the Shares, except for its agreement contained in paragraph 5(l) hereof.

           8. Representations and Warranties with Respect to the Selling Stockholders. (a) Each of the Selling Stockholders severally and not jointly represents and warrants to each Underwriter that:

           (i) Such Selling Stockholder now has, and on the Closing Date will shave, valid title to the Shares to be sold by such Selling Stockholder pursuant to this Agreement, free and





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clear of any lien, claim, security interest or other encumbrance, including, without limitation, any restriction on transfer.

           (ii) Such Selling Stockholder now has, and on the Closing Date will have, full right, power and authority, and any approvals required by law, to sell, assign, transfer and deliver the Shares to be sold, assigned, transferred and delivered by it pursuant to this Agreement in the manner provided in this Agreement, and upon delivery of and payment for such Shares hereunder, the several Underwriters will acquire valid title to such Shares free and clear of any lien, claim, security interest, or other encumbrance.

           (iii) Such Selling Stockholder has full power and authority (corporate, partnership or other) to enter into this Agreement, and the execution and delivery of, and the performance by such Selling Stockholder of its obligations under, this Agreement, has been duly authorized by such Selling Stockholder, and this Agreement has been duly executed and delivered by such Selling Stockholder and constitutes the valid and binding agreement of such Selling Stockholder, enforceable against such Selling Stockholder in accordance with its terms, except as rights to indemnity and contribution hereunder for liabilities arising under the Act may be limited by applicable law, and except to the extent enforcement may be subject to (A) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or other similar laws now or hereafter in effect affecting creditors' rights generally and (B) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

           (iv) Neither the offer, sale or delivery of the Shares by such Selling Stockholder pursuant hereto, nor the execution and delivery by such Selling Stockholder of this Agreement, nor compliance by such Selling Stockholder with the provisions hereof, nor the consummation by such Selling Stockholder of any of the transactions contemplated herein (A) requires any consent, approval, authorization or other order of, or registration or filing with, any court, regulatory body, arbitrator, administrative agency or other governmental body, agency or official (including, without limitation,, any insurance regulatory agency or body), except such as have been obtained under the Act and the Exchange Act and except as may be required under the Blue Sky or securities laws or insurance securities laws of various jurisdictions, all of which have been or will be obtained on or prior to the Closing Date, or (B) conflicts or will conflict with or constitutes or will constitute a breach of, or default under, the partnership agreement or the certificate or articles of incorporation or by-laws, or other organizational documents of such Selling Stockholder, or (C) conflicts or will conflict with or constitutes or will constitute a breach of, or a default under, any bond, debenture, note, other evidence of indebtedness, agreement, indenture, lease or other instrument to which such





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Selling Stockholder is a party or by which such Selling Stockholder may be bound or to which any of the properties or assets of such Selling Stockholder may be subject, the effect of which has, or would have a material adverse effect on the condition (financial or other), business, prospects, properties, net worth or results of operations of such Selling Stockholder, or (D) violates or will violate any law, ordinance, administrative or governmental rule or regulation in effect on the date hereof applicable to such Selling Stockholder or its respective properties, or any judgment, injunction, order or decree of any court, governmental agency or body (including, without limitation, any insurance regulatory agency or body) or arbitrator having jurisdiction over such Selling Stockholder or over any property of such Selling Stockholder, except where any such violation would not have a material adverse effect on the condition (financial or other), business, prospects, properties, net worth or results of operations of such Selling Stockholder, or (E) will result in the creation or imposition of any lien, charge or encumbrance upon any of the property of such Selling Stockholder pursuant to the terms of any agreement or instrument to which it is a party or by which it may be bound or to which any of its properties may be subject, except where any such lien, charge or encumbrance would not have a material adverse effect on the condition (financial or other), business, prospects, properties, net worth or results of operations of such Selling Stockholder.

           (v) The information pertaining to such Selling Stockholder under the captions "Selling and Other Principal Stockholders" and "Use of Proceeds" in the Prospectus is accurate.

           (vi) Such Selling Stockholder has not taken, directly or indirectly, any action designed to, or that might reasonably be expected to, cause or result in stabilization or manipulation of the price of the Common Stock to facilitate the sale or resale of the Shares, except for its agreement contained in paragraph 6(d) hereof.

           (b) Integon Partners represents and warrants to the Company and each Underwriter that (i) it is a limited partnership duly organized and validly existing under the laws of the State of Delaware, with full power and authority to own, lease and operate its properties and to conduct its business as now being owned, leased, operated and conducted and (ii) it is not an "investment company" nor is it "controlled" by an investment company within the meaning of the Investment Company Act of 1940, as amended.

           (c) Integon Life represents and warrants to the Company and each Underwriter that (i) it is a corporation duly organized and validly existing under the laws of the State of North Carolina, with full corporate power and authority to own,





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lease and operate its properties and to conduct its business as now being owned, leased, operated and conducted, and (ii) it is an insurance company domiciled in the State of North Carolina.

           9. Indemnification and Contribution. (a) The Company and each of the Selling Stockholders, jointly and severally (subject to the limitations contained in paragraph (g) relating to the indemnity by Integon Partners), shall indemnify and hold harmless each of you and each other Underwriter and each person, if any, who controls any Underwriter within the meaning of Section 15 of the Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages or liabilities and expenses to which they or any of them may become subject under the Act, the Exchange Act or other federal or state statutory laws or regulations, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any Prepricing Prospectus or in the Registration Statement or the Prospectus or in any amendment or supplement thereto, or arise out of or are based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, liabilities or expenses arise out of or are based upon any untrue statement or omission or alleged untrue statement or omission which has been made therein or omitted therefrom in reliance upon and in conformity with the information relating to such Underwriter furnished in writing to the Company by or on behalf of any Underwriter through you expressly for use in connection therewith; provided, however, that the indemnification contained in this paragraph (a) with respect to any Prepricing Prospectus shall not inure to the benefit of any Underwriter (or to the benefit of any person controlling such Underwriter) on account of any such loss, claim, damage, liability or expense arising from the sale of the Shares by such Underwriter to any person if a copy of the Prospectus, as amended or supplemented, shall not have been delivered or sent to such person within the time required by the Act, and the untrue statement or alleged untrue statement or omission or alleged omission of a material fact contained in such Prepricing Prospectus was corrected in the Prospectus, as amended or supplemented, provided that the Company has delivered the Prospectus, as amended or supplemented, to the several Underwriters in requisite quantity on a timely basis to permit such delivery or sending; and provided, further, that no Selling Stockholder shall be liable under this paragraph (a) (i) for an amount in excess of the amount received by such Selling Stockholder upon the sale of the Shares sold by such Selling Stockholder pursuant to this Agreement or (ii) insofar as any losses, claims, damages, liabilities or expenses arise out of or are based upon any untrue statement or omission or alleged untrue statement or omission which has been made in the Registration Statement or Prospectus or in any amendment or supplement thereto in reliance upon information relating to any other Selling





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Stockholder furnished in writing to the Company by such Selling Stockholder expressly for use in connection therewith. The foregoing indemnity agreement shall be in addition to any liability which the Company or any Selling Stockholder may otherwise have.

           (b) If any action, suit or proceeding shall be brought against any Underwriter or any person controlling any Underwriter in respect of which indemnity may be sought against the Company or any Selling Stockholder, such Underwriter or such controlling person shall promptly notify the parties against whom indemnification is being sought (the "indemnifying parties"), and such indemnifying parties shall assume the defense thereof, including the employment of counsel and payment of all fees and expenses. Such Underwriter or any such controlling person shall have the right to employ separate counsel in any such action, suit or proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Underwriter or such controlling person unless (i) the indemnifying parties have agreed in writing to pay such fees and expenses, (ii) the indemnifying parties have failed to assume the defense and employ counsel within a reasonable time after being given the notice required by the preceding sentence, or (iii) the named parties to any such action, suit or proceeding (including any impleaded parties) include both such Underwriter or such controlling person and the indemnifying parties and such Underwriter or such controlling person shall have been advised by its counsel that representation of such indemnified party and any indemnifying party by the same counsel would be inappropriate under applicable standards of professional conduct (whether or not such representation by the same counsel has been proposed) due to actual or potential differing interests between them (in which case the indemnifying party shall not have the right to assume the defense of such action, suit or proceeding on behalf of such Underwriter or such controlling person). It is understood, however, that the indemnifying parties shall, in connection with any one such action, suit or proceeding or separate but substantially similar or related actions, suits or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of only one separate firm of attorneys (in addition to any local counsel) at any time for all such Underwriters and controlling persons not having actual or potential differing interests with you or among themselves, which firm shall be designated in writing by Smith Barney, Harris Upham & Co. Incorporated, and that all such fees and expenses shall be reimbursed as they are incurred. The indemnifying parties shall not be liable for any settlement of any such action, suit or proceeding effected without their written consent, but if settled with such written consent, or if there be a final judgment for the plaintiff in any such action, suit or proceeding, the indemnifying parties agree to indemnify and hold harmless any Underwriter, to the extent provided in the preceding paragraph,





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and any such controlling person from and against any loss, claim, damage, liability or expense by reason of such settlement or judgment.

           (c) Each Underwriter agrees, severally and not jointly, to indemnify and hold harmless the Company, its directors, its officers who sign the Registration Statement, and any person who controls the Company within the meaning of Section 15 of the Act or Section 20 of the Exchange Act and each Selling Stockholder to the same extent as the foregoing indemnity from the Company and the Selling Stockholders to each Underwriter, but only with respect to information relating to such Underwriter furnished in writing by or on behalf of such Underwriter through you expressly for use in the Registration Statement, the Prospectus or any Prepricing Prospectus, or any amendment or supplement thereto. If any action, suit or proceeding shall be brought against the Company, any of its directors, any such officer, or any such controlling person or any such Selling Stockholder based on the Registration Statement, the Prospectus or any Prepricing Prospectus, or any amendment or supplement thereto, and in respect of which indemnity may be sought against any Underwriter pursuant to this paragraph (c), such Underwriter shall have the rights and duties given to the Company and the Selling Stockholders by paragraph (b) above (except that if the Company or any Selling Stockholder shall have assumed the defense thereof such Underwriter shall not be required to do so, but may employ separate counsel therein and participate in the defense thereof, but the fees and expenses of such counsel shall be at such Underwriter's expense), and the Company, its directors, any such officer, any controlling person and any such Selling Stockholder shall have the rights and duties given to the Underwriters by paragraph (b) above. The foregoing indemnity agreement shall be in addition to any liability which the Underwriters may otherwise have.

           (d) If the indemnification provided for in this Section 9 is unavailable to an indemnified party under paragraph (a) or (c) hereof in respect of any losses, claims, damages, liabilities or expenses referred to therein, then an indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses (i) in such proportion as is appropriate to reflect the relative benefits received directly or indirectly by the Company and the Selling Stockholders on the one hand and the Underwriters on the other hand from the offering of the Shares, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and the Selling Stockholders on the one hand and the Underwriters on the other in connection with the statements or omissions that resulted in such losses, claims, damages, liabilities or expenses, as well as any





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other relevant equitable considerations. The relative benefits received by the
Company and the Selling Stockholders (taken as a whole) on the one hand and the Underwriters on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Selling Stockholders bears to the total underwriting discounts and commissions received by the Underwriters, in each case as set forth in the table on the cover page of the Prospectus. The relative fault of the Company and the Selling Stockholders on the one hand and the Underwriters on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company and the Selling Stockholders on the one hand or by the Underwriters on the other hand and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

           (e) The Company, the Selling Stockholders and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 9 were determined by a pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in paragraph (d) above. The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities and expenses referred to in paragraph (d) above shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating any claim or defending any such action, suit or proceeding. Notwith standing the provisions of this Section 9, (i) no Underwriter shall be required to contribute any amount in excess of the amount by which the total price of the Shares underwritten by it and distributed to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission and (ii) no Selling Stockholder shall be required to contribute any amount in excess of the amount received by such Selling Stockholder upon the sale of the Shares sold by such Selling Stockholder pursuant to this Agreement. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters' obligations to contribute pursuant to this
Section 9 are several in proportion to the respective numbers of Shares set forth opposite their names in Schedule I hereto (or such numbers of Shares increased as set forth in Section 12 hereof) and not joint.

               (f) Any losses, claims, damages, liabilities or expenses for which an indemnified party is entitled to indemnification or contribution under this Section 9 shall be





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paid by the indemnifying party to the indemnified party as such losses, claims, damages, liabilities or expenses are incurred. The indemnity and contribution agreements contained in this Section 9 and the representations and warranties of the Company and the Selling Stockholders set forth in this Agreement shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Underwriter or any person controlling any Underwriter, the Company, its directors or officers, or any person controlling the Company, or the Selling Stockholders, (ii) acceptance of any Shares and payment therefor hereunder, and (iii) any termination of this Agreement. A successor to any Underwriter or any person controlling any Underwriter, or to the Company, its directors or officers, or any person controlling the Company, or any Selling Stockholder shall be entitled to the benefits of the indemnity, contribution and reimbursement agreements contained in this Section 9.

           (g) Notwithstanding the foregoing provisions of this Agreement each Underwriter hereby agrees that it shall not have recourse to enforce any of the obligations of Integon Partners under this Agreement against any partner of Integon Partners and shall look solely to the assets of Integon Partners (other than the proceeds of this offering) to enforce such obligations. Each Underwriter hereby acknowledges that the proceeds of this offering are to be distributed by Integon Partners.

           10. Conditions of Underwriters' Obligations. The several obligations of the Underwriters to purchase the Shares hereunder on the Closing Date are subject to the following conditions:

           (a) (i) If, at the time this Agreement is executed and delivered, it is necessary for the Registration Statement or a post-effective amendment thereto to be declared effective before the offering of the Shares may commence, the Registration Statement or such post-effective amendment shall have become effective not later than 6:00 P.M., New York City time, on the date hereof, or at such later date and time as shall be consented to in writing by you; (ii) all filings, if any, required by Rules 424 and 430A under the Act shall have been timely made; (iii) no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose shall have been instituted or, to the knowledge of the Company, any Selling Stockholder or any Underwriter, threatened by the Commission; and (iv) any request of the Commission for additional information (to be included in the Registration Statement or the Prospectus or otherwise) shall have been complied with to your satisfaction.

               (b) Subsequent to the effective date of this Agreement, there shall not have occurred any change, or any development involving a prospective change, in or affecting the condition (financial or other), business, prospects, properties,





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net worth, or results of operations of the Company or the Subsidiaries not contemplated by the Prospectus, which in your opinion, as Representatives of the several Underwriters, would materially and adversely affect the market for the Shares.

           (c) You shall have received on the Closing Date, an opinion of Paul, Weiss, Rifkind, Wharton & Garrison, counsel for the Company and the Selling Stockholders, dated the Closing Date and addressed to you, as the Representatives of the several Underwriters, to the effect that:

               (i) Such counsel has been informed by the staff of the Commission that the Registration Statement and all post-effective amendments, if any, have become effective under the Act, any required filing of the Prospectus and any supplements thereto pursuant to Rule 424(b) have been made in the manner and in the time period required by Rule 424(b) and, to the best knowledge of such counsel, no stop order suspending the effectiveness of the Registration Statement or any such post-effective amendment has been issued and no proceedings for that purpose are pending before or threatened by the Commission;

               (ii) The Registration Statement as of the date it became effective, and the Prospectus and any supplements or amendments thereto, as of the respective issue dates thereof (except for the financial statements and the notes thereto and the schedules and other financial and statistical data included (or incorporated by reference) therein, as to which such counsel need not express any opinion), appear on their face to have been responsive in all material respects to the requirements of the Act;

                (iii) The Company is authorized to issue Class A 35,000,000 shares of Common Stock, 20,000,000 shares of Non-Voting Common Stock, par value $.01 per share (the "Non-Voting Common Stock") and 2,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). To the best knowledge of such counsel, as of the date of the Prospectus there were outstanding 17,217,203 shares of Common Stock, no shares of Non-Voting Common Stock and no shares of Preferred Stock. All the outstanding shares of capital stock of the Company (including the Shares to be sold by the Selling Stockholders) have been duly authorized and validly issued, are fully paid and nonassessable and are free of any preemptive or similar rights; and the capital stock of the Company conforms in all material respects as to legal matters to the description contained in the Prospectus under the heading "Description of Capital Stock";





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                (iv) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Registration Statement and the Prospectus, and is duly registered and qualified as a foreign corporation to conduct its business and is in good standing in each jurisdiction or place where the nature of its properties or the conduct of its business requires such registration or qualification, except where the failure so to register or qualify would not have a material adverse effect on the condition (financial or other), business, prospects, properties, net worth or results of operations of the Company;

               (v) To the best knowledge of such counsel, each of the Subsidiaries is a corporation duly incorporated under the laws of the jurisdiction of its incorporation; each of the Subsidiaries is a corporation validly existing and in good standing under the laws of the jurisdiction of its incorporation; and, to the best of such counsel's knowledge, each of the Subsidiaries has full corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Registration Statement and the Prospectus. The certificates of authority issued by North Carolina, Virginia, Tennessee, Georgia and Florida, which the Company has advised such counsel are the only states in which the P&C Subsidiaries conduct nonstandard automobile insurance are in full force and effect and, to the best knowledge of such counsel, no proceedings to revoke such certificates are pending or threatened. To the best knowledge of such counsel, all the outstanding shares of capital stock of each of the Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable, and are owned by the Company directly, or indirectly through one or more of the other Subsidiaries, free and clear of any lien, adverse claim, security interest, equity or other encumbrance, other than limitations on the Company's ability to dispose of shares of capital stock of the Subsidiaries under certain circumstances, as set forth in the Indenture;

                (vi) To the best knowledge of such counsel, there are no legal or governmental proceedings pending or threatened against the Company or any of the Subsidiaries, or to which the Company or any of the Subsidiaries or any of their respective properties is subject, that are required to be described in the Registration Statement or the Prospectus and are not described as required, and there are no agreements,





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           contracts, indentures, leases or other instruments of which such counsel has knowledge to which the Company or any of the Subsidiaries is a party that are required to be described in the Registration Statement or the Prospectus or to be filed as an exhibit to the Registration Statement that are not described or filed as required by the Act;

                (vii) The statements in the Registration Statement and Prospectus in the sections entitled "Certain Investment Considerations", "The Acquisition and the Restructuring", "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources", "Business", "Management", "Certain Relationships and Related Transactions", "Description of Capital Stock" and "Shares Eligible for Future Sale", insofar as they are descriptions of contracts, agreements or other legal documents or refer to statements of regulation, law or legal conclusions, are accurate and present fairly the information required to be shown therein in all material respects;

                (viii) To the best knowledge of such counsel, neither the Company nor any of the Subsidiaries is (A) in violation of its certificate or articles of incorporation or by-laws, as amended and in effect on the date hereof, or (B) in violation of any law, ordinance, administrative or governmental rule or regulation applicable to the Company or any of the Subsidiaries or any of their respective properties, or (C) in violation of any judgment, injunction, order or decree of any court, governmental agency or body (including, without limitation, any insurance regulatory agency or body) or arbitrator having jurisdiction over the Company or any of the Subsidiaries or any of their respective properties, or (D) assuming compliance with financial ratios and tests (including, without limitation, valuation tests), as to which such counsel need not express an opinion, in default in the performance of any obligation, agreement or condition contained in any bond, debenture, note, other evidence of indebtedness, agreement, indenture, lease or other instrument to which the Company or any of the Subsidiaries is a party or by which any of them may be bound or to which any of their respective properties may be subject, except in the cases of (B), (C) or (D) where any such violation or default would not have a material adverse effect on the condition (financial or other), business, prospects, properties, net worth or results of operations of the Company and its Subsidiaries taken as a whole;






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                (ix) Neither the execution, delivery or performance of this
           Agreement by the Company nor the consummation of any of the transactions contemplated herein, (A) requires any consent, approval, authorization or other order of or registration or filing with, any court, regulatory body, arbitrator, administrative agency or other governmental body, agency or official (including, without limitation, any insurance regulatory agency or body), except such as may have been obtained under the Act and the Exchange Act and such as may be required under the Blue Sky or securities laws or insurance securities laws of various jurisdictions, and except where the failure to obtain any such consent, approval, authorization or order, or to effect any such registration or filing would not have a material adverse effect on the condition (financial or other), business, prospects, properties, net worth or results of operations of the Company and the Subsidiaries taken as a whole, or (B) conflicts with or constitutes a breach of, or a default under, the certificate or articles of incorporation or by-laws, or other organizational documents, of the Company or, to the best knowledge of such counsel, any of the Subsidiaries, or (C) assuming compliance with financial ratios and tests (including, without limitation, valuation tests), as to which such counsel need not express an opinion, conflicts with or constitutes a breach of, or a default under, (i) any bond, debenture, note, other evidence of indebtedness, agreement, indenture, lease or other instrument to which the Company is a party or by which it may be bound or to which any of its properties may be subject, or (ii) to the best knowledge of such counsel, any bond, debenture, note, other evidence of indebtedness, agreement, indenture, lease or other instrument to which any of the Subsidiaries is a party or by which any of them may be bound or to which any of their respective properties may be subject, except in any case referred to in clause (i) or (ii) above, where any such conflict, breach or default would not have a material adverse effect on the condition (financial or other), business, prospects, properties, net worth or results of operations of the Company and the Subsidiaries taken as a whole, or (D) violates any law, ordinance, administrative or governmental rule or regulation in effect on the date of such opinion applicable to the Company or any of the Subsidiaries or any of their respective properties, or, to the best knowledge of such counsel, any judgment, injunction, order or decree of any court, governmental agency or body (including, without limitation, any insurance regulatory agency or body) or arbitrator having jurisdiction over the Company or any of the





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           Subsidiaries or any of their respective properties, except where any such violation would not have a material adverse effect on the condition (financial or other), business, prospects, properties, net worth or results of operations of the Company and the Subsidiaries taken as a whole, or (E) will result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or, to the best knowledge of such counsel, any of the Subsidiaries pursuant to the terms of any agreement or instrument to which any of them is a party or by which any of them is or may be bound or to which any of the property of any of them may be subject, except where any such lien, charge or encumbrance would not have a material adverse effect on the condition (financial or other), business, prospects, properties, net worth or results of operations of the Company and the Subsidiaries taken as a whole;

               (x) The Company has corporate power and authority to enter into this Agreement. The execution and delivery of, and the performance by the Company of its obligations under, this Agreement have been duly authorized by all necessary corporate action on the party of the Company, and this Agreement has been duly executed and delivered by the Company and constitutes the valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except as rights to indemnity and contribution hereunder for liabilities arising under federal and state securities laws may be limited by applicable law, and except to the extent enforcement may be subject to (A) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or other similar laws now or hereafter in effect affecting creditors' rights generally and
           (B) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity);

                (xi) The form of certificate for the Shares conforms to the requirements of the Delaware General Corporation Law and the New York Stock Exchange;

                (xii) To the best knowledge of such counsel, (A) each of the Company and each of its Subsidiaries has such permits, licenses, certificates, franchises and authorizations of governmental or regulatory authorities (including, without limitation, all permits, licenses, certificates, franchises and authorizations of all applicable insurance regulatory agencies or bodies) ("permits") as are necessary to own its respective properties and to conduct its business in the manner described in the Prospectus (except where





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           the failure to have such permits, licenses, certificates, franchises and authorizations would not have a material adverse effect on the condition (financial or other), business, prospects, properties, net worth or results of operations of the Company and the Subsidiaries taken as a whole), subject to such qualifications as may be set forth in the Prospectus; and (B) each of the Company and each of its Subsidiaries has fulfilled and performed all its material obligations with respect to such permits and no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other material impairment of the rights of the holder of any such permit, the revocation, termination or impairment of which would have a material adverse effect on the condition (financial or other), business, prospects, properties, net worth or results of operations of the Company and the Subsidiaries taken as a whole, subject in each case to such qualifications as may be set forth in the Prospectus; and

                (xiii) To the best knowledge of such counsel, no relationship, direct or indirect, or agreement, arrangement or understanding (including, without limitation, any voting agreement) exists between or among the Company or any of the Subsidiaries and Integon Partners L.P. or any of their respective subsidiaries or affiliates, which is required by the Act to be described in the Registration Statement or the Prospectus or to be filed as an exhibit to the Registration Statement which is not described or filed as required.

           The opinion of such counsel shall also state that although counsel have not undertaken, except as otherwise indicated in their opinion, to determine independently, and are not passing upon and do not assume any responsibility for, the accuracy or completeness or fairness of the contents of the Registration Statement or the Prospectus and have made no independent check or verification thereof, such counsel has participated in conferences with officers and representatives of the Company, representatives of the independent accountants of the Company and the Underwriters at which the contents of the Registration Statement and the Prospectus and related matters were discussed, and no facts have come to the attention of such counsel that have caused them to believe that the Registration Statement at the time the Registration Statement became effective, or the Prospectus, as of its date and as of the Closing Date, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading or that any amendment or supplement to the Prospectus, as of its





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respective date and as of the Closing Date, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading (it being understood that such counsel need express no opinion with respect to the financial statements, schedules and other financial or statistical data included therein or excluded therefrom or the exhibits to the Registration Statement).

           In rendering their opinion as aforesaid, counsel may rely upon an opinion or opinions, each dated the Closing Date, of other counsel retained by them or the Company as to laws of any jurisdiction other than federal laws of the United States or the laws of the State of New York and the General Corporation Law of the State of Delaware, provided that (1) each such local counsel is acceptable to the Representatives and their counsel, (2) such reliance is expressly authorized by each opinion so relied upon and a copy of each such opinion is delivered to the Representatives and is in form and substance satisfactory to the Representatives and their counsel, and (3) counsel shall state in their opinion that they are not aware of any reason why they and the Underwriters would not be justified in relying thereon. Counsel to the Company has informed the Representatives that as to matters other than those governed by the United States federal law, New York law or the Delaware General Corporation Law, such counsel will rely upon the opinion of James T. Lambie with respect to the matters covered therein, and the Representatives have agreed that such reliance is acceptable.

           (d) You shall have received on the Closing Date, an opinion of James
T. Lambie, President of the Company and an attorney admitted to practice law in the State of North Carolina, dated the Closing Date and addressed to you to the effect that:

                (i) The Company is duly registered and qualified as a foreign corporation to conduct its business and is in good standing in each jurisdiction or place where the nature of its properties or the conduct of its business requires such registration or qualification, except where the failure so to register or qualify would not have a material adverse effect on the condition (financial or other), business, prospects, properties, net worth or results of operations of the Company;

               (ii) Each of the Subsidiaries is a corporation duly incorporated under the laws of its jurisdiction of incorporation; each of the Subsidiaries is a corporation validly existing and in good standing under the laws of the jurisdiction of its incorporation; and each of the Subsidiaries has full corporate power and authority to own, lease and operate its properties and to conduct its business as described in the





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           Registration Statement and the Prospectus, and is duly registered or qualified as a foreign corporation to conduct its business and is in good standing in each jurisdiction where the ownership or leasing of its properties or the conduct of its business requires such registration or qualification, except where the failure so to register or qualify would not have a material adverse effect on the condition (financial or other), business, prospects, properties, net worth or results of operations of such Subsidiary. The certificates of authority issued by the states in which the P&C Subsidiaries are licensed to do business are in full force and effect and, to the best of his knowledge, no proceedings to revoke such certificates are pending or threatened. All the outstanding shares of capital stock of each of the Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable, and, to the best of his knowledge, are owned by the Company directly, or indirectly through one or more of the other Subsidiaries, free and clear of any lien, adverse claim, security interest, equity or other encumbrance, other than limitations on the Company's ability to dispose of such shares of capital stock under certain circumstances, as set forth in the Indenture;

              (iii) Except as described in the Prospectus, no outstanding warrants or options to purchase any shares of capital stock of the Company or any of the Subsidiaries have been granted by the Company;

               (iv) To the best of his knowledge, there are no legal or governmental proceedings pending or threatened against the Company or any of the Subsidiaries, or to which the Company or any of the Subsidiaries or any of their respective properties is subject, that are required to be described in the Registration Statement or the Prospectus and are not described as required, and there are no agreements, contracts, indentures, leases or other instruments of which he has knowledge to which the Company or any of the Subsidiaries is a party that are required to be described in the Registration Statement or the Prospectus or to be filed as an exhibit to the Registration Statement that are not described or filed as required by the Act;

                (v) The statements in the Registration Statement and Prospectus in the sections entitled "Certain Investment Considerations", "The Acquisition and the Restructuring", "Management's Discussion and Analysis of Financial Condition and Results of Operations Liquidity and Capital Resources", "Business", "Management", "Certain Relationships and Related





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           Transactions", and "Description of Capital Stock", insofar as they are descriptions of contracts, agreements or other legal documents or refer to statements of regulation, law or legal conclusions, are accurate and present fairly the information required to be shown therein in all material respects;

               (vi) To the best of his knowledge (i) none of the Subsidiaries is in violation of its certificate or articles of incorporation or by-laws, as amended and in effect on the date hereof, and (ii) neither the Company nor any of the Subsidiaries is (A) in violation of any law, ordinance, administrative or governmental rule or regulation applicable to the Company or any of the Subsidiaries or any of their respective properties or (B) in violation of any judgment, injunction, order or decree of any court, governmental agency or body (including, without limitation, any insurance regulatory agency or body) or arbitrator having jurisdiction over the Company or any of the Subsidiaries or any of their respective properties, or (C) assuming compliance with financial ratios and tests (including, without limitation, valuation tests), as to which he need not express an opinion, in default in the performance of any obligation, agreement or condition contained in any bond, debenture, note, other evidence of indebtedness, agreement, indenture, lease or other instrument to which the Company or any of the Subsidiaries is a party or by which any of them may be bound or to which any of their respective properties may be subject, except in each case where any such violation or default would not have a material adverse effect on the condition (financial or other), business, prospects, properties, net worth or results of operations of the Company and its Subsidiaries taken as a whole;

              (vii) Neither the execution, delivery or performance of this Agreement by the Company nor the consummation of any of the transactions contemplated herein (A) requires any consent, approval, authorization or other order of or registration or filing with, any court, regulatory body, arbitrator, administrative agency or other governmental body, agency or official (including, without limitation, any insurance regulatory agency or body), except such as may have been obtained under the Act and the Exchange Act and such as may be required under the Blue Sky or securities laws or insurance securities laws of various jurisdictions, all of which have been obtained in accordance with this Agreement, and except where the failure to obtain any such consent, approval authorization or order, or to effect such registration





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           or filing would not have a material adverse effect on the condition
           (financial or other), business, prospects, properties, net worth or results of operations of the Company and the Subsidiaries taken as a whole, or (B) conflicts with or constitutes a breach of, or a default under, the certificate or articles of incorporation or by-laws, or other organizational documents, of any of the Subsidiaries, or (C) assuming compliance with financial ratios and tests (including, without limitation, valuation tests), as to which he need not express an opinion, conflicts with or constitutes a breach of, or a default under, (i) any bond, debenture, note, other evidence of indebtedness, agreement, indenture, lease or other instrument to which the Company is a party or by which it may be bound or to which its properties may be subject, or (ii) any bond, debenture, note, other evidence of indebtedness, agreement, indenture, lease or other instrument to which any of the Subsidiaries is a party or by which any of them may be bound or to which any of their respective properties may be subject, except in any case referred to in clauses (i) or (ii) above, where any such conflict, breach or default would not have a material adverse effect on the condition (financial or other), business, prospects, properties, net worth or results of operations of the Company and the Subsidiaries taken as a whole, or (D) violates any law, ordinance, administrative or governmental rule or regulation in effect on the date of such opinion applicable to the Company or any of the Subsidiaries or any of their respective properties, or, to the best of his knowledge, any judgment, injunction, order or decree of any court, governmental agency or body (including, without limitation, any insurance regulatory agency or body) or arbitrator having jurisdiction over the Company or any of the Subsidiaries, except where any such violation would not have a material adverse effect on the condition (financial or other), business, prospects, properties, net worth or results of operations of the Company and the Subsidiaries taken as a whole, or (E) will result in the creation or imposition of any lien, charge or encumbrance upon any property of the Company or any of the Subsidiaries pursuant to the terms of any agreement or instrument to which any of them is a party or by which any of them may be bound or to which any of the property of any of them may be subject, except where any such lien, charge or encumbrance would not have a material adverse effect on the condition (financial or other), business, prospects, properties, net worth or results of operations of the Company and the Subsidiaries taken as a whole;






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             (viii) To the best of his knowledge, (A) each of the Company and each of its Subsidiaries has such permits, licenses, certificates, franchises and authorizations of governmental or regulatory authorities (including, without limitation, all permits, licenses, certificates, franchises and authorizations of all applicable insurance regulatory agencies or bodies) ("permits") as are necessary to own its respective properties and to conduct its business in the manner described in the Prospectus (except where the failure to have such permits, licenses, certificates, franchises and authorizations would not have a material adverse effect on the condition (financial or other), business, prospects, properties, net worth or results of operations of the Company and the Subsidiaries taken as a whole), subject to such qualifications as may be set forth in the Prospectus; and (B) each of the Company and each of its Subsidiaries has fulfilled and performed all its material obligations with respect to such permits and no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other material impairment of the rights of the holder of any such permit, the revocation, termination or impairment of which would have a material adverse effect on the condition (financial or other), business, prospects, properties, net worth or results of operations of the Company and the Subsidiaries taken as a whole, subject in each case to such qualifications as may be set forth in the Prospectus;

               (ix) To the best of his knowledge, no relationship, direct or indirect, or agreement, arrangement or understanding (including, without limitation, any voting agreement) exists between or among the Company or any of the Subsidiaries and Integon Partners L.P. or any of their respective subsidiaries or affiliates, which is required by the Act to be described in the Registration Statement or the Prospectus or to be filed as an exhibit to the Registration Statement which is not described or filed as required; and

               (x) Except as disclosed in the Prospectus, no holder of any security of the Company has any right to require registration of shares of Common Stock or any other security of the Company because of the filing of the Registration Statement or the consummation of the transactions contemplated by this Agreement or the Registration Statement.

           (e) You shall have received on the Closing Date an opinion of Paul, Weiss, Rifkind, Wharton & Garrison, counsel for





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the Selling Stockholders, dated the Closing Date and addressed to you, as
Representatives of the Several Underwriters to the effect that:

                (i) Integon Partners L.P. is a limited partnership duly organized and validly existing under the laws of the State of Delaware and Integon Life Insurance Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina, and each has full power and authority to own, lease and operate its properties and to conduct its business as now being owned, leased, operated or conducted;

                (ii) Each of the Selling Stockholders has full power and authority to enter into this Agreement, and the execution and delivery of, and the performance by each of the Selling Stockholders of its obligations under, this Agreement has been duly authorized by each of the Selling Stockholders, and this Agreement has been duly executed and delivered by each of the Selling Stockholders and is a valid, legal and binding agreement of each of them, enforceable against each of them in accordance with its terms, except as rights to indemnity and contribution hereunder for liabilities arising under federal and state securities laws may be limited by applicable law, and except to the extent that enforcement thereof may be subject to
           (A) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or other similar laws now or hereafter in effect affecting creditors' rights generally and (B) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity);

                (iii) Neither the offer, sale or delivery of the Shares by the Selling Stockholders, nor the execution, delivery or performance of this Agreement by the Selling Stockholders, nor compliance by the Selling Stockholders with the provisions hereof, nor the consummation by the Selling Stockholders of the transactions contemplated herein
           (A) requires any consent, approval, authorization or other order of or registration or filing with, any court, regulatory body, arbitrator, administrative agency or other governmental body, agency or official (including, without limitation, any insurance regulatory agency or body), except such as may have been obtained under the Act and the Exchange Act and such as may be required under the Blue Sky or securities or insurance securities laws of various jurisdictions or (B) conflicts or will conflict with or constitutes or will constitute a breach of, or a default under, the





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           partnership agreement, certificate or articles of incorporation or by-laws, or other organizational documents, of any Selling Stockholder, or (C) conflicts or will conflict with or constitutes or will constitute a breach of, or a default under, any bond, debenture, note, other evidence of indebtedness, agreement, indenture, lease or other instrument to which any Selling Stockholder is a party or by which any of them may be bound or to which any of their respective property may be subject, except where any such conflict, breach or default would not have a material adverse effect on the condition (financial or other), business, prospects, properties, net worth or results of operations of such Selling Stockholder, or (D) violates or will violate any law, ordinance, administrative or governmental rule or regulation in effect on the date of such opinion applicable to any Selling Stockholder or any of their respective properties or assets, or, to the best knowledge of such counsel, any judgment, injunction, order or decree of any court, governmental agency or body (including, without limitation, any insurance regulatory agency or body) or arbitrator having jurisdiction over any Selling Stockholder except where any such violation would not have a material adverse effect on the condition (financial or other), business, prospects, properties, net worth or results of operations of such Selling Stockholder, or
           (E) will result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of any Selling Stockholder pursuant to the terms of any agreement or instrument to which any of them is a party or by which any of them is or may be bound or to which any of the property of any of them is subject, except where any such lien, charge or encumbrance would not have a material adverse effect on the condition (financial or other), business, prospects, properties, net worth or results of operations of such Selling Stockholder;

               (iv) Each of the Selling Stockholders has full legal right, power and authorization, and any approval required by law, to sell, assign, transfer and deliver valid title to the Shares which such Selling Stockholder has agreed to sell pursuant to this Agreement;

               (v) Upon delivery of the Shares pursuant to this Agreement and payment therefor as contemplated herein, the Underwriters will acquire valid title to the Shares free and clear of any lien, claim, security interest, or other encumbrance, restriction on transfer or other defect in title; and

CUSIP NO. 45810F 10 1          13D       Page 83 of 94 Pages





                (vi) Integon Partners is not an "investment company" nor is it "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

           The opinion of counsel shall also state that they are not in such opinion passing upon and do not assume any responsibility for, the accuracy, completeness or fairness of the contents of the Registration Statement or the Prospectus and have made no independent check or verification thereof, that such counsel have participated in conferences with officers and representatives of the Selling Stockholders, the Company, representatives of the independent accountants of the Company and the Underwriters at which the contents of the Registration Statement and the Prospectus and related matters were discussed, and no facts have come to the attention of such counsel that caused them to believe that the statements in the Registration Statement and Prospectus in the sections entitled "Selling and Other Principal Stockholders" and "Use of Proceeds", at the time the Registration Statement became effective, or as of the date of the Prospectus and as of the Closing Date, contained an untrue statement of a material fact or omitted to state a material fact required to be stated in such sections or necessary to make the statements in such sections not misleading or that any amendment or supplement to such sections in the Prospectus, as of its respective date, and as of the Closing Date, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make such statements, in the light of the circumstances under which they were made, not misleading.

           In rendering their opinion as aforesaid, counsel may rely upon an opinion or opinions, each dated the Closing Date, of other counsel retained by them or the Selling Stockholders as to laws of any jurisdiction other than the federal laws of the United States or the laws of the State of New York or the Delaware Revised Uniform Limited Partnership Act, provided that (1) each such local counsel is acceptable to the Representatives and their counsel, (2) such reliance is expressly authorized by each opinion so relied upon and a copy of each such opinion is delivered to the Representatives and is, in form and substance satisfactory to them and their counsel, and (3) counsel shall state in their opinion that they believe that they and the Underwriters are justified in relying thereon.

           Counsel to the Selling Stockholders has informed the Representatives that as to matters other than those governed by the United States federal law, New York law or the Delaware Revised Uniform Limited Partnership Act, such counsel will rely upon the opinion of Sam H. Dorsett, Jr. with respect to Integon Life as to the matters covered therein, and the Representatives have agreed that such reliance is acceptable.

CUSIP NO. 45810F 10 1          13D       Page 84 of 94 Pages





           (f) You shall have received on the Closing Date an opinion of LeBoeuf, Lamb, Leiby & MacRae, counsel for the Under writers, dated the Closing Date and addressed to you, as the Representatives of the several Underwriters, with respect to certain of the matters referred to in clauses (i), (ii), (xi) and the penultimate paragraph of the foregoing paragraph (c) and such other related matters as you may request and to the effect that the statements contained in the Prospectus under the captions "Description of Capital Stock" and "Underwriting" insofar as such statements constitute summaries of certain provisions of documents described therein, accurately summarize the material provisions of the documents referred to therein.

           (g) You shall have received letters addressed to you, as the Representatives of the several Underwriters, and dated the date hereof and the Closing Date from Deloitte & Touche, indepen dent certified public accountants, substantially in the forms heretofore approved by you.

           (h) No stop order suspending the effectiveness of the Registration Statement or any post-effective amendment to the Registration Statement shall have been issued and no proceedings for that purpose shall have been taken or, to the knowledge of the Company, shall be contemplated by the Commission at or prior to the Closing Date; there shall not have been any change in the capital stock of the Company nor any material increase in the consolidated short-term or long-term debt or loss and loss adjustment expense reserves or any material decrease in consolidated statutory surplus, net premiums written, net investment income, total revenues, net income, investments or total assets of the Company from that set forth or contemplated in the Registration Statement or the Prospectus; there shall not have been, since the respective dates as of which information is given in the Registration Statement and the Prospectus (or any amendment or supplement thereto), except as may otherwise be stated in the Registration Statement and the Prospectus (or any amendment or supplement thereto), any material adverse change in the condition (financial or other), business, prospects, properties, net worth or results of operations of the Company and the Subsidiaries taken as a whole; neither the Company nor any Subsidiary shall have any liabilities or obligations, direct or contingent (whether or not in the ordinary course of business), that are material to the Company and the Subsidiaries taken as a whole, other than those reflected in the Registration Statement or the Prospectus (or any amendment or supplement thereto); and all the representations and warranties of the Company contained in this Agreement shall be true and correct on and as of the date hereof and on and as of the Closing Date as if made on and as of the Closing Date, and you shall have received a certificate, dated the Closing Date and signed by the president and the chief financial officer of the Company (or such other officers as are acceptable to you), to the effect set forth in this Section 10(h) and in Section 10(i) hereof.

CUSIP NO. 45810F 10 1          13D       Page 85 of 94 Pages





           (i) The Company shall not have failed, at or prior to the Closing Date, to have performed or complied with any of its agreements herein contained and required to be performed or complied with by it hereunder at or prior to the Closing Date.

           (j) All the representations and warranties of each of the Selling Stockholders contained in this Agreement shall be true and correct on and as of the date hereof and on and as of the Closing Date as if made on and as of the Closing Date, and you shall have received from each of the Selling Stockholders a certificate, dated the Closing Date and signed by its chief executive officer or one of its General Partners, as the case may be (or such other officer as is acceptable to you), to the effect set forth in this Section 10(j) and in Section 10(k) hereof with respect to such Selling Stockholder.

           (k) No Selling Stockholder shall have failed, at or prior to the Closing Date, to have performed or complied with any of its agreements herein contained and required to be performed or complied with by it hereunder at or prior to the Closing Date.

           (l) The Shares shall have been listed on the New York Stock Exchange.

           (m) The Company and the Selling Stockholders shall have furnished or caused to be furnished to you such further certificates and documents as you shall have reasonably requested.

           All such opinions, certificates, letters and other documents will be in compliance with the provisions hereof only if they are satisfactory in form and substance to you and your counsel.

           Any certificate or document signed by any officer of the Company or any officer of any Selling Stockholder and delivered to you, as the Representatives of the Underwriters, or to counsel for the Underwriters, shall be deemed a representation and warranty by the Company, or such Selling Stockholder, as the case may be, to each Underwriter as to the statements made therein.

           11. Expenses. The Company agrees to pay the following costs and expenses and all other costs and expenses incident to the performance by it of its obligations hereunder: (i) the preparation, printing or reproduction, and filing with the Commission of the Registration Statement (including financial statements and exhibits thereto), each Prepricing Prospectus, each Prospectus, and each amendment or supplement to any of them; (ii) the printing (or reproduction) and delivery (including postage, air freight charges and charges for counting and packaging) of such copies of the Registration Statement, each Prepricing Prospectus, each Prospectus, and all amendments or

CUSIP NO. 45810F 10 1          13D       Page 86 of 94 Pages





supplements to any of them as may be reasonably requested for use in connection with the offering and sale of the Shares; (iii) the preparation, printing, authentication, issuance and delivery of certificates for the Shares, including any stamp taxes in connection with the original issuance and sale of the Shares;
(iv) the printing (or reproduction) and delivery of this Agreement, the preliminary and supplemental Blue Sky Memoranda and all other agreements or documents printed (or reproduced) and delivered in connection with the offering of the Shares; (v) the listing of the Shares on the New York Stock Exchange;
(vi) the registration or qualification of the Shares for offer and sale under the securities or Blue Sky laws of the several states as provided in Section 5(g) hereof (including the reasonable fees, expenses and disbursements of counsel for the Underwriters relating to the preparation, printing or reproduction, and delivery of the preliminary and supplemental Blue Sky Memoranda and such registration and qualification); (vii) the filing fees and the fees and expenses of counsel for the Underwriters in connection with any filings required to be made with the National Association of Securities Dealers, Inc.; and (viii) the fees and expenses of the Company's accountants and the fees and expenses of counsel (including local and special counsel) for the Company and the Selling Stockholders.

           12. Effective Date of Agreement. This Agreement shall become effective: (i) upon the execution and delivery hereof by the parties hereto; or
(ii) if, at the time this Agreement is executed and delivered, it is necessary for the Registration Statement or a post-effective amendment thereto to be declared effective before the offering of the Shares may commence, when notification of the effectiveness of the Registration Statement or such post-effective amendment has been released by the Commission. Until such time as this Agreement shall have become effective, it may be terminated by the Company or any Selling Stockholder, by notifying you, or by you, as the Representatives of the several Underwriters, by notifying the Company and the Selling Stockholders.

           If any one or more of the Underwriters shall fail or refuse to purchase the Shares which it or they have agreed to purchase hereunder, and the aggregate number of Shares which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase is not more than one-tenth of the aggregate number of the Shares, each non-defaulting Underwriter shall be obligated, severally, in the proportion which the number of Shares set forth opposite its name in Schedule I hereto bears to the aggregate number of Shares set forth opposite the names of all non-defaulting Underwriters or in such other proportion as you may specify in accordance with Section 20 of the Master Agreement Among Underwriters of Smith Barney, Harris Upham & Co. Incorporated, to purchase the Shares which such defaulting Underwriter or Underwriters agreed, but failed or refused, to purchase. If any Underwriter or Underwriters shall fail or

CUSIP NO. 45810F 10 1          13D       Page 87 of 94 Pages





refuse to purchase Shares and the aggregate number of Shares with respect to which such default occurs is more than one-tenth of the aggregate number of Shares and arrangements satisfactory to you and the Company for the purchase of such Shares are not made within 36 hours after such default, this Agreement will terminate without liability on the part of any non-defaulting Underwriter, the Company or any Selling Stockholder. In any such case which does not result in termination of this Agreement, either you, the Company or any Selling Stockholder shall have the right to postpone the Closing Date, but in no event for longer than seven days, in order that the required changes, if any, in the Registration Statement and the Prospectus or any other documents or arrangements may be effected. Any action taken under this paragraph shall not relieve any defaulting Underwriter from liability in respect of any such default of any such Underwriter under this Agreement.

           Any notice under this Section 12 may be given by telegram, telecopy or telephone but shall be subsequently confirmed by letter.

           13. Termination of Agreement. This Agreement shall be subject to termination in your absolute discretion, without liability on the part of any Underwriter to the Company or any Selling Stockholder, by notice to the Company, if prior to the Closing Date (i) trading in securities generally on the New York Stock Exchange shall have been suspended or materially limited, (ii) a general moratorium on commercial banking activities in New York State or North Carolina shall have been declared by either federal or state authorities, or (iii) there shall have occurred any material outbreak or escalation of hostilities or other material international or domestic calamity, crisis or change in political, financial or economic conditions, the effect of which on the financial markets of the United States is such as to make it, in your judgment, materially impracticable or inadvisable to continue the offering of the Shares at the offering price to the public set forth on the cover page of the Prospectus or to enforce contracts for the resale of the Shares by the Underwriters. Notice of such termination may be given to the Company and the Selling Stockholders by telecopy or telephone and shall be subsequently confirmed by letter.

           14. Information Furnished by the Underwriters. The statements set forth in the last paragraph on the cover page, the stabilization legend on the inside cover page, and the statements concerning the Underwriters in the first through third paragraphs under the caption "Underwriting" in any Prepricing Prospectus and in the Prospectus, constitute the only information furnished by or on behalf of the Underwriters through you as such information is referred to in Sections 7(b) and 9 hereof.

           15. Miscellaneous. (a) Except as otherwise provided in Sections 5, 12 and 13 hereof, notice given pursuant to any

CUSIP NO. 45810F 10 1          13D       Page 88 of 94 Pages





provision of this Agreement shall be in writing and shall be delivered (i) if to the Company, at the office of the Company at 500 West Fifth Street, Winston-Salem, North Carolina 27152, Attention: James T. Lambie or (ii) if to Integon Partners L.P., at the office of Head Insurance Investors L.P., 545 Madison Avenue, New York, New York 10022, Attention: John C Head III, and to Jupiter Industries, Inc. 919 North Michigan Avenue, Chicago, Illinois 60611,
Attention: Edward W. Ross; or (iii) if to Integon Life Insurance Corporation, at 500 West Fifth Street, Winston-Salem, North Carolina 27152, Attention: Walter B. Colvin, President; or (iv) if to you, as the Representatives of the several Underwriters, care of Smith Barney, Harris Upham & Co. Incorporated, 1345 Avenue of the Americas, New York, New York 10105, Attention: Manager, Corporate Finance Division. Notices required to be in writing shall be considered given when actually delivered by facsimile, telegram, transmission, courier or otherwise.

           (b) Each Underwriter hereby agrees that in the offering contemplated by this Agreement it will not knowingly sell Shares to any individual or entity in an amount such that as a result of such sale, such individual or entity would own 10% or more of the Common Stock of the Company.

           (c) This Agreement has been and is made solely for the benefit of the several Underwriters, the Selling Stockholders, the Company, its directors and officers, and the other controlling persons referred to in Section 9 hereof and their respective successors and assigns, to the extent provided herein, and no other person shall acquire or have any right under or by virtue of this Agreement. Neither the term "successor" nor the term "successors and assigns" as used in this Agreement shall include a purchaser from any Underwriter of any of the Shares in his status as such purchaser.

           16. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York.

CUSIP NO. 45810F 10 1          13D       Page 89 of 94 Pages





           17. Counterparts. This Agreement may be signed in various counterparts which together constitute one and the same instrument. If signed in counterparts, this Agreement shall not become effective unless at least one counterpart hereof shall have been executed and delivered on behalf of each party hereto.

           Please confirm that the foregoing correctly sets forth the agreement among the Company, the Selling Stockholders, and the several Underwriters.

                          Very truly yours,

                          INTEGON CORPORATION


                          By:  /s/  James T. Lambie
                             ----------------------------------------
                             Name:
                             Title:


                          INTEGON PARTNERS L.P.


                          By:  HEAD INSURANCE INVESTORS L.P.,
                               General Partner

                               By:  HERACLES PARTNERS L.P.,
                                    General Partner

                               By:
                                  -----------------------------------
                                   General Partner


                          By:  JUPITER INDUSTRIES, INC.,
                               General Partner


                               By:
                                  -----------------------------------
                                     Name:
                                     Title:



                          INTEGON LIFE INSURANCE CORPORATION


                          By:
                             ----------------------------------------
                                Name:
                                Title:

CUSIP NO. 45810F 10 1          13D       Page 90 of 94 Pages





           17. Counterparts. This Agreement may be signed in various counterparts which together constitute one and the same instrument. If signed in counterparts, this Agreement shall not become effective unless at least one counterpart hereof shall have been executed and delivered on behalf of each party hereto.

           Please confirm that the foregoing correctly sets forth the agreement among the Company, the Selling Stockholders, and the several Underwriters.

                          Very truly yours,

                          INTEGON CORPORATION


                          By:
                             -----------------------------------
                             Name:
                             Title:


                          INTEGON PARTNERS L.P.


                          By:  HEAD INSURANCE INVESTORS L.P.,
                               General Partner

                               By:  HERACLES PARTNERS L.P.,
                                    General Partner

                               By:   /s/  John C Head III
                                  ------------------------------
                                   General Partner


                          By:  JUPITER INDUSTRIES, INC.,
                               General Partner


                               By:   /s/ Edward W. Ross
                                  ------------------------------
                                     Name:
                                     Title:



                          INTEGON LIFE INSURANCE CORPORATION


                          By:
                             -----------------------------------
                                Name:
                                Title:

CUSIP NO. 45810F 10 1          13D       Page 91 of 94 Pages





           17. Counterparts. This Agreement may be signed in various counterparts which together constitute one and the same instrument. If signed in counterparts, this Agreement shall not become effective unless at least one counterpart hereof shall have been executed and delivered on behalf of each party hereto.

           Please confirm that the foregoing correctly sets forth the agreement among the Company, the Selling Stockholders, and the several Underwriters.

                          Very truly yours,

                          INTEGON CORPORATION


                          By:
                             ------------------------------
                             Name:
                             Title:


                          INTEGON PARTNERS L.P.


                          By:  HEAD INSURANCE INVESTORS L.P.,
                               General Partner

                               By:  HERACLES PARTNERS L.P.,
                                    General Partner

                               By:
                                  -------------------------
                                   General Partner


                          By:  JUPITER INDUSTRIES, INC.,
                               General Partner


                               By:
                                  -------------------------
                                     Name:
                                     Title:



                          INTEGON LIFE INSURANCE CORPORATION


                          By:/s/ Walter B. Covin
                             -------------------------------
                                Name:  Walter B. Covin
                                Title:

CUSIP NO. 45810F 10 1          13D       Page 92 of 94 Pages





Confirmed as of the date first
above mentioned on behalf of
themselves and the other several
Underwriters named in Schedule I
hereto.

SMITH BARNEY, HARRIS UPHAM & CO. INCORPORATED
DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION

As the Representatives of the Several Underwriters

By:  SMITH BARNEY, HARRIS UPHAM & CO. INCORPORATED


By:/s/ Michael A.F. Roberts
   ---------------------------
   Michael A.F. Roberts
   Managing Director

CUSIP NO. 45810F 10 1          13D       Page 93 of 94 Pages





                            SCHEDULE I

                        INTEGON CORPORATION


                                           Number of
           Underwriter                     Shares
           -----------                     ------

Smith Barney, Harris Upham & Co.
  Incorporated.............................1,045,664
Donaldson, Lufkin & Jenrette
  Securities Corporation...................1,045,663
Alex. Brown & Sons Incorporated...............65,000
First Boston Corporation......................65,000
Dillon, Read & Co. Inc........................65,000
A.G. Edwards & Sons, Inc......................65,000
Hambrecht & Quist Incorporated................65,000
Kidder, Peabody & Co. Incorporated............65,000
Lazard Freres & Co............................65,000
Lehman Brothers...............................65,000
Merrill Lynch, Pierce, Fenner &
  Smith Incorporated..........................65,000
Oppenheimer & Co., Inc........................65,000
Paine Webber Incorporated.....................65,000
Prudential Securities Incorporated............65,000
Robertson, Stephens & Company.................65,000
Wertheim Schroder & Co., Incorporated.........65,000
Dean Witter Reynolds Inc......................65,000
Societe Generale Securities Corporation.......65,000
William Blair & Company.......................40,000
Conning & Company.............................40,000
Dain Bosworth Incorporated....................40,000
Fox-Pitt, Kelton, Inc.........................40,000
Kemper Securities, Inc........................40,000
Piper, Jaffray Inc............................40,000
The Robinson-Humphrey Company, Inc............40,000
Wheat, First Securities, Inc..................40,000
Baird, Patrick & Co., Inc.....................20,000
Branch, Cabell and Company....................20,000
Dominick & Dominick, Incorporated.............20,000
Furman Selz Incorporated......................20,000
Janney Montgomery Scott Inc...................20,000
Ladenburg, Thalmann & Co., Inc................20,000
Neuberger & Berman............................20,000
Northington Partners..........................20,000
Scott & Stringfellow Investment
  Corporation.............................    20,000
                                          ----------

               Total...................... 3,631,327
                                          ----------

CUSIP NO. 45810F 10 1          13D       Page 94 of 94 Pages





                              SCHEDULE II

                         SELLING STOCKHOLDERS



                                                             Number of
                                                               Shares
                                                               ------

Integon Partners L.P.                                        3,000,000

Integon Life Insurance Corporation                             631,327

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 3)*


                               Integon Corporation
      -------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $.01 per share
      -------------------------------------------------------------------
                         (Title of Class of Securities)


                                   45810F 10 1
      -------------------------------------------------------------------
                                 (CUSIP Number)


                              Albert P. Hand, Esq.
                    Paul, Weiss, Rifkind, Wharton & Garrison
                           1285 Avenue of the Americas
                          New York, New York 10019-6064
                               Tel. (212) 373-3032
      -------------------------------------------------------------------
   (Name, Address and Telephone Number of Person Authorized to Receive Notices
                              and Communications)

                                December 23, 1992
                 -----------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this statement because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                      Page 1 of 27 Pages

                                 SCHEDULE 13D


CUSIP NO.  45810F 10 1                           PAGE    2   OF   27   PAGES
         ----------------------
-------------------------------                  -------------------------------


1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Integon Partners L.P.

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (A) [X]
                                                                         (B) [ ]


3     SEC USE ONLY


4     SOURCE OF FUNDS*

            00 (See Item 3)

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                         [ ]


6     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

                   7     SOLE VOTING POWER

    NUMBER OF                  5,387,500
      SHARES
   BENEFICIALLY
     OWNED BY
       EACH
    REPORTING
      PERSON
       WITH

      8            SHARED VOTING POWER


      9            SOLE DISPOSITIVE POWER

                         5,387,500

      10           SHARED DISPOSITIVE POWER

                         --

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            5,387,500

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            31.3%

14    TYPE OF REPORTING PERSON

            PN
----- ------------
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.



Doc#:DS3:430941.1   WP-B3

                                 SCHEDULE 13D


CUSIP NO.  45810F 10 1                           PAGE    3   OF   27  PAGES
         ----------------------
-------------------------------                  -------------------------------


1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Head Insurance Investors L.P.

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (A) [X]
                                                                         (B) [ ]


3     SEC USE ONLY


4     SOURCE OF FUNDS*

            Not Applicable

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                         [ ]


6     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

                   7     SOLE VOTING POWER

    NUMBER OF
      SHARES
   BENEFICIALLY
     OWNED BY
       EACH
    REPORTING
      PERSON
       WITH

      8            SHARED VOTING POWER

                         5,387,500 (See Item 5)

      9            SOLE DISPOSITIVE POWER


      10           SHARED DISPOSITIVE POWER

                         5,387,500 (See Item 5)

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            5,387,500 (See Item 5)

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            31.3%

14    TYPE OF REPORTING PERSON

            PN
----- ------------
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D


CUSIP NO.  45810F 10 1                           PAGE    4   OF   27   PAGES
         ----------------------
-------------------------------                  -------------------------------


1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Heracles Partners L.P.

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (A) [X]
                                                                         (B) [ ]


3     SEC USE ONLY


4     SOURCE OF FUNDS*

            Not Applicable

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                         [ ]


6     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

                   7     SOLE VOTING POWER

    NUMBER OF
      SHARES
   BENEFICIALLY
     OWNED BY
       EACH
    REPORTING
      PERSON
       WITH

      8            SHARED VOTING POWER

                         5,387,500 (See Item 5)

      9            SOLE DISPOSITIVE POWER


      10           SHARED DISPOSITIVE POWER

                         5,387,500 (See Item 5)

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            5,387,500 (See Item 5)

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            31.3%

14    TYPE OF REPORTING PERSON

            PN
----- ------------
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D


CUSIP NO.  45810F 10 1                           PAGE    5   OF   27   PAGES
         ----------------------
-------------------------------                  -------------------------------


1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            John C Head III

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (A) [X]
                                                                         (B) [ ]


3     SEC USE ONLY


4     SOURCE OF FUNDS*

      PF, with respect to 2,500 shares; not applicable with respect to the other shares listed.

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                         [ ]


6     CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.

                   7     SOLE VOTING POWER

    NUMBER OF                  7,490
      SHARES
   BENEFICIALLY
     OWNED BY
       EACH
    REPORTING
      PERSON
       WITH

      8            SHARED VOTING POWER

                         5,387,500 (See Item 5)

      9            SOLE DISPOSITIVE POWER

                         7,490

      10           SHARED DISPOSITIVE POWER

                         5,387,500 (See Item 5)

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            5,387,500 (See Item 5)

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            31.3%

14    TYPE OF REPORTING PERSON

            IN
----- ------------
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D


CUSIP NO.  45810F 10 1                           PAGE    6   OF   27   PAGES
         ----------------------
-------------------------------                  -------------------------------


1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Madie Ivy

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (A) [X]
                                                                         (B) [ ]


3     SEC USE ONLY


4     SOURCE OF FUNDS*

      PF, with respect to 2,500 shares; not applicable with respect to the other shares listed.

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                         [ ]


6     CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.

                   7     SOLE VOTING POWER

    NUMBER OF                  7,490
      SHARES
   BENEFICIALLY
     OWNED BY
       EACH
    REPORTING
      PERSON
       WITH

      8            SHARED VOTING POWER

                         5,387,500 (See Item 5)

      9            SOLE DISPOSITIVE POWER

                         7,490

      10           SHARED DISPOSITIVE POWER

                         5,387,500 (See Item 5)

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            5,387,500 (See Item 5)

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            31.3%

14    TYPE OF REPORTING PERSON

            IN
----- ------------
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D


CUSIP NO.  45810F 10 1                           PAGE    7   OF   27   PAGES
         ----------------------
-------------------------------                  -------------------------------


1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Jupiter Industries, Inc.

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (A) [X]
                                                                         (B) [ ]


3     SEC USE ONLY


4     SOURCE OF FUNDS*

            Not Applicable

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                         [ ]


6     CITIZENSHIP OR PLACE OF ORGANIZATION

            Tennessee

                   7     SOLE VOTING POWER

    NUMBER OF
      SHARES
   BENEFICIALLY
     OWNED BY
       EACH
    REPORTING
      PERSON
       WITH

      8            SHARED VOTING POWER

                         5,387,500 (See Item 5)

      9            SOLE DISPOSITIVE POWER


      10           SHARED DISPOSITIVE POWER

                         5,387,500 (See Item 5)

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            5,387,500 (See Item 5)

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            31.3%

14    TYPE OF REPORTING PERSON

            CO
----- ------------
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D


CUSIP NO.  45810F 10 1                           PAGE    8   OF   27   PAGES
         ----------------------
-------------------------------                  -------------------------------


1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Edward W. Ross

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (A) [X]
                                                                         (B) [ ]


3     SEC USE ONLY


4     SOURCE OF FUNDS*

            Not Applicable

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                         [ ]


6     CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.

                   7     SOLE VOTING POWER

    NUMBER OF                  406,432
      SHARES
   BENEFICIALLY
     OWNED BY
       EACH
    REPORTING
      PERSON
       WITH

      8            SHARED VOTING POWER

                         5,387,500 (See Item 5)

      9            SOLE DISPOSITIVE POWER

                         406,432

      10           SHARED DISPOSITIVE POWER

                         5,387,500 (See Item 5)

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            5,387,500 (See Item 5)

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            31.3%

14    TYPE OF REPORTING PERSON

            IN
----- ------------
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D


CUSIP NO.  45810F 10 1                           PAGE    9   OF   27  PAGES
         ----------------------
-------------------------------                  -------------------------------


1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Howard R. Koven

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (A) [X]
                                                                         (B) [ ]


3     SEC USE ONLY


4     SOURCE OF FUNDS*

            Not Applicable

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                         [ ]


6     CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.

                   7     SOLE VOTING POWER

    NUMBER OF
      SHARES
   BENEFICIALLY
     OWNED BY
       EACH
    REPORTING
      PERSON
       WITH

      8            SHARED VOTING POWER

                         5,387,500 (See Item 5)

      9            SOLE DISPOSITIVE POWER


      10           SHARED DISPOSITIVE POWER

                         5,387,500 (See Item 5)

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            5,387,500 (See Item 5)

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            31.3%
14    TYPE OF REPORTING PERSON

            IN
----- ------------
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D


CUSIP NO.  45810F 10 1                           PAGE   10  OF   27   PAGES
         ----------------------
-------------------------------                  -------------------------------


1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Philip Rootberg

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (A) [X]
                                                                         (B) [ ]


3     SEC USE ONLY


4     SOURCE OF FUNDS*

            Not Applicable

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                         [ ]


6     CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.

                   7     SOLE VOTING POWER

    NUMBER OF                  -0-
      SHARES
   BENEFICIALLY
     OWNED BY
       EACH
    REPORTING
      PERSON
       WITH

      8            SHARED VOTING POWER

                         -0-

      9            SOLE DISPOSITIVE POWER

                         -0-

      10           SHARED DISPOSITIVE POWER

                         -0-

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            -0-

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            -0-

14    TYPE OF REPORTING PERSON

            IN
----- ------------
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP NO. 45810F 10 1          13D       Page 11 of 27 Pages





                Amendment No. 3 to Schedule 13D


           The statement on Schedule 13D filed on April 9, 1992, as amended by Amendment No. 1 filed on December 2, 1992, and by Amendment No. 2 filed on December 24, 1992 (the "Statement"), relating to the Common Stock, par value $.01 per share (the "Common Stock") issued by Integon Corporation (the "Issuer") is hereby amended by this Amendment No. 3 as indicated below. Unless otherwise indicated, all capitalized terms shall have the same meaning as provided in the Statement. The Statement, as amended by this Amendment No. 3, shall be hereinafter referred to as the "Amended Statement."
           As previously noted in the Statement, Integon Life Insurance Corporation, Integon Financial Life Insurance Corporation, Integon Life Corporation, Head Asset Management L.P., Integon Partners II L.P. and Integon Life Partners L.P. (the "Life Entities") ceased to be beneficial owners of Common Stock on December 22, 1992. Because the Life Entities no longer beneficially own any Common Stock, the Life Entities are no longer Reporting Persons or members of the group of Reporting Persons for purposes of the Statement. Accordingly, all references to the Life Entities, and to their officers, directors or partners in their capacities as such, are hereby deleted from the Statement.

CUSIP NO. 45810F 10 1          13D       Page 12 of 27 Pages





ITEM 2.    IDENTITY AND BACKGROUND.

           Item 2 (b) - (c) is hereby amended by deleting the paragraph
           ------------------------------------------------------------
following the heading "Jupiter, Howard R. Koven, Philip Rootberg and Edward W.
------------------------------------------------------------------------------
Ross" and replacing it with the following:
------------------------------------------
           Jupiter is a privately held Tennessee corporation and has its principal interests in real estate, insurance, transportation, mechanical construction, gas gathering and retail and the manufacture and distribution of fasteners, industrial products and boats, and is a designer and manufacturer of coal preparation and mineral processing facilities for the mining industry. On December 3, 1992, Edward W. Ross became Chairman of the Board and Chief Executive Officer of Jupiter, and Charles H. Jamison replaced Mr. Ross as President of Jupiter on December 12, 1992. The principal business address and principal office of Jupiter, as well as the business address for Mr. Ross, is 919 North Michigan Avenue, Suite 1500, Chicago, Illinois 60611.
           Howard R. Koven, as trustee of Tanya Trust No. 1, J.W. Family Trust Nos. 1-20, Wexler Family Voting Trust (1991) and Wexler Family Voting Trust No. 4, all of which own voting stock of Jupiter, is a controlling person of Jupiter. Mr. Koven is an attorney with the law firm of Jenner & Block. The principal address of Jenner & Block, as well as the business address for Mr. Koven, is One IBM

CUSIP NO. 45810F 10 1          13D       Page 13 of 27 Pages




Plaza, Chicago, Illinois 60611. Pursuant to an agreement, the shares of Jupiter stock held by the Jerrold Wexler Revocable Trust, of which Philip Rootberg is trustee, were sold to the J.W. Family Trust Nos. 1-20 on December 23, 1992 (the "Jupiter Stock Sale"). As a result of the Jupiter Stock Sale, Philip Rootberg is no longer a controlling person of Jupiter.
           Additional information relating to the directors and executive officers of Jupiter as of December 31, 1992 is set forth on Schedule D hereto, which is incorporated herein by reference.

ITEM 5.    INTEREST IN SECURITIES OF THE ISSUER.

           Item 5(a) is hereby amended and restated to read, in its entirety, as
           ---------------------------------------------------------------------
follows:
--------
           (a) The aggregate percentage of shares of Common Stock reported owned by each person herein is based upon 17,217,203 shares of outstanding Common Stock of the Issuer.
           As of the close of business on December 31, 1992:
                (i)  The Reporting Persons own in the
aggregate 5,397,360 shares, which represent approximately 31.3% of the shares of Common Stock.
               (ii) James T. Lambie, a Director and the President of the Issuer, is the direct beneficial owner of 39,436 shares of the Common Stock, which represent approximately 0.2% of the shares of Common Stock.

CUSIP NO. 45810F 10 1          13D       Page 14 of 27 Pages




              (iii) Integon Partners is the direct beneficial owner of 5,387,500 shares of the Common Stock, which represent approximately 31.3% of the shares of Common Stock.
               (iv) Because of their positions as the general partners of Integon Partners, Head Investors and Jupiter may, pursuant to Rule 13d-3, be deemed to own beneficially the 5,387,500 shares of the Common Stock held by Integon Partners, which represent approximately 31.3% of the shares of Common Stock. Except to the extent of their proportionate interests in Integon Partners, Head Investors and Jupiter disclaim beneficial ownership of such shares.
                (v) Because of its position as the general partner of Head Investors, Heracles may, pursuant to Rule 13d-3, be deemed to own beneficially 5,387,500 shares, which represent approximately 31.3% of the shares of Common Stock. Except to the extent of its interest in Head Investors, Heracles disclaims beneficial ownership of such shares.
               (vi) As a controlling person of Jupiter, Howard R. Koven may, pursuant to Rule 13d-3, be deemed to own beneficially 5,387,500 shares, which represent approximately 31.3% of the shares of Common Stock. Mr. Koven disclaims beneficial ownership of such shares.
              (vii)  As a result of the Jupiter Stock Sale,
Philip Rootberg is no longer a controlling person of Jupiter

CUSIP NO. 45810F 10 1          13D       Page 15 of 27 Pages




and thus no longer owns beneficially any shares of Common
Stock.
             (viii) Edward W. Ross is the direct beneficial owner of 2,370 shares of Common Stock. As a controlling person of Jupiter, Mr. Ross may, pursuant to Rule 13d-3, be deemed to own beneficially 5,387,500 shares, which represent approximately 31.3% of the shares of Common Stock. When such shares are aggregated pursuant to Rule 13d-3, Mr. Ross may be deemed to own beneficially 5,389,870 shares, which represent approximately 31.3% of the shares of Common Stock. Under an agreement with Jupiter Partnership, Mr. Ross has an option to purchase, from time to time, in whole or in part, 404,062 shares of Common Stock of the Issuer presently held by Integon Partners (the "Option Shares"), which option is exercisable during the period commencing on August 5, 1992 and expiring August 5, 1995 (the "Ross Option"). (See Item 6 of this Statement for a description of the Ross Option.) Except for the Option Shares and except to the extent of his interest in Jupiter, Mr. Ross disclaims beneficial ownership of the shares held by Integon Partners.
               (ix) Ms. Ivy is the direct beneficial owner of 3,470 shares of Common Stock. Because of her position as a general partner of Heracles, Ms. Ivy may, pursuant to Rule 13d-3, be deemed to own beneficially 5,387,500 shares of Common Stock. In addition, Ms. Ivy may be deemed to own beneficially 220 shares for which she is custodian for her

CUSIP NO. 45810F 10 1          13D       Page 16 of 27 Pages




children (the "Custodial Shares") and 220 shares owned by trusts for the benefit of her children, for which she is Trustee (the "Trust Shares"). Further, as she is married to Mr. Head, Ms. Ivy may be deemed to own beneficially the 3,580 shares directly owned by Mr. Head. When all of such shares are aggregated pursuant to Rule 13d-3, Ms. Ivy may be deemed to own beneficially 5,394,990 shares, which represent approximately 31.3% of the shares of Common Stock. Except to the extent of her interests in Heracles, Ms. Ivy disclaims beneficial ownership of the shares held by Integon Partners.
                (x) John C Head III is the direct beneficial owner of 3,580 shares of Common Stock. Because of his position as a general partner of Heracles, Mr. Head may be deemed to own beneficially 5,387,500 shares of Common Stock. Further, as he is married to Madie Ivy, and for the reasons described above with respect to Ms. Ivy's beneficial ownership, Mr. Head may be deemed to own beneficially the shares directly owned by Ms. Ivy, the Custodial Shares and the Trust Shares. When all such shares are aggregated pursuant to Rule 13d-3, Mr. Head may be deemed to own beneficially 5,394,990 shares, which represent approximately 31.3% of the shares of Common Stock. Except to the extent of his interests in Heracles, Mr. Head disclaims beneficial ownership of the shares held by Integon Partners.

CUSIP NO. 45810F 10 1          13D       Page 17 of 27 Pages




               (xi) Charles H. Jamison, President, Chief Operating Officer and a director of Jupiter, is the direct beneficial owner of 2,370 shares of Common Stock, which represents less than 0.1% of the shares of Common Stock.

           Item 5(b) is hereby amended and restated to read, in its entirety, as
           ---------------------------------------------------------------------
follows:
--------
           (b) Head Investors, Heracles, Mr. Head and Ms. Ivy, on the one hand, and Jupiter and its controlling persons Howard R. Koven and Edward W. Ross, on the other hand, exercise shared power to vote or to direct the vote, and shared power to dispose or direct the disposition, of the 5,387,500 shares of Common Stock beneficially owned by them through their respective general partner interests in Integon Partners. In addition, as between themselves, Mr. Head and Ms. Ivy exercise shared power to vote or to direct the vote, and shared power to dispose or direct the disposition, of shares of Common Stock beneficially owned by them through their respective general partner interests in Heracles. Moreover, Messrs. Koven and Ross exercise shared power to vote or to direct the vote, and shared power to dispose or direct the disposition, of shares of Common Stock beneficially owned by them through their respective controlling interests in Jupiter and through their positions as members of Jupiter's Board of Directors.
           Except as set forth above, each of the Reporting Persons has sole power to vote or direct the vote and sole

CUSIP NO. 45810F 10 1          13D       Page 18 of 27 Pages




power to dispose or direct the disposition of the shares of Common Stock of which it has direct beneficial ownership.

           Item 5(e) is hereby amended by adding the following to the end
           --------------------------------------------------------------
thereof:
--------
           (e) As a result of the Jupiter Stock Sale, Philip Rootberg ceased to be a controlling person of Jupiter and therefore also ceased to be the beneficial owner of Common Stock on December 23, 1992, the date of the Jupiter Stock Sale, and, after the filing of this Amendment No. 3 to the Statement, Mr. Rootberg will cease to be a reporting person.

CUSIP NO. 45810F 10 1          13D       Page 19 of 27 Pages





                           Signature


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January 7, 1993



                             INTEGON PARTNERS L.P.

                             By: Head Insurance Investors L.P.
                                 General Partner

                                 By: Heracles Partners L.P.
                                     General Partner


                                     By:      *
                                        ---------------------------
                                        Name:  Madie Ivy
                                        Title: General Partner


                             By: Jupiter Industries, Inc.
                                 General Partner


                                 By:          *
                                    ---------------------------
                                    Name:  Edward W. Ross
                                    Title: President


* By: /S/ John C Head III
     ----------------------
      John C Head III
     Attorney-in-Fact
     ----------------

CUSIP NO. 45810F 10 1          13D       Page 20 of 27 Pages





                           Signature


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January 7, 1993





                          HEAD INSURANCE INVESTORS L.P.

                               By: Heracles Partners L.P.
                                   General Partner


                                    By:        *
                                       ---------------------------
                                       Name: Madie Ivy
                                       Title: General Partner



* By: /S/ John C Head III
     -------------------------
     John C Head III
     Attorney-in-Fact
     ----------------

CUSIP NO. 45810F 10 1          13D       Page 21 of 27 Pages





                           Signature


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January 7, 1993





                             HERACLES PARTNERS L.P.



                                    By:       *
                                       -------------------------
                                       Name: Madie Ivy
                                       Title: General Partner



* By: /S/ John C Head III
     --------------------------
     John C Head III
     Attorney-in-Fact
     ----------------

CUSIP NO. 45810F 10 1          13D       Page 22 of 27 Pages





                           Signature


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January 7, 1993





                                 /S/ John C Head III
                               ------------------------------
                                     John C Head III

CUSIP NO. 45810F 10 1          13D       Page 23 of 27 Pages





                           Signature


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January 7, 1993





                                               *
                                  -------------------------
                                        Madie Ivy



* By: /S/ John C Head III
     ----------------------------
      John C Head III
      Attorney-in-Fact
      ----------------

CUSIP NO. 45810F 10 1          13D       Page 24 of 27 Pages





                           Signature


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January 7, 1993





                            JUPITER INDUSTRIES, INC.



                                    By:           *
                                       -------------------------
                                       Name: Edward W. Ross
                                       Title: President






* By: /S/ John C Head III
     -----------------------------
      John C Head III
      Attorney-in-Fact
      ----------------

CUSIP NO. 45810F 10 1          13D       Page 25 of 27 Pages





                           Signature


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January 7, 1993





                                             *
                                -------------------------
                                    Edward W. Ross





* By: /S/ John C Head III
     -------------------------
      John C Head III
      Attorney-in-Fact
      ----------------

CUSIP NO. 45810F 10 1          13D       Page 26 of 27 Pages





                           Signature


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January 7, 1993





                                              *
                               ------------------------------
                               Howard R. Koven, as Trustee of
                               Tanya Trust No. 1, J.W. Family
                               Trust Nos. 1-20, Wexler Family
                               Voting Trust (1992), and
                               Wexler Family Voting Trust
                               No. 4








* By: /S/ John C Head III
     -------------------------
      John C Head III
     Attorney-in-Fact
     ----------------

CUSIP NO. 45810F 10 1          13D       Page 27 of 27 Pages




                           Signature


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January 7, 1993





                                             *
                               -----------------------------
                               Philip Rootberg, individually
                               and as Trustee of the Jerrold
                               Wexler Revocable Trust








* By: /S/ John C Head III
     -------------------------
      John C Head III
      Attorney-in-Fact
      ----------------

                                  UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549
                             -----------------------

                                   SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 4)
                             -----------------------

                               INTEGON CORPORATION
                                 (Name of Issuer)

                      COMMON STOCK, PAR VALUE $.01 PER SHARE
                          (Title of Class of Securities)

                                   45810F 10 1
                                  (CUSIP Number)
                             -----------------------

                               ALBERT P. HAND, ESQ.
                     PAUL, WEISS, RIFKIND, WHARTON & GARRISON
                           1285 AVENUE OF THE AMERICAS
                            NEW YORK, N.Y. 10019-6064
                             TEL. NO.: (212) 373-3032
                      (Name, Address and Telephone Number of
                       Person Authorized to Receive Notices
                               and Communications)
                             -----------------------

                                DECEMBER 20, 1993
                       (Date of Event which Requires Filing
                                of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this statement because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                Page 1 of 36 Pages

                            Exhibit Index is on Page 29

                                 SCHEDULE 13D


CUSIP NO.  45810F 10 1                           PAGE    2   OF  36  PAGES
         ----------------------
-------------------------------                  -------------------------------


1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Head Insurance Investors L.P.

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (A) [X]
                                                                         (B) [ ]


3     SEC USE ONLY


4     SOURCE OF FUNDS

            Not Applicable

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                         [ ]


6     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

                   7     SOLE VOTING POWER

    NUMBER OF                  532,545
      SHARES
BENEFICIALLY OWNED
BY EACH REPORTING
      PERSON
       WITH

      8            SHARED VOTING POWER

                         --
      9            SOLE DISPOSITIVE POWER

                         532,545

      10           SHARED DISPOSITIVE POWER

                         --

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            532,545

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            3.4%

14    TYPE OF REPORTING PERSON

            PN
----- ------------

                                 SCHEDULE 13D


CUSIP NO.  45810F 10 1                           PAGE    3  OF  36  PAGES
         ----------------------
-------------------------------                  -------------------------------


1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Heracles Partners L.P.

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (A) [X]
                                                                         (B) [ ]


3     SEC USE ONLY


4     SOURCE OF FUNDS

            Not Applicable

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                         [ ]


6     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

                   7     SOLE VOTING POWER

    NUMBER OF                  554,634
      SHARES
BENEFICIALLY OWNED
BY EACH REPORTING
      PERSON
       WITH

      8            SHARED VOTING POWER

                         --

      9            SOLE DISPOSITIVE POWER

                         554,634

      10           SHARED DISPOSITIVE POWER

                         --

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            554,634 (see item 5)

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            3.5%

14    TYPE OF REPORTING PERSON

            PN
----- ------------

                                 SCHEDULE 13D


CUSIP NO.  45810F 10 1                           PAGE    4   OF  36  PAGES
         ----------------------
-------------------------------                  -------------------------------


1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            John C Head III

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (A) [X]
                                                                         (B) [ ]



3     SEC USE ONLY


4     SOURCE OF FUNDS

            Not Applicable

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                         [ ]


6     CITIZENSHIP OR PLACE OF ORGANIZATION

            United States

                   7     SOLE VOTING POWER

    NUMBER OF                  5,560
      SHARES
BENEFICIALLY OWNED
BY EACH REPORTING
      PERSON
       WITH

      8            SHARED VOTING POWER

                         582,340

      9            SOLE DISPOSITIVE POWER

                         5,560

      10           SHARED DISPOSITIVE POWER

                         582,340

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            593,350 (see item 5)

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            3.7%

14    TYPE OF REPORTING PERSON

            IN
----- ------------
                                 SCHEDULE 13D




CUSIP NO.  45810F 10 1                           PAGE    5   OF  36  PAGES
         ----------------------
-------------------------------                  -------------------------------


1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Madie Ivy

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (A) [X]
                                                                         (B) [ ]


3     SEC USE ONLY


4     SOURCE OF FUNDS

            Not Applicable

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                         [ ]


6     CITIZENSHIP OR PLACE OF ORGANIZATION

            United States

                   7     SOLE VOTING POWER

    NUMBER OF                  5,450
      SHARES
BENEFICIALLY OWNED
BY EACH REPORTING
      PERSON
       WITH

      8            SHARED VOTING POWER

                         582,340

      9            SOLE DISPOSITIVE POWER

                         5,450

      10           SHARED DISPOSITIVE POWER

                         582,340

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            593,350 (see item 5)

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            3.7%

14    TYPE OF REPORTING PERSON

            IN
----- ------------

                                 SCHEDULE 13D


CUSIP NO.  45810F 10 1                           PAGE    6   OF  36  PAGES
         ----------------------
-------------------------------                  -------------------------------


1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Jupiter Industries, Inc.

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (A) [X]
                                                                         (B) [ ]


3     SEC USE ONLY


4     SOURCE OF FUNDS

            Not Applicable

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                         [ ]


6     CITIZENSHIP OR PLACE OF ORGANIZATION

            Tennessee

                   7     SOLE VOTING POWER

    NUMBER OF                  2,693,750
      SHARES
BENEFICIALLY OWNED
BY EACH REPORTING
      PERSON
       WITH

      8            SHARED VOTING POWER

                         --

      9            SOLE DISPOSITIVE POWER

                         2,693,750

      10           SHARED DISPOSITIVE POWER

                         --

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,693,750

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            17.0%

14    TYPE OF REPORTING PERSON

            CO
----- ------------

                                 SCHEDULE 13D


CUSIP NO.  45810F 10 1                           PAGE    7   OF  36  PAGES
         ----------------------
-------------------------------                  -------------------------------


1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Jupiter Integon Limited Partnership

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (A) [X]
                                                                         (B) [ ]


3     SEC USE ONLY


4     SOURCE OF FUNDS

            Not Applicable

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                         [ ]


6     CITIZENSHIP OR PLACE OF ORGANIZATION

            Illinois

                   7     SOLE VOTING POWER

    NUMBER OF                  2,680,281
      SHARES
BENEFICIALLY OWNED
BY EACH REPORTING
      PERSON
       WITH

      8            SHARED VOTING POWER

                         --

      9            SOLE DISPOSITIVE POWER

                         2,680,281

      10           SHARED DISPOSITIVE POWER

                         --

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,680,281

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            16.9%

14    TYPE OF REPORTING PERSON

            PN
----- ------------

                                 SCHEDULE 13D


CUSIP NO.  45810F 10 1                           PAGE    8   OF  36  PAGES
         ----------------------
-------------------------------                  -------------------------------


 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            EDWARD W. ROSS

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (A) [X]
                                                                         (B) [ ]


3     SEC USE ONLY


4     SOURCE OF FUNDS

            Not Applicable

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                         [ ]


6     CITIZENSHIP OR PLACE OF ORGANIZATION

            United States

                   7     SOLE VOTING POWER

    NUMBER OF                  408,412
      SHARES
BENEFICIALLY OWNED
BY EACH REPORTING
      PERSON
       WITH

      8            SHARED VOTING POWER

                         2,693,750

      9            SOLE DISPOSITIVE POWER

                         408,412

      10           SHARED DISPOSITIVE POWER

                         2,693,750

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,698,100 (see item 5)

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            17.0%

14    TYPE OF REPORTING PERSON

            IN
----- ------------
                                 SCHEDULE 13D


CUSIP NO.  45810F 10 1                           PAGE    9   OF  36  PAGES
         ----------------------
-------------------------------                  -------------------------------


1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Howard R. Koven

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (A) [X]
                                                                         (B) [ ]


3     SEC USE ONLY


4     SOURCE OF FUNDS

            Not Applicable

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                         [ ]


6     CITIZENSHIP OR PLACE OF ORGANIZATION

            United States

                   7     SOLE VOTING POWER

    NUMBER OF                  --
      SHARES
BENEFICIALLY OWNED
BY EACH REPORTING
      PERSON
       WITH

      8            SHARED VOTING POWER

                         2,693,750

      9            SOLE DISPOSITIVE POWER

                         --

      10           SHARED DISPOSITIVE POWER

                         2,693,750

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,693,750 (see item 5)

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            17.0%

14    TYPE OF REPORTING PERSON

            IN
----- ------------

CUSIP NO. 45810F 10 1                   13D                  Page 10 of 36 Pages

                         Amendment No. 4 to Schedule 13D
                         -------------------------------

           The statement on Schedule 13D filed on April 9, 1992, as amended by Amendment No. 1 filed on December 2, 1992, Amendment No. 2 filed on December 24, 1992, and Amendment No. 3 filed on January 8, 1993 (the "Statement"), relating to the Common Stock, par value $.01 per share (the "Common Stock"), issued by Integon Corporation (the "Issuer"), is hereby amended by this Amendment No. 4 as indicated below. Unless otherwise indicated, all capitalized terms shall have the same meaning as provided in the Statement. The Statement, as amended by this Amendment No. 4, shall be hereinafter referred to as the "Amended Statement." This Amendment No. 4 reports, among other things, the distribution by Integon Partners L.P. ("Integon Partners") of its shares of Common Stock to its partners, the subsequent dissolution of Integon Partners, and the distribution by Head Insurance Investors L.P. of a majority of its shares of Common Stock to its partners.
           As previously noted on the Statement, Philip Rootberg ceased to be a controlling person of Jupiter on December 23, 1992. Because Mr. Rootberg is no longer a controlling person, he is no longer a Reporting Person or member of the group of Reporting Persons for purposes of the Statement.


ITEM 2.    IDENTITY AND BACKGROUND.

           Item 2 is hereby amended and restated in its entirety as follows:
           -----------------------------------------------------------------
           (a) Pursuant to Rule 13d-1(f)(1) of the Rules and Regulations of the Securities Exchange Act of 1934, as amended (the "Act"), the undersigned hereby file this Schedule 13D Statement on behalf of Head Insurance Investors L.P., a Delaware limited partnership ("Head Investors"), Heracles Partners L.P., a Delaware limited partnership ("Heracles"), John C Head III, Madie Ivy, Jupiter Industries, Inc., a Tennessee corporation ("Jupiter"), Jupiter Integon

CUSIP NO. 45810F 10 1                   13D                  Page 11 of 36 Pages


Limited Partnership, an Illinois limited partnership ("Jupiter Partnership"), Edward W. Ross and Howard R. Koven (collectively, the "Reporting Persons").
           The Reporting Persons may be deemed to constitute a "group" for the purpose of this statement. A copy of the Joint Filing Agreement among the Reporting Persons is filed herewith as Exhibit IX.

           (b)-(c)

           Head Investors and Heracles
           ---------------------------
           Head Investors and Heracles are Delaware limited partnerships. The principal business of Head Investors is to make specific and designated investments in companies in the insurance industry and in businesses related thereto. The principal business of Heracles is acting as the general partner of Head Investors and affiliates. The principal business address and principal office of Head Investors and Heracles is 545 Madison Avenue, 6th Floor, New York, New York 10022. Heracles is the sole general partner of Head Investors. The general partners of Heracles are John C Head III and Madie Ivy.

           John C Head III and Madie Ivy
           -----------------------------
           The principal occupation of Mr. Head and Ms. Ivy is serving as general partners of John Head & Partners L.P., an investment banking firm specializing in providing advice to insurance companies and related concerns, and of Head Asset Management L.P., an investment advisor specializing in managing the investment portfolios of insurance companies and related concerns. The business address of Mr. Head and Ms. Ivy is 545 Madison Avenue, 6th Floor, New York, New York 10022. Mr. Head and Ms. Ivy are married.

           Jupiter, Edward W. Ross and Howard R. Koven
           -------------------------------------------
           Jupiter is a privately held Tennessee corporation and has its principal interests in real estate, insurance, transportation, mechanical construction, gas gathering and retail and the manufacture and distribution of boats. Edward W. Ross is Chairman of the Board and Chief

CUSIP NO. 45810F 10 1                   13D                  Page 12 of 36 Pages


Executive Officer of Jupiter. The principal business address and principal office of Jupiter, as well as the business address for Mr. Ross, is 919 North Michigan Avenue, Suite 1500, Chicago, Illinois 60611-1689.
           Howard R. Koven, as trustee of Tanya Trust No. 1, J.W. Family Trust Nos. 1-20, Wexler Family Voting Trust (1991), and Wexler Family Voting Trust No. 4, all of which own voting stock of Jupiter, is a controlling person of Jupiter. Mr. Koven is an attorney with the law firm of Jenner & Block. The principal address of Jenner & Block, as well as the business address for Mr. Koven, is One IBM Plaza, Chicago, Illinois 60611.
           Additional information relating to the directors and executive officers of Jupiter as of January 5, 1994 is set forth on Schedule D hereto, which is incorporated herein by reference.

      Jupiter Partnership
      -------------------
           Jupiter Partnership is an Illinois limited partnership. The principal business of Jupiter Partnership is making investments in the Issuer and its privately held affiliates. The principal business address and principal office of Jupiter Partnership is 919 North Michigan Avenue, Suite 1500, Chicago, Illinois 60611-1689. Jupiter is the sole general partner of Jupiter Partnership.
           (d) None of the entities or persons identified in this Item 2 has, in the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
           (e) None of the entities or persons identified in this Item 2, has, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

CUSIP NO. 45810F 10 1                   13D                  Page 13 of 36 Pages


           (f) All of the natural persons identified in this Item 2 are citizens of the United States.

ITEM 4.    PURPOSE OF TRANSACTION.

           Item 4 is hereby amended by deleting the final two paragraphs and
           -----------------------------------------------------------------
replacing them with the following:
----------------------------------
           On December 20, 1993, Integon Partners distributed to its partners all of its shares of Common Stock. Head Investors has distributed a majority of its shares of Common Stock to its partners.
           The Reporting Persons may, and reserve the right to, buy shares or to sell some or all of their holdings in the open market or in one or more privately negotiated transactions under appropriate circumstances.

ITEM 5.    INTEREST IN SECURITIES OF THE ISSUER.

           Item 5(a) is hereby amended and restated to read, in its entirety, as
           ---------------------------------------------------------------------
follows:
--------
           (a) The aggregate percentage of shares of Common Stock reported owned by each person herein is based upon the Issuer's notification to the Reporting Persons that 15,855,743 shares of Common Stock were outstanding at the close of business on January 5, 1994.
           As of the close of business on January 5, 1994:
                  (i) The Reporting Persons own in the aggregate 3,291,450 shares, which represent approximately 20.8% of the shares of Common Stock.
                 (ii) Integon Partners no longer owns any shares of the Common Stock.
                (iii) Head Investors is the direct beneficial owner of 532,545 shares of Common Stock, which represent approximately 3.4% of the shares of Common Stock.

CUSIP NO. 45810F 10 1                   13D                  Page 14 of 36 Pages

                 (iv) Heracles is the direct beneficial owner of 22,089 shares of Common Stock. In addition, because of its position as the general partner of Head Investors, Heracles may be deemed, pursuant to Rule 13d-3, to own beneficially an aggregate of 554,634 shares, which represent approximately 3.5% of the shares of Common Stock. Except to the extent of its interest in Head Investors, Heracles disclaims beneficial ownership of the shares held by Head Investors.
                  (v) Madie Ivy is the direct beneficial owner of 5,450 shares of Common Stock. In addition, because of her position as a general partner of Heracles, Ms. Ivy may be deemed, pursuant to Rule 13d-3, to own beneficially 554,634 shares of Common Stock. In addition, Ms. Ivy may be deemed to own beneficially 220 shares for which she is custodian for her children (the "Custodial Shares"), 220 shares owned by trusts for the benefit of her children, for which she is Trustee (the "Trust Shares"), 13,797 shares through a corporation in which she has an interest, and 13,469 shares through a profit sharing plan in which she has an interest. Further, as she is married to Mr. Head, Ms. Ivy may be deemed to own beneficially the 5,560 shares directly owned by Mr. Head. When all of such shares are aggregated, Ms. Ivy may be deemed, pursuant to Rule 13d-3, to own beneficially 593,350 shares, which represent approximately 3.7% of the shares of Common Stock. Except to the extent of her interest in Heracles, Ms. Ivy disclaims beneficial ownership of the shares held by Head Investors.
                 (vi) John C Head III is the direct beneficial owner of 5,560 shares of Common Stock. In addition, because of his position as a general partner of Heracles, Mr. Head may be deemed, pursuant to Rule 13d-3, to own beneficially 554,634 shares of Common Stock. In addition, Mr. Head may be deemed to own beneficially 13,797 shares through a corporation in which he has an interest, and 13,469 shares held by a profit sharing plan in which he has an interest. Further, as he is married to Madie Ivy, and for the reasons described above with respect to Ms. Ivy's beneficial ownership, Mr. Head may be deemed to

CUSIP NO. 45810F 10 1                   13D                  Page 15 of 36 Pages


own beneficially the shares directly owned by Ms. Ivy, the Custodial Shares and the Trust Shares. When all of such shares are aggregated, Mr. Head may be deemed, pursuant to Rule 13d-3, to own beneficially 593,350 shares, which represent approximately 3.7% of the shares of Common Stock. Except to the extent of his interest in Heracles, Mr. Head disclaims beneficial ownership of the shares held by Head Investors.
                (vii) Jupiter Partnership is the direct beneficial owner of 2,680,281 shares of Common Stock, which represent 16.9% of the shares of Common Stock.
                (viii) Jupiter is the direct beneficial owner of 13,469 shares of Common Stock. Because of Jupiter's position as a general partner of Jupiter Partnership, Jupiter may be deemed, pursuant to Rule 13d-3, to own beneficially 2,680,281 shares of Common Stock. When all of such shares are aggregated, Jupiter may be deemed, pursuant to Rule 13d-3, beneficially to own 2,693,750 shares, which represent approximately 17.0% of the shares of Common Stock.
                 (ix) As a controlling person of Jupiter, Howard R. Koven may be deemed, pursuant to Rule 13d-3, to own beneficially 2,693,750 shares, which represent approximately 17.0% of the shares of Common Stock. Mr. Koven disclaims beneficial ownership of such shares.
                  (x) Edward W. Ross is the direct beneficial owner of 4,350 shares of Common Stock. As a controlling person of Jupiter, Mr. Ross may be deemed, pursuant to Rule 13d-3, to own beneficially 2,693,750 shares. When such shares are aggregated, Mr. Ross may be deemed, pursuant to Rule 13d-3, to own beneficially 2,698,100 shares, which represent approximately 17.0% of the shares of Common Stock. Under an agreement with Jupiter Partnership, Mr. Ross has an option to purchase from Jupiter Partnership, from time to time, in whole or in part, 404,062 shares of Common Stock of the Issuer (the "Option Shares"), which option is exercisable during the period commencing on August 5, 1992 and expiring August 5,

CUSIP NO. 45810F 10 1                   13D                  Page 16 of 36 Pages


1995 (the "Ross Option"). (See Item 6 of this Statement for a description of the Ross Option.) Except for the Option Shares and except to the extent of his interests in Jupiter and Jupiter Partnership, Mr. Ross disclaims beneficial ownership of such shares.
                 (xi) Charles H. Jamison, President, Chief Operating Officer and a director of Jupiter, is the direct beneficial owner of 4,350 shares of Common Stock, which represent less than 0.1% of the shares of Common Stock.

           Item 5(b) is hereby amended and restated to read, in its entirety, as
           ---------------------------------------------------------------------
follows:
--------
           (b) Mr. Head and Ms. Ivy exercise shared power to vote or to direct the vote, and shared power to dispose or direct the disposition, of the 582,340 shares of Common Stock beneficially owned by them that are not owned directly by Ms. Ivy or Mr. Head. Howard R. Koven and Edward W. Ross exercise shared power to vote or to direct the vote, and shared power to dispose or direct the disposition, of the 2,693,750 shares of Common Stock that they may be deemed to own beneficially through their respective controlling interests in Jupiter and through their positions as members of Jupiter's Board of Directors.
           Except as set forth above, each of the Reporting Persons has sole power to vote or direct the vote and sole power to dispose or direct the disposition of the shares of Common Stock of which it has beneficial ownership.

           Item 5(c) is hereby amended and restated to read, in its entirety, as
           ---------------------------------------------------------------------
follows:
--------
           (c) Except for the partnership distributions described in Item 4 above, the persons described named in response to Item 5(a) have not effected any transactions in Common Stock in the past sixty days.

           Item 5(d) is hereby amended and restated to read, in its entirety, as
           ---------------------------------------------------------------------
follows:
--------
           (d) In addition to the Reporting Persons, the limited partners of Jupiter Partnership may have the right to receive dividends from, or the proceeds from the sale of, shares

CUSIP NO. 45810F 10 1                   13D                  Page 17 of 36 Pages


of the Common Stock. Each of WJG Inc., a Delaware corporation, and GME Holdings, Inc., a Delaware corporation, which are limited partners of Jupiter Partnership and subsidiaries of Jupiter, have such interests relating to approximately 8.4% each of the issued and outstanding shares of Common Stock.

           Item 5(e) is hereby amended by adding the following to the end
           --------------------------------------------------------------
thereof:
--------
           (e) As a result of the distribution to its partners of all of the shares of Common Stock owned by it, Integon Partners ceased to be a beneficial owner of Common Stock on December 20, 1993.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

           Item 6 is hereby amended and restated to read, in its entirety, as
           ------------------------------------------------------------------
follows:
--------
           After the distribution by Integon Partners of its shares of Common Stock of the Issuer, Integon Partners dissolved and its partnership agreement terminated in accordance with its terms. Jupiter, John C Head III and Madie Ivy have entered into an agreement as of December 31, 1993, concerning the nomination and election of directors of the Issuer, which agreement is filed herewith as Exhibit XI and is incorporated herein by reference.
           Pursuant to an Option Agreement dated as of March 31, 1992, among Jupiter Partnership, Jupiter and Mr. Ross, as supplemented and amended (the "Ross Option Agreement"), Jupiter Partnership has granted to Mr. Ross an option to purchase certain shares of Common Stock. The Ross Option is presently exercisable with regard to 404,062 shares of Common Stock. Mr. Ross may exercise the Ross Option, from time to time, in whole or in part, during the period commencing on August 5, 1992 and expiring on August 5, 1995. Mr. Ross must give Jupiter and Jupiter Partnership notice of exercise of his option, and the closing date for the purchase is to be not more than thirty days or less then ten days from the date of such notice.

CUSIP NO. 45810F 10 1                   13D                  Page 18 of 36 Pages


ITEM 7. MATERIAL TO BE FILED AS EXHIBITS.

           Item 7 is hereby amended by adding the following to the end thereof:
           --------------------------------------------------------------------

Exhibit
-------
  IX Joint Filing Agreement dated as of January 5, 1994, among the Reporting Persons

  X Power of Attorney appointing John C Head III as attorney-in-fact for all Reporting Persons

  XI Agreement dated as of December 31, 1993 among Jupiter, John C Head III and Madie Ivy

CUSIP NO. 45810F 10 1                   13D                  Page 19 of 36 Pages



                                                                      SCHEDULE D

                       Directors and Executive Officers of
                            Jupiter Industries, Inc.
                                   ("Jupiter")


DIRECTORS:

1.    Leonard Golan
      21st Floor
      Three First National Plaza
      Chicago, Illinois  60602

      Present Principal Occupation or Employment: Attorney at the law firm of Leonard W. Golan, Ltd.

2.    Charles H. Jamison
      919 North Michigan Avenue
      Suite 1500
      Chicago, Illinois  60611-1689

      Present Principal Occupation or Employment: President and Chief Operating Officer of Jupiter

3.    Howard R. Koven
      One IBM Plaza
      Chicago, Illinois 60611

      Present Principal Occupation or Employment: Attorney at the law firm of Jenner & Block

4.    Philip Rootberg
      250 South Wacker Drive
      Suite 800
      Chicago, Illinois 60606

      Present Principal Occupation or Employment: Certified Public Accountant at the firm of Philip Rootberg & Company -- Certified Public Accountants, and Executive Vice President of Jupiter

5.    Edward W. Ross
      919 North Michigan Avenue
      Suite 1500
      Chicago, Illinois  60611-1689

      Present Principal Occupation or Employment: Chairman of the Board and Chief Executive Officer of Jupiter

CUSIP NO. 45810F 10 1                   13D                  Page 20 of 36 Pages


ADDITIONAL EXECUTIVE OFFICERS:

6.    Robert W. Berliner, Jr.
      919 North Michigan Avenue
      Suite 1500
      Chicago, Illinois  60611-1689

      Present Principal Occupation or Employment: Secretary and General Counsel of Jupiter and Jupiter Realty Corporation

7.    George E. Murphy
      919 North Michigan Avenue
      Suite 1500
      Chicago, Illinois  60611-1689

      Present Principal Occupation or Employment: Executive Vice President of Finance of Jupiter

CUSIP NO. 45810F 10 1                   13D                  Page 21 of 36 Pages





                                    Signature
                                    ---------


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January 10, 1994





                               HEAD INSURANCE INVESTORS L.P.

                               By: Heracles Partners L.P.
                                     General Partner


                                    By:/s/ John C Head III
                                       ----------------------------
                                       Name:  John C Head III
                                       Title: General Partner

CUSIP NO. 45810F 10 1                   13D                  Page 22 of 36 Pages





                                    Signature
                                    ---------


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January 10, 1994





                                    HERACLES PARTNERS L.P.



                                    By:/s/ John C Head III
                                       ----------------------------
                                       Name:  John C Head III
                                       Title: General Partner

CUSIP NO. 45810F 10 1                   13D                  Page 23 of 36 Pages





                                    Signature
                                    ---------


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January 10, 1994





                                     /s/ John C Head III
                                     ------------------------
                                         John C Head III

CUSIP NO. 45810F 10 1                   13D                  Page 24 of 36 Pages





                                    Signature
                                    ---------


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January 10, 1994





                                     /s/ Madie Ivy
                                     ---------------------
                                         Madie Ivy

CUSIP NO. 45810F 10 1                   13D                  Page 25 of 36 Pages




                                    Signature
                                    ---------


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January 10, 1994

                                    JUPITER INDUSTRIES, INC.




                                    By: /s/ George E. Murphy
                                       --------------------------------
                                        Name:  George E. Murphy
                                        Title: Vice President

CUSIP NO. 45810F 10 1                   13D                  Page 26 of 36 Pages



                                    Signature
                                    ---------



           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January 10, 1994


                                    JUPITER INTEGON LIMITED
                                    PARTNERSHIP

                                    By:  Jupiter Industries, Inc.
                                         General Partner


                                    By: /s/ George E. Murphy
                                        --------------------------------
                                        Name:  George E. Murphy
                                        Title: Vice President

CUSIP NO. 45810F 10 1                   13D                  Page 27 of 36 Pages




                                    Signature
                                    ---------


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January 10, 1994





                                     /s/ Edward W. Ross
                                     -------------------------
                                         Edward W. Ross

CUSIP NO. 45810F 10 1                   13D                  Page 28 of 36 Pages





                                    Signature
                                    ---------


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January 10, 1994




                                         /s/ Howard R. Koven
                                        ---------------------------------
                                        Howard R. Koven, as Trustee of
                                        Tanya Trust No. 1, J.W. Family
                                        Trust Nos. 1-20, Wexler Family
                                        Voting Trust (1992), and Wexler
                                        Family Voting Trust No. 4

CUSIP NO. 45810F 10 1                   13D                  Page 29 of 36 Pages




                                Index to Exhibits
                                -----------------






                                                                Page No. in
                                                                Sequential
Exhibit                                                         Numbering System
-------                                                         ----------------
  IX  Joint Filing Agreement dated as of January 10,                  30
      1994 among the Reporting Persons

   X  Power of Attorney appointing John C Head III as
      attorney-in-fact for all Reporting Persons                      32

  XI  Agreement dated as of December 31, 1993 among
      Jupiter, John C Head III and Madie Ivy                          34

CUSIP NO. 45810F 10 1                   13D                  Page 30 of 36 Pages




                          SCHEDULE 13D, Amendment No. 4



                                   EXHIBIT IX

                             Joint Filing Agreement
                             ----------------------


           In accordance with Rule 13-d(f) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of an amendment or amendments to a statement on Schedule 13D filed on April 9, 1992, as amended by Amendment No. 1 filed on December 2, 1992, Amendment No. 2 filed on December 24, 1992, Amendment No. 3 filed in January 8, 1993, and as may be further amended, with respect to the common stock of Integon Corporation, a Delaware corporation. This Agreement shall be included as an Exhibit to such joint filing. This Agreement may be executed in counterparts, each of which taken together shall constitute one and the same instrument.
           In evidence thereof, each of the undersigned, being duly authorized, hereby executed this Agreement this 10th day of January 1994.

                              HEAD INSURANCE INVESTORS L.P.

                              By:  Heracles Partners L.P.
                                   General Partner


                                   By:/s/ John C Head III
                                      --------------------------------
                                        Name:   John C Head III
                                        Title:  General Partner


                              HERACLES PARTNERS L.P.



                              By:/s/ John C Head III
                                 -------------------------------------
                                   Name:   John C Head III
                                   Title:    General Partner

CUSIP NO. 45810F 10 1                   13D                  Page 31 of 36 Pages



                              /s/ John C Head III
                              ----------------------------------
                              John C Head III




                              /s/ Madie Ivy
                              ----------------------------------
                              Madie Ivy


                              JUPITER INDUSTRIES, INC.



                              By:  /s/ George E. Murphy
                                 -------------------------------
                                   Name:  George E. Murphy
                                   Title: Vice President


                              JUPITER INTEGON LIMITED
                              PARTNERSHIP

                              By:  Jupiter Industries, Inc.
                                   General Partner


                                   By: /s/ George E. Murphy
                                      --------------------------
                                      Name:  George E. Murphy
                                      Title: Vice President




                              /s/ Edward W. Ross
                              ----------------------------------
                              Edward W. Ross




                              /s/ Howard R. Koven
                              ----------------------------------
                              Howard R. Koven, as Trustee of Tanya Trust
                              No. 1, J.W. Family Trust Nos. 1-20, Wexler
                              Family Voting Trust (1992), and Wexler Family Voting Trust No. 4

CUSIP NO. 45810F 10 1                   13D                  Page 32 of 36 Pages




                                    EXHIBIT X

                                POWER OF ATTORNEY


       Each of the undersigned hereby constitutes and appoints John C Head III, his, her or its true and lawful attorney-in-fact and agent, with full power or substitution and resubstitution, for him, her or it and in his, her or its name, place and stead, in any and all capacities, to sign any and all amendments to the statement on Schedule 13D with respect to the ownership of shares of Common Stock of Integon Corporation, and other documents in connection therewith, to be filed with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent all power and authority to do and perform each and every act requisite and necessary to be done, as fully to all intents and purposes as he, she or it might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Dated:  January 10, 1994


                                   HEAD INSURANCE INVESTORS L.P.

                                   By:  Heracles Partners L.P.
                                          General Partner

                                        By:/s/ John C Head III
                                           --------------------------
                                           Name: John C Head III
                                           Title:   General Partner


                                   HERACLES PARTNERS L.P


                                   By:/s/ John C Head III
                                      -------------------------------
                                      Name: John C Head III
                                      Title:   General Partner

CUSIP NO. 45810F 10 1                   13D                  Page 33 of 36 Pages



                                   /s/ Madie Ivy
                                   ----------------------------------
                                   Madie Ivy


                                   JUPITER INDUSTRIES, INC.



                                   By: /s/ George E. Murphy
                                      -------------------------------
                                      Name:  George E. Murphy
                                      Title: Vice President


                                   JUPITER INTEGON LIMITED
                                   PARTNERSHIP

                                   By:  Jupiter Industries, Inc.
                                          General Partner


                                     By: /s/ George E. Murphy
                                         ----------------------------
                                          Name:  George E. Murphy
                                          Title: Vice President


                                   /s/ Edward W. Ross
                                   ----------------------------------
                                   Edward W. Ross




                                   /s/ Howard R. Koven
                                   ----------------------------------
                                   Howard R. Koven, as Trustee of Tanya Trust
                                   No. 1, J.W. Family Trust Nos. 1-20, Wexler
                                   Family Voting Trust (1992), and Wexler Family Voting Trust No. 4

CUSIP NO. 45810F 10 1                   13D                  Page 34 of 36 Pages




                                   EXHIBIT XI

       AGREEMENT dated as of December 31, 1993, between JUPITER INDUSTRIES, INC., a Tennessee corporation ("Jupiter"), on the one hand, and JOHN C HEAD III ("Head") and MADIE IVY ("Ivy"), on the other hand (Head and Ivy being hereinafter sometimes collectively referred to as "Head/Ivy" and each of Jupiter and Head/Ivy being hereinafter sometimes referred to as a "Party").
       Jupiter and Head/Ivy own, directly or indirectly, shares of Common Stock of Integon Corporation, a Delaware corporation (the "Company"), and wish to enter into this Agreement with respect to the election of directors of the Company.
       Accordingly, the Parties agree as follows:
       8.Each Party shall be entitled to nominate three directors (the "Nominated Directors") to a slate of directors to be submitted to the stockholders of the Company for election to the Board of Directors of the Company. Each Party shall vote the shares of the Company owned by it, and shall use its best efforts to cause the shares of the Company owned by its affiliates to be voted, in favor of the election of the Nominated Directors and shall be entitled to remove any of the directors nominated by such Party at its sole discretion and to fill the vacancy caused by the removal of such director or directors caused by the death, disability, incompetence, or resignation of any of the directors nominated by it. Each Party shall vote, and shall use its best efforts to cause each of its affiliates to

CUSIP NO. 45810F 10 1                   13D                  Page 35 of 36 Pages


vote, in all capacities in favor of the election of the Nominated Directors and any other candidate nominated pursuant to the foregoing as directors of the Company and to otherwise effectuate the provisions of this Agreement.
       9.This Agreement shall be terminable at will by either Party upon written notice to the other Party.
       10. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed therein, without giving effect to the principles thereof relating to conflict of laws.
       11. This Agreement contains the entire agreement among the parties with respect to the subject matter hereof.
       12. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one and the same agreement.

CUSIP NO. 45810F 10 1                   13D                  Page 36 of 36 Pages



       IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the day and year first above written.



                                        /s/ John C Head III
                                        -----------------------------
                                        John C Head III



                                        /s/ Madie Ivy
                                        -----------------------------
                                        Madie Ivy




                                        JUPITER INDUSTRIES, INC.



                                        By /s/ Edward W. Ross
                                          ---------------------------
                                            Chairman of the Board

                                  UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549
                             -----------------------

                                   SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                                (AMENDMENT NO. 5)
                             -----------------------

                               INTEGON CORPORATION
                                 (Name of Issuer)

                      COMMON STOCK, PAR VALUE $.01 PER SHARE
                          (Title of Class of Securities)

                                   45810F 10 1
                                  (CUSIP Number)
                             -----------------------

                               ALBERT P. HAND, ESQ.
                     PAUL, WEISS, RIFKIND, WHARTON & GARRISON
                           1285 AVENUE OF THE AMERICAS
                            NEW YORK, N.Y. 10019-6064
                             TEL. NO.: (212) 373-3032
                      (Name, Address and Telephone Number of
                       Person Authorized to Receive Notices
                               and Communications)
                             -----------------------

                                 OCTOBER 13, 1994
                       (Date of Event which Requires Filing
                                of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this statement because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [X]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                Page 1 of 57 Pages

                            Exhibit Index is on Page 33

                                 SCHEDULE 13D

CUSIP NO.  45810F 10 1                           PAGE    2   OF     57 PAGES
         ----------------------
-------------------------------                  -------------------------------

1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Head Insurance Investors L.P.

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (A) [X]
                                                                         (B) [ ]



3     SEC USE ONLY


4     SOURCE OF FUNDS

            00 (See Item 3)

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                         [ ]


6     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

                   7     SOLE VOTING POWER

    NUMBER OF                  819,588
      SHARES
BENEFICIALLY OWNED
BY EACH REPORTING
      PERSON
       WITH

      8            SHARED VOTING POWER

                         --

      9            SOLE DISPOSITIVE POWER

                           819,588

      10           SHARED DISPOSITIVE POWER

                         --

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            819,588

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            5.1%

14    TYPE OF REPORTING PERSON

            PN
----- ------------

                                   SCHEDULE 13D


CUSIP NO.  45810F 10 1                           PAGE    3   OF     57 PAGES
         ----------------------
-------------------------------                  -------------------------------


1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Heracles Partners L.P.

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (A) [X]
                                                                         (B) [ ]


3     SEC USE ONLY


4     SOURCE OF FUNDS

            Not Applicable

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                         [ ]


6     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

                   7     SOLE VOTING POWER

    NUMBER OF                    842,088
      SHARES
BENEFICIALLY OWNED
BY EACH REPORTING
      PERSON
       WITH

      8            SHARED VOTING POWER

                         --

      9            SOLE DISPOSITIVE POWER

                          842,088

      10           SHARED DISPOSITIVE POWER

                         --

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            842,088

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            5.3%

14    TYPE OF REPORTING PERSON

            PN
----- ------------

                                   SCHEDULE 13D

CUSIP NO.  45810F 10 1                           PAGE    4   OF     57 PAGES
         ----------------------
-------------------------------                  -------------------------------

1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            John C Head III

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (A) [X]
                                                                         (B) [ ]


3     SEC USE ONLY


4     SOURCE OF FUNDS

            00 (See Item 3)

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                         [ ]


6     CITIZENSHIP OR PLACE OF ORGANIZATION

            United States

                   7     SOLE VOTING POWER

    NUMBER OF                  8,005
      SHARES
BENEFICIALLY OWNED
BY EACH REPORTING
      PERSON
       WITH

      8            SHARED VOTING POWER

                         871,101

      9            SOLE DISPOSITIVE POWER

                           8,005

      10           SHARED DISPOSITIVE POWER

                         871,101

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            886,739

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            5.5%

14    TYPE OF REPORTING PERSON

            IN
----- ------------

                                   SCHEDULE 13D


CUSIP NO.  45810F 10 1                           PAGE    5   OF     57 PAGES
         ----------------------
-------------------------------                  -------------------------------


1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Madie Ivy

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (A) [X]
                                                                         (B) [ ]


3     SEC USE ONLY


4     SOURCE OF FUNDS

            00 (See Item 3)

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                         [ ]


6     CITIZENSHIP OR PLACE OF ORGANIZATION

            United States

                   7     SOLE VOTING POWER

    NUMBER OF                    7,633
      SHARES
BENEFICIALLY OWNED
BY EACH REPORTING
      PERSON
       WITH

      8            SHARED VOTING POWER

                         871,101

      9            SOLE DISPOSITIVE POWER

                           7,633

      10           SHARED DISPOSITIVE POWER

                         871,101

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            886,739

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            5.5%

14    TYPE OF REPORTING PERSON

            IN
----- ------------

                                   SCHEDULE 13D


CUSIP NO.  45810F 10 1                           PAGE    6   OF     57 PAGES
         ----------------------
-------------------------------                  -------------------------------


1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Jupiter Industries, Inc.

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (A) [X]
                                                                         (B) [ ]


3     SEC USE ONLY


4     SOURCE OF FUNDS

            Not Applicable

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                         [ ]



6     CITIZENSHIP OR PLACE OF ORGANIZATION

            Tennessee

                   7     SOLE VOTING POWER

    NUMBER OF                  2,693,750
      SHARES
BENEFICIALLY OWNED
BY EACH REPORTING
      PERSON
       WITH

      8            SHARED VOTING POWER

                         --

      9            SOLE DISPOSITIVE POWER

                         2,693,750

      10           SHARED DISPOSITIVE POWER

                         --

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,693,750

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            17.2%

14    TYPE OF REPORTING PERSON

            CO
----- ------------

                                   SCHEDULE 13D


CUSIP NO.  45810F 10 1                           PAGE   7   OF      57 PAGES
         ----------------------
-------------------------------                  -------------------------------


1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Jupiter Integon Limited Partnership

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (A) [X]
                                                                         (B) [ ]


3     SEC USE ONLY


4     SOURCE OF FUNDS

            Not Applicable

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                         [ ]


6     CITIZENSHIP OR PLACE OF ORGANIZATION

            Illinois

                   7     SOLE VOTING POWER

    NUMBER OF                  2,680,281
      SHARES
BENEFICIALLY OWNED
BY EACH REPORTING
      PERSON
       WITH

      8            SHARED VOTING POWER

                         --

      9            SOLE DISPOSITIVE POWER

                         2,680,281

      10           SHARED DISPOSITIVE POWER

                         --

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,680,281

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            17.1%

14    TYPE OF REPORTING PERSON

            PN
----- ------------
                                   SCHEDULE 13D


CUSIP NO.  45810F 10 1                           PAGE    8   OF     57 PAGES
         ----------------------
-------------------------------                  -------------------------------


1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Edward W. Ross

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (A) [X]
                                                                         (B) [ ]


3     SEC USE ONLY


4     SOURCE OF FUNDS

            Not Applicable

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                         [ ]


6     CITIZENSHIP OR PLACE OF ORGANIZATION

            United States

                   7     SOLE VOTING POWER

    NUMBER OF                  410,595
      SHARES
BENEFICIALLY OWNED
BY EACH REPORTING
      PERSON
       WITH

      8            SHARED VOTING POWER

                         2,693,750

      9            SOLE DISPOSITIVE POWER

                         410,595

      10           SHARED DISPOSITIVE POWER

                         2,693,750

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,700,283 (see item 5)

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            17.2%

14    TYPE OF REPORTING PERSON

            IN
----- ------------

                                   SCHEDULE 13D


CUSIP NO.  45810F 10 1                           PAGE    9   OF     57 PAGES
         ----------------------
-------------------------------                  -------------------------------


1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Howard R. Koven

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (A) [X]
                                                                         (B) [ ]


3     SEC USE ONLY


4     SOURCE OF FUNDS

            Not Applicable

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                         [ ]


6     CITIZENSHIP OR PLACE OF ORGANIZATION

            United States

                   7     SOLE VOTING POWER

    NUMBER OF                  --
      SHARES
BENEFICIALLY OWNED
BY EACH REPORTING
      PERSON
       WITH

      8            SHARED VOTING POWER

                         2,693,750

      9            SOLE DISPOSITIVE POWER

                         --

      10           SHARED DISPOSITIVE POWER

                         2,693,750

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,693,750 (see item 5)

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            17.2%

14    TYPE OF REPORTING PERSON

            IN
----- ------------

                                   SCHEDULE 13D


CUSIP NO.  45810F 10 1                           PAGE    10   OF    57 PAGES
         ----------------------
-------------------------------                  -------------------------------


1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Philip Rootberg

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (A) [X]
                                                                         (B) [ ]


3     SEC USE ONLY


4     SOURCE OF FUNDS

            Not Applicable

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                         [ ]


6     CITIZENSHIP OR PLACE OF ORGANIZATION

            United States

                   7     SOLE VOTING POWER

    NUMBER OF                  --
      SHARES
BENEFICIALLY OWNED
BY EACH REPORTING
      PERSON
       WITH

      8            SHARED VOTING POWER

                         2,693,750

      9            SOLE DISPOSITIVE POWER

                         --

      10           SHARED DISPOSITIVE POWER

                         2,693,750

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,693,750 (see item 5)

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            17.2%

14    TYPE OF REPORTING PERSON

            IN
----- ------------

CUSIP NO. 45810F 10 1         13D        Page 11 of 57 Pages




                         Amendment No. 5 to Schedule 13D
                         -------------------------------

           The statement on Schedule 13D filed on April 9, 1992, as amended by Amendment No. 1 filed on December 2, 1992, Amendment No. 2 filed on December 24, 1992, Amendment No. 3 filed on January 8, 1993 and Amendment No. 4 filed on January 10, 1994 (the "Statement"), relating to the Common Stock, par value $.01 per share (the "Common Stock"), issued by Integon Corporation (the "Issuer"), is hereby amended by this Amendment No. 5 as indicated below. Unless otherwise indicated, all capitalized terms shall have the same meaning as provided in the Statement. The Statement, as amended by this Amendment No. 5, shall be hereinafter referred to as the "Amended Statement." This Amendment No. 5 reports, among other things, (i) the acquisition by each of John C Head III, Madie Ivy, Heracles Partners L.P. and Head Insurance Investors L.P. of beneficial ownership of securities convertible into Common Stock and (ii) Philip Rootberg's joining the group of reporting persons as a consequence of his being named Co-Trustee of J.W. Family Trust Nos. 1-20.

ITEM 2.    IDENTITY AND BACKGROUND.

           Item 2 is hereby amended and restated in its entirety as follows:
           -----------------------------------------------------------------
           (a) Pursuant to Rule 13d-1(f)(1) of the Rules and Regulations of the Securities Exchange Act of 1934, as amended (the "Act"), the undersigned hereby file this Schedule 13D Statement on behalf of Head Insurance Investors L.P., a Delaware limited partnership ("Head Investors"), Heracles Partners L.P., a Delaware limited partnership ("Heracles"), John C Head III, Madie Ivy, Jupiter Industries, Inc., a Tennessee corporation ("Jupiter"), Jupiter Integon Limited Partnership, an Illinois limited partnership ("Jupiter Partnership"), Edward W. Ross, Howard R. Koven and Philip Rootberg (collectively, the "Reporting Persons").

CUSIP NO. 45810F 10 1         13D        Page 12 of 57 Pages



           The Reporting Persons may be deemed to constitute a "group" for the purpose of this statement. A copy of the Joint Filing Agreement among the Reporting Persons is filed herewith as Exhibit XII.

           (b)-(c)

           Head Investors and Heracles
           ---------------------------
           Head Investors and Heracles are Delaware limited partnerships. The principal business of Head Investors is to make specific and designated investments in companies in the insurance industry and in businesses related thereto. The principal business of Heracles is acting as the general partner of Head Investors and affiliates. The principal business address and principal office of Head Investors and Heracles is 545 Madison Avenue, 6th Floor, New York, New York 10022. Heracles is the sole general partner of Head Investors. The general partners of Heracles are John C Head III and Madie Ivy.

           John C Head III and Madie Ivy
           -----------------------------
           The principal occupation of Mr. Head and Ms. Ivy is serving as general partners of John Head & Partners L.P., an investment banking firm specializing in providing advice to insurance companies and related concerns, and of Head Asset Management L.P., an investment advisor specializing in managing the investment portfolios of insurance companies and related concerns. Mr. Head and Ms. Ivy are also the general partners of Heracles, which is the general partner of Head Investors. The business address of Mr. Head and Ms. Ivy is 545 Madison Avenue, 6th Floor, New York, New York 10022. Mr. Head and Ms. Ivy are married.

           Jupiter, Edward W. Ross, Howard R. Koven, and Philip Rootberg
           -------------------------------------------------------------
           Jupiter is a privately held Tennessee corporation and has its principal interests in real estate, insurance, transportation, mechanical construction, gas gathering and retail and the manufacture and distribution of boats. Edward W. Ross is Chairman of the Board and Chief Executive Officer of Jupiter. The principal business address and principal office of Jupiter, as

CUSIP NO. 45810F 10 1         13D        Page 13 of 57 Pages



well as the business address for Mr. Ross, is 919 North Michigan Avenue, Suite 1500, Chicago, Illinois 60611-1689.
           Howard R. Koven, as trustee of Tanya Trust No. 1, Wexler Family Voting Trust (1991), Wexler Family Voting Trust No. 4, and co-trustee of J.W. Family Trust Nos. 1-20, all of which own voting stock of Jupiter, is a controlling person of Jupiter. Mr. Koven is an attorney with the law firm of Jenner & Block. The principal address of Jenner & Block, as well as the business address for Mr. Koven, is One IBM Plaza, Chicago, Illinois 60611.
           Philip Rootberg, as co-trustee of J.W. Family Trust Nos. 1-20, which owns voting stock of Jupiter, is a controlling person of Jupiter. Mr. Rootberg is an accountant with the firm Philip Rootberg & Company and Senior Executive Vice President of Jupiter. The principal address of Philip Rootberg & Company, as well as the business address for Mr. Rootberg, is 250 South Wacker Drive, Suite 800, Chicago, Illinois 60606.
           Additional information relating to the directors and executive officers of Jupiter as of October 31, 1994 is set forth on Schedule D hereto, which is incorporated herein by reference.

      Jupiter Partnership
      -------------------
           Jupiter Partnership is an Illinois limited partnership. The principal business of Jupiter Partnership is making investments in the Issuer and its privately held affiliates. The principal business address and principal office of Jupiter Partnership is 919 North Michigan Avenue, Suite 1500, Chicago, Illinois 60611-1689. Jupiter is the sole general partner of Jupiter Partnership.
           (d) None of the entities or persons identified in this Item 2 has, in the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

CUSIP NO. 45810F 10 1         13D        Page 14 of 57 Pages



           (e) None of the entities or persons identified in this Item 2, has, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
           (f) All of the natural persons identified in this Item 2 are citizens of the United States.

ITEM 3.    SOURCE AND AMOUNT OF FUNDS

           Item 3 is hereby amended by adding the following to the end thereof:
           --------------------------------------------------------------------
           John C Head III, Madie Ivy and Head Investors acquired shares of Convertible Preferred Stock (as defined in Item 4 below) for an aggregate purchase price of $5,999,984. Mr. Head and Ms. Ivy immediately sold all of the shares they purchased to Head Investors at their acquisition price. Head Investors purchased all of the shares of Convertible Preferred Stock reported herein with partnership funds.

ITEM 4.    PURPOSE OF TRANSACTION

           Item 4 is hereby amended by adding the following to the end thereof:
           --------------------------------------------------------------------
           Mr. Head and Ms. Ivy each purchased 12,435 shares, and Head Investors purchased 99,482 shares, of $3.875 Convertible Preferred Stock (the "Convertible Preferred Stock") in the Issuer's public offering of the Convertible Preferred Stock (the "Offering"), the proceeds of which the Issuer used to finance a portion of the purchase price of its acquisition of Bankers and Shippers Insurance Company from The Travelers Indemnity Company. The purchase price of the Convertible Preferred Stock was $48.25 per share. The Convertible Preferred Stock has a liquidation preference of $50 and a conversion price of $19.05. Pursuant to a Sale Agreement (as defined in Item 6 below), dated October 13, 1994, Head Investors

CUSIP NO. 45810F 10 1         13D        Page 15 of 57 Pages



purchased (on a when-issued basis) the 24,870 shares of the Convertible Preferred Stock originally purchased by Ms. Ivy and Mr. Head, at a per share price of $48.25.
           Each of Head Investors, Ms. Ivy and Mr. Head purchased the Convertible Preferred Stock for investment purposes. The Reporting Persons may, and reserve the right to, buy additional shares of Common Stock or Convertible Preferred Stock or to sell some or all of such securities in the open market or in one or more privately negotiated transactions under appropriate circumstances.

ITEM 5.    INTEREST IN SECURITIES OF THE ISSUER.

           Item 5(a) is hereby amended and restated to read, in its entirety, as
           ---------------------------------------------------------------------
follows:
--------
           (a) The aggregate percentage of shares of Common Stock reported owned by each person herein is based upon the Issuer's notification to the Reporting Persons that 15,695,407 shares of Common Stock were outstanding at the close of business on October 28, 1994.
           As of the close of business on October 28, 1994:
                  (i) The Reporting Persons own in the aggregate 3,586,022 shares, which represent approximately 22.3% of the shares of Common Stock, including 327,695 shares of Common Stock which certain Reporting Persons have a right to acquire through the conversion of Convertible Preferred Stock into Common Stock.
                 (ii) Head Investors directly owns 493,205 shares of Common Stock. In addition, Head Investors directly owns 124,352 shares of Convertible Preferred Stock, which if converted into Common Stock will give Head Investors an additional 326,383 shares of Common Stock. Therefore, Head Investors owns beneficially 819,588 shares of Common Stock representing 5.1% of the shares of Common Stock.
                (iii) Heracles is the direct beneficial owner of 22,500 shares of Common Stock. In addition, because of its position as the general partner of Head Investors,

CUSIP NO. 45810F 10 1         13D        Page 16 of 57 Pages



Heracles may be deemed, pursuant to rule 13d-3, to own beneficially 819,588 shares of Common Stock, for an aggregate of 842,088 shares of Common Stock, representing approximately 5.3% of the shares of Common Stock. Except to the extent of its interests in Head Investors, Heracles disclaims beneficial ownership of the shares held by Head Investors.
                 (iv) Madie Ivy is the direct beneficial owner of 7,633 shares of Common Stock. Because Ms. Ivy is a general partner of Heracles, and Heracles is the general partner of Head Investors, Ms. Ivy may be deemed, pursuant to Rule 13d-3, to own beneficially 842,088 shares of Common Stock. Ms. Ivy may also be deemed to own beneficially 220 shares of Common Stock and 200 shares of Convertible Preferred Stock (which are convertible into 525 additional shares of Common Stock) for which she is custodian for her children (the "Custodial Shares"), 220 shares of Common Stock and 200 shares of Convertible Preferred Stock (which are convertible into 525 additional shares of Common Stock) owned by trusts for the benefit of her children, for which she is Trustee (the "Trust Shares"), 14,054 shares of Common Stock through a corporation in which she has an interest, and 13,469 shares of Common Stock through a profit sharing plan in which she has an interest. Further, as she is married to Mr. Head, Ms. Ivy may be deemed to own beneficially 7,743 shares of Common Stock and 100 shares of Convertible Preferred Stock (which are convertible into 262 additional shares of Common Stock) that are directly owned by Mr. Head. When all of such shares of Common Stock are aggregated, Ms. Ivy may be deemed, pursuant to Rule 13d-3, to own beneficially 886,739 shares, which represent approximately 5.5% of the shares of Common Stock. Except to the extent of her interests in Heracles, Ms. Ivy disclaims beneficial ownership of the shares held by Heracles and Head Investors.
                  (v) John C Head III is the direct beneficial owner of 7,743 shares of Common Stock. Mr. Head may also be deemed the direct beneficial owner of 100 shares of Convertible Preferred Stock which, if converted, would give him 262 additional shares of

CUSIP NO. 45810F 10 1         13D        Page 17 of 57 Pages



Common Stock. In addition, because Mr. Head is a general partner of Heracles and Heracles is a general partner of Head Investors, Mr. Head may be deemed, pursuant to Rule 13d-3, to own beneficially 842,088 shares of Common Stock. In addition, Mr. Head may be deemed to own beneficially 14,054 shares of Common Stock through a corporation in which he has an interest, and 13,469 shares of Common Stock held by a profit sharing plan in which he has an interest. Further, as he is married to Madie Ivy, for the reasons described above with respect to Ms. Ivy's beneficial ownership, Mr. Head may be deemed to own beneficially the shares of Common Stock directly owned by Ms. Ivy, the Custodial Shares and the Trust Shares. When all of such shares are aggregated, Mr. Head may be deemed, pursuant to Rule 13d-3, to own beneficially 886,739 shares, which represent approximately 5.5% of the shares of Common Stock. Except to the extent of his interests in Heracles, Mr. Head disclaims beneficial ownership of the shares held by Heracles and Head Investors.
                 (vi) Jupiter Partnership is the direct beneficial owner of 2,680,281 shares of Common Stock, which represent 17.1% of the shares of Common Stock.
                (vii) Jupiter is the direct beneficial owner of 13,469 shares of Common Stock. Because of Jupiter's position as a general partner of Jupiter Partnership, Jupiter may be deemed, pursuant to Rule 13d-3, to own beneficially 2,680,281 shares of Common Stock. When all of such shares are aggregated, Jupiter may be deemed, pursuant to Rule 13d-3, beneficially to own 2,693,750 shares of Common Stock, which represent approximately 17.2% of the shares of Common Stock.
                (viii) Edward W. Ross is the direct beneficial owner of 6,533 shares of Common Stock. As a controlling person of Jupiter, Mr. Ross may be deemed, pursuant to Rule 13d-3, to own beneficially 2,693,750 shares of Common Stock. When such shares are aggregated, Mr. Ross may be deemed, pursuant to Rule 13d-3, to own beneficially 2,700,283 shares of Common Stock, which represent approximately 17.2% of the shares of Common Stock.

CUSIP NO. 45810F 10 1         13D        Page 18 of 57 Pages



Under an agreement with Jupiter Partnership, Mr. Ross has an option to purchase from Jupiter Partnership, from time to time, in whole or in part, 404,062 shares of Common Stock (the "Option Shares"), which option is exercisable during the period commencing on August 5, 1992 and expiring August 5, 1995. Except for the Option Shares and except to the extent of his interests in Jupiter and Jupiter Partnership, Mr. Ross disclaims beneficial ownership of such shares.
                 (ix) As a controlling person of Jupiter, Howard R. Koven may be deemed, pursuant to Rule 13d-3, to own beneficially 2,693,750 shares of Common Stock, which represent approximately 17.2% of the shares of Common Stock. Mr. Koven disclaims beneficial ownership of such shares.
                  (x) As a controlling person of Jupiter, Philip Rootberg may be deemed, pursuant to Rule 13d-3, to own beneficially 2,693,750 shares of Common Stock, which represent approximately 17.2% of the shares of Common Stock. Except to the extent of his interests in Jupiter and Jupiter Partnership, Mr. Rootberg disclaims beneficial ownership of such shares.
                 (xi) Charles H. Jamison, President, Chief Operating Officer and a director of Jupiter, is the direct beneficial owner of 6,533 shares of Common Stock, which represent less than 0.1% of the shares of Common Stock.

           Item 5(b) is hereby amended and restated to read, in its entirety, as
           ---------------------------------------------------------------------
follows:
--------
           (b) Mr. Head and Ms. Ivy exercise shared power to vote or to direct the vote, and shared power to dispose or direct the disposition, of the 870,051 shares of Common Stock beneficially owned by them that are not owned directly by Ms. Ivy or Mr. Head. Messrs. Koven, Rootberg and Ross exercise shared power to vote or to direct the vote, and shared power to dispose or direct the disposition, of the 2,693,750 shares of Common Stock that

CUSIP NO. 45810F 10 1         13D        Page 19 of 57 Pages



they may be deemed to own beneficially through their respective controlling interests in Jupiter and through their positions as members of Jupiter's Board of Directors.
           Except as set forth above, each of the Reporting Persons has sole power to vote or direct the vote and sole power to dispose or direct the disposition of the shares of Common Stock of which it has beneficial ownership.

           Item 5(c) is hereby amended and restated to read, in its entirety, as
           ---------------------------------------------------------------------
           follows:
           --------
           (c) Head Investors acquired through the Offering 99,482 shares, and Mr. Head and Ms. Ivy each acquired 12,435 shares, of Convertible Preferred Stock. Pursuant to the Sale Agreement dated October 13, 1994, Head Investors purchased the 24,870 shares of Convertible Preferred Stock from Mr. Head and Ms. Ivy as described in Item 4 above.

           Item 5(e) is hereby amended by adding the following to the end
           --------------------------------------------------------------
           thereof:
           --------
           In connection with the December 1993 distribution of Common Stock described in Amendment No. 4 to the Statement, Head Investors and Heracles ceased to be beneficial owners of more than five percent of the Common Stock. They became beneficial owners of more than five percent of the Common Stock upon the purchase by Head Investors of shares of Convertible Preferred Stock on October 13, 1994.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

           Item 6 is hereby amended by adding the following to the end thereof:
           --------------------------------------------------------------------
           Pursuant to a sale agreement dated October 13, 1994 (the "Sale Agreement") by and between Head Investors and Mr. Head and Ms. Ivy, which is filed herewith as Exhibit XIV and is incorporated herein by reference, Mr. Head and Ms. Ivy sold to Head Investors all 24,870 shares of Convertible Preferred Stock held by them. The Sale Agreement contemplated that the transaction occur following notice from Smith Barney Inc., the managing underwriter of the Issuer's Offering, that the Offering had been completed. The transaction was consummated on

CUSIP NO. 45810F 10 1         13D        Page 20 of 57 Pages



October 13, 1994 at a price per share of $48.25. Pursuant to the Sale Agreement Head Investors agreed not to sell, transfer or otherwise dispose of the Convertible Preferred Stock except as permitted under federal securities laws and applicable state securities laws pursuant to registration or exemption therefrom.
           Pursuant to a registration rights agreement, dated as of October 17, 1994, between the Issuer and Head Investors (the "Registration Rights Agreement"), which is filed herewith as Exhibit XV and incorporated herein by reference, the Issuer has agreed to file a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), covering the 24,870 shares of Convertible Preferred Stock (the "Subject Shares") sold to Head Investors by John C Head III and Madie Ivy, and to cause such Registration Statement to become effective. The effectiveness of the Registration Statement shall be maintained through the earlier to occur of (i) the date upon which all of the Subject Shares may be sold free of any restrictions under Rule 144 under the Securities Act and (ii) the fifth anniversary of the date upon which Head Investors purchased the Subject Shares.
           Smith Barney Inc. and Donaldson, Lufkin & Jenrette Securities Corporation, as representatives of the several underwriters of the Offering, have entered into agreements, each dated as of October 18, 1994 (the "Lock-up Agreements"), which together are filed herewith as Exhibit XVI and incorporated herein by reference, with certain of the Reporting Persons with respect to the shares of Common Stock and Convertible Preferred Stock (including any securities convertible into or exercisable or exchangeable for such shares) held by such Reporting Persons. Pursuant to the Lock-up Agreements, each such Reporting Person has agreed not to transfer or dispose of such shares for 90 days in the case of Heracles, Jupiter, Jupiter Partnership and Mr. Ross, and 150 days in the case of Head Investors, Mr. Head and Ms. Ivy.

CUSIP NO. 45810F 10 1         13D        Page 21 of 57 Pages



ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

           Item 7 is hereby amended by adding the following to the end thereof:
           --------------------------------------------------------------------

Exhibit
-------
 XI Agreement, dated as of December 31, 1993, among Jupiter, John C Head III and Madie Ivy.

 XII Joint Filing Agreement, dated as of November 14, 1994, among the Reporting Persons.

 XIII Power of Attorney appointing John C Head III as attorney-in-fact for all
      Reporting Persons.

 XIV Sale Agreement, dated October 13, 1994, between Head Investors and John C Head III and Madie Ivy.

 XV Registration Rights Agreement, dated as of October 17, 1994, between Head Investors and the Issuer.

 XVI Lock-up Agreements, each dated as of October 18, 1994, between the representatives of the underwriters and each of Head Investors, Heracles, Jupiter, Jupiter Partnership, Ms. Ivy and Messrs. Ross and Head.

CUSIP NO. 45810F 10 1         13D        Page 22 of 57 Pages



                                                                      SCHEDULE D

                       Directors and Executive Officers of
                            Jupiter Industries, Inc.
                                   ("Jupiter")


DIRECTORS:

1.    Leonard W. Golan
      21st Floor
      Three First National Plaza
      Chicago, Illinois  60602

      Present Principal Occupation or Employment: Attorney at the law firm of Leonard W. Golan, Ltd.

2.    Charles H. Jamison
      919 North Michigan Avenue
      Suite 1500
      Chicago, Illinois  60611-1689

      Present Principal Occupation or Employment: President and Chief Operating Officer of Jupiter

3.    Howard R. Koven
      One IBM Plaza
      Chicago, Illinois 60611

      Present Principal Occupation or Employment: Attorney at the law firm of Jenner & Block

4.    Philip Rootberg
      250 South Wacker Drive
      Suite 800
      Chicago, Illinois 60606

      Present Principal Occupation oCertified Public Accountant at the firm of Philip Rootberg & Company -- Certified Public Accountants, and Senior Executive Vice President of Jupiter

5.    Edward W. Ross
      919 North Michigan Avenue
      Suite 1500
      Chicago, Illinois  60611-1689

      Present Principal Occupation oChairman of the Board and Chief Executive Officer of Jupiter

CUSIP NO. 45810F 10 1         13D        Page 23 of 57 Pages



ADDITIONAL EXECUTIVE OFFICERS:

1.    Robert W. Berliner, Jr.
      919 North Michigan Avenue
      Suite 1500
      Chicago, Illinois  60611-1689

      Present Principal Occupation or Employment: Secretary and General Counsel of Jupiter and Jupiter Realty Corporation

2.    George E. Murphy
      919 North Michigan Avenue
      Suite 1500
      Chicago, Illinois  60611-1689

      Present Principal Occupation or Employment: Executive Vice President of Finance of Jupiter

CUSIP NO. 45810F 10 1         13D        Page 24 of 57 Pages




                           Signature


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  November 14, 1994





                               HEAD INSURANCE INVESTORS L.P.

                               By:  Heracles Partners L.P.
                                      General Partner


                                    By:/s/ John C. Head III
                                       ------------------------------
                                        Name:
                                        Title:  General Partner

CUSIP NO. 45810F 10 1         13D        Page 25 of 57 Pages




                           Signature


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  November 14, 1994





                               HERACLES PARTNERS L.P.


                               By:/s/ John C. Head III
                                  ------------------------------
                                   Name:
                                   Title:  General Partner

CUSIP NO. 45810F 10 1         13D        Page 26 of 57 Pages




                           Signature


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  November 14, 1994




                                    /s/ John C. Head III
                                  ------------------------------
                                               John C Head III

CUSIP NO. 45810F 10 1         13D        Page 27 of 57 Pages




                           Signature


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  November 14, 1994




                                    /s/ Madie Ivy
                                  ------------------------------
                                               Madie Ivy

CUSIP NO. 45810F 10 1         13D        Page 28 of 57 Pages



                           Signature


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  November 14, 1994

                                    JUPITER INDUSTRIES, INC.




                                    By: /s/ C. H. Jamison
                                  ------------------------------
                                        Name:  C. H. Jamison
                                        Title:  President

CUSIP NO. 45810F 10 1         13D        Page 29 of 57 Pages



                           Signature



           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  November 14, 1994


                                          JUPITER INTEGON LIMITED
                                          PARTNERSHIP

                                          By:  Jupiter Industries, Inc.
                                               General Partner


                                          By: /s/ C. H. Jamison
                                             ------------------------------
                                               Name:  C. H. Jamison
                                               Title:  President

CUSIP NO. 45810F 10 1         13D        Page 30 of 57 Pages



                           Signature


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  November 14, 1994





                                     /s/ Edward W. Ross
                                     --------------------------------
                                               Edward W. Ross

CUSIP NO. 45810F 10 1         13D        Page 31 of 57 Pages




                           Signature


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  November 14, 1994




                           /s/ Howard R. Koven
                          ---------------------------------------
                          Howard R. Koven, as Trustee of
                          Tanya Trust No. 1, Wexler Family
                          Voting Trust (1991), Wexler
                          Family Voting Trust No. 4 and as Co-
                          Trustee of J.W. Family Trust Nos. 1-20

CUSIP NO. 45810F 10 1         13D        Page 32 of 57 Pages




                           Signature


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  November 14, 1994



                                     /s/ Philip Rootberg
                                    -----------------------------------------
                                    Philip Rootberg, individually and as Co-
                                    Trustee of J.W. Family Trust Nos. 1-20

CUSIP NO. 45810F 10 1         13D        Page 33 of 57 Pages



                                Index to Exhibits
                                -----------------






                                                            Page No. in
                                                            Sequential
Exhibit                                                     Numbering System
-------                                                     ----------------

XI    Agreement, dated as of December 31, 1993,                   34
      among Jupiter, John C Head III and Madie Ivy

XII   Joint Filing Agreement dated as of November                 36
      14, 1994, among the Reporting Persons.

XIII  Power of Attorney appointing John C Head III                39
      attorney-in-fact for all Reporting Persons.

XIV   Sale Agreement dated October 13, 1994,                      41
      between Head Investors and John C Head III and Madie Ivy

XV    Registration Rights Agreement, dated as of                  42
      October 17, 1994, between Head Investors and the Issuer.

XVI   Lock-up Agreements, each dated as of October                44
      18, 1994, between the representatives of the underwriters and each Reporting Person who has purchased Lock-up Shares.

CUSIP NO. 45810F 10 1         13D        Page 34 of 57 Pages





                          EXHIBIT XI


      AGREEMENT dated as of December 31, 1993, between JUPITER INDUSTRIES, INC., a Tennessee corporation ("Jupiter"), on the one hand, and JOHN C HEAD III ("Head") and MADIE IVY ("Ivy"), on the other hand (Head and Ivy being hereinafter sometimes collectively referred to as "Head/Ivy" and each of Jupiter and Head/Ivy being hereinafter sometimes referred to as a "Party").
      Jupiter and Head/Ivy own, directly and indirectly, shares of Common Stock of Integon Corporation, a Delaware corporation (the "Company"), and wish to enter into this Agreement with respect to the election of directors of the Company.
      Accordingly, the Parties agree as follows:
      1. Each Party shall be entitled to nominate three directors (the "Nominated Directors") to a slate of directors to be submitted to the stockholders of the Company for election to the Board of Directors of the Company. Each Party shall vote the shares of the Company owned by it, and shall use its best efforts to cause the shares of the Company owned by its affiliates to be voted, in favor of the election of the Nominated Directors and shall be entitled to remove any of the directors nominated by such Party at its sole discretion and to fill the vacancy caused by the removal of such director or directors caused by the death, disability, incompetence, or resignation of any of the directors nominated by it. Each Party shall vote, and shall use its best efforts to cause each of its affiliates to vote, in all capacities in favor of the election of the Nominated Directors and any other candidate nominated pursuant to the foregoing as directors of the Company and to otherwise effectuate the provisions of this Agreement.
      2. This Agreement shall be terminable at will by either Party upon written notice to the other Party.

CUSIP NO. 45810F 10 1         13D        Page 35 of 57 Pages



      3. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed therein, without giving effect to the principles thereof relating to conflict of laws.
      4. This Agreement contains the entire agreement among the parties with respect to the subject matter hereof.
      5. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one and the same agreement.
      IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the day and year first above written.

                                    /s/ John C Head III
                                    ---------------------------------
                                    John C Head III


                                    /s/ Madie Ivy
                                    ---------------------------------
                                    Madie Ivy


                                    JUPITER INDUSTRIES, INC.


                                    By: /s/ Edward W. Ross
                                    ---------------------------------
                                             Chairman of the Board

CUSIP NO. 45810F 10 1         13D        Page 36 of 57 Pages




                          SCHEDULE 13D, Amendment No. 5



                                   EXHIBIT XII

                             Joint Filing Agreement
                             ----------------------


           In accordance with Rule 13-d(f) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of an amendment or amendments to a statement on Schedule 13D filed on April 9, 1992, as amended by Amendment No. 1 filed on December 2, 1992, Amendment No. 2 filed on December 24, 1992, Amendment No. 3 filed on January 8, 1993, Amendment No. 4 filed on January 10, 1994, and as may be further amended, with respect to the common stock of Integon Corporation, a Delaware corporation. This Agreement shall be included as an Exhibit to such joint filing. This Agreement may be executed in counterparts, each of which taken together shall constitute one and the same instrument.

CUSIP NO. 45810F 10 1         13D        Page 37 of 57 Pages



           In evidence thereof, each of the undersigned, being duly authorized, hereby executed this Agreement this 14th day of November 1994.

                         HEAD INSURANCE INVESTORS L.P.

                         By:  Heracles Partners L.P.
                              General Partner


                              By: /s/ John C. Head III
                                 -------------------------------
                                 Name:
                                 Title:  General Partner


                         HERACLES PARTNERS L.P.


                         By: /s/ John C. Head III
                            ------------------------------------
                              Name:
                              Title:  General Partner


                          /s/ John C. Head III
                         ---------------------------------------
                         John C Head III


                          /s/ Madie Ivy
                         ---------------------------------------
                         Madie Ivy


                         JUPITER INDUSTRIES, INC.


                         By: /s/ C. H. Jamison
                         ---------------------------------------
                              Name: C. H. Jamison
                              Title: President


                         JUPITER INTEGON LIMITED
                         PARTNERSHIP

                         By:  Jupiter Industries, Inc.
                              General Partner


                              By: /s/ C. H. Jamison
                                 -------------------------------
                                 Name: C. H. Jamison
                                 Title: President

CUSIP NO. 45810F 10 1         13D        Page 38 of 57 Pages



                          /s/ Edward W. Ross
                         -----------------------------------------------
                         Edward W. Ross


                          /s/ Howard R. Koven
                         -----------------------------------------------
                         Howard R. Koven, as Trustee of Tanya Trust
                         No. 1, Wexler Family Voting Trust (1991), and Wexler Family Voting Trust No. 4 and as Co-Trustee of J.W. Family Trust Nos. 1-20


                         /s/ Philip Rootberg
                         -----------------------------------------------
                         Philip Rootberg, individually and as Co-Trustee of J.W. Family Trust Nos. 1-20

CUSIP NO. 45810F 10 1         13D        Page 39 of 57 Pages



                                  EXHIBIT XIII

                                POWER OF ATTORNEY


       Each of the undersigned hereby constitutes and appoints John C Head III, his, her or its true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him, her or it and in his, her or its name, place and stead, in any and all capacities, to sign any and all amendments to the statement on Schedule 13D with respect to the ownership of shares of Common Stock of Integon Corporation, and other documents in connection therewith, to be filed with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent all power and authority to do and perform each and every act requisite and necessary to be done, as fully to all intents and purposes as he, she or it might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Dated:  November 14, 1994


                                   HEAD INSURANCE INVESTORS L.P.

                                   By:  Heracles Partners L.P.
                                        General Partner


                                        By: /s/ John C. Head III
                                           --------------------------
                                           Name:
                                           Title:  General Partner


                                   HERACLES PARTNERS L.P.


                                   By: /s/ John C. Head III
                                      -------------------------------
                                        Name:
                                        Title:  General Partner



                                    /s/ Madie Ivy
                                   ----------------------------------
                                   Madie Ivy

CUSIP NO. 45810F 10 1         13D        Page 40 of 57 Pages


                         JUPITER INDUSTRIES, INC.



                         By: /s/ C. H. Jamison
                            -------------------------------
                             Name:  C. H. Jamison
                             Title:  President


                         JUPITER INTEGON LIMITED
                         PARTNERSHIP

                         By:  Jupiter Industries, Inc.
                                General Partner


                           By: /s/ C. H. Jamison
                              -----------------------------
                              Name:  C. H. Jamison
                              Title:  President


                          /s/ Edward W. Ross
                         ----------------------------------
                         Edward W. Ross



                          /s/ Howard R. Koven
                         ------------------------------------------------
                         Howard R. Koven, as Trustee of Tanya Trust
                         No. 1, Wexler Family Voting Trust (1991), and Wexler Family Voting Trust No. 4 and as
                         Co-Trustee of J.W. Family Trust Nos. 1-20



                         /s/ Philip Rootberg
                         -----------------------------------------------
                         Philip Rootberg, individually and as Co-Trustee of J.W. Family Trust Nos. 1-20

CUSIP NO. 45810F 10 1         13D        Page 41 of 57 Pages

                          EXHIBIT XIV

                                     October 13, 1994

Head Insurance Investors L.P.
545 Madison Avenue
6th Floor
New York, NY 10022

Dear Ladies and Gentlemen:

             Pursuant to the offering (the "Offering") by Integon Corporation (the "Company") of 1,250,000 shares of the Company's $3.875 Convertible Preferred Stock, $.01 par value, we have purchased, in the aggregate, 24,870 shares (the "Shares") thereof for an aggregate purchase price of $1,199,977.50. This letter is to confirm our intention to sell, and Head Insurance Investors L.P.'s ("HII") intention to buy, the Shares following notice from Smith Barney Inc., the managing underwriter of the Offering, to the Company that the Offering has been completed.

             We have agreed that the price to be paid for the Shares by HII shall be $48.25 per share. HII acknowledges and agrees that any stock certificate(s) representing the Shares shall bear such legends as may be required by applicable federal or state securities laws and, further, that the Shares shall not be transferred, sold or otherwise disposed of, except as permitted under the federal securities laws and applicable state securities laws pursuant to registration or exemption therefrom.

             Please confirm your agreement with the foregoing by signing and returning to the undersigned one copy of this letter, whereupon this letter agreement shall become a binding agreement among John C Head III, Madie Ivy and HII.

                                     Very truly yours,


                                     /s/ John C. Head III
                                     ---------------------------
                                     John C Head III


                                     /s/ Madie Ivy
                                     ---------------------------
                                     Madie Ivy
AGREED TO AND ACCEPTED BY
HEAD INSURANCE INVESTORS L.P.

By:     Heracles Partners L.P.,
        General Partner


        By: /s/ John C. Head III
           ------------------------
             John C. Head III,
             General Partner

CUSIP NO. 45810F 10 1         13D        Page 42 of 57 Pages



                                   EXHIBIT XV

                               INTEGON CORPORATION
                              500 West Fifth Street
                          Winston-Salem, NC 27152-3199



                                                  October 17, 1994



Head Insurance Investors L.P.
545 Madison Avenue
6th Floor
New York, NY 10022

Dear Sirs:

             In connection with the public offering of 1,250,000 shares of Convertible Preferred Stock (the "Convertible Preferred Stock") of Integon Corporation (the "Company"), we understand that (i) you are purchasing in the offering an aggregate of up to $3 million (or a greater amount up to $6 million) of Convertible Preferred Stock for your own account (the "HII Shares") and (ii) John C Head III and Madie Ivy are purchasing in the offering an aggregate of $3 million (or such lesser amount as will, when aggregated with the amount of HII Shares purchased, equal $6 million) of Convertible Preferred Stock (the "Subject Shares") which they are thereupon selling to you.

             In this connection, we acknowledge that the purchases of the HII Shares and the Subject Shares have contributed significantly to the success of the public offering and also that the Subject Shares are "restricted securities" within the meaning of Rule 144 promulgated under the Securities Act of 1933, as amended.

             In consideration of the purchasing of the HII Shares and the Subject Shares as aforesaid, the Company has agreed to register the Subject Shares under the Securities Act of 1933, as amended (the "1933 Act"), as set forth in this letter.

             Accordingly, we agree as follows:

             1. The Company will promptly file a Registration Statement under the 1933 Act covering the Subject Shares and cause such Registration Statement to become effective.

             2. The Company will maintain the effectiveness of the Registration Statement covering the Subject Shares under the 1933 Act for a period commencing on the date such

CUSIP NO. 45810F 10 1         13D        Page 43 of 57 Pages


Registration Statement becomes effective under the 1933 Act through the earlier to occur of (i) the date upon which all of the Subject Shares may be freely sold by the owner thereof pursuant to Rule 144(k) of the 1933 Act free of any restrictions under Rule 144 and (ii) the fifth anniversary of the date upon which HII purchases the Subject Shares.

             3. The Company will pay all costs and expenses incurred in connection with the actions required to be taken by it pursuant to Paragraphs 1 and 2.

             If the foregoing correctly sets forth our agreement as to the matters covered hereby, please sign and return the enclosed copy of this letter to the undersigned.

                                 Very truly yours,

                                 INTEGON CORPORATION


                                 By:/s/ James T. Lambie
                                    ---------------------------------
ACCEPTED AND AGREED TO:

HEAD INSURANCE INVESTORS L.P.

  By:  HERACLES PARTNERS L.P.,
        General Partner

        By:/s/ Madie Ivy
           -----------------------
           Madie Ivy
          General Partner

USIP NO. 45810F 10 1         13D        Page 44 of 57 Pages


                                   EXHIBIT XVI




October 18, 1994



Smith Barney Inc.
Donaldson, Lufkin & Jenrette
   Securities Corporation

c/o Smith Barney Inc.
    1345 Avenue of the Americas
    New York, N.Y. 10105

Dear Sirs:

             The undersigned understands that you and certain other firms have entered into an Underwriting Agreement (the "Underwriting Agreement") providing for the purchase by you (the "Underwriters") of $3.875 Convertible Preferred Shares (the "Convertible Preferred Shares") of Integon Corporation ("Integon") and that the Underwriters have reofferred the Convertible Preferred Shares to the public.

             In consideration of the execution of the Underwriting Agreement by the Underwriters, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the undersigned hereby irrevocably agrees that, without the prior written consent of Smith Barney Inc., the undersigned will not sell, offer to sell, solicit an offer to buy, contract to sell, grant any options or warrants to purchase, or otherwise transfer or dispose of, any Common Stock of Integon ("Common Stock") or any Convertible Preferred Shares, or any interest in the Common Stock or the Convertible Preferred Shares or based on the value of either, or any securities convertible into or exercisable or exchangeable for Common Stock or Convertible Preferred Shares, or, in each such case, any such securities substantially similar to such Common Stock or Convertible Preferred Shares, for a period of 150 days after October 18, 1994, other than (A) by operation of law or (B) transfer to or among affiliates.

USIP NO. 45810F 10 1         13D        Page 45 of 57 Pages

             In furtherance of the foregoing, the Company and First Chicago Trust Company of New York, its Transfer Agent, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this letter agreement.

             The undersigned agrees that the provisions of this agreement shall be binding also upon the successors, assigns, transferees, heirs and personal representatives of the undersigned.

                                 Very truly yours,

                                 HEAD INSURANCE INVESTORS L.P.

                                 By:  Heracles Partners L.P.
                                      General Partner

                                 By:  /s/ John C Head
                                      ------------------------
                                      John C Head III,
                                      General Partner

CUSIP NO. 45810F 10 1         13D        Page 46 of 57 Pages



October 18, 1994




Smith Barney Inc.
Donaldson, Lufkin & Jenrette
   Securities Corporation

c/o Smith Barney Inc.
    1345 Avenue of the Americas
    New York, N.Y. 10105

Dear Sirs:

             The undersigned understands that you and certain other firms have entered into an Underwriting Agreement (the "Underwriting Agreement") providing for the purchase by you (the "Underwriters") of $3.875 Convertible Preferred Shares (the "Convertible Preferred Shares") of Integon Corporation ("Integon") and that the Underwriters have reofferred the Convertible Preferred Shares to the public.

             In consideration of the execution of the Underwriting Agreement by the Underwriters, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the undersigned hereby irrevocably agrees that, without the prior written consent of Smith Barney Inc., the undersigned will not sell, offer to sell, solicit an offer to buy, contract to sell, grant any options or warrants to purchase, or otherwise transfer or dispose of, any Common Stock of Integon ("Common Stock") or any Convertible Preferred Shares, or any interest in the Common Stock or the Convertible Preferred Shares or based on the value of either, or any securities convertible into or exercisable or exchangeable for Common Stock or Convertible Preferred Shares, or, in each such case, any such securities substantially similar to such Common Stock or Convertible Preferred Shares, for a period of 90 days after October 18, 1994, other than (A) by operation of law or (B) transfer to or among affiliates.

CUSIP NO. 45810F 10 1         13D        Page 47 of 57 Pages

             In furtherance of the foregoing, the Company and First Chicago Trust Company of New York, its Transfer Agent, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this letter agreement.

             The undersigned agrees that the provisions of this agreement shall be binding also upon the successors, assigns, transferees, heirs and personal representatives of the undersigned.

                                 Very truly yours,

                                 HERACLES PARTNERS L.P.



                                 By: /s/ John C Head III
                                     -------------------------
                                      John C Head III,
                                      General Partner

CUSIP NO. 45810F 10 1         13D        Page 48 of 57 Pages



October 18, 1994




Smith Barney Inc.
Donaldson, Lufkin & Jenrette
   Securities Corporation

c/o Smith Barney Inc.
    1345 Avenue of the Americas
    New York, N.Y. 10105

Dear Sirs:

             The undersigned understands that you and certain other firms have entered into an Underwriting Agreement (the "Underwriting Agreement") providing for the purchase by you (the "Underwriters") of $3.875 Convertible Preferred Shares (the "Convertible Preferred Shares") of Integon Corporation ("Integon") and that the Underwriters have reofferred the Convertible Preferred Shares to the public.

             In consideration of the execution of the Underwriting Agreement by the Underwriters, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the undersigned hereby irrevocably agrees that, without the prior written consent of Smith Barney Inc., the undersigned will not sell, offer to sell, solicit an offer to buy, contract to sell, grant any options or warrants to purchase, or otherwise transfer or dispose of, any Common Stock of Integon ("Common Stock") or any Convertible Preferred Shares, or any interest in the Common Stock or the Convertible Preferred Shares or based on the value of either, or any securities convertible into or exercisable or exchangeable for Common Stock or Convertible Preferred Shares, or, in each such case, any such securities substantially similar to such Common Stock or Convertible Preferred Shares, for a period of 150 days after October 18, 1994, other than (A) by way of testate or intestate succession or operation of law or
(B) transfer to or among affiliates, including Head Insurance Investors L.P., at a price not in excess of the public offering price.

CUSIP NO. 45810F 10 1         13D        Page 49 of 57 Pages

             In furtherance of the foregoing, the Company and First Chicago Trust Company of New York, its Transfer Agent, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this letter agreement.

             The undersigned agrees that the provisions of this agreement shall be binding also upon the successors, assigns, transferees, heirs and personal representatives of the undersigned.

                                        Very truly yours,


                                         /s/ John C Head
                                        -----------------------------
                                        John C Head III

CUSIP NO. 45810F 10 1         13D        Page 50 of 57 Pages



October 18, 1994



Smith Barney Inc.
Donaldson, Lufkin & Jenrette
   Securities Corporation

c/o Smith Barney Inc.
    1345 Avenue of the Americas
    New York, N.Y. 10105

Dear Sirs:

             The undersigned understands that you and certain other firms have entered into an Underwriting Agreement (the "Underwriting Agreement") providing for the purchase by you (the "Underwriters") of $3.875 Convertible Preferred Shares (the "Convertible Preferred Shares") of Integon Corporation ("Integon") and that the Underwriters have reofferred the Convertible Preferred Shares to the public.

             In consideration of the execution of the Underwriting Agreement by the Underwriters, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the undersigned hereby irrevocably agrees that, without the prior written consent of Smith Barney Inc., the undersigned will not sell, offer to sell, solicit an offer to buy, contract to sell, grant any options or warrants to purchase, or otherwise transfer or dispose of, any Common Stock of Integon ("Common Stock") or any Convertible Preferred Shares, or any interest in the Common Stock or the Convertible Preferred Shares or based on the value of either, or any securities convertible into or exercisable or exchangeable for Common Stock or Convertible Preferred Shares, or, in each such case, any such securities substantially similar to such Common Stock or Convertible Preferred Shares, for a period of 150 days after October 18, 1994, other than (A) by way of testate or intestate succession or operation of law or
(B) transfer to or among affiliates, including Head Insurance Investors L.P., at a price not in excess of the public offering price.

CUSIP NO. 45810F 10 1         13D        Page 51 of 57 Pages

             In furtherance of the foregoing, the Company and First Chicago Trust Company of New York, its Transfer Agent, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this letter agreement.

             The undersigned agrees that the provisions of this agreement shall be binding also upon the successors, assigns, transferees, heirs and personal representatives of the undersigned.

                                        Very truly yours,


                                        /s/  Madie Ivy
                                        ------------------------
                                        Madie Ivy

CUSIP NO. 45810F 10 1         13D        Page 52 of 57 Pages



October 18, 1994





Smith Barney Inc.
Donaldson, Lufkin & Jenrette
   Securities Corporation

c/o Smith Barney Inc.
    1345 Avenue of the Americas
    New York, N.Y. 10105

Dear Sirs:

        The undersigned understands that you and certain other firms have entered into an Underwriting Agreement (the "Underwriting Agreement") providing for the purchase by you (the "Underwriters") of $3.875 Convertible Preferred Shares (the "Convertible Preferred Shares") of Integon Corporation ("Integon") and that the Underwriters have reoffered the Convertible Preferred Shares to the public.

        In consideration of the execution of the Underwriting Agreement by the Underwriters, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the undersigned hereby irrevocably agrees that, without the prior written consent of Smith Barney Inc., the undersigned will not sell, offer to sell, solicit an offer to buy, contract to sell, grant any options or warrants to purchase, or otherwise transfer or dispose of, any Common Stock of Integon ("Common Stock") or any Convertible Preferred Shares, or any interest in the Common Stock or the Convertible Preferred Shares or based on the value of either, or any securities convertible into or exercisable or exchangeable for Common Stock or Convertible Preferred Shares, or, in each such case, any such securities substantially similar to such Common Stock or Convertible Preferred Shares, for a period of 90 days after October 18, 1994, other than (a) by operation of law or (b) transfer to or among affiliates.

CUSIP NO. 45810F 10 1         13D        Page 53 of 57 Pages

        In furtherance of the foregoing, Integon and First Chicago Trust Company of New York, its Transfer Agent, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this letter agreement.

        The undersigned agrees that the provisions of this agreement shall be binding also upon the successors, assigns, transferees, heirs and personal representatives of the undersigned.

                                        Very truly yours,

                                        Jupiter Industries, Inc.




                                        By: /s/ C.H. Jamison
                                           --------------------------
                                           President

CUSIP NO. 45810F 10 1         13D        Page 54 of 57 Pages



October 18, 1994




Smith Barney Inc.
Donaldson, Lufkin & Jenrette
   Securities Corporation

c/o Smith Barney Inc.
    1345 Avenue of the Americas
    New York, N.Y. 10105

Dear Sirs:

        The undersigned understands that you and certain other firms have entered into an Underwriting Agreement (the "Underwriting Agreement") providing for the purchase by you (the "Underwriters") of $3.875 Convertible Preferred Shares (the "Convertible Preferred Shares") of Integon Corporation ("Integon") and that the Underwriters have reoffered the Convertible Preferred Shares to the public.

        In consideration of the execution of the Underwriting Agreement by the Underwriters, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the undersigned hereby irrevocably agrees that, without the prior written consent of Smith Barney Inc., the undersigned will not sell, offer to sell, solicit an offer to buy, contract to sell, grant any options or warrants to purchase, or otherwise transfer or dispose of, any Common Stock of Integon ("Common Stock") or any Convertible Preferred Shares, or any interest in the Common Stock or the Convertible Preferred Shares or based on the value of either, or any securities convertible into or exercisable or exchangeable for Common Stock or Convertible Preferred Shares, or, in each such case, any such securities substantially similar to such Common Stock or Convertible Preferred Shares, for a period of 90 days after October 18, 1994, other than (a) by operation of law or (b) transfer to or among affiliates.

CUSIP NO. 45810F 10 1         13D        Page 55 of 57 Pages

        In furtherance of the foregoing, Integon and First Chicago Trust Company of New York, its Transfer Agent, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this letter agreement.

        The undersigned agrees that the provisions of this agreement shall be binding also upon the successors, assigns, transferees, heirs and personal representatives of the undersigned.

                                      Very truly yours,

                                      Jupiter Integon Limited Partnership

                                      By:  Jupiter Industries, Inc.



                                           By: /s/ C.H. Jamison
                                              ------------------------
                                              President

CUSIP NO. 45810F 10 1         13D        Page 56 of 57 Pages



October 18, 1994






Smith Barney Inc.
Donaldson, Lufkin & Jenrette
   Securities Corporation

c/o Smith Barney Inc.
    1345 Avenue of the Americas
    New York, N.Y. 10105

Dear Sirs:

        The undersigned understands that you and certain other firms have entered into an Underwriting Agreement (the "Underwriting Agreement") providing for the purchase by you (the "Underwriters") of $3.875 Convertible Preferred Shares (the "Convertible Preferred Shares") of Integon Corporation ("Integon") and that the Underwriters have reofferred the Convertible Preferred Shares to the public.

        In consideration of the execution of the Underwriting Agreement by the Underwriters, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the undersigned hereby irrevocably agrees that, without the prior written consent of Smith Barney Inc., the undersigned will not sell, offer to sell, solicit an offer to buy, contract to sell, grant any options or warrants to purchase, or otherwise transfer or dispose of, any Common Stock of Integon ("Common Stock") or any Convertible Preferred Shares, or any interest in the Common Stock or the Convertible Preferred Shares or based on the value of either, or any securities convertible into or exercisable or exchangeable for Common Stock or Convertible Preferred Shares, or, in each such case, any such securities substantially similar to such Common Stock or Convertible Preferred Shares, for a period of 90 days after October 18, 1994, other than (a) by way of testate or intestate succession or operation of law or
(b) transfer to members of the undersigned's immediate family or a trust established for the sole benefit of members of the undersigned's immediate family.

CUSIP NO. 45810F 10 1         13D        Page 57 of 57 Pages



        In furtherance of the foregoing, the Company and First
Chicago Trust Company of New York, its Transfer Agent, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this letter agreement.

        The undersigned agrees that the provisions of this agreement shall be binding also upon the successors, assigns, transferees, heirs and personal representatives of the undersigned.

                                        Very truly yours,


                                         /s/ Edward W. Koss
                                        ---------------------------
                                        Edward W. Koss

                                  UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549
                             -----------------------

                                   SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                                (AMENDMENT NO. 6)
                             -----------------------

                               INTEGON CORPORATION
                                 (Name of Issuer)

                      COMMON STOCK, PAR VALUE $.01 PER SHARE
                          (Title of Class of Securities)

                                   45810F 10 1
                                  (CUSIP Number)
                             -----------------------

                               ALBERT P. HAND, ESQ.
                     PAUL, WEISS, RIFKIND, WHARTON & GARRISON
                           1285 AVENUE OF THE AMERICAS
                            NEW YORK, N.Y. 10019-6064
                             TEL. NO.: (212) 373-3032
                      (Name, Address and Telephone Number of
                       Person Authorized to Receive Notices
                               and Communications)
                             -----------------------

                     SEPTEMBER 29, 1995 AND FEBRUARY 8, 1996
                      (Dates of Events which Require Filing
                                of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this statement because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                Page 1 of 27 Pages

                                 SCHEDULE 13D

CUSIP NO.  45810F 10 1                           PAGE   2   OF   27   PAGES
         ----------------------
-------------------------------                  -------------------------------

1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Head Insurance Investors L.P.

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (A) [X]
                                                                         (B) [ ]



3     SEC USE ONLY


4     SOURCE OF FUNDS

            00 (See Item 3)

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                         [ ]


6     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

                   7     SOLE VOTING POWER

    NUMBER OF                  493,205
      SHARES
BENEFICIALLY OWNED
BY EACH REPORTING
      PERSON
       WITH

      8            SHARED VOTING POWER

                         --

      9            SOLE DISPOSITIVE POWER

                         493,205

      10           SHARED DISPOSITIVE POWER

                         --

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            493,205

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            3.1%

14    TYPE OF REPORTING PERSON

            PN
----- ------------

                                 SCHEDULE 13D


CUSIP NO.  45810F 10 1                           PAGE   3   OF   27   PAGES
         ----------------------
-------------------------------                  -------------------------------


1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Heracles Partners L.P.

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (A) [X]
                                                                         (B) [ ]


3     SEC USE ONLY


4     SOURCE OF FUNDS

            Not Applicable

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                         [ ]


6     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

                   7     SOLE VOTING POWER

    NUMBER OF                  493,205
      SHARES
BENEFICIALLY OWNED
BY EACH REPORTING
      PERSON
       WITH

      8            SHARED VOTING POWER

                         --

      9            SOLE DISPOSITIVE POWER

                         493,205

      10           SHARED DISPOSITIVE POWER

                         --

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            493,205

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            3.1%

14    TYPE OF REPORTING PERSON

            PN
----- ------------

                                 SCHEDULE 13D


CUSIP NO.  45810F 10 1                           PAGE   4   OF   27   PAGES
         ----------------------
-------------------------------                  -------------------------------


1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            John C Head III

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (A) [X]
                                                                         (B) [ ]


3     SEC USE ONLY


4     SOURCE OF FUNDS

            00 (See Item 3)

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                         [ ]


6     CITIZENSHIP OR PLACE OF ORGANIZATION

            United States

                   7     SOLE VOTING POWER

    NUMBER OF                  29,463
      SHARES
BENEFICIALLY OWNED
BY EACH REPORTING
      PERSON
       WITH

      8            SHARED VOTING POWER

                         556,425

      9            SOLE DISPOSITIVE POWER

                          29,463

      10           SHARED DISPOSITIVE POWER

                         556,425

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            585,888

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            3.7%

14    TYPE OF REPORTING PERSON

            IN
----- ------------

                                 SCHEDULE 13D


CUSIP NO.  45810F 10 1                           PAGE   5   OF   27   PAGES
         ----------------------
-------------------------------                  -------------------------------


1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Madie Ivy

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (A) [X]
                                                                         (B) [ ]


3     SEC USE ONLY


4     SOURCE OF FUNDS

            00 (See Item 3)

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                         [ ]


6     CITIZENSHIP OR PLACE OF ORGANIZATION

            United States

                   7     SOLE VOTING POWER

    NUMBER OF                  26,818
      SHARES
BENEFICIALLY OWNED
BY EACH REPORTING
      PERSON
       WITH

      8            SHARED VOTING POWER

                         559,070

      9            SOLE DISPOSITIVE POWER

                         26,818

      10           SHARED DISPOSITIVE POWER

                         559,070

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            585,888

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            3.7%

14    TYPE OF REPORTING PERSON

            IN
----- ------------

                                 SCHEDULE 13D


CUSIP NO.  45810F 10 1                           PAGE   6   OF   27   PAGES
         ----------------------
-------------------------------                  -------------------------------


1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Jupiter Industries, Inc.

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (A) [X]
                                                                         (B) [ ]


3     SEC USE ONLY


4     SOURCE OF FUNDS

            Not Applicable

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                         [ ]


6     CITIZENSHIP OR PLACE OF ORGANIZATION

            Tennessee

                   7     SOLE VOTING POWER

    NUMBER OF                  2,639,875
      SHARES
BENEFICIALLY OWNED
BY EACH REPORTING
      PERSON
       WITH

      8            SHARED VOTING POWER

                         --

      9            SOLE DISPOSITIVE POWER

                         2,639,875

      10           SHARED DISPOSITIVE POWER

                         --

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,639,875

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            16.8%

14    TYPE OF REPORTING PERSON

            CO
----- ------------

                                 SCHEDULE 13D


CUSIP NO.  45810F 10 1                           PAGE   7   OF   27   PAGES
         ----------------------
-------------------------------                  -------------------------------


1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Jupiter Integon Limited Partnership

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (A) [X]
                                                                         (B) [ ]


3     SEC USE ONLY


4     SOURCE OF FUNDS

            Not Applicable

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                         [ ]


6     CITIZENSHIP OR PLACE OF ORGANIZATION

            Illinois

                   7     SOLE VOTING POWER

    NUMBER OF                  2,626,406
      SHARES
BENEFICIALLY OWNED
BY EACH REPORTING
      PERSON
       WITH

      8            SHARED VOTING POWER

                         --

      9            SOLE DISPOSITIVE POWER

                         2,626,406

      10           SHARED DISPOSITIVE POWER

                         --

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,626,406

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            16.7%

14    TYPE OF REPORTING PERSON

            PN
----- ------------

                                 SCHEDULE 13D


CUSIP NO.  45810F 10 1                           PAGE   8   OF   27   PAGES
         ----------------------
-------------------------------                  -------------------------------


1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Edward W. Ross

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (A) [X]
                                                                         (B) [ ]


3     SEC USE ONLY


4     SOURCE OF FUNDS

            Not Applicable

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                         [ ]


6     CITIZENSHIP OR PLACE OF ORGANIZATION

            United States

                   7     SOLE VOTING POWER

    NUMBER OF                  6,533
      SHARES
BENEFICIALLY OWNED
BY EACH REPORTING
      PERSON
       WITH

      8            SHARED VOTING POWER

                         --

      9            SOLE DISPOSITIVE POWER

                         6,533

      10           SHARED DISPOSITIVE POWER

                         --

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            6,533

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0%

14    TYPE OF REPORTING PERSON

            IN
----- ------------

                                 SCHEDULE 13D


CUSIP NO.  45810F 10 1                           PAGE   9   OF   27   PAGES
         ----------------------
-------------------------------                  -------------------------------


1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Howard R. Koven

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (A) [X]
                                                                         (B) [ ]


3     SEC USE ONLY


4     SOURCE OF FUNDS

            Not Applicable

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                         [ ]


6     CITIZENSHIP OR PLACE OF ORGANIZATION

            United States

                   7     SOLE VOTING POWER

    NUMBER OF                  --
      SHARES
BENEFICIALLY OWNED
BY EACH REPORTING
      PERSON
       WITH

      8            SHARED VOTING POWER

                         --

      9            SOLE DISPOSITIVE POWER

                         --

      10           SHARED DISPOSITIVE POWER

                         --

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            --

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0%

14    TYPE OF REPORTING PERSON

            IN
----- ------------

                                 SCHEDULE 13D


CUSIP NO.  45810F 10 1                           PAGE   10   OF   27   PAGES
         ----------------------
-------------------------------                  -------------------------------


1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Philip Rootberg

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (A) [X]
                                                                         (B) [ ]


3     SEC USE ONLY


4     SOURCE OF FUNDS

            Not Applicable

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                         [ ]


6     CITIZENSHIP OR PLACE OF ORGANIZATION

            United States

                   7     SOLE VOTING POWER

    NUMBER OF                  --
      SHARES
BENEFICIALLY OWNED
BY EACH REPORTING
      PERSON
       WITH

      8            SHARED VOTING POWER

                         --

      9            SOLE DISPOSITIVE POWER

                         --

      10           SHARED DISPOSITIVE POWER

                         --

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            --

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0%

14    TYPE OF REPORTING PERSON

            IN
----- ------------

CUSIP NO. 45810F 10 1     13D            Page 11 of 27 Pages



                         Amendment No. 6 to Schedule 13D
                         -------------------------------

           The statement on Schedule 13D filed on April 9, 1992, as amended by Amendment No. 1 filed on December 2, 1992, Amendment No. 2 filed on December 24, 1992, Amendment No. 3 filed on January 8, 1993, Amendment No. 4 filed on January 10, 1994, and Amendment No. 5 filed on November 14, 1994 (the "Statement"), relating to the Common Stock, par value $.01 per share (the "Common Stock"), issued by Integon Corporation (the "Issuer"), is hereby amended by this Amendment No. 6 as indicated below. Unless otherwise indicated, all capitalized terms shall have the same meaning as provided in the Statement. The Statement, as amended by this Amendment No. 6, shall be hereinafter referred to as the "Amended Statement." This Amendment No. 6 reports, among other things, that due to changes in the trustees of certain trusts that own shares of the voting stock of Jupiter Industries, Inc. ("Jupiter"), no person controls Jupiter, and no person other than Jupiter beneficially owns, within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, shares of Common Stock beneficially owned by Jupiter. Accordingly, after the filing of this Amendment No. 6 to the Statement, Howard R. Koven, Philip Rootberg and Edward W. Ross will cease to be Reporting Persons (as defined below). This Amendment No. 6 also reports the distribution by Head Insurance Investors L.P. ("Head Investors") of its shares of the Issuer's Convertible Preferred Stock ("Convertible Preferred Stock") to its partners, and the further distribution of Convertible Preferred Stock by Heracles Partners L.P. ("Heracles") to its partners. Accordingly, after the filing of this Amendment No. 6 to the Statement, Head Investors and Heracles will cease to be Reporting Persons (as defined below).

CUSIP NO. 45810F 10 1     13D            Page 12 of 27 Pages



ITEM 2.    IDENTITY AND BACKGROUND.

           Item 2 is hereby amended and restated to read, in its entirety, as
           ------------------------------------------------------------------
follows:
--------
           (a) Pursuant to Rule 13d-1(f)(1) of the Rules and Regulations of the Securities Exchange Act of 1934, as amended (the "Act"), the undersigned hereby file this Schedule 13D Statement on behalf of Head Insurance Investors L.P., a Delaware limited partnership ("Head Investors"), Heracles Partners L.P., a Delaware limited partnership ("Heracles"), John C Head III, Madie Ivy, Jupiter Industries, Inc., a Tennessee corporation ("Jupiter"), Jupiter Integon Limited Partnership, an Illinois limited partnership ("Jupiter Partnership"), Edward W. Ross, Howard R. Koven and Philip Rootberg (collectively, the "Reporting Persons").
           The Reporting Persons may be deemed to constitute a "group" for the purpose of this statement.

           (b)-(c)

           Schedules A, B and C hereto, as originally filed as part of the Statement on April 9, 1992, are hereby deleted in their entirety.

           Head Investors and Heracles
           ---------------------------
           Head Investors and Heracles are Delaware limited partnerships. The principal business of Head Investors is to make specific and designated investments in companies in the insurance industry and in businesses related thereto. The principal business of Heracles is acting as the general partner of Head Investors and affiliates. The principal business address and principal office of Head Investors and Heracles is 1330 Avenue of the Americas, New York, New York 10019-5402. Heracles is the sole general partner of Head Investors. The general partners of Heracles are John C Head III and Madie Ivy.

           John C Head III and Madie Ivy
           -----------------------------
           The principal occupation of Mr. Head and Ms. Ivy is serving as Managing Members of Head & Company L.L.C., an investment banking firm specializing in providing advice to insurance companies and related concerns, and of Head Asset Management L.L.C., an

CUSIP NO. 45810F 10 1     13D            Page 13 of 27 Pages



investment advisor specializing in managing the investment portfolios of insurance companies and related concerns. Mr. Head and Ms. Ivy are also the general partners of Heracles, which is the general partner of Head Investors. The business address of Mr. Head and Ms. Ivy is 1330 Avenue of the Americas, New York, New York 10019-5402. Mr. Head and Ms. Ivy are married to each other.

           Jupiter, Edward W. Ross, Howard R. Koven, and Philip Rootberg
           -------------------------------------------------------------
           Jupiter is a privately held Tennessee corporation and has its principal interests in real estate, insurance, mechanical construction, gas gathering and retail. Edward W. Ross is Vice Chairman of Jupiter Realty Corporation. The principal business address and principal office of Jupiter, as well as the business address for Mr. Ross, is 919 North Michigan Avenue, Suite 1500, Chicago, Illinois 60611-1689.
           Howard R. Koven, who is retired, was formerly an attorney with the law firm of Jenner & Block. The principal address of Mr. Koven is 1616 Sheridan Road, Wilmette, Illinois 60091.
           Philip Rootberg is an accountant with the firm Philip Rootberg & Company. The principal address of Philip Rootberg & Company, as well as the business address for Mr. Rootberg, is 250 South Wacker Drive, Suite 800, Chicago, Illinois 60606.
           Additional information relating to the directors and executive officers of Jupiter as of February 8, 1996 is set forth on Schedule A hereto, which is incorporated herein by reference.

      Jupiter Partnership
      -------------------
           Jupiter Partnership is an Illinois limited partnership. The principal business of Jupiter Partnership is making investments in the Issuer. The principal business address and principal office of Jupiter Partnership is 919 North Michigan Avenue, Suite 1500, Chicago, Illinois 60611-1689. Jupiter is the sole general partner of Jupiter Partnership.

CUSIP NO. 45810F 10 1     13D            Page 14 of 27 Pages



           (d) None of the entities or persons identified in this Item 2 has, in the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
           (e) None of the entities or persons identified in this Item 2, has, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
           (f) All of the natural persons identified in this Item 2 are citizens of the United States.

ITEM 5.    INTEREST IN SECURITIES OF THE ISSUER.

           Item 5(a) is hereby amended and restated to read, in its entirety, as
           ---------------------------------------------------------------------
follows:
--------
           (a) The aggregate percentage of shares of Common Stock reported owned by each person herein is based upon the Issuer's notification to the Reporting Persons that 15,704,507 shares of Common Stock were outstanding at the close of business on February 8, 1996.
           As of the close of business on February 8, 1996:
                (i) The Reporting Persons own in the aggregate 3,232,296 shares, which represent approximately 20.6% of the shares of Common Stock, including 27,383 shares of Common Stock which certain Reporting Persons have a right to acquire through the conversion of Convertible Preferred Stock into Common Stock.
                (ii) Head Investors is the direct beneficial owner of 493,205 shares of Common Stock, which represent approximately 3.1% of the shares of Common Stock.
                (iii) Because of its position as the general partner of Head Investors, Heracles may be deemed, pursuant to rule 13d-3, to own beneficially 493,205 shares of Common

CUSIP NO. 45810F 10 1     13D            Page 15 of 27 Pages



Stock, representing approximately 3.1% of the shares of Common Stock. Except to the extent of its interest in Head Investors, Heracles disclaims beneficial ownership of the shares held by Head Investors.
                (iv) Madie Ivy is the direct beneficial owner of 17,758 shares of Common Stock. Ms. Ivy is also the direct beneficial owner of 3,452 shares of Convertible Preferred Stock (which are convertible into 9,060 additional shares of Common Stock). Because Ms. Ivy is a general partner of Heracles, and Heracles is the general partner of Head Investors, Ms. Ivy may be deemed, pursuant to Rule 13d-3, to own beneficially 493,205 shares of Common Stock. Ms. Ivy may also be deemed to own beneficially 220 shares of Common Stock and 200 shares of Convertible Preferred Stock (which are convertible into 525 additional shares of Common Stock) for which she is custodian for her children (the "Custodial Shares"), 3,876 shares of Common Stock and 1,086 shares of Convertible Preferred Stock (which are convertible into 2,850 additional shares of Common Stock) owned by trusts for the benefit of her children, for which she is Trustee (the "Trust Shares"), 12,648 shares of Common Stock and 1,072 shares of Convertible Preferred Stock (which are convertible into 2,814 additional shares of Common Stock) through corporations in which she has an interest, and 13,469 shares of Common Stock through a profit sharing plan in which she has an interest. Further, as she is married to Mr. Head, Ms. Ivy may be deemed to own beneficially 20,143 shares of Common Stock and 3,551 shares of Convertible Preferred Stock (which are convertible into 9,320 additional shares of Common Stock) that are directly owned by Mr. Head. When all of such shares of Common Stock are aggregated, Ms. Ivy may be deemed, pursuant to Rule 13d-3, to own beneficially 585,888 shares, which represent approximately 3.7% of the shares of Common Stock. Except to the extent of her interests in Heracles, Ms. Ivy disclaims beneficial ownership of the shares held by Heracles and Head Investors.
           (v) John C Head III is the direct beneficial owner of 20,143 shares of Common Stock. Mr. Head is also the direct beneficial owner of 3,551 shares of Convertible

CUSIP NO. 45810F 10 1     13D            Page 16 of 27 Pages



Preferred Stock which, if converted, would give him 9,320 additional shares of Common Stock. In addition, because Mr. Head is a general partner of Heracles and Heracles is a general partner of Head Investors, Mr. Head may be deemed, pursuant to Rule 13d-3, to own beneficially 493,205 shares of Common Stock. In addition, Mr. Head may be deemed to own beneficially 12,648 shares of Common Stock and 1,072 shares of Convertible Preferred Stock (which are convertible into 2,814 additional shares of Common Stock) through corporations in which he has an interest, and 13,469 shares of Common Stock held by a profit sharing plan in which he has an interest. Further, as he is married to Madie Ivy, Mr. Head may be deemed to own beneficially the shares of Common Stock and Convertible Preferred Stock directly owned by Ms. Ivy, the Custodial Shares and the Trust Shares, for the reasons described above with respect to Ms. Ivy's beneficial ownership. When all of such shares are aggregated, Mr. Head may be deemed, pursuant to Rule 13d-3, to own beneficially 585,888 shares, which represent approximately 3.7% of the shares of Common Stock. Except to the extent of his interests in Heracles, Mr. Head disclaims beneficial ownership of the shares held by Heracles and Head Investors.
                (vi) Jupiter Partnership is the direct beneficial owner of 2,626,406 shares of Common Stock, which represent approximately 16.7% of the shares of Common Stock.
                (vii) Jupiter is the direct beneficial owner of 13,469 shares of Common Stock. Because of Jupiter's position as a general partner of Jupiter Partnership, Jupiter may be deemed, pursuant to Rule 13d-3, to own beneficially 2,626,406 shares of Common Stock. When all of such shares are aggregated, Jupiter may be deemed, pursuant to Rule 13d-3, beneficially to own 2,639,875 shares of Common Stock, which represent approximately 16.8% of the shares of Common Stock.
           (viii) Edward W. Ross is the direct beneficial owner of 6,533 shares of Common Stock.

CUSIP NO. 45810F 10 1     13D            Page 17 of 27 Pages



                (ix) Due to changes in the trustees of certain trusts that own shares of the voting stock of Jupiter, neither Howard R. Koven nor Philip Rootberg beneficially owns any shares of Common Stock.

           Item 5(b) is hereby amended and restated to read, in its entirety, as
           ---------------------------------------------------------------------
follows:
--------
           (b) Mr. Head and Ms. Ivy exercise shared power to vote or to direct the vote, and shared power to dispose or direct the disposition, of the 523,418 shares of Common Stock and the 2,358 shares of Convertible Preferred Stock (which are convertible into 6,189 additional shares of Common Stock) beneficially owned by them that are not owned directly by Ms. Ivy or Mr. Head.
           Except as set forth above, each of the Reporting Persons has sole power to vote or direct the vote and sole power to dispose or direct the disposition of the shares of Common Stock of which it has beneficial ownership.

           Item 5(e) is hereby amended by adding the following to the end
           --------------------------------------------------------------
thereof:
--------
           As of September 29, 1995, Messrs. Koven, Rootberg and Ross ceased to be beneficial owners of more than five percent of the Common Stock.
           As of February 8, 1996, Head Investors and Heracles ceased to be beneficial owners of more than five percent of the Common Stock.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

           Item 6 is hereby amended by adding the following to the end thereof:
           --------------------------------------------------------------------
           The Ross Option expired on August 5, 1995, in accordance with its terms.

CUSIP NO. 45810F 10 1     13D            Page 18 of 27 Pages



                                                                      SCHEDULE A

                       Directors and Executive Officers of
                            Jupiter Industries, Inc.
                                   ("Jupiter")


DIRECTORS:

1.    Roy M. Adams
      7200 Sears Tower
      Chicago, Illinois  60606

      Present Principal Occupation or Employment: Attorney at the law firm of Schiff, Hardin & Waite

2.    James E. Dahl
      Suite 1125
      225 West Washington Boulevard
      Chicago, Illinois  60606

      Present Principal Occupation or Employment: Attorney at the law firm of James E. Dahl & Associates


EXECUTIVE OFFICERS:

1.    Robert W. Berliner, Jr.
      919 North Michigan Avenue
      Suite 1500
      Chicago, Illinois  60611-1689

      Present Principal Occupation or Employment: Secretary and General Counsel of Jupiter and Jupiter Realty Corporation

2.    Edward G. Forester
      919 North Michigan Avenue
      Suite 1500
      Chicago, Illinois  60611-1689

      Present Principal Occupation or Employment: President and Chief Executive Officer of Jupiter

3     George E. Murphy
      919 North Michigan Avenue
      Suite 1500
      Chicago, Illinois  60611-1689

      Present Principal Occupation or Employment: Executive Vice President of Finance of Jupiter

                                         Page 19 of 27 Pages



                           Signature


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:





                               HEAD INSURANCE INVESTORS L.P.

                               By:  Heracles Partners L.P.
                                    General Partner


                                    By: /s/ Madie Ivy
                                       --------------------------
                                       Name: Madie Ivy
                                       Title: General Partner

                                         Page 20 of 27 Pages




                           Signature


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:





                                    HERACLES PARTNERS L.P.



                                    By: /s/ Madie Ivy
                                       ---------------------------
                                       Name: Madie Ivy
                                       Title: General Partner

                                         Page 21 of 27 Pages




                           Signature


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:





                                   /s/ John C Head III
                                   ---------------------------
                                     John C Head III

                                         Page 22 of 27 Pages




                           Signature


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:





                                    By: /s/ Madie Ivy
                                    ---------------------------
                                    Madie Ivy

                                         Page 23 of 27 Pages




                           Signature


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:





                                    JUPITER INDUSTRIES, INC.



                                    By:           *
                                       ---------------------------




*By: /s/ John C Head III
     -------------------------
      John C Head III
      Attorney-in-Fact

                                         Page 24 of 27 Pages



                           Signature


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:





                               JUPITER INTEGON LIMITED PARTNERSHIP

                               By: Jupiter Industries, Inc.
                                   General Partner


                                    By:           *
                                       ---------------------------




* By:/s/ John C Head III
     -----------------------
      John C Head III
      Attorney-in-Fact

                                         Page 25 of 27 Pages




                           Signature


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:





                                    By:           *
                                       ---------------------------
                                          Edward W. Ross





* By:/s/ John C Head III
    ------------------------
      John C Head III
      Attorney-in-Fact

                                         Page 26 of 27 Pages




                           Signature


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:





                                    By:           *
                                       ---------------------------
                                          Howard R. Koven








* By:/s/ John C Head III
     -------------------------
      John C Head III
      Attorney-in-Fact

                                         Page 27 of 27 Pages



                           Signature


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:





                                    By:           *
                                       ---------------------------
                                          Philip Rootberg








* By:/s/ John C Head III
     ------------------------
      John C Head III
      Attorney-in-Fact